UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The Shaw Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

TRANSACTION PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

The Supervisory and Management Boards of Chicago Bridge & Iron Company N.V. (“CB&I”) and the Board of Directors of The Shaw Group Inc. (“Shaw”) have agreed to a strategic combination of CB&I and Shaw under the terms of the Transaction Agreement, dated as of July 30, 2012, between CB&I, Shaw and Crystal Acquisition Subsidiary Inc. (the “Transaction Agreement”). Pursuant to the Transaction Agreement, Crystal Acquisition Subsidiary Inc., a wholly owned subsidiary of CB&I (“Acquisition Sub”), will merge with and into Shaw, with Shaw surviving the Transaction as a wholly owned subsidiary of CB&I (the “Transaction”).

Pursuant to the Transaction Agreement, at the effective time of the Transaction, each issued and outstanding share of common stock, no par value, of Shaw (other than any dissenting shares, treasury shares, or shares held by Shaw, CB&I or Acquisition Sub and their respective subsidiaries) will be cancelled and extinguished and converted into the right to receive (i) $41.00 in cash and (ii) an amount of cash in euros equal to the par value of 0.12883 shares of CB&I common stock, which cash will not actually be paid, but will instead be converted automatically into 0.12883 shares of CB&I common stock immediately after the effective time of the Transaction (the “Transaction Consideration”). Pursuant to the Transaction Agreement, equity awards relating to shares of Shaw common stock will either be cancelled and converted upon the consummation of the Transaction into the right to receive the Transaction Consideration (or the cash value thereof) or will be converted into comparable equity awards relating to CB&I common stock on generally the same terms and conditions as prior to the Transaction. Assuming 66,601,817 shares of Shaw common stock outstanding at the effective time of the Transaction (which was the number of shares outstanding as of November 14, 2012), upon the completion of the Transaction, CB&I will issue 8,580,312 shares of common stock, plus the equivalent of an additional approximately 1,500,000 CB&I shares related to the conversion of Shaw equity awards, and current CB&I shareholders and former Shaw shareholders would own approximately 90% and 10% of the common stock of CB&I, respectively, which shares of CB&I common stock will be listed on the New York Stock Exchange.

CB&I and Shaw will each hold a special meeting of shareholders to consider the proposed Transaction. We cannot complete the Transaction unless the shareholders of both CB&I and Shaw approve the respective proposals related to the Transaction. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend your company’s special meeting in person, please submit your proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) signing all proxy cards that you receive and returning them in the postage-paid envelopes provided, so that your shares may be represented and voted at the CB&I or Shaw special meeting, as applicable. You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying joint proxy statement/prospectus.

We look forward to the successful combination of CB&I and Shaw.

Sincerely,	Sincerely,

Philip K. Asherman	J.M. Bernhard, Jr.
Chief Executive Officer Chicago Bridge & Iron Company N.V.	Chairman of the Board, Chief Executive Officer and President The Shaw Group Inc.

The obligations of CB&I and Shaw to complete the Transaction are subject to the satisfaction or waiver of several conditions set forth in the Transaction Agreement. More information about CB&I, Shaw, the special meetings, the Transaction Agreement and the Transaction is contained in the accompanying joint proxy statement/prospectus. CB&I and Shaw encourage you to read the entire joint proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 31.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Transaction and other transactions described in the accompanying joint proxy statement/prospectus, nor have they approved or disapproved the issuance of the CB&I common stock in connection with the Transaction, or determined if the joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated November 19, 2012, and is first being mailed to the shareholders of CB&I and Shaw on or about November 19, 2012.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about CB&I and Shaw from other documents that CB&I and Shaw have not included in or delivered with this joint proxy statement/prospectus. This information is available for you to read and copy at the Securities and Exchange Commission’s (the “SEC”) Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain those documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Chicago Bridge & Iron Company N.V.	The Shaw Group Inc.
shareholders should contact	shareholders should contact

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Shareholders call toll free: (877) 456-3427 Banks and brokers call collect: (212) 750-5833	Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 Shareholders call toll free: (800) 607-0088 Banks and brokers call collect: (203) 658-9400 shawinfo@morrowco.com

Investors may also consult the websites of each of CB&I and Shaw for more information concerning the Transaction described in this joint proxy statement/prospectus. CB&I’s website is www.cbi.com. Shaw’s website is www.shawgrp.com. Information included on these websites is not incorporated by reference herein.

If you are a CB&I Shareholder and you would like to request documents, please do so by December 11, 2012 (five business days prior to the special meetings) in order to receive timely delivery of them before the special meetings.

If you are a Shaw Shareholder and you would like to request documents, please do so by December 14, 2012 (five business days prior to the special meetings) in order to receive timely delivery of them before the special meetings.

For more information, see “Where You Can Find More Information,” beginning on page 188.

CHICAGO BRIDGE & IRON COMPANY N.V.

NOTICE AND AGENDA OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 18, 2012

To the Shareholders of Chicago Bridge & Iron Company N.V.:

We will hold a special general meeting of the shareholders of Chicago Bridge & Iron Company N.V. (“CB&I”) at 5:00 p.m., local time, on December 18, 2012 at the InterContinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam, The Netherlands, to consider and vote upon:

(i)	a proposal to approve the consummation by CB&I of the transactions contemplated by the Transaction Agreement, dated as of July 30, 2012, between CB&I, The Shaw Group Inc. (“Shaw”) and Crystal Acquisition Subsidiary Inc., a wholly owned subsidiary of CB&I (“Acquisition Sub”), a copy of which is included as Annex A to the joint proxy statement/prospectus attached to this notice, as such agreement may be amended from time to time (the “Transaction Agreement”), pursuant to which Acquisition Sub will be merged with and into Shaw (the “Transaction”) and each issued and outstanding share of Shaw common stock, no par value (other than any dissenting shares, treasury shares, or shares held by Shaw, CB&I or Acquisition Sub and their respective subsidiaries) will be cancelled and extinguished and converted into the right to receive (i) $41.00 in cash and (ii) an amount of cash in euros equal to the par value of 0.12883 shares of CB&I common stock, which cash will not actually be paid, but will instead be converted automatically into 0.12883 shares of CB&I common stock immediately after the effective time of the Transaction (the “CB&I Acquisition Proposal”); and

(ii)	a proposal to adjourn the special general meeting of the shareholders of CB&I, if necessary, to such date, time and place as shall be specified by the CB&I Management Board, in order to enable the CB&I Supervisory and Management Boards to solicit additional proxies to approve the CB&I Acquisition Proposal (the “CB&I Adjournment Proposal”).

The person acting as chairman of the CB&I special general meeting may in such person’s sole discretion decide that a vote at the meeting will be cast only on the CB&I Acquisition Proposal or only on the CB&I Adjournment Proposal, or on both proposals. Please refer to the attached joint proxy statement/prospectus and the Transaction Agreement for further information with respect to the business to be transacted at the CB&I special general meeting. We expect to transact no other business at the CB&I special general meeting, except for other business properly brought before the CB&I special general meeting.

Only holders of record of registered shares of CB&I share capital, par value EUR 0.01 per share (“CB&I common stock”), at the close of business on November 20, 2012, the record date for the CB&I special general meeting, are entitled to notice of, and to vote at, the CB&I special general meeting. A new record date may be established for any adjournments, postponements or continuances of the CB&I special general meeting, which will be provided to CB&I shareholders in a separate notice relating to such adjournment, postponement or continuance. You may cast your vote at the CB&I special general meeting either by attending the meeting in person or by submitting your proxy by one of the means specified below, which will result in the issuance of a proxy in your name to vote your shares of CB&I common stock as you direct at the CB&I special general meeting. If you wish to attend the CB&I special general meeting in person, you must notify Investor Relations in writing by mail at One CB&I Plaza, 2103 Research Forest Drive, The Woodlands, Texas 77380 of your intention to attend the CB&I special general meeting in person. This notice must be received by 5:00 p.m. (Eastern time) on December 14, 2012 in order for you to be able to attend the CB&I special general meeting in person.

CB&I and Shaw cannot complete the Transaction described in the joint proxy statement/prospectus unless, in addition to the satisfaction of other conditions, the CB&I Acquisition Proposal is approved by the affirmative vote of a majority of the votes cast on the CB&I Acquisition Proposal at the CB&I special general meeting.

The CB&I Supervisory and Management Boards unanimously recommend that CB&I shareholders vote “FOR” the CB&I Acquisition Proposal and “FOR” the CB&I Adjournment Proposal (to the extent such proposal is considered). Whether or not you expect to attend the CB&I special general meeting in person, please submit your proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) signing all proxy cards that you receive and returning them in the postage-paid envelopes provided, so that your shares of CB&I common stock may be represented and voted at the CB&I special general meeting. If your shares of CB&I common stock are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction form or other information furnished by such bank, broker or other nominee.

By Order of the Supervisory and Management Boards,

Name:	Richard E. Chandler, Jr.
Title:	Executive Vice President, Chief Legal Officer and Secretary

The Woodlands, Texas

November 19, 2012

THE SHAW GROUP INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 21, 2012

To the Shareholders of The Shaw Group Inc.:

We will hold a special meeting of the shareholders of The Shaw Group Inc. (“Shaw”), on December 21, 2012 at 9:00 a.m., Central time, at Shaw’s headquarters, located at 4171 Essen Lane, Baton Rouge, Louisiana 70809, to consider and vote upon:

(i)	a proposal to approve the Transaction Agreement, dated as of July 30, 2012, between Shaw, Chicago Bridge & Iron Company N.V. (“CB&I”) and Crystal Acquisition Subsidiary Inc., a wholly owned subsidiary of CB&I (“Acquisition Sub”), a copy of which is included as Annex A to the joint proxy statement/prospectus attached to this notice (as such agreement may be amended from time to time, the “Transaction Agreement”) including the plan of merger contained therein, pursuant to which Acquisition Sub will be merged with and into Shaw (the “Transaction”) and each issued and outstanding share of Shaw common stock, no par value (other than any dissenting shares, treasury shares, or shares held by Shaw, CB&I or Acquisition Sub and their respective subsidiaries), will be cancelled and extinguished and converted into the right to receive (i) $41.00 in cash and (ii) an amount of cash in euros equal to the par value of 0.12883 shares of CB&I common stock, which cash will not actually be paid, but will instead be converted automatically into 0.12883 shares of CB&I common stock immediately after the effective time of the Transaction (the “Shaw Transaction Proposal”);

(ii)	a proposal to adjourn the Shaw special meeting to such date, time, and place as shall be specified by the Shaw Board of Directors, if the chairman of the meeting deems adjournment necessary and appropriate in order to enable the Shaw Board of Directors to solicit additional proxies to approve the Shaw Transaction Proposal (the “Shaw Adjournment Proposal”); and

(iii)	a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Shaw’s named executive officers in connection with the Transaction, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section of the joint proxy statement/prospectus entitled “The Transaction—Interests of Directors and Executive Officers of Shaw in the Transaction” (the “Shaw Compensation Proposal”).

Please refer to the attached joint proxy statement/prospectus and the Transaction Agreement for further information with respect to the business to be transacted at the Shaw special meeting. We expect to transact no other business at the Shaw special meeting, except for business properly brought before the Shaw special meeting.

Only holders of record of shares of Shaw common stock at the close of business on November 30, 2012, the record date for the Shaw special meeting, are entitled to notice of, and to vote at, the special meeting and, unless the Shaw Board of Directors fixes a new record date, any adjournments or postponements of the Shaw special meeting. A list of these Shaw shareholders will be available for inspection by any Shaw shareholder, for any purpose germane to the Shaw special meeting, at the Shaw special meeting and any adjournment thereof. If the Shaw special meeting is postponed or adjourned or a new record date is fixed, Shaw shareholders will be notified.

We cannot complete the Transaction described in the joint proxy statement/prospectus unless, in addition to the satisfaction of other conditions, the Shaw Transaction Proposal is approved by the affirmative vote of (i) the holders of at least seventy-five percent (75%) of the shares of Shaw common stock outstanding on the record date for the Shaw special meeting and entitled to vote on the matter but excluding shares beneficially owned by

“Related Persons” (the “Supermajority Threshold”), as well as (ii) at least a majority of the voting power present, all in accordance with the Restated Articles of Incorporation, as amended, of Shaw (the “Shaw Articles of Incorporation”). IN ACCORDANCE WITH THE SHAW ARTICLES OF INCORPORATION, WITH RESPECT TO DETERMINING WHETHER THE SUPERMAJORITY THRESHOLD HAS BEEN MET, SHAW WILL EXCLUDE SHARES CONSIDERED BENEFICIALLY OWNED BY A “RELATED PERSON,” AS DEFINED IN THE SHAW ARTICLES OF INCORPORATION. A “RELATED PERSON” INCLUDES ANY PERSON THAT, TOGETHER WITH ITS AFFILIATES, BENEFICIALLY OWNS IN THE AGGREGATE FIVE PERCENT (5%) OR MORE OF THE OUTSTANDING SHARES OF SHAW COMMON STOCK AS OF THE RECORD DATE, OTHER THAN ANY TRUSTEE OF THE SHAW GROUP INC. 401(K) PLAN. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF WHETHER OR NOT YOU ARE A “RELATED PERSON.” PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE.

In determining 5% beneficial holders, Shaw will rely on all information reasonably available to it regarding its shareholders’ beneficial holdings, including Shaw shareholders’ most recent filings with the Securities and Exchange Commission. Further, when Shaw shareholders submit a proxy or otherwise cast or direct a vote on the Shaw Transaction Proposal, shareholders will be asked to certify that they have informed Shaw if they are “Related Persons.” Shareholders who fail to specify that they are “Related Persons” will be deemed to have certified that they are not “Related Persons” and will be treated accordingly, absent evidence to the contrary known by Shaw.

As of November 14, 2012, there were 66,601,817 shares of Shaw common stock outstanding. Accordingly, as an example, if there is no change in the number of shares outstanding prior to the record date, the 5% ownership threshold for purposes of determining a “Related Person” would be 3,330,091 shares of Shaw common stock. In order to ensure that your and your affiliates’ shares are included in the calculation of whether the Supermajority Threshold for approval of the Shaw Transaction Proposal has been met, you should monitor the number of shares you beneficially own, in the aggregate, as of the record date for the Shaw special meeting to ensure you do not meet the 5% ownership threshold on such date. In determining whether or not you are a “Related Person,” you should be aware that you will be deemed to beneficially own Shaw common stock if you have a right to acquire Shaw common stock pursuant to any agreement, or upon exercise of conversion rights, warrants, or options, or otherwise, as well as in other circumstances described under “The Shaw Special Meeting—Determination of Related Persons,” beginning on page 47.

Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the Transaction is effected upon approval by less than eighty percent (80%) of Shaw’s total voting power. If the Transaction is effected upon approval by eighty percent (80%) or more of Shaw’s total voting power, such dissenters’ rights will not be available. Thus, if the Shaw Transaction Proposal is approved by eighty percent (80%) of Shaw’s total voting power (the “Eighty Percent Threshold”) or more, dissenters’ rights will not be available. In determining whether such Eighty Percent Threshold has been met, shares beneficially owned by “Related Persons” (as defined in the Shaw Articles of Incorporation) will be included.

The Shaw Board of Directors unanimously recommends that the Shaw shareholders vote “FOR” the Shaw Transaction Proposal, “FOR” the Shaw Adjournment Proposal and “FOR” the Shaw Compensation Proposal. For a discussion of interests of Shaw’s directors and executive officers in the Transaction that may be different from, or in addition to, the interests of Shaw shareholders generally, see disclosure included in the joint proxy/statement prospectus attached to this notice under the heading “The Transaction—Interests of Directors and Executive Officers of Shaw in the Transaction,” beginning on page 94.

Whether or not you expect to attend the Shaw special meeting in person, please submit your proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) signing all proxy cards that you receive and returning them in the postage-paid envelopes provided, so that your shares of Shaw common stock may be represented and voted at the Shaw special meeting. If your shares of Shaw common stock are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction form or other information furnished by such bank, broker or other nominee.

Do not send any share certificates at this time. If we complete the Transaction, we will notify you of the procedures for exchanging Shaw share certificates for shares of CB&I.

By Order of the Board of Directors,

Name:	John Donofrio
Title:	Executive Vice President, General Counsel and
Corporate Secretary
Baton Rouge, Louisiana
November 19, 2012

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-ii-

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SUBMITTING YOUR PROXY BY INTERNET, TELEPHONE OR MAIL

CB&I shareholders of record may submit their proxies by:

Internet. You can submit your proxy over the Internet by accessing the website shown on your proxy card and following the instructions on the website. Internet facilities are available 24 hours a day until 11:59 p.m., Eastern time, on December 17, 2012.

Telephone. You can submit your proxy by telephone by calling the toll-free number shown on your proxy card. Telephone facilities are available 24 hours a day until 11:59 p.m., Eastern time, on December 17, 2012.

Mail. You can submit your proxy by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

By submitting your proxy by telephone or Internet, you are deemed to grant full authority to the person receiving the electronic or telephonic transmission to issue a proxy in your name to attend the CB&I special general meeting, and all postponements, adjournments and continuations thereof, on your behalf and to vote your shares of CB&I common stock, as directed by you in your electronic or telephonic transmission, at the CB&I special general meeting, and all postponements, adjournments and continuations thereof.

Shaw shareholders of record may submit their proxies by:

Internet. You can submit your proxy over the Internet by accessing the website shown on your proxy card and following the instructions on the website. Internet facilities are available 24 hours a day until 11:59 p.m., Central time, on December 20, 2012.

Telephone. You can submit your proxy by telephone by calling the toll-free number shown on your proxy card. Telephone facilities are available 24 hours a day until 11:59 p.m., Central time, on December 20, 2012.

Mail. You can submit your proxy by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

By submitting your proxy by Internet or telephone, you are deemed to grant full authority to the proxy holder to attend the Shaw special meeting, and all postponements and adjournments thereof, on your behalf and to vote your shares of Shaw common stock, as directed by you in your electronic transmission, at the Shaw special meeting and all postponements and adjournments thereof.

If you are not the holder of record:

If you hold your shares through a bank, broker or other nominee, you may have the ability to submit your voting instructions by Internet or telephone in addition to by mail. Please refer to your voting instruction form or other information furnished by your bank, broker or other nominee to see which options are available to you.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETINGS

The following are answers to some questions that you, as a shareholder of CB&I or Shaw, may have regarding the Transaction and the other matters to be considered at the CB&I special general meeting and at the Shaw special meeting. CB&I and Shaw urge you to read carefully this entire joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Transaction and the other matters being considered at the special meetings. The companies also include additional important information in the annexes to and the documents incorporated by reference herein.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	The CB&I Supervisory and Management Boards and the Shaw Board of Directors are using this joint proxy statement/prospectus to solicit proxies of CB&I and Shaw shareholders in connection with the proposals relating to the Transaction Agreement and the Transaction. In addition, the companies are using this joint proxy statement/prospectus as a prospectus for Shaw shareholders because CB&I is offering shares of its common stock to be issued in exchange for shares of Shaw common stock in the Transaction.

In order to complete the Transaction, in addition to the satisfaction of other conditions, (i) CB&I shareholders must vote to approve the consummation by CB&I of the transactions contemplated by the Transaction Agreement (the “CB&I Acquisition Proposal”) and (ii) Shaw shareholders must vote to approve the Transaction Agreement (the “Shaw Transaction Proposal”).

In addition, CB&I is soliciting proxies from its shareholders with respect to one additional proposal, but completion of the Transaction is not conditioned upon receipt of approval of:

•

a proposal (the “CB&I Adjournment Proposal”) to adjourn the CB&I special general meeting, to such date, time and place as shall be specified by the CB&I Management Board, in order to enable the CB&I Supervisory and Management Boards to solicit additional proxies to approve the CB&I Acquisition Proposal. If the CB&I Adjournment Proposal is approved, CB&I will send to all CB&I shareholders of record written notice of the time and place at which the adjourned CB&I special general meeting will be held. This notice must be mailed to CB&I shareholders at least 15 days prior to the date of the adjourned meeting. The adjournment of the CB&I special general meeting may result in the establishment of a different record date for the adjourned special general meeting than the record date set forth in this joint proxy statement/prospectus. If so, CB&I shareholders will be notified of the new record date in the notice of adjournment of the CB&I special general meeting mailed to CB&I shareholders.

Furthermore, Shaw is soliciting proxies from its shareholders with respect to two additional proposals, but completion of the Transaction is not conditioned upon receipt of approvals of:

•

a proposal to adjourn the Shaw special meeting to such date, time, and place as shall be specified by the Shaw Board of Directors, if the chairman of the meeting deems adjournment necessary and appropriate to enable the Shaw Board of Directors to solicit additional proxies to approve the Shaw Transaction Proposal (the “Shaw Adjournment Proposal”). If the Shaw Adjournment Proposal is approved, Shaw will send to Shaw shareholders notice of the time and place at which the adjourned Shaw special meeting will be held. If the Shaw Board of Directors fixes a new record date for the adjourned Shaw special meeting, the notice of the adjourned meeting will also set forth the new record date; and

•

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Shaw’s named executive officers in connection with the Transaction, and the agreements and understandings pursuant to which such compensation may be paid or become payable (the “Shaw Compensation Proposal”).

CB&I and Shaw will hold separate special meetings to obtain these approvals. This joint proxy statement/prospectus contains important information about CB&I, Shaw, the Transaction Agreement, the Transaction and the CB&I and Shaw special meetings, and you should read it carefully. The enclosed voting materials allow you to submit your proxy without attending your respective meeting in person.

Your vote is important. CB&I and Shaw encourage you to submit your proxy as soon as possible.

Q:	When and where are the meetings of the shareholders?

A:	The CB&I special general meeting will take place at 5:00 p.m., local time, on December 18, 2012, at the InterContinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam, The Netherlands.

The Shaw special meeting will take place at 9:00 a.m., Central time, on December 21, 2012, at Shaw’s headquarters, located at 4171 Essen Lane, Baton Rouge, Louisiana 70809.

Additional information relating to the CB&I and Shaw special meetings is provided on pages 40 and 46, respectively.

Q:	Who can vote at the CB&I special general meeting?

A:	If you are a CB&I shareholder of record as of the close of business on November 20, 2012, the record date for the CB&I special general meeting, you are entitled to receive notice of and to vote at the CB&I special general meeting.

Q.	Who can vote at the Shaw special meeting?

A.	If you are a Shaw shareholder of record as of the close of business on November 30, 2012, the record date for the Shaw special meeting, you are entitled to receive notice of and to vote at the Shaw special meeting.

Persons beneficially owning, together with their affiliates, five percent (5%) or more of outstanding Shaw common stock as of the record date for the Shaw special meeting, other than any trustee of The Shaw Group Inc. 401(k) Plan, will be considered a “Related Person” under the Restated Articles of Incorporation, as amended, of Shaw (the “Shaw Articles of Incorporation”). Under the Shaw Articles of Incorporation, shares deemed beneficially owned by a Related Person are entitled to vote on the Shaw Transaction Proposal, and their shares will be included in determining whether the Shaw Transaction Proposal is approved by the affirmative vote of at least a majority of the voting power present (the “Majority Threshold”), but their shares will not be included in determining whether the Shaw Transaction Proposal is approved by the affirmative vote of at least seventy-five percent (75%) of the shares of Shaw common stock outstanding on the record date for the Shaw special meeting and entitled to vote on the matter (the “Supermajority Threshold”). Your vote is very important, regardless of whether or not you are a “Related Person.” Please submit your proxy as promptly as possible.

In determining 5% beneficial holders, Shaw will rely on all information reasonably available to it regarding its shareholders’ beneficial holdings, including Shaw shareholders’ most recent filings with the Securities and Exchange Commission. Further, when Shaw shareholders submit a proxy or otherwise cast or direct a vote on the Shaw Transaction Proposal, shareholders will be asked to certify that they have informed Shaw if they are “Related Persons.” Shareholders who fail to specify that they are “Related Persons” will be deemed to have certified that they are not “Related Persons” and will be treated accordingly, absent evidence to the contrary known by Shaw.

As of November 14, 2012, there were 66,601,817 shares of Shaw common stock outstanding. Accordingly, as an example, if there is no change in the number of shares outstanding prior to the record date, the 5% ownership threshold for purposes of determining a “Related Person” would be 3,330,091 shares of Shaw common stock. In order to ensure that your and your affiliates’ shares are included in the calculation of whether the Supermajority Threshold for approval of the Shaw Transaction Proposal has been met, you should monitor the number of shares you beneficially own, in the aggregate, as of the record date for the Shaw special meeting to ensure you do not meet the 5% ownership threshold on such date. In determining whether or not you are a “Related Person,” you should be aware that you will be deemed to beneficially own Shaw common stock if you have a right to acquire such Shaw common stock pursuant to any agreement, or upon exercise of conversion rights, warrants, or options, or otherwise, as well as in other circumstances described under “The Shaw Special Meeting—Determination of Related Persons.”

Shaw estimates that approximately 11,663,909 of the outstanding shares of Shaw common stock are owned by persons who beneficially own 5% or more of Shaw’s common stock. Accordingly, if such persons were to maintain their reported holdings and meet the definition of “Related Person” under Shaw’s Articles of Incorporation as of the record date for the Shaw special meeting, the affirmative vote of approximately 41,203,431 shares of Shaw outstanding common stock held by persons other than “Related Persons” of a total of approximately 54,937,908 shares held by persons other than “Related Persons” (based on 66,601,817 shares of Shaw common stock outstanding as of November 14, 2012) would be required to satisfy the Supermajority Threshold.

Additional information on voting is provided under the heading “The Shaw Special Meeting—Vote Required,” beginning on page 48.

Q:	How do I vote?

A:	If you are a CB&I shareholder of record as of the record date for the CB&I special general meeting or a Shaw shareholder of record as of the record date for the Shaw special meeting, you may submit your proxy by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing the enclosed proxy card and returning it in the postage-paid envelope provided.

A Shaw shareholder who submits his or her proxy by Internet or telephone is deemed to grant full authority to the proxy holder to attend the Shaw special meeting (including any postponements and adjournments thereof) on behalf of such Shaw shareholder and vote such Shaw shareholder’s shares of Shaw common stock, as directed by such Shaw shareholder in the electronic transmission, at the Shaw special meeting (including any postponements and adjournments thereof).

A CB&I shareholder who submits his or her proxy by Internet or telephone is deemed to grant full authority to the person receiving the electronic or telephonic transmission to issue a proxy in the name of such CB&I shareholder to attend the CB&I special general meeting (including any postponements, adjournments or continuations thereof) on behalf of such CB&I shareholder and to vote such CB&I shareholder’s shares of CB&I common stock, as directed by such CB&I shareholder in the electronic or telephonic transmission, at the CB&I special general meeting (including any postponements, adjournments or continuations thereof).

You may also cast your vote in person at your respective company’s special meeting. If you hold CB&I common stock or Shaw common stock in “street name” through a bank, broker or other nominee, please refer to your voting instruction form or other information furnished by your bank, broker or other nominee to ensure that your shares are represented at your special meeting. Shareholders that hold shares through a bank, broker or other nominee who wish to vote at the meeting will need to obtain a “legal proxy” from their bank, broker or other nominee.

Q:	What will happen in the proposed Transaction?

A:	Prior to entering into the Transaction Agreement, CB&I formed a new Louisiana corporation, Crystal Acquisition Subsidiary Inc. (“Acquisition Sub”). Pursuant to the Transaction Agreement, Acquisition Sub will merge with and into Shaw, as a result of which Shaw will become a wholly owned subsidiary of CB&I.

Additional information on the Transaction is provided under the heading “The Transaction,” beginning on page 56.

Q:	What will I receive for my shares of Shaw common stock?

A:	Pursuant to the Transaction Agreement, at the effective time of the Transaction, each issued and outstanding share of Shaw common stock (other than any dissenting shares, treasury shares, or shares held by Shaw, CB&I or Acquisition Sub and their respective subsidiaries) will be cancelled and extinguished and converted into the right to receive (i) $41.00 in cash and (ii) an amount of cash in euros equal to the par value of 0.12883 shares of CB&I common stock, which cash will not actually be paid, but will instead be converted automatically into 0.12883 shares of CB&I common stock immediately after the effective time of the Transaction. Based on the closing price on the New York Stock Exchange (“NYSE”), on November 14, 2012, the last practicable trading day prior to the date of this joint proxy statement/prospectus, the value of the 0.12883 shares of CB&I common stock to be received in respect of each share of Shaw common stock was $4.78. Additional information on the consideration to be received in the Transaction is provided under the heading “The Transaction Agreement—Transaction Consideration,” beginning on page 133.

Q:	Why have CB&I and Shaw decided to merge?

A:	CB&I and Shaw believe that the combination will provide substantial strategic and financial benefits to their shareholders, employees and customers. Additional information on the reasons for the Transaction and other factors considered by the CB&I Supervisory and Management Boards and the Shaw Board of Directors is provided under the headings “The Transaction—CB&I’s Reasons for the Transaction and Recommendation of the CB&I Supervisory and Management Boards” and “The Transaction—Shaw’s Reasons for the Transaction and Recommendation of the Shaw Board of Directors,” beginning on pages 67 and 79, respectively.

Q:	Where will CB&I be headquartered following the completion of the Transaction?

A:	CB&I will maintain its current corporate headquarters in The Hague, The Netherlands, and its administrative headquarters in The Woodlands, Texas following the completion of the Transaction. CB&I will also maintain substantial operations throughout Louisiana.

Q:	How do the rights of stockholders of CB&I, which is a Dutch public limited company, differ from those of Shaw, which is a Louisiana corporation?

A:	CB&I shareholders’ rights are governed by Dutch law and are different from rights of current Shaw shareholders under Louisiana law. In addition, CB&I’s Articles of Association contain provisions that are different from the Shaw Articles and Shaw’s Amended and Restated By-Laws, as amended (the “Shaw By-Laws”). The material differences include:

•

Under the Shaw By-Laws, nominations for election of directors may be made by the Shaw Board of Directors or a committee appointed by the Shaw Board of Directors, or by any shareholder entitled to vote generally in the election of directors who complies with the advance notice procedure set forth in the Shaw By-Laws. The CB&I Supervisory Board is elected from binding nominations made by the CB&I Supervisory Board, which may only be overridden by a resolution passed by two-thirds of the votes cast at the shareholders’ meeting representing more than one-half of CB&I’s issued share capital.

•

Under the Shaw By-Laws, the holders of shares having a majority of the voting power of Shaw common stock issued and outstanding and entitled to vote at the meeting of the shareholders constitute a quorum for the transaction of business, except as otherwise provided by law. Under Dutch law, there are no quorum requirements generally applicable to meetings of shareholders.

•

The Louisiana Business Corporation Law (the “LBCL”) provides that a corporation may engage in certain extraordinary transactions, such as mergers or sales of all or substantially all assets only if approved by the holders of at least two-thirds of the voting power present at a special or annual meeting (or by such larger or smaller vote, not less than a majority, of the voting power present or of the total voting power, as the articles may require), and the Shaw Articles of Incorporation include the Supermajority Threshold requirement (75% of the outstanding shares, excluding “Related Persons”). Under Dutch law, the general meeting of shareholders must approve by a majority of shares voting resolutions of the board of directors relating to an important change in the identity or character of CB&I or its business.

For a summary of certain differences between the rights of CB&I shareholders and Shaw shareholders, see “Comparison of Shareholder Rights,” beginning on page 174.

Q:	What vote is required to approve the Transaction?

A:	In order to complete the Transaction, in addition to the satisfaction of other conditions,

•	the CB&I Acquisition Proposal must be approved by the affirmative vote of a majority of the votes cast on the CB&I Acquisition Proposal at the CB&I special general meeting; and

•

the Shaw Transaction Proposal must be approved by (i) the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of Shaw common stock outstanding on the record date for the Shaw special meeting and entitled to vote on the matter but excluding shares beneficially owned by “Related Persons” (the “Supermajority Threshold”), as well as (ii) the affirmative vote of at least a majority of the voting power present (the “Majority Threshold”), each in accordance with the Shaw Articles of Incorporation. In determining whether the Shaw Transaction Proposal has received the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of Shaw common stock outstanding on the record date for the Shaw special meeting and entitled to vote on the matter, Shaw will exclude shares considered beneficially owned by a “Related Person,” as defined in the Shaw Articles of Incorporation. A “Related Person” includes any person that, together with its affiliates, beneficially owns in the aggregate five percent (5%) or more of the outstanding shares of the Shaw common stock as of the record date, other than any trustee of The Shaw Group Inc. 401(k) Plan (the “Shaw 401(k) Plan”). In determining 5% beneficial holders, Shaw will rely on all information reasonably available to it regarding its shareholders’ beneficial holdings, including Shaw shareholders’ most recent filings with the Securities and Exchange Commission. Further, when Shaw shareholders submit a proxy or otherwise cast or direct a vote on the Shaw Transaction Proposal, shareholders will be asked to certify that they have informed Shaw if they are “Related Persons.” Shareholders who fail to specify that they are “Related Persons” will be deemed to have certified that they are not “Related Persons” and will be treated accordingly, absent evidence to the contrary known by Shaw.

Each of the shareholder approvals listed above must be obtained to complete the Transaction. If you are a CB&I shareholder and fail to vote, it will have no effect on the CB&I Acquisition Proposal that is required to complete the Transaction.

If you are a Shaw shareholder (other than a Related Person) and fail to vote, it will have no effect on the Shaw Transaction Proposal with respect to the Majority Threshold, but will have the same effect as a vote “AGAINST” with respect to the Supermajority Threshold that is required to complete the Transaction. Your vote is important, no matter how many or how few shares you own or whether or not you are a “Related Person.”

If you are a Shaw shareholder that is a “Related Person” and fail to vote, it will have no effect on the Shaw Transaction Proposal with respect to either the Supermajority Threshold or the Majority Threshold.

As of November 14, 2012, the last practicable trading date prior to the date of this joint proxy statement/prospectus, 1.3% of the outstanding shares of CB&I common stock were owned by the directors and executive officers of CB&I, and 5.1% of the outstanding shares of Shaw common stock were owned by the directors and executive officers of Shaw.

Additional information on the shareholder approvals required to complete the Transaction is provided under the headings “The CB&I Special General Meeting” and “The Shaw Special Meeting,” beginning on pages 40 and 46, respectively.

Q:	If I hold my shares in street name through my broker, will my broker vote my shares for me?

A:	If you hold your shares through a bank, broker or other nominee (that is, in “street name”), you must provide such bank, broker or other nominee with instructions on how to vote your shares. Please refer to your voting instruction form or other information furnished by your bank, broker or other nominee. You may not vote shares held in street name by returning a proxy card directly to CB&I or Shaw or by voting in person at your special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers who hold shares of CB&I common stock or Shaw common stock on behalf of their customers may not return a proxy card to CB&I or Shaw to vote those shares without specific instructions from their customers, as brokers do not have discretion to vote on any of the proposals to be considered at either the CB&I or Shaw special meeting.

If you are a CB&I shareholder and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may not vote your shares on the proposals to approve the CB&I Acquisition Proposal or to approve the CB&I Adjournment Proposal. For a CB&I shareholder, a broker non-vote will have no effect on the CB&I Acquisition Proposal or the CB&I Adjournment Proposal. Because there are no proposals being voted upon at the CB&I special general meeting that brokers have discretionary authority to vote on, CB&I does not expect any broker non-votes on any of the proposals.

If you are a Shaw shareholder and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may not vote your shares on the Shaw Transaction Proposal, the Shaw Adjournment Proposal, or the Shaw Compensation Proposal. For a Shaw shareholder, a broker non-vote:

•	will have no effect on the Shaw Transaction Proposal, with respect to the Majority Threshold;

•	will have the same effect as a vote “AGAINST” the Shaw Transaction Proposal, with respect to the Supermajority Threshold;

•	will have no effect on the Shaw Adjournment Proposal; and

•	will have no effect on the Shaw Compensation Proposal.

Because there are no proposals being voted upon at the Shaw special meeting that brokers have discretionary authority to vote on, Shaw does not expect any broker non-votes on any of the proposals.

Q:	What will happen to my future dividends?

A:	Shaw generally does not pay any dividends. Until the completion of the Transaction, the parties have agreed in the Transaction Agreement that Shaw will not make any distributions or dividends without the prior written consent of CB&I.

Until the completion of the Transaction, the parties have agreed in the Transaction Agreement that CB&I may, without the consent of Shaw, pay regular quarterly cash dividends on shares of CB&I common stock of not more than $0.05 per share per quarter, consistent with past practice as to timing of declaration, record date and payment date.

After the Transaction, CB&I currently expects that it will continue its dividend policy in effect at the time of the Transaction.

Additional information on CB&I’s expected dividend policy is provided under the heading “The Transaction—Dividends,” beginning on page 121.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained or incorporated by reference herein, please submit your proxy by telephone or Internet, or by completing and signing your proxy card and returning it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at the CB&I special general meeting and/or the Shaw special meeting, as applicable. In order to ensure that your vote is recorded, please submit your proxy as instructed on your proxy card even if you currently plan to attend your special meeting in person. If you hold your shares through a bank, broker or other nominee, please refer to your voting instruction form or other information furnished by your bank, broker or nominee. Please do not send in your Shaw share certificates now. If CB&I and Shaw complete the Transaction, former Shaw shareholders will receive instructions as to what to do with their Shaw share certificates formerly representing Shaw common stock.

Additional information on voting procedures is provided under the headings “The CB&I Special General Meeting—How to Vote” and “The Shaw Special Meeting—How to Vote,” beginning on pages 42 and 50, respectively.

Q:	How will my proxy be voted?

A:	If you submit your proxy by telephone, by Internet, or by completing, signing, dating and returning your signed proxy card, your proxy will be voted in accordance with your instructions. If you sign, date and send your proxy card and do not indicate how you want to vote on any particular proposal, the person(s) named on the proxy card will vote your shares in favor of that proposal. Further, if you are a Shaw shareholder who has submitted a proxy or otherwise cast or directed a vote on the Shaw Transaction Proposal, but has not informed the Shaw Corporate Secretary of the fact that you are a “Related Person,” such person will be deemed not to be a “Related Person” for purposes of calculating the Supermajority Threshold for approval of the Shaw Transaction Proposal, absent information to the contrary that becomes known to Shaw.

Additional information on voting procedures is provided under the headings “The CB&I Special General Meeting—Voting of Proxies” and “The Shaw Special Meeting—Voting of Proxies,” beginning on pages 41 and 49, respectively.

Q:	May I vote in person?

A:	Yes. If you are a shareholder of record of CB&I common stock at the close of business on November 20, 2012, you may attend the CB&I special general meeting and vote your shares in person, in lieu of submitting your proxy by telephone or Internet or returning your signed proxy card. If you hold your shares through a bank, broker or other nominee, you must provide a “legal proxy” at the CB&I special general meeting in order to vote in person, which “legal proxy” you must obtain from your bank, broker or other nominee. CB&I shareholders who wish to attend the CB&I special general meeting must give notice in writing to Investor Relations by mail at One CB&I Plaza, 2103 Research Forest Drive, The Woodlands, Texas 77380. This notice must be received by no later than 5:00 p.m. (Eastern time) on December 14, 2012.

If you are a shareholder of record of Shaw common stock at the close of business on November 30, 2012, you may attend the Shaw special meeting and vote your shares in person, in lieu of submitting your proxy by telephone or Internet or returning your signed proxy card. If you hold your shares through a bank, broker or other nominee, you must provide a “legal proxy” at the Shaw special meeting in order to vote in person, which “legal proxy” you must obtain from your bank, broker or other nominee.

Q:	What must I bring to attend my special meeting?

A:	Only CB&I or Shaw shareholders, as the case may be, or their authorized representatives, record holders or beneficial owners of shares of CB&I or Shaw common stock, as the case may be, with proof of ownership may attend their company’s meeting. If you wish to attend your special meeting, bring photo identification. If you are an authorized representative of a shareholder, also bring your “legal proxy.” If you hold your shares through a bank, broker, or other nominee, you must also bring proof of your beneficial ownership, such as the voter instruction form from your bank, broker or other nominee or an account statement. If you are a beneficial owner desiring to vote in person at the meeting, you must provide a “legal proxy” from your broker or other nominee.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of both CB&I and Shaw common stock or you own shares of CB&I or Shaw common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the voting instruction forms you receive in order to vote all of the shares of CB&I and/or Shaw common stock that you own. Each proxy card you receive will come with its own postage-paid return envelope; if you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q:	What do I do if I want to revoke my proxy or change my voting instructions?

A:	Send a later-dated, signed proxy card so that your company receives it prior to your company’s special meeting or attend your company’s meeting in person and vote. You may also revoke your proxy card by sending a notice of revocation that your company receives prior to your company’s meeting to your company’s Corporate Secretary at the address under the heading “Summary—The Companies,” beginning on page 12. You may also change your vote by submitting a later-dated proxy by telephone or Internet. You may change your vote by using any one of these methods regardless of the procedure used to submit your earlier proxy.

If your bank, broker or other nominee holds your shares in street name, you will need to contact your bank, broker or other nominee to change your voting instructions.

We provide additional information on revoking your proxy or changing your voting instructions under the headings “The CB&I Special General Meeting—Revoking Your Proxy” and “The Shaw Special Meeting—Revoking Your Proxy,” beginning on pages 43 and 51, respectively.

Q:	If I, together with my affiliates, beneficially own 5% or more of Shaw’s outstanding common stock, how does this impact my ability to vote at the Shaw special meeting? Is there anything special I need to do when voting my shares?

A:	If you, together with your affiliates, beneficially own in the aggregate five percent (5%) or more of the outstanding shares of Shaw common stock as of the record date, other than any trustee of the Shaw 401(k) Plan, you are considered a “Related Person” as defined in the Shaw Articles of Incorporation.

Under the Shaw Articles of Incorporation, in determining whether the Shaw Transaction Proposal has received the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of Shaw common stock outstanding on the record date for the Shaw special meeting and entitled to vote on the matter, Shaw will exclude shares considered beneficially owned by a “Related Person.”

Your vote is very important, regardless of whether or not you are a “Related Person.” Please submit your proxy as promptly as possible.

In determining 5% beneficial holders, Shaw will rely on all information reasonably available to it regarding its shareholders’ beneficial holdings, including Shaw shareholders’ most recent filings with the Securities and Exchange Commission. Further, when Shaw shareholders submit a proxy or otherwise cast or direct a vote on the Shaw Transaction Proposal, shareholders will be asked to certify that they have informed Shaw if they are “Related Persons.” Shareholders who fail to specify that they are “Related Persons” will be deemed to have certified that they are not “Related Persons” and will be treated accordingly, absent evidence to the contrary known by Shaw.

Q:	How may I ensure that I am not considered a “Related Person”?

A:	As of November 14, 2012, there were 66,601,817 shares of Shaw common stock outstanding. Accordingly, as an example, if there is no change in the number of shares outstanding prior to the record date, the 5% ownership threshold for purposes of determining a “Related Person” would be 3,330,091 shares of Shaw common stock. In order to ensure that your and your affiliates’ shares are included in the calculation of whether the Supermajority Threshold for approval of the Shaw Transaction Proposal has been met, you should monitor the number of shares you beneficially own, in the aggregate, as of the record date for the Shaw special meeting to ensure you do not meet the 5% ownership threshold on such date. In determining whether or not you are a “Related Person,” you should be aware that you will be deemed to beneficially own Shaw common stock if you have a right to acquire such Shaw common stock pursuant to any agreement, or upon exercise of conversion rights, warrants, or options, or otherwise, as well as in other circumstances described under “The Shaw Special Meeting—Determination of Related Persons,” beginning on page 47.

If you have questions about whether or not you are a “Related Person,” please read “The Shaw Special Meeting—Determination of Related Persons” and the definition of “Related Person” which is provided under the Shaw column in “Comparison of Shareholder Rights—Votes on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions,” beginning on page 177.

Q:	As a participant in the Shaw 401(k) Plan, how do I vote shares held in my plan account?

A:	If you are a participant in the Shaw 401(k) Plan, the plan trustee will vote shares of Shaw common stock allocated to your plan account only if you execute and return the voting document you receive from the plan trustee, to the plan trustee. Plan participants must provide voting instructions on or before the deadline set forth in the voting document received from the plan trustee. The plan trustee will not vote any shares of Shaw common stock allocated to your plan account for which you do not provide voting instructions by the designated time and this will have the same effect as voting AGAINST the Shaw Transaction Proposal (for purposes of the Supermajority Threshold), but will have no effect on the vote for the Shaw Adjournment Proposal or the Shaw Compensation Proposal.

Q:	As a participant in the CB&I Savings Plan, how do I vote shares held in my plan account?

A:	If you are a participant in the CB&I Savings Plan, the plan trustee will vote shares of CB&I common stock allocated to your plan account only if you execute and return the voting document you receive from the plan trustee, to the plan trustee. Plan participants must provide voting instructions on or before the deadline set forth in the voting document received from the plan trustee. The plan trustee will vote undirected shares in proportion to how the directed shares in the CB&I Savings Plan are voted.

Q:	What happens if my special meeting is postponed or adjourned?

A:	Unless a new record date is fixed for any adjournment or postponement of the Shaw special meeting, your proxy for that meeting will still be valid and may be voted at the postponed or adjourned Shaw special meeting. Your proxy will still be valid and may be voted at any postponement or adjournment of the CB&I special general meeting provided that you are still a shareholder of record of CB&I on the record date that is established for the postponed or adjourned special general meeting. You will still be able to change or revoke your proxy for either meeting until it is voted.

Q:	Should I send in my Shaw share certificates now?

A:	No. If CB&I and Shaw complete the Transaction, former Shaw shareholders will receive written instructions for exchanging their Shaw share certificates. CB&I will issue shares of CB&I common stock to former holders of Shaw common stock in uncertificated form as a notation on the CB&I shareholders register, unless a former Shaw shareholder requests share certificates for shares of CB&I common stock to be issued in such shareholder’s name, in which case CB&I will issue such certificates in accordance with its normal procedure for issuing share certificates to shareholders.

Q:	When do you expect to complete the Transaction?

A:	The companies are targeting a closing in the first quarter of 2013, although we cannot assure completion by any particular date. Completion of the Transaction is conditioned upon the approval of the Transaction-related matters by shareholders of both CB&I and Shaw, as well as other closing conditions, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Other regulatory approvals or clearances include: (i) approval under the applicable antitrust laws from the Ministry of Commerce of the People’s Republic of China, (ii) clearance from the Committee on Foreign Investment in the United States and (iii) approval from the Nuclear Regulatory Commission. See “Regulatory Matters,” beginning on page 129.

Q:	Do I have dissenters’ or appraisal rights as a holder of Shaw common stock?

A:	You may. Shaw is incorporated in Louisiana. Under Louisiana law, Shaw shareholders have the right to dissent from the Transaction and, upon full satisfaction of specified procedures and conditions, to receive (in lieu of the Transaction Consideration) the fair cash value of their shares in cash in accordance with the applicable provisions of the LBCL if the Transaction is completed but it was approved by a vote of less than eighty percent (80%) of Shaw’s total voting power. “Related Persons” (as defined in the Shaw Articles of Incorporation) are included in calculating eighty percent (80%) of Shaw’s total voting power for purposes of determining availability of dissenters’ rights. The procedures that must be followed by dissenting Shaw shareholders before, during, and after the special meeting are summarized under “The Transaction—Dissenters’ or Appraisal Rights of Shaw Shareholders,” beginning on page 124, and the applicable provisions of the LBCL are reproduced as Annex D.

Q:	How can I find more information about CB&I and Shaw?

A:	For more information about CB&I and Shaw, see “Where You Can Find More Information,” beginning on page 188.

Q:	Who can answer any questions I may have about the special meetings or the Transaction?

A:	CB&I and Shaw shareholders who have questions about the special meetings, the Transaction or the other matters to be voted on at the special meetings or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

if you are a CB&I shareholder:	if you are a Shaw shareholder:

Innisfree M&A Incorporated	Morrow & Co., LLC
501 Madison Avenue, 20th Floor	470 West Avenue
New York, NY 10022	Stamford, CT 06902
Shareholders call toll free: (877) 456-3427	Shareholders call toll free: (800) 607-0088
Banks and brokers call collect: (212) 750-5833	Banks and brokers call collect: (203) 658-9400 shawinfo@morrowco.com

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and may not contain all of the information that is important to you. For a more complete description of the Transaction Agreement and the Transaction, and for other relevant information, you should carefully read this entire joint proxy statement/prospectus and the other documents to which you have been referred. See “Where You Can Find More Information,” beginning on page 178. Page references are included to direct you to a more complete description of the topics presented in this summary.

The Companies

Chicago Bridge & Iron Company N.V. (see page 39)

Oostduinlaan 75

2596 JJ The Hague

The Netherlands

011-31-70-373-2010

CB&I, a Dutch public limited company, is one of the world’s leading integrated engineering, procurement and construction service providers and major process technology licensors, delivering comprehensive solutions to customers primarily in the energy and natural resource industries.

CB&I is comprised of three business sectors: Steel Plate Structures, Project Engineering and Construction, and Lummus Technology. Through these business sectors, CB&I offers services both independently and on an integrated basis.

For the year ended December 31, 2011, CB&I had total revenues of $4.6 billion and net income of $255.0 million. CB&I’s consolidated assets as of December 31, 2011 were $3.3 billion. CB&I common stock is listed and trades on the NYSE under the symbol “CBI.”

The Shaw Group Inc. (see page 39)

4171 Essen Lane

Baton Rouge, Louisiana 70809

(225) 932-2500

Shaw is a global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services to a diverse client base that includes regulated electric utilities, independent and merchant power producers, government agencies, multinational and national oil companies, and industrial corporations.

Shaw has developed and acquired significant intellectual property, including induction pipe bending technology and environmental decontamination technologies. Shaw also has significant experience in effectively managing subcontractors, craft labor, and material procurement associated with the construction of electric power generation plants and other industrial facilities. Shaw provides technical and economic analysis and consulting to a global client base primarily in fossil, nuclear power, environmental energy, and chemical industries.

For the year ended August 31, 2012, Shaw had total revenues of $6.0 billion and net income of $198.9 million. Shaw had consolidated assets of $5.0 billion as of August 31, 2012. Shaw common stock is listed and trades on the NYSE under the symbol “SHAW.”

Crystal Acquisition Subsidiary Inc. (see page 39)

Acquisition Sub is a Louisiana corporation and a wholly owned subsidiary of CB&I. Acquisition Sub was incorporated on July 17, 2012, for the purpose of effecting the Transaction and Acquisition Sub has not conducted any activities other than those incidental to its formation and the matters contemplated in the Transaction Agreement.

Risk Factors (see page 31)

Before deciding whether to vote for the proposals presented in this joint proxy statement/prospectus, you should carefully consider all of the information contained in or incorporated by reference herein, as well as the specific factors under the heading “Risk Factors,” beginning on page 31.

The Transaction (see page 56)

Upon completion of the Transaction, Acquisition Sub will merge with and into Shaw. Shaw will be the surviving corporation in the Transaction and will thereby become a wholly owned subsidiary of CB&I.

Pursuant to the Transaction Agreement, at the effective time of the Transaction, each issued and outstanding share of Shaw common stock, no par value (other than any dissenting shares, treasury shares, or shares held by Shaw, CB&I or Acquisition Sub and their respective subsidiaries), will be cancelled and extinguished and converted into the right to receive (i) $41.00 in cash and (ii) an amount of cash in euros equal to the par value of 0.12883 shares of CB&I common stock, which cash will not actually be paid, but will instead be converted automatically into 0.12883 shares of CB&I common stock immediately after the effective time of the Transaction (the “Transaction Consideration”). Based on the closing price on the NYSE, on November 14, 2012, the last practicable trading day prior to the date of this joint proxy statement/prospectus, the value of the 0.12883 shares of CB&I common stock to be received in respect of each share of Shaw common stock was $4.78. Pursuant to the Transaction Agreement, equity awards relating to shares of Shaw common stock will either be cancelled and converted upon the consummation of the Transaction into the right to receive the Transaction Consideration (or the cash value thereof) or will be converted into comparable equity awards relating to CB&I common stock on generally the same terms and conditions as prior to the Transaction.

Based on these numbers, upon the completion of the Transaction, CB&I shareholders and former Shaw shareholders would own approximately 90% and 10% of the common stock of CB&I, respectively, which shares of CB&I common stock will be listed on the NYSE.

The combined company will maintain CB&I’s current corporate headquarters in The Hague, The Netherlands and its administrative headquarters in The Woodlands, Texas following the completion of the Transaction. CB&I will also maintain substantial operations throughout Louisiana. Until all necessary approvals have been received and the Transaction is completed, CB&I and Shaw will continue operating as separate entities. The companies are targeting to complete the Transaction in the first quarter of 2013, subject to receipt of the necessary shareholder and regulatory approvals and clearances, although CB&I and Shaw cannot assure completion by any particular date.

CB&I’s preliminary estimate of the purchase price for the Transaction is approximately $3.2 billion, comprised of approximately $387.7 million in equity consideration and approximately $2.8 billion in cash consideration. The cash portion of the purchase price is expected to be funded using approximately $1.0 billion from existing cash balances of CB&I and Shaw on the closing date of the Transaction, borrowings of $1.0 billion from a four-year unsecured term loan (estimated 3.0% interest rate), and approximately $800.0 million from note offerings with anticipated tenors of 5 to 12 years (estimated weighted average tenor of 8.6 years and estimated 4.8% weighted average interest rate). If necessary, borrowings may also be made under CB&I’s revolving credit facilities. Annual future maturities for the four-year term loan are expected to approximate $75.0 million, $100.0 million, $100.0 million, and $725.0 million, with interest due quarterly. Principal maturities for the notes are expected to occur at the end of each applicable note term, with interest due quarterly. For additional information, see “The Transaction—Description of Debt Financing” and “Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on pages 95 and 156, respectively.

Recommendation of the CB&I Supervisory and Management Boards (see page 144)

The CB&I Supervisory and Management Boards unanimously recommend that the holders of CB&I common stock vote “FOR” the CB&I Acquisition Proposal and “FOR” the CB&I Adjournment Proposal (to the extent such proposal is considered at the CB&I special general meeting).

For a more complete description of CB&I’s reasons for the Transaction and the recommendation of the CB&I Supervisory and Management Boards, see “The Transaction—CB&I’s Reasons for the Transaction and Recommendation of the CB&I Supervisory and Management Boards,” beginning on page 67.

Recommendation of the Shaw Board of Directors (see page 143)

The Shaw Board of Directors unanimously recommends that the holders of Shaw common stock vote “FOR” the Shaw Transaction Proposal, “FOR” the Shaw Adjournment Proposal and “FOR” the Shaw Compensation Proposal.

For a more complete description of Shaw’s reasons for the Transaction and the recommendation of the Shaw Board of Directors, see “The Transaction—Shaw’s Reasons for the Transaction and Recommendation of the Shaw Board of Directors” beginning on page 79. For a discussion of interests of Shaw’s directors and executive officers in the Transaction that may be different from, or in addition to, the interests of Shaw shareholders generally, see “The Transaction—Interests of Directors and Executive Officers of Shaw in the Transaction,” beginning on page 97.

Opinions of Financial Advisors

Opinion of Financial Advisor to CB&I (see page 72)

In connection with the Transaction, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), CB&I’s financial advisor, delivered to the CB&I Supervisory Board a written opinion, dated July 29, 2012, as to the fairness, from a financial point of view and as of the date of the opinion, of the Transaction Consideration to be paid by CB&I in the Transaction. The full text of the written opinion, dated July 29, 2012, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the CB&I Supervisory Board (in its capacity as such) for the benefit and use of the CB&I Supervisory Board in connection with and for purposes of its evaluation of the Transaction Consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Transaction and no opinion or view was expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to CB&I or in which CB&I might engage or as to the underlying business decision of CB&I to proceed with or effect the Transaction. BofA Merrill Lynch’s opinion does not address any other aspect of the Transaction and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed Transaction or any related matter.

Opinion of Financial Advisor to Shaw (see page 84)

At the meeting of the Shaw Board of Directors on July 29, 2012, Morgan Stanley & Co. LLC (“Morgan Stanley”) rendered its oral opinion, subsequently confirmed in writing, to the Shaw Board of Directors, that as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the consideration to be received by holders of shares of Shaw common stock pursuant to the Transaction Agreement is fair from a financial point of view to the holders of shares of Shaw common stock.

The full text of the written opinion of Morgan Stanley, dated July 29, 2012, is attached to this joint proxy statement/prospectus as Annex B and is incorporated herein by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. CB&I and Shaw encourage you to read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Shaw Board of Directors and addresses only the fairness from a financial point of view of the consideration to be received by the holders of shares of Shaw common stock pursuant to the Transaction Agreement, as of the date of the opinion. It does not address any other aspects of the Transaction and does not constitute a recommendation to any holder of Shaw common stock as to how to vote at any shareholders meeting held in connection with the Transaction or whether to take any other action with respect to the Transaction. For additional information relating to the opinion of Morgan Stanley, see “The Transaction—Opinion of Financial Advisor to Shaw,” beginning on page 84.

Interests of Directors and Executive Officers of Shaw in the Transaction (see page 97)

Shaw’s directors and executive officers have financial interests in the Transaction that may be different from, or in addition to, the interests of Shaw’s shareholders generally. The Shaw Board of Directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Transaction Agreement and the Transaction, in approving the Transaction Agreement and in recommending the approval of the Shaw Transaction Proposal, the Shaw Adjournment Proposal and the Shaw Compensation Proposal. These interests include, among others:

•

Accelerated vesting of certain stock options, stock appreciation rights, restricted stock units and performance cash units that were granted pursuant to the terms of Shaw’s equity compensation plans. Shaw estimates that the aggregate amount that would be received in connection with such accelerated vesting if the completion of the Transaction and certain qualifying terminations of service occurred on November 1, 2012 is approximately (i) $44,258,934 for Shaw’s executive officers who are named executive officers, (ii) $8,616,932 for Shaw’s executive officers who are not named executive officers, and (iii) $1,709,113 for Shaw’s non-employee directors;

•

Employment agreements that provide for payments following termination of employment, accelerated vesting of equity-based awards and accelerated vesting and payout of performance cash units if the employment of certain executive officers is terminated under certain circumstances following the completion of the Transaction. Shaw estimates that the aggregate cash payments that would be received pursuant to such employment agreements (excluding payments attributable to equity-based awards and performance cash units that are addressed in the preceding paragraph) if the completion of the Transaction and certain qualifying terminations of service occurred on November 1, 2012 is approximately (i) $43,873,298 for Shaw’s executive officers who are named executive officers and (ii) $5,485,728 for Shaw’s executive officers who are not named executive officers;

•

Accelerated vesting and payout of amounts deferred under Shaw’s nonqualified deferred compensation plan. Shaw estimates that the aggregate amount that would be received in connection with such accelerated vesting and payout if the completion of the Transaction occurred on November 1, 2012 is approximately (i) $1,074,271 for Shaw’s executive officers who are named executive officers and (ii) $1,967,108 for Shaw’s executive officers who are not named executive officers;

•

Prorated payments upon completion of the Transaction under Shaw’s management incentive plan for Fiscal Year 2013. Shaw estimates that, if the completion of the Transaction occurred on November 1, 2012, then the aggregate amount of such payments is approximately (i) $956,755 for Shaw’s executive officers who are named executive officers and (ii) $450,903 for Shaw’s executive officers who are not named executive officers;

•

Retention awards that provide for payment if the recipient continues employment through the three-month anniversary of the closing date of the Transaction, although an accelerated payment will be made if the employment of the recipient is terminated by CB&I without cause on or after the closing date of the Transaction. As of November 1, 2012, no such retention awards have been granted to Shaw’s named executive officers, and Shaw’s other executive officers have been granted retention awards with an aggregate potential value of $2,320,000; and

•	Rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the Transaction.

For additional information about these interests (including the payment estimates described above, the circumstances under which they become payable and the assumptions used to calculate such amounts), see “The Transaction—Interests of Directors and Executive Officers of Shaw in the Transaction,” beginning on page 97.

Board of Directors and Management Following the Completion of the Transaction (see page 112)

As provided in the Transaction Agreement, at the completion of the Transaction, CB&I will, subject to the legal duties of the CB&I Supervisory Board under Dutch law, nominate one of the independent, non-management members of the Shaw Board of Directors to serve on the CB&I Supervisory Board. This person will be nominated for election to the Supervisory Board at the first annual or special meeting of shareholders of CB&I held after the effective time of the Transaction and is expected to be chosen following the completion of the Transaction.

CB&I currently anticipates that all of the existing executive officers of CB&I will remain executive officers of CB&I following the Transaction. As of the date of this joint proxy statement/prospectus, CB&I has not finalized any arrangements with current executive officers of Shaw with respect to their employment by the combined company. If none of the current executive officers of Shaw remain employed by CB&I following the Transaction, the associated termination payment costs are set forth in the section entitled “The Transaction—Interests of Directors and Executive Officers of Shaw in the Transaction,” beginning on page 94. CB&I currently anticipates that J.M. Bernhard, Shaw’s chairman, president and chief executive officer, and Brian K. Ferraioli, Shaw’s executive vice president and chief financial officer, will terminate their employment with Shaw upon or following completion of the Transaction. The continuing management of CB&I following completion of the Transaction is described under the heading “The Transaction—Continuing Board and Management Positions,” beginning on page 112.

The Transaction Agreement (see page 132)

The Transaction Agreement is included as Annex A hereto. CB&I and Shaw encourage you to read carefully the Transaction Agreement in its entirety. It is the principal document governing the Transaction and the other related transactions.

Conditions to the Completion of the Transaction (see page 148)

CB&I and Shaw currently expect to complete the Transaction during the first quarter of 2013, subject to receipt of required shareholder and regulatory approvals and the satisfaction or waiver of the conditions to the Transaction in the Transaction Agreement.

The obligation of each of CB&I and Shaw to complete the Transaction is subject to the satisfaction or waiver of a number of customary conditions, including the following:

•	the approval by Shaw shareholders of the Shaw Transaction Proposal;

•	the approval by CB&I shareholders of the CB&I Acquisition Proposal;

•	the waiting period (including any extension thereof) applicable to the consummation of the Transaction under the HSR Act has terminated or expired;

•

all required clearances or approvals applicable to the consummation of the Transaction under any applicable antitrust law of the People’s Republic of China have been obtained or any applicable waiting period thereunder has expired or terminated;

•

no order or law, entered, enacted, promulgated, enforced or issued by any governmental entity of competent jurisdiction, is in effect resisting, preventing or prohibiting the consummation of the Transaction;

•

the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and the absence of any stop order or proceedings seeking a stop order or initiation or threat of such proceedings by the SEC; and

•

the authorization for listing on the NYSE, subject to official notice of issuance, of the shares of CB&I common stock that will be issued or reserved for issuance pursuant to the Transaction Agreement.

The obligation of each of CB&I and Acquisition Sub to complete the Transaction is subject to the satisfaction or waiver of the following additional conditions:

•

the accuracy of the representations and warranties of Shaw, subject to certain standards, including materiality and material adverse effect qualifications, as described under “The Transaction Agreement—Conditions to the Completion of the Transaction,” beginning on page 139;

•

Shaw having performed or complied with, in all material respects, the obligations contained in the Transaction Agreement required to be performed or complied with by Shaw prior to or on the closing date of the Transaction;

•	CB&I’s receipt of an officers’ certificate executed by Shaw’s chief executive officer and chief financial officer certifying that the two preceding conditions have been satisfied;

•

there not having been, since the date of the Transaction Agreement, any event, occurrence, state of facts, circumstance, condition, effect or change that has had or would reasonably be likely to have, individually or in the aggregate, a Shaw material adverse effect (as “Company Material Adverse Effect” is defined in the Transaction Agreement);

•

Committee on Foreign Investment in the United States (“CFIUS” or “Committee”) approval under Section 721 of the Defense Production Act of 1950, as amended, as defined in the Transaction Agreement, having been obtained (such approval, “CFIUS Approval”);

•	approval by the U.S. Nuclear Regulatory Commission (the “NRC”) of the transfer of certain licenses under the Atomic Energy Act;

•	the consummation of the sale to Technip S.A. of substantially all of the business included within Shaw’s Energy and Chemicals Segment, which sale was completed on August 31, 2012;

•

the valid exercise of put options by Shaw’s wholly owned subsidiary Nuclear Energy Holdings, L.L.C. (“NEH”) to sell its equity investment in Toshiba Nuclear Energy Holdings (UK) Limited and Toshiba Nuclear Energy Holdings (US) Inc. (collectively, “Westinghouse”) to Toshiba Corporation (“Toshiba”), which were exercised on October 6, 2012;

•	Shaw’s possession of at least $800 million of unrestricted cash (as “Unrestricted Cash” is defined in the Transaction Agreement), as of the closing date;

•

Shaw EBITDA (as “Company EBITDA” is defined in the Transaction Agreement) for the period of four consecutive fiscal quarters ending prior to the closing date of the Transaction of not less than $200 million; and

•	net indebtedness for borrowed money of Shaw (as “Net Indebtedness for Borrowed Money” is defined in the Transaction Agreement) not exceeding $100 million as of the closing date of the Transaction.

The obligation of Shaw to complete the Transaction is subject to the satisfaction or waiver of the following additional conditions:

•

the accuracy of the representations and warranties of CB&I, subject to certain standards, including materiality and material adverse effect qualifications, as described under “The Transaction Agreement—Conditions to the Completion of the Transaction,” beginning on page 148;

•

CB&I and Acquisition Sub having performed or complied with, in all material respects, their obligations contained in the Transaction Agreement required to be performed or complied with by either of them prior to or on the closing date of the Transaction Agreement;

•

Shaw’s receipt of an officers’ certificate of each of CB&I and Acquisition Sub executed by their respective chief executive officers and chief financial officers certifying that the two preceding conditions have been satisfied; and

•

there not having been, since the date of the Transaction Agreement, any event, occurrence, state of facts, circumstance, condition, effect or change that has had or would reasonably be likely to have, individually or in the aggregate, a CB&I material adverse effect (as “Acquiror Material Adverse Effect” is defined in the Transaction Agreement).

CB&I and Shaw may waive conditions to completion of the Transaction only to the extent legally permissible. In the event that either CB&I or Shaw determines to waive any condition to the Transaction and such waiver necessitates the recirculation of this joint proxy statement/prospectus and resolicitation of proxies under applicable law, CB&I and Shaw will recirculate this joint proxy statement/prospectus and resolicit proxies from CB&I and Shaw shareholders.

Termination of the Transaction Agreement (see page 152)

Generally, the Transaction Agreement may be terminated and the Transaction may be abandoned at any time prior to the effective time of the Transaction, under the following circumstances:

•	by the mutual written consent of the parties,

•	by either CB&I or Shaw if:

•

the Transaction has not been consummated on or before April 30, 2013, except that, if on April 30, 2013, (i) the condition requiring termination or expiration of the applicable waiting period under the HSR Act or applicable antitrust laws of the People’s Republic of China; (ii) the condition requiring that there has been no antitrust law restraining the Transaction; (iii) the condition requiring that CFIUS Approval has been obtained; or (iv) the condition requiring approval by the NRC has not been satisfied but all other closing conditions have been satisfied, the date is extended to June 30, 2013, subject to certain exceptions discussed in “The Transaction Agreement—Termination of the Transaction Agreement,” beginning on page 152;

•	the antitrust approvals under the HSR Act or the applicable antitrust laws of the People’s Republic of China have been denied and such denial has become final and non-appealable, or a permanent,

final and non-appealable injunction or order is issued preventing the Transaction, subject to certain exceptions discussed in “The Transaction Agreement—Termination of the Transaction Agreement,” beginning on page 152;

•	Shaw shareholders do not approve the Shaw Transaction Proposal at the Shaw special meeting or any adjournment or postponement of such meeting; or

•	CB&I shareholders do not approve the CB&I Acquisition Proposal at the CB&I special general meeting or any adjournment or postponement of such meeting;

•	by CB&I if:

•

prior to Shaw shareholders’ approval of the Shaw Transaction Proposal, the Shaw Board of Directors makes a Shaw adverse recommendation change or a Shaw intervening event recommendation change (as “Company Adverse Recommendation Change” and “Intervening Event Recommendation Change” are each, respectively, defined in the Transaction Agreement); or

•

Shaw breaches or fails to comply with its representations, warranties, agreements or covenants in the Transaction Agreement which would give rise to the failure of certain conditions to closing and cannot be cured by April 30, 2013 or June 30, 2013, as applicable (or, if curable by such date, is not cured within 30 days following delivery of written notice received from CB&I), subject to certain exceptions discussed in “The Transaction Agreement—Termination of the Transaction Agreement,” beginning on page 152;

•	by Shaw if:

•

prior to the Shaw special meeting, Shaw enters into a binding written agreement with respect to a Shaw superior proposal (as “Company Superior Proposal” is defined in the Transaction Agreement); provided, that Shaw has complied with its obligations described under “The Transaction Agreement—No Solicitation by Shaw of Alternative Proposals” and has paid the amounts due as described under “The Transaction Agreement—Termination Fees,” beginning on page 153;

•

prior to CB&I shareholders’ approval of the CB&I Acquisition Proposal, either the CB&I Supervisory or Management Board makes a CB&I adverse recommendation change (as “Acquiror Adverse Recommendation Change” is defined in the Transaction Agreement); or

•

CB&I or Acquisition Sub breaches or fails to comply with its representations, warranties, agreements or covenants in the Transaction Agreement which would give rise to the failure of certain conditions to closing and cannot be cured by April 30, 2013 or June 30, 2013, as applicable (or, if curable by such date, is not cured within 30 days following delivery of written notice received from Shaw), subject to certain exceptions discussed in “The Transaction Agreement—Termination of the Transaction Agreement,” beginning on page 152.

Termination Fees (see page 153)

In certain circumstances in connection with the termination of the Transaction Agreement, including if the Shaw Board of Directors makes a Shaw adverse recommendation change or Shaw intervening event recommendation change, or terminates the Transaction Agreement to enter into an agreement with respect to a superior proposal, Shaw must pay CB&I a termination fee equal to $104 million. Shaw must also pay to CB&I a termination fee equal to $32 million if the Transaction Agreement is terminated because Shaw shareholders fail to approve the Shaw Transaction Proposal at the Shaw special meeting or any adjournment or postponement of such meeting. The Transaction Agreement also provides that CB&I is required to pay Shaw a reverse termination fee of $64 million if the Transaction Agreement is terminated because the CB&I Supervisory or Management

Board makes a CB&I adverse recommendation change or CB&I shareholders fail to approve the CB&I Acquisition Proposal at the CB&I special general meeting or any adjournment or postponement of such meeting, or $208 million if the Transaction Agreement is terminated under circumstances where all closing conditions have been satisfied but the full proceeds of CB&I’s debt financing are not available to complete the Transaction and CB&I fails to effect the closing of the Transaction.

No Solicitation by Shaw of Alternative Proposals (see page 141)

The Transaction Agreement restricts the ability of Shaw to, directly or indirectly:

•

solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating a takeover proposal; or

•

approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a takeover proposal.

If, however, at any time prior to the approval of the Transaction Agreement by Shaw shareholders, Shaw, directly or indirectly, receives a bona fide, unsolicited written takeover proposal from any person that does not result from a breach of the non-solicitation provisions of the Transaction Agreement and if the Shaw Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal, then Shaw may directly or indirectly engage in or otherwise participate in discussions or negotiations with the person making such takeover proposal and its representatives and potential sources of financing regarding such takeover proposal, subject to specified conditions.

Recommendation of the Shaw Board of Directors (see page 143)

Subject to certain conditions, at any time prior to the approval of the Shaw Transaction Proposal by Shaw shareholders, the Shaw Board of Directors may effect a Shaw adverse recommendation change or terminate the Transaction Agreement in order to enter into a binding written agreement with respect to a superior proposal, in each case, after receiving a bona fide, unsolicited takeover proposal that (i) did not result from a breach of Shaw’s non-solicitation obligations and (ii) the Shaw Board of Directors determines, after consultation with its outside financial advisors and outside counsel, constitutes a superior proposal and, in light of such takeover proposal, the failure to take such action would be reasonably likely to constitute a violation of its fiduciary duties under applicable law.

In addition, subject to certain conditions, at any time prior to the approval of the Shaw Transaction Proposal by Shaw shareholders, the Shaw Board of Directors may effect a Shaw intervening event recommendation change, if, in response to an intervening event, the Shaw Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would reasonably be likely to constitute a violation of its fiduciary duties under applicable law.

Recommendation of the CB&I Supervisory and Management Boards (see page 144)

At any time prior to the approval of the CB&I Acquisition Proposal by CB&I shareholders, the CB&I Supervisory and Management Boards may effect a CB&I adverse recommendation change if the CB&I

Supervisory and Management Boards determine in good faith, after consultation with outside financial advisors and outside legal counsel, that the failure to so make a CB&I adverse recommendation change would (i) constitute a violation of the CB&I Supervisory and Management Boards’ fiduciary duties to CB&I shareholders or of other legal duties applicable to the CB&I Supervisory and Management Boards and their members under Dutch law or (ii) otherwise create a significant risk under Dutch law of material personal liability for the members of either of the CB&I Supervisory and Management Boards.

Accounting Treatment (see page 124)

CB&I prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Transaction will be accounted for by applying the acquisition method with CB&I treated as the acquiror.

Material U.S. Federal Income Tax Consequences of the Transaction (see page 121)

The Transaction generally will be a taxable transaction to Shaw shareholders, and such Shaw shareholders will generally recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the amount of cash and of value of the CB&I common stock received in the Transaction and (ii) their adjusted tax basis in the shares of Shaw common stock exchanged in the Transaction.

The discussion of material U.S. federal income tax consequences of the Transaction contained in this joint proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Transaction. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws, including the tax consequences of the Transaction under Dutch tax law.

Shaw shareholders are strongly urged to consult with their tax advisors regarding the tax consequences of the Transaction to them, including the effects of U.S. federal, state, local, foreign and other tax laws, including the tax consequences of the Transaction under Dutch tax law.

For additional information, please see “The Transaction—Material U.S. Federal Income Tax Consequences of the Transaction,” beginning on page 121.

Regulatory Matters (see page 129)

To complete the Transaction, CB&I and Shaw must obtain approvals or consents from, or make filings with antitrust authorities in the United States and the People’s Republic of China and other regulatory authorities. The material approvals, consents and filings include the following:

•

the expiration or early termination of certain waiting periods under the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until required information has been furnished to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and until certain waiting periods have been terminated or have expired;

•	receipt of all required clearances or approvals applicable to the consummation of the Transaction under any applicable antitrust law of the People’s Republic of China;

•	CFIUS Approval; and

•	approval by the NRC of the transfer of certain licenses under the Atomic Energy Act of 1954, as amended.

CB&I and Shaw have made and intend to make various filings and submissions for the above-mentioned authorizations and approvals. CB&I and Shaw will seek to complete the Transaction in the first quarter of 2013. Although CB&I and Shaw believe that they will receive the required consents and approvals described above to complete the Transaction, CB&I and Shaw cannot give any assurance as to the timing of these consents and approvals or as to CB&I’s and Shaw’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary). CB&I and Shaw also cannot ensure that they will obtain such consents or approvals on terms and subject to conditions satisfactory to CB&I and Shaw.

Effect on Awards Outstanding Under Shaw Stock Plans (see page 126)

At the effective time of the Transaction, stock options and stock appreciation rights with respect to shares of Shaw common stock will be converted into stock options and stock appreciation rights, respectively, with respect to CB&I common stock. In addition, under the terms of the applicable Shaw equity compensation plans, stock options and stock appreciation rights held by Shaw employees (including Shaw’s executive officers) that were granted prior to January 28, 2009 will vest automatically upon completion of the Transaction. Stock options and stock appreciation rights granted by Shaw under its equity compensation plans on or after January 28, 2009 will be subject to accelerated vesting upon certain terminations of employment pursuant to the terms of the plan under which they were granted or, in some instances, the individual’s employment agreement.

Restricted stock units with respect to shares of Shaw common stock that were granted on or prior to July 30, 2012 will become fully vested at the effective time of the Transaction and converted into the right to receive the Transaction Consideration (or, in the case of restricted stock units that may be settled only in cash, the cash value thereof), and each restricted stock unit granted after July 30, 2012 will be converted into a restricted stock unit with respect to CB&I common stock. The resulting CB&I restricted stock units will generally continue to be subject to the same terms and conditions but may be subject to accelerated vesting if the holder’s employment is terminated other than for “cause” during the two years following the Transaction (or upon such other event set forth in a holder’s employment agreement, if applicable).

Performance cash units that were granted on or prior to July 30, 2012 will remain outstanding, with performance determined based on Shaw’s relative total shareholder return from the beginning of the applicable performance period through the effective time of the Transaction and assuming target performance from and after the Transaction through the end of the applicable performance period. Performance cash units granted after July 30, 2012 will be converted into time-vesting restricted stock units with respect to CB&I common stock. These restricted stock units will vest in three equal one-third installments on each of the first, second and third anniversaries of the original date of grant of the performance cash unit, but may be subject to accelerated vesting if the holder’s employment is terminated other than for “cause” during the two years following the Transaction, or if the holder separates from employment for reasons that would otherwise accelerate vesting of long-term incentives under the holder’s employment agreement, if applicable.

Legal Proceedings (see page 123)

After the announcement of the Transaction Agreement, several purported Shaw shareholders filed lawsuits against Shaw and its directors alleging various breaches of fiduciary duties in connection with the process that led to the board’s approval of the Transaction Agreement and the terms of the Transaction Agreement, including the consideration offered by CB&I. The lawsuits also allege that CB&I and Acquisition Sub aided and abetted in the alleged breaches of fiduciary duty. One lawsuit also alleges that Shaw, its directors, and CB&I disseminated a preliminary proxy in connection with the Transaction that contains material omissions and misstatements in violation of federal securities laws. Shaw and CB&I believe that these lawsuits are without merit and intend to contest them vigorously. Additional information on legal proceedings related to the Transaction is provided in the section entitled “The Transaction—Legal Proceedings,” beginning on page 123.

Comparison of Shareholder Rights (see page 174)

Shaw is a Louisiana corporation. CB&I is a Dutch public limited company. The shares of CB&I common stock that Shaw shareholders will receive in the Transaction will be shares of a Dutch public limited company. Shaw shareholder rights under Louisiana law and CB&I shareholder rights under Dutch law are different. In addition, CB&I’s Articles of Association contain provisions that are different from the Shaw Articles of Incorporation and Shaw By-Laws.

The material differences include:

•

Under the Shaw By-Laws, nominations for election of directors may be made by the Shaw Board or a committee appointed by the Board, or by any shareholder entitled to vote generally in the election of directors who complies with the advance notice procedure set forth in the Shaw By-Laws. The CB&I Supervisory Board is elected from binding nominations made by the CB&I Supervisory Board, which may only be overridden by a resolution passed by two-thirds of the votes cast at the shareholders meeting representing more than one-half of CB&I’s issued share capital.

•

Under the Shaw By-Laws, the holders of shares having a majority of the voting power of Shaw common stock issued and outstanding and entitled to vote at the meeting of the shareholders constitute a quorum for the transaction of business, except as otherwise provided by law. Under Dutch law, there are no quorum requirements generally applicable to meetings of shareholders.

•

The LBCL provides that a corporation may engage in certain extraordinary transactions, such as mergers or sales of all or substantially assets only if approved by the holders of at least two-thirds of the voting power present at a special or annual meeting (or by such larger or smaller vote, not less than a majority, of the voting power present or of the total voting power, as the articles may require), and the Shaw Articles of Incorporation include the Supermajority Threshold requirement (75% of the outstanding shares, excluding “Related Persons”). Under Dutch law, the general meeting of shareholders must approve by a majority of shares voting resolutions of the board of directors relating to an important change in the identity or character of CB&I or its business.

For a summary of certain differences between the rights of CB&I shareholders and Shaw shareholders, see “Comparison of Shareholder Rights,” beginning on page 174.

SELECTED HISTORICAL FINANCIAL DATA OF CB&I

The following table sets forth selected consolidated financial data for CB&I. CB&I derived the selected statement of operations data for the nine months ended September 30, 2012 and 2011 and the selected balance sheet data as of September 30, 2012 and 2011 from CB&I’s unaudited condensed consolidated interim financial statements. CB&I derived the selected statement of operations data for each of the years in the five year period ended December 31, 2011 and the selected balance sheet data as of December 31 for each of the five years in the period ended December 31, 2011 from CB&I’s consolidated audited financial statements. The following information is only a summary and is not necessarily indicative of the results of future operations of CB&I or the combined company, and the information should be read together with CB&I’s consolidated financial statements, the related notes thereto, and management’s related discussion and analysis of CB&I’s financial condition and results of operations, all of which are contained in CB&I’s reports filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information,” beginning on page 188.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2012	2011	2011	2010	2009	2008 (1)	2007 (2)
	(Unaudited)
	(In millions, except per share data)
Statement of Operations Data
Revenue	$3,947.7	$3,295.3	$4,550.5	$3,642.3	$4,556.5	$5,945.0	$4,363.5
Income before taxes	$311.8	$253.9	$352.0	$291.5	$294.7	$22.5	$229.4
Net income (loss) attributable to CB&I	$212.0	$184.6	$255.0	$204.6	$174.3	$(21.1)	$165.6
Per Share Data
Net income (loss) attributable to CB&I per share—diluted	$2.16	$1.84	$2.55	$2.04	$1.79	$(0.22)	$1.71
Cash dividend per common share	$0.15	$0.15	$0.20	$—	$—	$0.16	$0.16
Balance Sheet Data
Total assets	$3,478.7	$3,220.7	$3,292.0	$2,909.5	$3,016.8	$3,000.7	$3,153.4
Long-term debt	$—	$40.0	$—	$40.0	$80.0	$120.0	$160.0

(1)	Results of operations for the twelve months ended December 31, 2008 included charges of approximately $457.0 million for projected costs to complete two large fixed-price projects in the United Kingdom that were completed in the first quarter of 2010.
(2)	Results of operations for the twelve months ended December 31, 2007 and subsequent periods include the operating results of an acquired business, Lummus Global, commencing on November 16, 2007, its acquisition date.

SELECTED HISTORICAL FINANCIAL DATA OF SHAW

The following table sets forth selected consolidated financial data for Shaw. Shaw derived the selected statement of operations data for each of the years in the five year period ended August 31, 2012 and the selected balance sheet data as of August 31 for each of the five years in the period ended August 31, 2012 from Shaw’s consolidated audited financial statements. The following information is only a summary and is not necessarily indicative of the results of future operations of Shaw or the combined company, and the information should be read together with Shaw’s consolidated financial statements, the related notes thereto, and management’s related discussion and analysis of Shaw’s financial condition and results of operations, all of which are contained in Shaw’s reports filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information,” beginning on page 188.

	As of and for the Years Ended August 31,
	2012 (2)	2011 (3)	2010	2009	2008
	(In millions, except per share data)
Statement of Operations Data
Revenues	$6,008.4	$5,937.7	$6,984.0	$7,276.3	$6,998.0
Income (loss) before income taxes and earnings from unconsolidated affiliates (1)	$240.1	$(300.9)	$131.1	$29.2	$220.5
Net income (loss) attributable to Shaw	$198.9	$(175.0)	$82.0	$12.8	$140.7
Per Share Data
Diluted net income (loss) per common share attributable to Shaw	$2.90	$(2.18)	$0.96	$0.15	$1.67
Cash dividends declared per common share	$—	$—	$—	$—	$—
Balance Sheet Data
Total assets	$5,007.5	$5,487.0	$5,996.3	$5,557.2	$4,587.3
Westinghouse bonds, short-term	$1,640.5	$1,679.8	$1,520.7	$1,388.0	$—
Long-term debt, less current maturities	$5.3	$0.6	$1.0	$7.6	$1,165.6

(1)	Results of operations for the twelve months ended August 31, 2012, 2011, 2010, 2009 and 2008 included foreign currency remeasurement gains (losses) on Japanese-Yen denominated bonds of approximately $40.8 million, ($159.0) million, ($131.6) million, ($198.1) million and ($69.7) million, respectively, associated with an investment in Westinghouse.
(2)	Results of operations for the twelve months ended August 31, 2012 included income before income taxes and earnings from unconsolidated affiliates of $41.5 million for the E&C segment, which includes an $83.3 million gain on disposal of E&C assets.
(3)	Results of operations for the twelve months ended August 31, 2011 included losses before income taxes and earnings from unconsolidated affiliates of ($190.3) million for the E&C segment. The E&C segment losses for the period were primarily related to a project in Southeast Asia, which is expected to be substantially complete prior to closing the Transaction. Additionally, the period included an impairment charge of approximately ($48.1) million for loans made to a project developer on a proposed nuclear power project in Texas.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The Unaudited Pro Forma Condensed Combined Financial Statements (the “pro forma financial statements”) are based on the separate historical consolidated financial statements of CB&I and Shaw, which are incorporated by reference into this document. CB&I’s fiscal year ends on December 31 and Shaw’s fiscal year ends on August 31. To give effect to the Transaction for pro forma financial statement purposes, Shaw’s historical results were brought to within one month of CB&I’s latest available annual and interim period results presented for the periods ended December 31, 2011 and September 30, 2012, respectively. Shaw’s annual period presented in the condensed combined pro forma statement of operations (the “pro forma statement of operations”) is for the twelve months ended November 30, 2011 and was derived by adding the annual results for the twelve-month period ended August 31, 2011 to the results for the interim three-month period ended November 30, 2011, and deducting the results for the interim three-month period ended November 30, 2010. Shaw’s interim period presented in the pro forma statement of operations is for the nine months ended August 31, 2012 and was derived by deducting the results for the interim three-month period ended November 30, 2011 from the annual results for the twelve-month period ended August 31, 2012. The pro forma statements of operations reflect the Transaction and related events as if they occurred on January 1, 2011 for CB&I and December 1, 2010 for Shaw, while the pro forma condensed combined balance sheet (the “pro forma balance sheet”) assumes the Transaction occurred on September 30, 2012 for CB&I and August 31, 2012 for Shaw.

The pro forma financial statements are presented for illustrative purposes only, and are not necessarily indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future operating results or financial position of the combined company following the Transaction. Future results may vary significantly from the results reflected because of various factors, including those discussed under the heading “Risk Factors,” beginning on page 31. You should read the following selected unaudited pro forma condensed combined financial data in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes, beginning on page 156.

	Nine Months Ended September 30, 2012	Twelve Months Ended December 31, 2011
	(In millions, except per share data)
Statement of Operations Data
Revenue	$8,037.6	$9,918.6
Income before taxes	$389.7	$385.2
Net income attributable to controlling interests	$294.1	$260.6
Per Share Data
Net income attributable to controlling interests per share—diluted	$2.71	$2.36
Cash dividends per common share	$0.15	$0.20

As of September 30, 2012
(In millions)
Balance Sheet Data
Total assets	$8,136.3
Long-term debt	$1,730.3

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL DATA

The following table presents: (1) historical per share information for CB&I and Shaw; (2) pro forma per share information of the combined company after giving effect to the Transaction; and (3) equivalent pro forma per share information for Shaw.

The combined company pro forma per share information was derived primarily by combining information from the historical consolidated financial statements of CB&I and Shaw and giving effect to the Transaction as described in “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes, beginning on page 147. This table should be read together with the historical consolidated financial statements of CB&I and Shaw that are filed with the SEC and incorporated by reference herein. The pro forma per share information should not be relied upon as being indicative of actual results had the Transaction occurred on January 1, 2011 for CB&I and December 1, 2010 for Shaw, for statement of operations purposes or September 30, 2012 for CB&I and August 31, 2012 for Shaw, for book value per share data. Further, the pro forma financial statements do not purport to project the future operating results or financial position of the combined company following the Transaction.

	CB&I Historical	Shaw Historical (1)	Pro Forma Combined	Pro Forma Shaw Equivalent (2)
Nine Months Ended September 30, 2012
Net income attributable to controlling interests per share
Basic	$2.19	$2.26	$2.75	$0.35
Diluted	$2.16	$2.23	$2.71	$0.35
Twelve Months Ended December 31, 2011
Net income (loss) attributable to controlling interests per share
Basic	$2.60	$(1.43)	$2.41	$0.31
Diluted	$2.55	$(1.43)	$2.36	$0.30
As of September 30, 2012
Book value per share	$13.63	$14.32	$15.63	$2.01

(1)	Shaw’s historical net income (loss) attributable to controlling interests per share is for the nine months ended August 31, 2012 and the twelve months ended November 30, 2011 and Shaw’s historical book value per share is as of August 31, 2012.
(2)	Pro forma Shaw equivalent per share amounts were calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.12883 used to calculate the stock consideration component of the Transaction Consideration.

MARKET INFORMATION AND DIVIDENDS

Shares of CB&I common stock are listed and trade on the NYSE under the symbol “CBI.” Shares of Shaw common stock are listed and trade on the NYSE under the symbol “SHAW.”

The following table presents the closing sales prices of shares of CB&I common stock and Shaw common stock, each as reported by the NYSE, and the Shaw Common Stock equivalent price per share, on (i) July 27, 2012, the last trading day for which market information is available prior to the public announcement of the execution of the Transaction Agreement and (ii) November 14, 2012, the last practicable trading day prior to the date of this joint proxy statement/prospectus.

	CB&I Common Stock	Shaw Common Stock	Shaw Common Stock Equivalent Per Share (1)
July 27, 2012	$40.70	$26.69	$46.24
November 14, 2012	$37.12	$43.71	$45.78

(1)	Shaw common stock equivalent per share data was calculated by multiplying the closing market price of a share of CB&I common stock on each of the dates noted above by the exchange ratio of 0.12883, to arrive at the stock consideration component of the Transaction Consideration, and adding $41.00, the cash consideration component of the Transaction Consideration.

CB&I and Shaw encourage you to obtain current market quotations prior to making any decision with respect to the Transaction. The market prices of CB&I common stock and Shaw common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the Transaction. CB&I and Shaw can give no assurance concerning the market price of CB&I common stock or Shaw common stock before or after the effective time of the Transaction.

Following the completion of the Transaction, CB&I expects the shares of CB&I common stock to continue to trade on the NYSE under the symbol “CBI.”

The most recent quarterly dividend declared by CB&I prior to the date of this joint proxy statement/prospectus was $0.05 per share of common stock declared on September 12, 2012, and payable on September 28, 2012. CB&I’s current dividend is $0.20 per share of common stock on an annual basis. Shaw has not paid any dividends on its common stock to date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference herein contain certain forecasts and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, revenue enhancements, competitive positions, growth opportunities, plans and objectives of the management of each of CB&I, Shaw and, following completion of the Transaction, the combined company, the Transaction and the markets for CB&I and Shaw common stock and other matters. Statements in this joint proxy statement/prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of CB&I, Shaw and, following the completion of the Transaction, the combined company, wherever they occur in this joint proxy statement/prospectus or the documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the respective managements of CB&I and Shaw and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in and incorporated by reference herein.

Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “target,” “will,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus, including in the section entitled “Risk Factors,” beginning on page 31. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those set forth in CB&I’s and Shaw’s filings with the SEC, including their respective Annual Reports on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated herein by reference. These important factors also include those set forth under the section entitled “Risk Factors,” beginning on page 31, as well as, among others, risks and uncertainties relating to:

•

the ability of the parties to timely and successfully receive the required approvals for the Transaction from (i) regulatory agencies free of burdensome conditions to the parties or at all and (ii) their respective shareholders;

•

the outcome of any legal proceedings, regulatory investigations, or other proceedings or inquiries that have been or may be instituted against CB&I, Shaw and others subsequent to the announcement of the Transaction Agreement and transactions contemplated therein;

•	the possibility that the anticipated benefits from the Transaction cannot be fully realized or may take longer to realize than expected;

•	the possibility that costs, difficulties or disruptions related to the integration of Shaw’s operations into CB&I will be greater than expected;

•	the fluctuation of the market value of CB&I common stock;

•

potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction, including any resulting from CB&I’s status as a Dutch public limited company;

•	the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

•	changes in environmental and other laws and regulations to which CB&I and Shaw and each company’s subsidiaries are subject;

•	the ability of the combined company to retain and hire key personnel;

•

the ability of CB&I and Shaw prior to completion of the Transaction, and of the combined company following completion of the Transaction, to complete on-going projects within the timelines and budgets currently anticipated for these projects;

•	the effect of accounting pronouncements issued periodically by accounting standard-setting bodies;

•	the timing, success and overall effects of competition from a wide variety of competitors;

•	the results of financing efforts, including CB&I’s ability to obtain financing on favorable terms;

•	the risk that revenues following completion of the Transaction may be lower than expected;

•	changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which CB&I and Shaw have no control;

•

general economic conditions, including any potential effects arising from terrorist attacks and any consequential hostilities or other hostilities or other external factors over which CB&I and Shaw have no control;

•	changes in market conditions;

•	the parties’ ability to convert backlog into revenue;

•	declines in the market prices of equity securities and resultant cash funding requirements for CB&I’s and Shaw’s defined benefit pension plans; and

•	the risk that one or more of the conditions to the obligations of the parties to complete the Transaction are not satisfied; and

•	the risk that the closing of the Transaction is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions in this joint proxy statement/prospectus or the documents incorporated by reference herein prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

CB&I and Shaw caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, or in the case of a document incorporated by reference herein, as of the date of that document. The areas of risk and uncertainty described above are not exclusive and should be considered in connection with any written or oral forward-looking statements that may be made or included in this joint proxy statement/prospectus or on, before or after the date of this joint proxy statement/prospectus by CB&I or Shaw or anyone acting for any or both of them. Except as required by law, neither CB&I nor Shaw undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date that such forward-looking statements were made or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to the other information included and incorporated by reference herein, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 29, CB&I and Shaw shareholders should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of CB&I and Shaw because those risks will also affect the combined company. Those risks can be found in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2011 for CB&I and for the fiscal year ended August 31, 2012 for Shaw, as updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference herein. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference herein. See “Where You Can Find More Information,” beginning on page 188.

Risks Related to the Transaction

CB&I and Shaw will be subject to various uncertainties and contractual restrictions while the Transaction is pending that may cause disruption and could adversely affect their financial results.

Uncertainty about the effect of the Transaction on employees, suppliers and customers may have an adverse effect on CB&I and/or Shaw. These uncertainties may impair CB&I’s and/or Shaw’s ability to attract, retain and motivate key personnel while the Transaction is pending and for a period of time thereafter, as employees and prospective employees may experience uncertainty about their future roles with the combined company, and could cause customers, suppliers and others who deal with CB&I or Shaw to seek to change existing business relationships with CB&I or Shaw. The pursuit of the Transaction and the preparation for the integration may also place a burden on management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could affect CB&I’s and/or Shaw’s financial results.

In addition, the Transaction Agreement restricts each of CB&I and Shaw, without the other’s consent, from taking certain specified actions while the Transaction is pending. These restrictions may prevent CB&I and/or Shaw from pursuing otherwise attractive business opportunities and making other changes to their respective businesses prior to completion of the Transaction or termination of the Transaction Agreement. Because CB&I and Shaw do not expect to complete the Transaction until the first quarter of 2013, each of CB&I and Shaw are expected to operate under these restrictions for a significant period of time. See “The Transaction Agreement—Covenants of Shaw Relating to the Conduct of its Business” and “The Transaction Agreement—Covenants of CB&I Relating to the Conduct of its Business,” beginning on pages 137 and 140, respectively.

If completed, the Transaction may not achieve its anticipated results, and CB&I and Shaw may be unable to integrate their operations in the manner expected.

CB&I and Shaw entered into the Transaction Agreement with the expectation that the Transaction will result in various benefits, including, among other things, cost savings and operating efficiencies. Achieving the anticipated benefits of the Transaction is subject to a number of uncertainties, including whether the businesses of CB&I and Shaw can be integrated in an efficient, effective and timely manner.

It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, the disruption of each company’s ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect the combined company’s ability to achieve the anticipated benefits of the Transaction. The combined company’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur prior to the closing of the Transaction. The companies may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect the combined company’s future business, financial condition, operating results and prospects.

If the Transaction does not occur, one of the companies may incur payment obligations to the other.

In certain circumstances in connection with the termination of the Transaction Agreement, including if the Shaw Board of Directors changes or withdraws its recommendation of the Shaw Transaction Proposal or terminates the Transaction Agreement to enter into an agreement for an alternative business combination transaction, Shaw must pay to CB&I a termination fee equal to $104 million. Shaw must also pay to CB&I a termination fee equal to $32 million if the Transaction Agreement is terminated because Shaw shareholders fail to approve the Shaw Transaction Proposal at the Shaw special meeting. The Transaction Agreement also provides that CB&I is required to pay Shaw a reverse termination fee of $64 million if the Transaction Agreement is terminated because the Supervisory or Management Board of CB&I makes a CB&I adverse recommendation change or CB&I shareholders fail to approve the CB&I Acquisition Proposal at the CB&I special general meeting, or $208 million if the Transaction Agreement is terminated under circumstances where all closing conditions have been satisfied but the full proceeds of CB&I’s debt financing are not available to complete the Transaction and CB&I fails to effect the closing of the Transaction Agreement. See “The Transaction Agreement—Termination Fees,” beginning on page 153.

The Transaction Agreement contains provisions that limit Shaw’s ability to pursue alternatives to the Transaction, which could discourage a potential acquirer of Shaw from making an alternative transaction proposal and, in certain circumstances, could require Shaw to pay to CB&I a significant termination fee.

Under the Transaction Agreement, Shaw is restricted, subject to limited exceptions, from entering into alternative transactions in lieu of the Transaction. In general, unless and until the Transaction Agreement is terminated, Shaw is restricted from, among other things, soliciting, initiating, knowingly facilitating or knowingly encouraging any inquiries regarding, or making any competing acquisition proposal. The Shaw Board of Directors is limited in its ability to change its recommendation with respect to the Shaw Transaction Proposal. Shaw may terminate the Transaction Agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including compliance with the non-solicitation provisions of the Transaction Agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Shaw from considering or proposing such an acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than the consideration proposed to be received or realized in the Transaction, or might result in a potential competing acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances. See “The Transaction Agreement—No Solicitation by Shaw of Alternative Proposals,” beginning on page 141 and “The Transaction Agreement—Termination Fees,” beginning on page 153.

Because the market price of shares of CB&I common stock will fluctuate and the exchange ratio will not be adjusted to reflect such fluctuations, Shaw shareholders cannot be sure of the value of the stock component of the Transaction Consideration they will receive.

Upon completion of the Transaction, each outstanding share of Shaw common stock will be converted into the right to receive (i) $41.00 in cash and (ii) an amount of cash in euros equal to the par value of 0.12883 shares of CB&I common stock, which cash will not actually be paid, but will instead be converted automatically into 0.12883 shares of CB&I common stock immediately after the effective time of the Transaction. The number of shares of CB&I common stock to be issued pursuant to the Transaction Agreement for each share of Shaw common stock will not change to reflect changes in the market price of CB&I or Shaw common stock. The market price of CB&I common stock at the time of completion of the Transaction may vary significantly from the market prices of CB&I common stock on the date the Transaction Agreement was executed, the date of this joint proxy statement/prospectus and the date of the companies’ respective special shareholder meetings. Accordingly, at the time of the Shaw special meeting, you will not know or be able to calculate the market value of the stock component of the Transaction Consideration you will receive upon completion of the Transaction.

In addition, CB&I and Shaw might not complete the Transaction until a significant period of time has passed after the companies’ respective special meetings. Because CB&I will not adjust the exchange ratio to reflect any changes in the market value of CB&I common stock or Shaw common stock, the market value of the CB&I common stock issued in connection with the Transaction and the Shaw common stock surrendered in connection with the Transaction may be higher or lower than the values of those shares on earlier dates. Stock price changes may result from market reaction to the announcement of the Transaction and market assessment of the likelihood that the Transaction will be completed, changes in the business, operations or prospects of CB&I or Shaw prior to or following the Transaction, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of CB&I and Shaw. Neither CB&I nor Shaw is permitted to terminate the Transaction Agreement solely because of changes in the market price of either company’s common stock.

Current CB&I and Shaw shareholders will have a reduced ownership and voting interest in the combined company after the Transaction.

CB&I expects that it will issue or reserve for issuance approximately 12,177,055 shares of CB&I common stock to Shaw shareholders in the Transaction (including shares of CB&I common stock to be issued in connection with outstanding Shaw equity awards). Based on the number of shares of common stock of CB&I and Shaw outstanding on November 14, 2012, the last practicable trading date prior to the date of this joint proxy statement/prospectus, upon the completion of the Transaction, current CB&I shareholders and former Shaw shareholders would own approximately 90% and 10% of the common stock of CB&I, respectively.

CB&I and Shaw shareholders currently have the right to vote for their respective directors and on other matters affecting their respective companies. When the Transaction occurs, each Shaw shareholder who receives shares of CB&I common stock will become a shareholder of CB&I with a percentage ownership of the combined company that will be smaller than the shareholder’s percentage ownership of Shaw. Correspondingly, each CB&I shareholder will remain a shareholder of CB&I with a percentage ownership of the combined company that will be smaller than the shareholder’s percentage ownership of CB&I prior to the Transaction. As a result of these reduced ownership percentages, current CB&I shareholders will have less voting power in the combined company than they now have with respect to CB&I, and former Shaw shareholders will have less voting power in the combined company than they now have with respect to Shaw.

The Transaction may not be accretive to earnings and may cause dilution to CB&I’s earnings per share, which may negatively affect the market price of CB&I common stock.

CB&I currently anticipates that the Transaction will be accretive to earnings per share in the first full year following the completion of the Transaction, after factoring in the reduction of duplicative public company costs and excluding costs to achieve synergies and other one-time costs related to the Transaction. This expectation is based on preliminary estimates that are subject to change. CB&I also could encounter additional transaction and integration-related costs, may fail to realize all of the benefits anticipated in the Transaction or be subject to other factors that affect preliminary estimates. Any of these factors could cause a decrease in CB&I’s adjusted earnings per share or decrease or delay the expected accretive effect of the Transaction and contribute to a decrease in the price of CB&I common stock.

CB&I will record goodwill that could become impaired and adversely affect its operating results.

Accounting standards in the United States require that one party to the Transaction be identified as the acquirer. In accordance with these standards, the Transaction will be accounted for as an acquisition of Shaw common stock by CB&I and will follow the acquisition method of accounting for business combinations. The assets and liabilities of Shaw will be consolidated with those of CB&I. The excess of the purchase price over the fair values of Shaw’s assets and liabilities, including identifiable intangibles, will be recorded as goodwill.

The amount of goodwill, which is expected to be material, will not be amortized to earnings, but instead will be reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is required to be reviewed for impairment for each reporting unit. As part of an annual impairment assessment, a qualitative assessment of goodwill must be performed to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If, based on the qualitative assessment, a quantitative assessment is deemed necessary, goodwill would be screened for impairment, which would include an allocation of goodwill to the applicable reporting unit and a comparison of its fair value with the carrying amount, including goodwill. If an impairment is deemed to have occurred, the amount is measured and recorded as a charge in an amount equal to the excess, if any, of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. Such a potential impairment could result in a material charge that would have a material impact on the future operating results and consolidated balance sheet of the combined company following the Transaction.

Pending litigation against CB&I and Shaw could result in an injunction preventing the completion of the Transaction or a judgment resulting in the payment of damages in the event the Transaction is completed and may adversely affect the combined company’s business, financial condition or results of operations and cash flows following the Transaction.

In connection with the Transaction, purported shareholders of Shaw have filed putative shareholder class action lawsuits against Shaw, CB&I, Acquisition Sub and the directors of Shaw. Among other remedies, the plaintiffs seek to enjoin the Transaction. The outcome of any such litigation is uncertain. If the cases are not resolved, these lawsuits could prevent or delay completion of the Transaction and result in substantial costs to Shaw and CB&I, including any costs associated with the indemnification of directors and officers. Plaintiffs may file additional lawsuits against Shaw, CB&I and/or the directors and officers of either company in connection with the Transaction. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Transaction is completed may adversely affect the combined company’s business, financial condition, results of operations and cash flows. See “The Transaction—Legal Proceedings,” beginning on page 123.

The Transaction is subject to the receipt of consent or approval from governmental entities that could delay the completion of the Transaction or impose conditions that could have a material adverse effect on the combined company or that could cause abandonment of the Transaction.

The Transaction is also subject to review by the Antitrust Division or the FTC under the HSR Act and other applicable U.S. antitrust laws, and the expiration or early termination of the waiting period (and any extension of the waiting period) applicable to the Transaction under the HSR Act is a condition to closing the Transaction. CB&I and Shaw filed their respective Notification and Report Forms (“HSR Forms”) with the Antitrust Division and the FTC on August 20, 2012. The waiting period under the HSR Act with respect to the Transaction expired at 11:59 p.m., Eastern time, on September 19, 2012, the 30th day after the HSR Forms were filed. The expiration of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the Transaction on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed Transaction. Although neither CB&I nor Shaw believes that the Transaction will violate federal antitrust laws, we cannot guarantee that the Antitrust Division or the FTC will not take a different position.

The Transaction is also subject to review by the Ministry of Commerce of the People’s Republic of China (“MOFCOM”), and receipt of all required clearances or approvals applicable to the consummation of the Transaction under the antitrust laws of the People’s Republic of China is a condition to closing the Transaction. Approval from MOFCOM was obtained on November 12, 2012. CB&I has submitted a notification to

MOFCOM that was accepted by MOFCOM as complete on October 10, 2012. On November 12, 2012,

MOFCOM issued a written notice approving the Transaction under the antitrust laws of the People’s Republic of China.

Completion of the Transaction is conditioned upon the receipt of consents, orders, approvals or clearances, to the extent required, from the NRC and CFIUS. CFIUS Approval was obtained on November 2, 2012. CB&I and Shaw submitted a joint voluntary notice to CFIUS on August 27, 2012, and the CFIUS review period started on August 29, 2012. On September 27, 2012, CFIUS notified the parties that it was undertaking an investigation into the Transaction. On November 2, 2012, CFIUS provided the parties with written notice that review under Section 721 of the U.S. Defense Production Act of 1950, as amended, of the Transaction had been concluded, and that CFIUS had determined that there are no unresolved national security concerns with respect to the Transaction.

The CB&I and Shaw special meetings at which the proposals required to complete the Transaction will be considered may take place before all of the required regulatory approvals or clearances have been obtained and before all conditions to such approvals, if any, are known. In this event, if the shareholder proposals required to complete the Transaction are approved, CB&I and Shaw may subsequently agree to conditions without further seeking shareholder approval, even if such conditions could have an adverse effect on CB&I, Shaw or the combined company.

The pro forma financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Transaction.

The pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the Transaction for several reasons. See “Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on page 156. The actual financial condition and results of operations of the combined company following the Transaction may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Transaction. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.

CB&I cannot assure you that it will be able to continue paying dividends at the current rate.

As noted elsewhere in this joint proxy statement/prospectus, CB&I currently expects to pay dividends in an amount consistent with the dividend policy of CB&I in effect prior to the completion of the Transaction. However, you should be aware that CB&I shareholders may not receive the same dividends following the Transaction for reasons that may include any of the following factors:

•	CB&I may not have enough cash to pay such dividends due to changes in CB&I’s cash requirements, capital spending plans, financing agreements, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future distributions will remain at all times at the discretion of the CB&I Supervisory and Management Boards, and (in the case of the final dividend for each financial year) the general meeting of shareholders of CB&I. CB&I reserves the right to change its dividend practices at any time and for any reason;

•	the amount of dividends that CB&I may distribute to its shareholders is subject to restrictions under Dutch law; and

•

CB&I may not receive dividend payments from its subsidiaries at the same level that it has historically. The ability of CB&I’s subsidiaries to make dividend payments to it is subject to factors similar to those listed above.

CB&I shareholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

Directors and executive officers of Shaw have financial interests in the Transaction that may be different from, or in addition to, those of other Shaw shareholders, which could have influenced their decisions to support or approve the Transaction.

In considering whether to approve the proposals at the special meetings, Shaw shareholders should recognize that directors and executive officers of Shaw have interests in the Transaction that may differ from, or that are in addition to, their interests as shareholders of Shaw. These interests include, among others:

•

Accelerated vesting of certain stock options, stock appreciation rights, restricted stock units and performance cash units that were granted pursuant to the terms of Shaw’s equity compensation plans. Shaw estimates that the aggregate amount that would be received in connection with such accelerated vesting if the completion of the Transaction and certain qualifying terminations of service occurred on November 1, 2012 is approximately (i) $44,258,934 for Shaw’s executive officers who are named executive officers, (ii) $8,616,932 for Shaw’s executive officers who are not named executive officers, and (iii) $1,709,113 for Shaw’s non-employee directors;

•

Employment agreements that provide for payments following termination of employment, accelerated vesting of equity-based awards and accelerated vesting and payout of performance cash units if the employment of certain executive officers is terminated under certain circumstances following the completion of the Transaction. Shaw estimates that the aggregate cash payments that would be received pursuant to such employment agreements (excluding payments attributable to equity-based awards and performance cash units that are addressed in the preceding paragraph) if the completion of the Transaction and certain qualifying terminations of service occurred on November 1, 2012 is approximately (i) $43,873,298 for Shaw’s executive officers who are named executive officers and (ii) $5,485,728 for Shaw’s executive officers who are not named executive officers;

•

Accelerated vesting and payout of amounts deferred under Shaw’s nonqualified deferred compensation plan. Shaw estimates that the aggregate amount that would be received in connection with such accelerated vesting and payout if the completion of the Transaction occurred on November 1, 2012 is approximately (i) $1,074,271 for Shaw’s executive officers who are named executive officers and (ii) $1,967,108 for Shaw’s executive officers who are not named executive officers;

•

Prorated payments upon completion of the Transaction under Shaw’s management incentive plan for Fiscal Year 2013. Shaw estimates that, if the completion of the Transaction occurred on November 1, 2012, then the aggregate amount of such payments is approximately (i) $956,755 for Shaw’s executive officers who are named executive officers and (ii) $450,903 for Shaw’s executive officers who are not named executive officers;

•

Retention awards that provide for payment if the recipient continues employment through the three-month anniversary of the closing date of the Transaction, although an accelerated payment will be made if the employment of the recipient is terminated by CB&I without cause on or after the closing date of the Transaction. As of November 1, 2012, no such retention awards have been granted to Shaw’s named executive officers, and Shaw’s other executive officers have been granted retention awards with an aggregate potential value of $2,320,000; and

•	Rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the Transaction.

The Shaw Board of Directors was aware of these interests at the time of approval of the Transaction Agreement. These interests may cause Shaw’s directors and executive officers to view the Transaction differently than you may view it as a shareholder. For additional information about these interests (including the payment estimates described above, the circumstances under which they become payable and the assumptions used to calculate such amounts), see “The Transaction—Interests of Directors and Executive Officers of Shaw in the Transaction,” beginning on page 97.

CB&I and Shaw may incur unexpected costs in connection with the Transaction.

CB&I and Shaw expect to incur significant non-recurring Transaction and Transaction-related costs (including change in control payments that will be automatically triggered in connection with the Transaction) totaling approximately $167.0 million prior to, or concurrent with, the Transaction and up to approximately $40.0 million resulting from additional change in control payments that will only be triggered subsequent to the Transaction if CB&I takes certain actions, including termination or a significant reduction in duties or compensation of certain Shaw employees. The combined company may also incur additional unanticipated costs from the integration of the businesses of CB&I and Shaw. Although CB&I and Shaw expect that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two companies, will offset the incremental Transaction and Transaction-related costs over time, the combined company may not achieve this net benefit in the near term, or at all.

The combined company’s hedging activities may not fully protect the combined company from fluctuations in commodity prices, and may not completely eliminate the risks associated with its businesses.

CB&I and Shaw currently engage in activities to hedge their respective economic risks related to foreign exchange risks. CB&I and Shaw expect that the combined company will use appropriate hedging strategies to manage this risk, including opportunistically hedging over multiple-year periods to reduce the variability in realized gross margin. CB&I and Shaw cannot provide assurance that these activities will be successful in managing the combined company’s foreign currency-related risks or that these activities will not result in net losses as a result of future volatility in foreign exchange rates. Actual foreign exchange rates may differ from the combined company’s expectations.

After the Transaction is completed, Shaw shareholders who receive CB&I common stock in the Transaction will have different rights that may be less favorable than their current rights as Shaw shareholders.

After the closing of the Transaction, Shaw shareholders who receive CB&I common stock in the Transaction will have different rights than they currently have as Shaw shareholders.

The material differences include:

•

Under the Shaw By-Laws, nominations for election of directors may be made by the Shaw Board of Directors or a committee appointed by the Shaw Board of Directors, or by any shareholder entitled to vote generally in the election of directors who complies with the advance notice procedure set forth in the Shaw By-Laws. The CB&I Supervisory Board is elected from binding nominations made by the CB&I Supervisory Board, which may only be overridden by a resolution passed by two-thirds of the votes cast at the shareholders meeting representing more than one-half of CB&I’s issued share capital.

•

Under the Shaw By-Laws, the holders of shares having a majority of the voting power of Shaw common stock issued and outstanding and entitled to vote at the meeting of shareholders constitute a quorum for the transaction of business, except as otherwise provided by law. Under Dutch law, there are no quorum requirements generally applicable to meetings of shareholders.

•

The LBCL provides that a corporation may engage in certain extraordinary transactions, such as mergers or sales of all or substantially assets only if approved by the holders of at least two-thirds of the voting power present at a special or annual meeting (or by such larger or smaller vote, not less than a majority, of the voting power present or of the total voting power, as the articles may require), and the Shaw Articles of Incorporation include the Supermajority Threshold requirement (75% of the outstanding shares, excluding “Related Persons”). Under Dutch law, the general meeting of shareholders must approve by a majority of shares voting resolutions of the board of directors relating to an important change in the identity or character of CB&I or its business.

For a detailed discussion of your rights as a shareholder of CB&I and the significant differences between your rights as a shareholder of Shaw and your rights as a shareholder of CB&I, see “Comparison of Shareholder Rights,” beginning on page 174.

Following the Transaction, the combined company may be unable to retain key employees.

The success of CB&I after the Transaction will depend in part upon its ability to retain key CB&I and Shaw employees. Key employees may depart either before or after the Transaction because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the Transaction. Accordingly, no assurance can be given that CB&I, Shaw and, following the Transaction, the combined company will be able to retain key employees to the same extent as in the past.

The market price of CB&I common stock may decline as a result of the Transaction.

The market price of CB&I common stock may decline as a result of the Transaction if the combined company does not achieve the perceived benefits of the Transaction as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the Transaction on CB&I’s financial results is not consistent with the expectations of financial or industry analysts.

Risks Related to CB&I and Shaw

CB&I and Shaw face other risks.

CB&I and Shaw are, and will continue to be, subject to the risks described in Part I, Item 1A “Risk Factors” of CB&I’s Form 10-K for the fiscal year ended December 31, 2011, which CB&I filed with the SEC on February 24, 2012, and Part I, Item 1A “Risk Factors” of Shaw’s Form 10-K for the fiscal year ended August 31, 2012, which Shaw filed with the SEC on October 19, 2012, and in each case which are incorporated by reference herein. See “Where You Can Find More Information,” beginning on page 188.

THE COMPANIES

Chicago Bridge & Iron Company N.V.

Oostduinlaan 75

2596 JJ The Hague

The Netherlands

011-31-70-373-2010

CB&I, a Dutch public limited company, is one of the world’s leading integrated engineering, procurement and construction service providers and major process technology licensors, delivering comprehensive solutions to customers primarily in the energy and natural resource industries.

CB&I is comprised of three business sectors: Steel Plate Structures, Project Engineering and Construction, and Lummus Technology. Through these business sectors, CB&I offers services both independently and on an integrated basis.

For the year ended December 31, 2011, CB&I had total revenues of $4.6 billion and net income of $255.0 million. CB&I’s consolidated assets as of December 31, 2011 were $3.3 billion. CB&I common stock is listed and trades on the NYSE under the symbol “CBI.”

The Shaw Group Inc.

4171 Essen Lane

Baton Rouge, Louisiana 70809

(225) 932-2500

Shaw is a global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation and facilities management services to a diverse client base that includes regulated electric utilities, independent and merchant power producers, government agencies, multinational and national oil companies and industrial corporations.

For the year ended August 31, 2012, Shaw had total revenues of $6.0 billion and net income of $198.9 million. Shaw’s consolidated assets as of August 31, 2012 were $5.0 billion. Shaw common stock is listed and trades on the NYSE under the symbol “SHAW.”

Crystal Acquisition Subsidiary Inc.

Acquisition Sub is a Louisiana corporation and a wholly owned subsidiary of CB&I. Acquisition Sub was incorporated on July 17, 2012, for the purpose of effecting the Transaction and has not conducted any activities other than those incidental to its formation and the matters contemplated in the Transaction Agreement.

THE CB&I SPECIAL GENERAL MEETING

General

The CB&I Supervisory and Management Boards are using this joint proxy statement/prospectus to solicit proxies from the holders of shares of CB&I common stock for use at the CB&I special general meeting. CB&I is first mailing this joint proxy statement/prospectus and accompanying proxy card to its shareholders on or about November 19, 2012.

Date, Time and Place of the CB&I Special General Meeting

CB&I will hold its special general meeting of shareholders on December 18, 2012, at 5:00 p.m., local time, at the InterContinental Amstel Amsterdam, Professor Tulpplein 1, 1018 GX Amsterdam, The Netherlands.

Purpose of the CB&I Special General Meeting

At the CB&I special general meeting, CB&I will ask its shareholders to consider and vote on:

•

a proposal to approve the consummation by CB&I of the transactions contemplated by the Transaction Agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus, as such agreement may be amended from time to time, pursuant to which Acquisition Sub will be merged with and into Shaw and each issued and outstanding share of Shaw common stock, no par value (other than any dissenting shares, treasury shares, or shares held by Shaw, CB&I or Acquisition Sub and their respective subsidiaries), will be cancelled and extinguished and converted into the right to receive (i) $41.00 in cash and (ii) an amount of cash in euros equal to the par value of 0.12883 shares of CB&I common stock, which cash will not actually be paid, but will instead be converted automatically into 0.12883 shares of CB&I common stock immediately after the effective time of the Transaction (the “CB&I Acquisition Proposal”); and

•

a proposal to adjourn the special general meeting of the shareholders of CB&I, if necessary, to such date, time and place as shall be specified by the CB&I Management Board, in order to enable the CB&I Supervisory and Management Boards to solicit additional proxies to approve the CB&I Acquisition Proposal (the “CB&I Adjournment Proposal”).

The person acting as chairman of the CB&I special general meeting may in such person’s sole discretion decide that a vote at the meeting will be cast only on the CB&I Acquisition Proposal or only on the CB&I Adjournment Proposal, or on both proposals. The CB&I Supervisory and Management Boards have unanimously approved the Transaction Agreement and the Transaction and unanimously recommend that CB&I shareholders vote “FOR” each of the foregoing proposals, to the extent voted on at the CB&I special general meeting. See “The Transaction—CB&I’s Reasons for the Transaction and Recommendation of the CB&I Supervisory and Management Boards,” beginning on page 67.

CB&I Record Date; Shares Entitled to Vote

The CB&I Management Board has fixed the close of business on November 20, 2012 as the record date for determination of shareholders entitled to notice of, and to vote at, the CB&I special general meeting. Only holders of record of registered shares of CB&I common stock at the close of business on the record date are entitled to notice of, and to vote at, the CB&I special general meeting. A new record date may be established in connection with any adjournments or postponements of the CB&I special general meeting. If a new record date is established in connection with any such adjournment or postponement, notice of the new record date will be included in the notice of such adjourned or postponed meeting sent to shareholders.

Each shareholder is entitled to one vote at the CB&I special general meeting for each share of CB&I common stock held by that shareholder at the close of business on the record date. CB&I common stock is the only CB&I voting security for the CB&I special general meeting.

As of November 14, 2012, the last practicable trading date prior to the date of this joint proxy statement/prospectus, there were approximately 96,793,240 registered shares of CB&I common stock outstanding and held by approximately 191 holders of record.

Quorum; “Broker Non-Votes”

There is no minimum quorum requirement for the CB&I special general meeting under Dutch law. All shares of CB&I common stock represented at the CB&I special general meeting, including abstentions and “broker non-votes,” will be treated as shares that are present at the meeting. A “broker non-vote” occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under NYSE rules, does not have discretionary authority to vote on a matter. Under NYSE rules, your broker does not have discretionary authority to vote your shares of CB&I common stock on the CB&I Acquisition Proposal or the CB&I Adjournment Proposal. Without voting instructions on such proposals, a broker non-vote will occur. Because there are no proposals being voted upon at the CB&I special general meeting that brokers have discretionary authority to vote on, CB&I does not expect any broker non-votes on any of the proposals.

Vote Required

Required Vote to Approve the CB&I Acquisition Proposal

The affirmative vote of a majority of the votes cast on the CB&I Acquisition Proposal at the CB&I special general meeting is required to approve the CB&I Acquisition Proposal. If you abstain from voting or fail to vote, or a broker non-vote occurs, it will have no effect on the vote count for this proposal.

Required Vote to Approve the CB&I Adjournment Proposal

The affirmative vote of a majority of the votes cast on the CB&I Adjournment Proposal at the CB&I special general meeting is required to approve the CB&I Adjournment Proposal, if such proposal is voted on. If you abstain from voting, fail to vote or a broker non-vote occurs, it will have no effect on the vote count for this proposal.

Voting by CB&I’s Directors and Executive Officers

As of November 14, 2012, the last practicable trading date prior to the date of this joint proxy statement/prospectus, CB&I’s directors and executive officers collectively had the right to vote 1.3% of the CB&I common stock outstanding and entitled to vote at the CB&I special general meeting. CB&I currently expects that CB&I’s directors and executive officers will vote their shares of CB&I common stock in favor of each of the proposals to be considered at the CB&I special general meeting.

Voting of Proxies

Giving a proxy means that a CB&I shareholder authorizes the persons named on the proxy to vote such shareholder’s shares at the CB&I special general meeting in the manner that such shareholder directs. All shares represented by properly executed proxies received in time for the CB&I special general meeting will be voted at the CB&I special general meeting in the manner specified by the shareholders giving those proxies. The persons named as proxies will vote properly executed proxies that do not contain voting instructions “FOR” the CB&I Acquisition Proposal and “FOR” the CB&I Adjournment Proposal.

Only shares affirmatively voted for the approval of the proposals to be considered at the CB&I special general meeting or properly executed proxies that do not contain voting instructions will be counted as favorable votes for the proposals. Also, under NYSE rules, banks, brokers and other nominees who hold CB&I common stock in “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from those customers. Accordingly, a failure to vote your CB&I shares on the CB&I Acquisition Proposal or the CB&I Adjournment Proposal will have no effect on that proposal, because the affirmative vote of a majority of the votes cast at the CB&I special general meeting is required to approve each of the CB&I Acquisition Proposal and the CB&I Adjournment Proposal.

How to Vote

If you own shares of CB&I common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares of CB&I common stock. If you fail to sign and return your proxy card(s), the proxies cannot vote your shares of CB&I common stock at the CB&I special general meeting. An owner of record has four voting options:

Internet. You can submit your proxy over the Internet by accessing the website shown on your proxy card and following the instructions on the website. Internet facilities are available 24 hours a day until 11:59 p.m., Eastern time, on December 17, 2012. Have your proxy card in hand when you access the website and follow the instructions to vote.

Telephone. You can submit your proxy by telephone by calling the toll-free number shown on your proxy card. Telephone facilities are available 24 hours a day until 11:59 p.m., Eastern time, on December 17, 2012.

Mail. You can submit your proxy by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

In Person. You may attend the CB&I special general meeting and cast your vote in person. The CB&I Supervisory and Management Boards recommend that you submit your proxy even if you plan to attend the CB&I special general meeting. If you wish to attend the CB&I special general meeting in person, you must notify Investor Relations by mail to One CB&I Plaza, 2103 Research Forest Drive, The Woodlands, Texas 77380. This notice must be received by 5:00 p.m. (Eastern time) on December 14, 2012 in order for you to be able to attend the CB&I special general meeting in person.

If you hold your shares of CB&I common stock in “street name” through a bank, broker or other nominee, you must provide such bank, broker or other nominee with instructions on how to vote the shares. Please refer to the voting instruction form or other information furnished by the bank, broker or other nominee. You may not vote shares held in street name by returning a proxy card directly to CB&I or by voting in person at the CB&I special general meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers who hold shares of CB&I common stock on behalf of their customers may not give a proxy to CB&I to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers do not have discretionary voting power on these matters.

The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Directing the voting of your CB&I shares will not affect your right to vote in person if you decide to attend the CB&I special general meeting. A CB&I shareholder who submits his or her proxy by telephone or by Internet is deemed to grant full authority to the person receiving the electronic or telephonic transmission to issue a proxy in the name of such shareholder to attend the CB&I special general meeting (including any postponements, adjournments and continuations thereof) on such shareholder’s behalf and to vote such shareholder’s shares as directed by such shareholder at such meeting (including any postponements, adjournments and continuations thereof).

The named proxies will vote all shares at the CB&I special general meeting that have been properly submitted by proxy (whether by Internet, telephone or mail) and not revoked.

Participants in the CB&I Savings Plan

If you are a participant in the CB&I Savings Plan, the plan trustee will vote shares of CB&I common stock allocated to your plan account only if you execute and return the voting document you receive from the plan trustee, to the plan trustee. Plan participants must provide voting instructions on or before the deadline set forth in the voting document received from the plan trustee. The plan trustee will vote undirected shares in proportion to how the directed shares in the CB&I Savings Plan are voted.

Revoking Your Proxy

You may revoke your proxy at any time after you give it, and before it is voted, in one of the following ways:

•

by notifying CB&I’s Corporate Secretary that you are revoking your proxy by written notice that bears a date later than the date of the proxy and that CB&I receives prior to the CB&I special general meeting and states that you revoke your proxy;

•	by signing another CB&I proxy card(s) bearing a later date and mailing it so that CB&I receives it prior to the CB&I special general meeting;

•	by submitting a later-dated proxy again using the telephone or Internet voting procedures; or

•	by attending the CB&I special general meeting and voting in person, although attendance at the CB&I special general meeting alone will not, by itself, revoke a proxy.

If your broker, bank or other nominee holds your shares in street name, you will need to contact your broker, bank or other nominee to revoke your voting instructions.

Other Voting Matters

Electronic Access to Proxy Material

This joint proxy statement/prospectus and CB&I’s Form 10-K for the fiscal year ended December 31, 2011 are available on the CB&I website, www.cbi.com.

People with Disabilities

CB&I can provide you with reasonable assistance to help you participate in the CB&I special general meeting if you inform CB&I of your disability. Please contact Investor Relations by telephone at (832) 513-1200; by electronic correspondence to the address found at www.cbi.com/investor-relations; or by mail at One CB&I Plaza, 2103 Research Forest Drive, The Woodlands, Texas 77380, at least two weeks before the CB&I special general meeting.

Proxy Solicitations

CB&I is soliciting proxies for the CB&I special general meeting from CB&I shareholders. CB&I will bear the entire cost of soliciting proxies from CB&I shareholders. In addition to this mailing, CB&I’s directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, electronically, by telephone or other means.

CB&I has engaged the services of Innisfree M&A Incorporated for a fee of approximately $25,000, plus reimbursement of expenses, to assist in the solicitation of proxies.

CB&I and its proxy solicitors will request that banks, brokers and other nominees send proxy materials to the beneficial owners of CB&I common stock and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in doing so. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted.

Assistance

If you need assistance in completing your proxy card or have questions regarding the CB&I special general meeting, please contact Innisfree M&A Incorporated toll-free at (877) 456-3427. Banks, brokers and other nominees may call collect at (212) 750-5833.

PROPOSALS SUBMITTED TO CB&I’S SHAREHOLDERS

The CB&I Acquisition Proposal

(Item 1 on CB&I Proxy Card)

Pursuant to the Transaction Agreement, upon completion of the Transaction, Acquisition Sub will merge with and into Shaw. Shaw will be the surviving corporation in the Transaction and will thereby become a wholly owned subsidiary of CB&I.

Under the Dutch Civil Code, Dutch public limited companies are required to obtain approval at a general meeting of shareholders for the acquisition of a participating interest in the capital of another legal person where the value of such acquisition is equal to or greater than one-third of the company’s assets, according to the company’s most recently adopted consolidated balance sheet. Shaw’s value is greater than one-third of the balance sheet value of CB&I’s consolidated assets as of December 31, 2011, which is the date of the most recent consolidated balance sheet adopted by CB&I shareholders.

CB&I is asking its shareholders to approve the CB&I Acquisition Proposal. The approval of the CB&I Acquisition Proposal is required for completion of the Transaction.

The CB&I Supervisory and Management Boards unanimously recommend a vote “FOR” the CB&I Acquisition Proposal (Item 1).

The CB&I Adjournment Proposal

(Item 2 on CB&I Proxy Card)

The CB&I special general meeting may be adjourned to another time or place, if necessary, to permit, among other things, further solicitation of proxies to obtain additional votes in favor of the CB&I Acquisition Proposal.

If, at the CB&I special general meeting, the number of shares of CB&I common stock present or represented and voting (or anticipated to vote) in favor of the CB&I Acquisition Proposal is insufficient to approve the proposal, the chairman of the CB&I special general meeting may direct that a vote is taken on the CB&I Adjournment Proposal in order to enable the CB&I Supervisory and Management Boards to solicit additional proxies for approval of the CB&I Acquisition Proposal. If the CB&I Acquisition Proposal is approved, then no vote will be held on the CB&I Adjournment Proposal. The chairman of the CB&I special general meeting may also direct that a vote be taken on the CB&I Adjournment Proposal immediately without any vote being taken on the CB&I Acquisition Proposal.

In the CB&I Adjournment Proposal, CB&I is asking its shareholders to authorize the holder of any proxy solicited by the CB&I Supervisory and Management Boards to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to vote in favor of the adjournment of the CB&I special general meeting to another time and place for the purpose of soliciting additional proxies. If the CB&I shareholders approve the CB&I Adjournment Proposal, CB&I could adjourn the CB&I special general meeting and any adjourned session of the CB&I special general meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from CB&I shareholders who have previously voted. If the CB&I Adjournment Proposal is approved, CB&I will send to all shareholders of record of CB&I written notice of the time and place at which the adjourned CB&I special general meeting will be held. This notice must be mailed to shareholders at least 15 days prior to the date of the adjourned meeting. The adjournment of the CB&I special general meeting may result in the establishment of a different record date for the adjourned CB&I special general meeting than the record date set forth in this joint proxy statement/prospectus. If so, the new record date will be notified to shareholders in the notice of adjournment of the CB&I special general meeting mailed to shareholders.

The CB&I Supervisory and Management Boards unanimously recommend a vote “FOR” the CB&I Adjournment Proposal (Item 2).

Other Business

At this time, CB&I does not intend to bring any other matters before the CB&I special general meeting by CB&I, and CB&I does not know of any matters to be brought before the CB&I special general meeting by others. If, however, any other matters properly come before the CB&I special general meeting, the persons named in the enclosed proxy, or their duly constituted substitutes, acting at the CB&I special general meeting or any adjournment or postponement thereof, will be deemed authorized to vote the shares represented thereby in accordance with the judgment of the CB&I Management Board on any such matter.

THE SHAW SPECIAL MEETING

General

The Shaw Board of Directors is using this joint proxy statement/prospectus to solicit proxies from the holders of shares of Shaw common stock for use at the Shaw special meeting. Shaw is first mailing this joint proxy statement/prospectus and accompanying proxy card to its shareholders on or about November 19, 2012.

Date, Time and Place of the Shaw Special Meeting

Shaw will hold its special meeting of shareholders at 9:00 a.m., Central time, on December 21, 2012, at the Shaw headquarters, located at 4171 Essen Lane, Baton Rouge, Louisiana 70809.

Purpose of the Shaw Special Meeting

At the Shaw special meeting, Shaw will ask its shareholders to consider and vote on:

•

a proposal to approve the Transaction Agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus as such agreement may be amended from time to time, pursuant to which Acquisition Sub will be merged with and into Shaw and each issued and outstanding share of Shaw common stock, no par value (other than any dissenting shares, treasury shares, or shares held by Shaw, CB&I or Acquisition Sub and their respective subsidiaries), will be cancelled and extinguished and converted into the right to receive (i) $41.00 in cash and (ii) an amount of cash in euros equal to the par value of 0.12883 shares of CB&I common stock, which cash will not actually be paid, but will instead be converted automatically into 0.12883 shares of CB&I common stock immediately after the effective time of the Transaction (the “Shaw Transaction Proposal”);

•

a proposal to adjourn the special meeting of the shareholders of Shaw to such date, time and place as shall be specified by the Shaw Board of Directors, if the chairman of the Shaw special meeting deems adjournment necessary or appropriate in order to enable the Shaw Board of Directors to solicit additional proxies to approve the Shaw Transaction Proposal (the “Shaw Adjournment Proposal”); and

•

a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Shaw’s named executive officers in connection with the Transaction, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Transaction—Interests of Directors and Executive Officers of Shaw in the Transaction,” beginning on page 97 (the “Shaw Compensation Proposal”).

The Shaw Board of Directors has unanimously approved the Transaction Agreement and the transactions contemplated by the Transaction Agreement, including the Transaction, and unanimously recommends that Shaw shareholders vote “FOR” each of the foregoing proposals. See “The Transaction—Shaw’s Reasons for the Transaction and Recommendation of the Shaw Board of Directors,” beginning on page 77. For a discussion of interests of Shaw’s directors and executive officers in the Transaction that may be different from, or in addition to, the interests of Shaw’s shareholders generally, see “The Transaction—Interests of Directors and Executive Officers of Shaw in the Transaction,” beginning on page 97.

Shaw Record Date; Outstanding Shares; Shares Entitled to Vote

The Shaw Board of Directors has fixed the close of business on November 30, 2012 as the record date for determination of shareholders entitled to notice of, and to vote at, the Shaw special meeting. Only holders of record of shares of Shaw common stock at the close of business on the record date are entitled to notice of, and to vote at, the Shaw special meeting and any adjournments or postponements of the Shaw special meeting, unless a new record date is set for any such adjournments or postponements. If a new record date is established in connection with any such adjournment or postponement, notice of the new record date will be included in the notice of such adjourned or postponed meeting sent to Shaw shareholders.

Each shareholder is entitled to one vote at the Shaw special meeting for each share of Shaw common stock held by that shareholder at the close of business on the record date. Shaw common stock is the only Shaw voting security for the Shaw special meeting. However, with respect to the Supermajority Threshold (as hereinafter defined) for the Shaw Transaction Proposal, a “Related Person” (as defined in the Shaw Articles of Incorporation and described under “The Shaw Special Meeting—Determination of Related Persons” below), is not entitled to have their shares included in determining whether the Supermajority Threshold has been met. See “The Shaw Special Meeting—Vote Required—Required Vote to Approve the Shaw Transaction Proposal.”

SHAREHOLDERS BENEFICIALLY OWNING, TOGETHER WITH THEIR AFFILIATES, FIVE PERCENT (5%) OR MORE OF THE OUTSTANDING SHARES OF SHAW COMMON STOCK AS OF THE RECORD DATE, OTHER THAN ANY TRUSTEE OF THE SHAW 401(K) PLAN, WILL BE INCLUDED IN DETERMINING WHETHER THE MAJORITY THRESHOLD IS MET, BUT THEIR SHARES WILL NOT BE INCLUDED IN DETERMINING WHETHER THE SUPERMAJORITY THRESHOLD IS MET.

As of November 14, 2012, the last practicable trading day prior to this joint proxy statement/prospectus, there were approximately 66,601,817 shares of Shaw common stock outstanding and held by approximately 219 holders of record. Shaw will make available a complete list of shareholders entitled to vote at the Shaw special meeting for examination by any Shaw shareholder at Shaw’s headquarters, 4171 Essen Lane, Baton Rouge, Louisiana 70809, for purposes pertaining to the Shaw special meeting, during normal business hours starting on December 11, 2012, and at the time and place of the Shaw special meeting.

Determination of Related Persons

In determining 5% beneficial holders, Shaw will rely on all information reasonably available to it regarding its shareholders’ beneficial holdings, including Shaw shareholders’ most recent filings with the Securities and Exchange Commission. Further, when Shaw shareholders submit a proxy or otherwise cast or direct a vote on the Shaw Transaction Proposal, shareholders will be asked to certify that they have informed Shaw if they are “Related Persons.” Shareholders who fail to specify that they are “Related Persons” will be deemed to have certified that they are not “Related Persons” and will be treated accordingly, absent evidence to the contrary known by Shaw.

As of November 14, 2012, there were 66,601,817 shares of Shaw common stock outstanding. Accordingly, as an example, if there is no change in the number of shares outstanding prior to the record date, the 5% ownership threshold for purposes of determining a “Related Person” would be 3,330,091 shares of Shaw common stock. In order to ensure that your and your affiliates’ shares are included in the calculation of whether the Supermajority Threshold with respect to the Shaw Transaction Proposal has been met, you should monitor the number of shares you beneficially own, in the aggregate, as of the record date for the Shaw special meeting to ensure you do not meet the 5% ownership threshold on such date.

In determining whether or not you are a “Related Person,” you should be aware that under the Shaw Articles of Incorporation beneficial ownership will generally be determined based upon Rule 13d-3 promulgated under the Exchange Act (“Rule 13d-3”). Rule 13d-3 provides that you are deemed to beneficially own Shaw common stock if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have or share: (i) the power to vote or direct the voting of such shares of Shaw common stock or (ii) the power to dispose of, or to direct the disposition of, such shares of Shaw common stock. In addition, under the Shaw Articles of Incorporation you are deemed to beneficially own any shares of Shaw common stock that you have a right to acquire, including pursuant to any agreement, or upon exercise of conversion rights, warrants, or options, or otherwise.

Shaw estimates that approximately 11,663,909 of the outstanding shares of Shaw common stock are owned by persons who beneficially own 5% or more of Shaw’s common stock. Accordingly, if such persons were to maintain their reported holdings and meet the definition of “Related Person” under Shaw’s Articles of Incorporation as of the record date for the Shaw special meeting, the affirmative vote of approximately

41,203,431 shares of Shaw outstanding common stock held by persons other than “Related Persons” of a total of approximately 54,937,908 shares held by persons other than “Related Persons” (based on 66,601,817 shares of Shaw common stock outstanding as of November 14, 2012) would be required to satisfy the Supermajority Threshold.

If you have questions about whether or not you are a “Related Person,” please refer to the definition of “Related Person” which is provided under the Shaw column in “Comparison of Shareholder Rights—Votes on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions.”

Your vote is very important, regardless of whether or not you are a “Related Person.” Please submit your proxy as promptly as possible.

Quorum; “Broker Non-Votes”

In order to conduct the Shaw special meeting, holders of shares having a majority of the voting power of the common stock issued and outstanding and entitled to vote thereat must be present in person or represented by proxy to constitute a quorum. It is important that you submit your proxy promptly so that your shares are counted toward the quorum.

Abstentions will be counted as present in determining the presence of a quorum, whereas “broker non-votes” will not be counted in determining the presence of a quorum. A “broker non-vote” occurs when a broker, bank, or other nominee who holds shares for another person has not received voting instructions with respect to a proposal from the owner of the shares and, under NYSE rules, does not have discretionary authority to vote on the proposal. Under NYSE rules, your broker or bank does not have discretionary authority to vote your shares of Shaw common stock on the Shaw Transaction Proposal, the Shaw Adjournment Proposal or the Shaw Compensation Proposal. Without voting instructions on such proposals, a broker non-vote will occur. Because there are no proposals being voted upon at the Shaw special meeting that brokers have discretionary authority to vote on, Shaw does not expect any broker non-votes on any of the proposals.

Vote Required

Required Vote to Approve the Shaw Transaction Proposal

The affirmative vote of (i) the holders of at least seventy-five percent (75%) of the shares of Shaw common stock outstanding on the record date for the Shaw special meeting and entitled to vote on the matter but excluding shares benefically owned by “Related Persons” (the “Supermajority Threshold”), as well as (ii) at least a majority of the voting power present (the “Majority Threshold”), each in accordance with the Shaw Articles of Incorporation is required to approve the Shaw Transaction Proposal. In accordance with the Shaw Articles of Incorporation, in determining whether the Shaw Transaction Proposal has received the approval required by the Supermajority Threshold, Shaw will exclude shares considered beneficially owned by a “Related Person,” as defined in the Shaw Articles of Incorporation. A “Related Person” means any person that, together with its affiliates, beneficially owns in the aggregate five percent (5%) or more of the outstanding shares of Shaw common stock as of the record date, other than any trustee of the Shaw 401(k) Plan.

In determining 5% beneficial holders, Shaw will rely on all information reasonably available to it regarding its shareholders’ beneficial holdings, including Shaw shareholders’ most recent filings with the Securities and Exchange Commission. Further, when Shaw shareholders submit a proxy or otherwise cast or direct a vote on the Shaw Transaction Proposal, shareholders will be asked to certify that they have informed Shaw if they are “Related Persons.” Shareholders who fail to specify that they are “Related Persons” will be deemed to have certified that they are not “Related Persons” and will be treated accordingly, absent evidence to the contrary known by Shaw.

With respect to the Supermajority Threshold, if you are not a “Related Person,” and you abstain from voting, fail to vote or a broker non-vote occurs, it will have the same effect as voting “AGAINST” this proposal.

With respect to the Majority Threshold, if you abstain, it will have the same effect as voting “AGAINST” this proposal. With respect to the Majority Threshold, if you fail to vote or a broker non-vote occurs, it will have no effect on the vote count for this proposal, assuming a quorum is present.

Required Vote to Approve the Shaw Adjournment Proposal

The affirmative vote of a majority of the voting power present, in accordance with the Shaw Articles of Incorporation, is required to approve the Shaw Adjournment Proposal. If you abstain, it will have the same effect as voting “AGAINST” this proposal. If you fail to vote or a broker non-vote occurs, it will have no effect on the vote count for this proposal, assuming a quorum is present.

Required Vote to Approve the Shaw Compensation Proposal

The affirmative vote of at least a majority of the voting power present, in accordance with the Shaw Articles of Incorporation, is required to approve the Shaw Compensation Proposal. If you abstain, it will have the same effect as voting “AGAINST” this proposal. If you fail to vote or a broker non-vote occurs, it will have no effect on the vote count for this proposal, assuming a quorum is present.

Voting by Shaw’s Directors and Executive Officers

As of November 14, 2012, the last practicable trading date prior to this joint proxy statement/prospectus, Shaw’s directors and executive officers collectively had the right to vote 5.1% of the Shaw common stock outstanding and entitled to vote at the Shaw special meeting. Shaw currently expects that Shaw’s directors and executive officers will vote their shares of Shaw common stock in favor of each of the proposals to be considered at the Shaw special meeting.

Voting of Proxies

Giving a proxy means that a Shaw shareholder authorizes the persons named on the proxy to vote its shares at the Shaw special meeting in the manner that such shareholder directs. All shares represented by properly executed proxies received in time for the Shaw special meeting will be voted at the Shaw special meeting in the manner specified by the shareholders giving those proxies. The persons named as proxies will vote properly executed proxies that do not contain voting instructions “FOR” the approval of the Shaw Transaction Proposal, the Shaw Adjournment Proposal and the Shaw Compensation Proposal.

Only shares affirmatively voted for the approval of a proposal to be considered at the Shaw special meeting or properly executed proxies that do not contain voting instructions will be counted as favorable votes for the proposal. Also, under NYSE rules, banks, brokers and other nominees who hold Shaw common stock in “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from those customers. Accordingly:

•

with respect to the Supermajority Threshold, if you are not a “Related Person,” an abstention, a broker non-vote or a failure to vote your Shaw shares on the Shaw Transaction Proposal will have the same effect as a vote “AGAINST” that proposal, because, with respect to the Supermajority Threshold, approval of the Shaw Transaction Proposal requires the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of Shaw common stock outstanding on the record date for the Shaw special meeting and entitled to vote on the matter (not including any shares deemed beneficially owned by a “Related Person,” as defined in the Shaw Articles of Incorporation);

•

with respect to the Supermajority Threshold, if you are a “Related Person,” an abstention, broker non-vote or failure to vote with respect to your Shaw shares will have no effect on the calculation of the vote count for the Shaw Transaction Proposal, because under the Shaw Articles of Incorporation shares deemed beneficially owned by Related Persons are not included in such calculation;

•

with respect to the Majority Threshold, an abstention will have the same effect as a vote “AGAINST” the Shaw Transaction Proposal, because abstentions will be counted as present at the meeting; however, a broker non-vote or a failure to vote will have no effect on that proposal, assuming a quorum is present, because with respect to the Majority Threshold, the affirmative vote of at least a majority of the voting power present at the Shaw special meeting must approve the Shaw Transaction Proposal;

•

an abstention will have the same effect as voting “AGAINST” the Shaw Adjournment Proposal, because abstentions will be counted as present at the meeting; however, a broker non-vote or a failure to vote will have no effect on the vote count for that proposal, assuming a quorum is present, because the affirmative vote of at least a majority of the voting power present at the Shaw special meeting is required to approve the Shaw Adjournment Proposal; and

•

an abstention will have the same effect as voting “AGAINST” the Shaw Compensation Proposal, because abstentions will be counted as present at the meeting; however, a broker non-vote or a failure to vote will have no effect on the vote count for that proposal, assuming a quorum is present, because the affirmative vote of at least a majority of the voting power present at the Shaw special meeting is required to approve the Shaw Compensation Proposal.

How to Vote

If you own shares of Shaw common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares of Shaw common stock. An owner of record has four voting options:

Internet. You can submit your proxy over the Internet by accessing the website shown on your proxy card and following the instructions on the website. Internet facilities are available 24 hours a day until 11:59 p.m., Central time, on December 20, 2012. Have your proxy card in hand when you access the website and follow the instructions.

Telephone. You can submit your proxy by telephone by calling the toll-free number shown on your proxy card. Telephone facilities are available 24 hours a day until 11:59 p.m., Central time, on December 20, 2012.

Mail. You can submit your proxy by mail by simply completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

In Person. You may attend the Shaw special meeting and cast your vote in person. The Shaw Board of Directors recommends that you submit a proxy even if you plan to attend the Shaw special meeting.

If you hold your shares of Shaw common stock in “street name” through a broker, bank or other nominee, you must provide such broker, bank or other nominee with instructions on how to vote the shares. Please refer to the enclosed voting instruction form or other information being furnished by the broker, bank or other nominee. You may not vote shares held in street name by returning a proxy card directly to Shaw or by voting in person at the Shaw special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers who hold shares of Shaw common stock on behalf of their customers may not give a proxy to Shaw to submit voting instructions for those shares with respect to any of the proposals without specific instructions from their customers, as under NYSE rules brokers do not have discretionary voting power on these matters.

The Internet and telephone proxy procedures are designed to authenticate shareholder identities, to allow shareholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Directing the voting of your shares of Shaw common stock will not affect your right to vote in person if you decide to attend the Shaw special meeting.

A Shaw shareholder who submits his or her proxy by Internet or telephone is deemed to grant full authority to the proxy holder to attend the Shaw special meeting (including any postponements and adjournments thereof) on behalf of such Shaw shareholder and vote such Shaw shareholder’s shares of Shaw common stock, as directed by such Shaw shareholder in the electronic transmission, at the Shaw special meeting (including any postponements and adjournments thereof).

The named proxies will vote all shares at the Shaw special meeting for which proxies have been properly submitted (whether by Internet, telephone or mail) and not revoked.

Participants in the Shaw 401(k) Plan

If you are a participant in the Shaw 401(k) Plan, the plan trustee will vote shares of Shaw common stock allocated to your plan account only if you execute and return the voting document you receive from the plan trustee, to the plan trustee. Plan participants must provide voting instructions on or before the deadline set forth in the voting document received from the plan trustee. The plan trustee will not vote any shares of Shaw common stock allocated to your plan account for which you do not provide voting instructions by the designated time and this will have the same effect as voting “AGAINST” the Shaw Transaction Proposal, but will have no effect on the vote for the Shaw Compensation Proposal or the Shaw Adjournment Proposal.

Revoking Your Proxy

You may revoke your proxy at any time after you give it, and before it is voted, in one of the following ways:

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by notifying Shaw’s corporate secretary that you are revoking your proxy by written notice that bears a date later than the date of the proxy and that Shaw receives prior to the Shaw special meeting and states that you revoke your proxy;

•	by signing another Shaw proxy card(s) bearing a later date and mailing it so that Shaw receives it prior to the special meeting;

•	by submitting a later-dated proxy or using the same telephone or Internet voting procedures; or

•	by attending the Shaw special meeting and voting in person, although attendance at the Shaw special meeting alone will not, by itself, revoke a proxy.

If your broker, bank or other nominee holds your shares in street name, you will need to contact your broker, bank or other nominee to revoke your voting instructions.

Other Voting Matters

Electronic Access to Proxy Material

This joint proxy statement/prospectus and Shaw’s Form 10-K for the fiscal year ended August 31, 2012 are available on the Shaw website, www.shawgrp.com.

People with Disabilities

If you have a disability, Shaw can provide you with reasonable assistance to help you participate in the Shaw special meeting if you inform Shaw of your disability. Please contact Shaw Investor Relations by telephone at (225) 987-7372; by email through ir@shawgrp.com; or by mail at The Shaw Group Inc., 4171 Essen Lane, Baton Rouge, Louisiana 70809, at least two weeks before the Shaw special meeting.

Proxy Solicitations

Shaw is soliciting proxies for the Shaw special meeting from Shaw shareholders. Shaw will bear the entire cost of soliciting proxies from Shaw shareholders. In addition to this mailing, Shaw’s directors, officers and employees (who will not receive any additional compensation for such services) may solicit proxies personally, electronically or by telephone or other means.

Shaw has also engaged the services of Morrow & Co., LLC for a fee of approximately $25,000, plus reimbursement of expenses, to assist in the solicitation of proxies for the Shaw special meeting.

Shaw and its proxy solicitors will also request that banks, brokers and other nominees send proxy materials to the beneficial owners of Shaw common stock and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in doing so.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Shaw special meeting, please contact Morrow & Co., LLC toll-free at (800) 607-0088. Brokers, banks and other nominees may call collect at (203) 658-9400.

PROPOSALS SUBMITTED TO SHAW’S SHAREHOLDERS

The Shaw Transaction Proposal

(Item 1 on Shaw Proxy Card)

As discussed throughout this joint proxy statement/prospectus, Shaw is asking its shareholders to consider and vote on a proposal to approve the Transaction Agreement and thereby approve, among other things, the plan of merger contained therein and the Transaction. Holders of Shaw common stock should read this joint proxy statement/prospectus carefully in its entirety, including the annexes, for more detailed information concerning the Transaction Agreement and the Transaction. In particular, holders of Shaw common stock are directed to the Transaction Agreement, a copy of which is attached as Annex A hereto.

The affirmative vote of (i) the holders of at least seventy-five percent (75%) of the shares of Shaw common stock outstanding on the record date for the Shaw special meeting and entitled to vote on the matter but excluding shares beneficially owned by “Related Persons,” as well as (ii) a majority of the voting power present, all in accordance with the Shaw Articles of Incorporation, is required to approve the Shaw Transaction Proposal. The approval of the Shaw Transaction Proposal is required for Shaw to complete the Transaction.

THE SHARES HELD BY PERSONS BENEFICIALLY OWNING, TOGETHER WITH THEIR AFFILIATES, AN AGGREGATE OF FIVE PERCENT (5%) OR MORE OF THE OUTSTANDING SHAW COMMON STOCK AS OF THE RECORD DATE FOR THE SHAW SPECIAL MEETING, OTHER THAN ANY TRUSTEE OF THE SHAW GROUP INC. 401(K) PLAN, WILL BE INCLUDED IN DETERMINING WHETHER THE MAJORITY THRESHOLD IS MET, BUT THEIR SHARES WILL NOT BE INCLUDED IN DETERMINING WHETHER THE SUPERMAJORITY THRESHOLD IS MET.

In determining 5% beneficial holders, Shaw will rely on all information reasonably available to it regarding its shareholders’ beneficial holdings, including Shaw shareholders’ most recent filings with the Securities and Exchange Commission. Further, when Shaw shareholders submit a proxy or otherwise cast or direct a vote on the Shaw Transaction Proposal, shareholders will be asked to certify that they have informed Shaw if they are “Related Persons.” Shareholders who fail to specify that they are “Related Persons” will be deemed to have certified that they are not “Related Persons” and will be treated accordingly, absent evidence to the contrary known by Shaw.

If you have questions about whether or not you are a “Related Person,” please read the section entitled “The Shaw Special Meeting—Determination of Related Persons,” beginning on page 47, and the definition of “Related Person” which is provided under the Shaw column in “Comparison of Shareholder Rights—Votes on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions,” beginning on page 177.

Your vote is very important, regardless of whether or not you are a “Related Person.” Please submit your proxy as promptly as possible.

The Shaw Board of Directors unanimously recommends a vote “FOR” the Shaw Transaction Proposal (Item 1). See “The Transaction—Shaw’s Reasons for the Transaction and Recommendation of the Shaw Board of Directors,” beginning on page 77. For a discussion of interests of Shaw’s directors and executive officers in the Transaction that may be different from, or in addition to, the interests of Shaw shareholders generally, see “The Transaction—Interests of Directors and Executive Officers of Shaw in the Transaction,” beginning on page 97.

The Shaw Adjournment Proposal

(Item 2 on Shaw Proxy Card)

The Shaw special meeting may be adjourned to another time or place to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Shaw Transaction Proposal.

If, at the Shaw special meeting, the number of shares of Shaw common stock present or represented and voting (or anticipated to vote) in favor of the Shaw Transaction Proposal is insufficient to approve the proposal, the chairman of the meeting may direct that a vote be taken on the Shaw Adjournment Proposal in order to enable the Shaw Board of Directors to solicit additional proxies for approval of the Shaw Transaction Proposal. If the Shaw Transaction Proposal is approved at the special meeting, then no vote will be held on the Shaw Adjournment Proposal. The chairman of the meeting may also direct that a vote be taken on the Shaw Adjournment Proposal immediately without any vote being taken on the Shaw Transaction Proposal.

In the Shaw Adjournment Proposal, Shaw is asking its shareholders to vote in favor of adjourning the Shaw special meeting (or any adjourned meeting thereof) to another time and place for the purpose of giving Shaw additional time to solicit additional proxies. If the chairman of the meeting directs that the Shaw Adjournment Proposal be voted on and the Shaw shareholders approve the Shaw Adjournment Proposal, Shaw would adjourn the Shaw special meeting (or adjourned meeting thereof) and use the additional time to solicit additional proxies, including the solicitation of proxies from Shaw shareholders who have previously voted.

If the Shaw Adjournment Proposal is approved, Shaw will send to its shareholders notice of the time and place at which the adjourned meeting will be held. If the Shaw Board of Directors fixes a new record date for the adjourned meeting, the notice of the adjourned meeting will also set forth the new record date.

The affirmative vote of at least a majority of the voting power present, in accordance with the Shaw Articles of Incorporation, is required to approve the Shaw Adjournment Proposal.

The Shaw Board of Directors recommends unanimously a vote “FOR” the Shaw Adjournment Proposal. For a discussion of interests of Shaw’s directors and executive officers in the Transaction that may be different from, or in addition to, the interests of Shaw shareholders generally, see “The Transaction—Interests of Directors and Executive Officers of Shaw in the Transaction,” beginning on page 97.

The Shaw Compensation Proposal

(Item 3 on Shaw Proxy Card)

Recently adopted Section 14A of the Exchange Act requires that Shaw provide its shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the “golden parachute” compensation arrangements for Shaw’s named executive officers, as disclosed in the section entitled “The Transaction—Interests of Directors and Executive Officers of Shaw in the Transaction,” beginning on page 97.

In accordance with Section 14A of the Exchange Act, in this proposal Shaw shareholders are being asked to approve the following non-binding resolution at the Shaw special meeting:

“RESOLVED, that the shareholders of Shaw approve, on an advisory (non-binding) basis, the compensation to be paid by Shaw to Shaw’s named executive officers that is based on or otherwise relates to the Transaction, as disclosed in the Golden Parachute Compensation Table and related notes and narrative disclosure in the section of the joint proxy statement/prospectus for the Transaction entitled “The Transaction—Interests of Directors and Executive Officers of Shaw in the Transaction,” beginning on page 97.

Approval of this proposal is not a condition to completion of the Transaction, and the vote with respect to this proposal is advisory only. Accordingly, the vote will not be binding on Shaw or CB&I, or the Shaw Board of Directors, or the CB&I Supervisory or Management Boards or the compensation committee of the Shaw Board of Directors or of the CB&I Supervisory Board, as applicable. Because Shaw or CB&I will be contractually obligated to pay the “golden parachute” compensation, if the Transaction Agreement is approved and the Transaction is completed, the “golden parachute” compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The affirmative vote of at least a majority of the voting power present, in accordance with the Shaw Articles of Incorporation, is required to approve the Shaw Compensation Proposal.

The Shaw Board of Directors unanimously recommends a vote “FOR” the Shaw Compensation Proposal. For a discussion of interests of Shaw’s directors and executive officers in the Transaction that may be different from, or in addition to, the interests of Shaw shareholders generally, see “The Transaction—Interests of Directors and Executive Officers of Shaw in the Transaction,” beginning on page 97.

Other Business

Shaw does not intend to bring any other matters before the meeting, and Shaw does not know of any matters to be brought before the meeting by others. Moreover, the Shaw By-Laws provide that any call of a special meeting of shareholders must specify the matter or matters to be acted upon at such meeting, and only such matters shall be acted upon thereat. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of Shaw management on any such matter.

THE TRANSACTION

The discussion in this joint proxy statement/prospectus of the Transaction and the principal terms of the Transaction Agreement is subject to, and is qualified in its entirety by reference to, the Transaction Agreement. CB&I and Shaw urge you to read carefully the Transaction Agreement in its entirety, a copy of which is attached as Annex A hereto and incorporated by reference herein.

General Description of the Transaction

Upon completion of the Transaction, Acquisition Sub will merge with and into Shaw. Shaw will be the surviving corporation in the Transaction and will thereby become a wholly owned subsidiary of CB&I.

Pursuant to the Transaction Agreement, at the effective time of the Transaction, each issued and outstanding share of Shaw common stock, no par value (other than any dissenting shares, treasury shares, or shares held by Shaw, CB&I or Acquisition Sub and their respective subsidiaries) will be cancelled and extinguished and converted into the right to receive (i) $41.00 in cash and (ii) an amount of cash in euros equal to the par value of 0.12883 shares of CB&I common stock, which cash will not actually be paid, but will instead be converted automatically into 0.12883 shares of CB&I common stock immediately after the effective time of the Transaction (the “Transaction Consideration”). Based on the closing price on the NYSE, on November 14, 2012, the last practicable trading day prior to the date of this joint proxy statement/prospectus, the value of the 0.12883 shares of CB&I common stock to be received in respect of each share of Shaw common stock was $4.78. Pursuant to the Transaction Agreement, equity awards relating to shares of Shaw common stock will either be cancelled and converted upon the consummation of the Transaction into the right to receive the Transaction Consideration (or the cash value thereof) or will be converted into comparable equity awards relating to CB&I common stock on generally the same terms and conditions as prior to the Transaction.

Based on these numbers, upon the completion of the Transaction, CB&I shareholders and former Shaw shareholders would own approximately 90% and 10% of the common stock of CB&I, respectively, which shares of CB&I common stock will be listed on the NYSE.

Pursuant to the Transaction Agreement, CB&I will, subject to the legal duties of the CB&I Supervisory Board under Dutch law, nominate one of the independent, non-management members of the Shaw Board of Directors to serve on the CB&I Supervisory Board. This additional director will be nominated for election at the first annual or special meeting of CB&I shareholders held after the effective time of the Transaction. The combined company will maintain CB&I’s current corporate headquarters in The Hague, The Netherlands, and its administrative headquarters in The Woodlands, Texas following the completion of the Transaction. CB&I will also maintain substantial operations throughout Louisiana. Until the Transaction has received all necessary approvals and is completed, CB&I and Shaw will continue operating as separate entities. CB&I and Shaw are targeting to complete the Transaction in the first quarter of 2013, subject to receipt of the necessary shareholder and regulatory approvals or clearances, although CB&I and Shaw cannot assure completion by any particular date.

Background of the Transaction

The Shaw Board of Directors and management team regularly review and assess Shaw’s business strategies and objectives, and the Shaw Board of Directors regularly reviews and discusses Shaw’s performance, risks, opportunities and strategy, all with the goal of enhancing shareholder value. The Shaw Board of Directors and management team regularly review and evaluate pursuing various strategic alternatives as part of these ongoing efforts, taking into account expected economic, competitive and other market conditions. These strategic alternatives include acquiring new businesses and/or technologies to complement or expand existing Shaw businesses, and/or the divestiture of one or more of its businesses. Shaw’s management utilizes both internal resources and external advisors in these activities.

In this regard, from time to time, representatives of Shaw have been approached by representatives of other companies regarding the possible acquisition of Shaw by such other companies. These discussions have involved brief inquiries to gauge Shaw’s interest in a change of control transaction, as well as substantive negotiations involving suggested terms of a change of control transaction. Shaw also has considered strategic alternatives that would have involved Shaw acquiring other companies or making other strategic acquisitions to enhance its mix of businesses.

The CB&I Supervisory and Management Boards and CB&I’s management regularly review and assess CB&I business strategies and objectives, and the CB&I Supervisory and Management Boards regularly review and discuss CB&I’s performance, risks, opportunities and strategy, all with the goal of enhancing shareholder value. The CB&I Supervisory and Management Boards and CB&I’s management regularly review and evaluate pursuing various strategic alternatives as part of these ongoing efforts, taking into account expected economic, competitive and other market conditions. These strategic alternatives include acquiring new businesses and/or technologies to complement or expand existing CB&I businesses, and/or forming ventures or entering into formal alliances with respect to one or more of CB&I’s businesses. CB&I’s management utilizes both internal resources and external advisors in these activities.

In this regard, representatives of CB&I have had conversations from time to time with representatives of other companies regarding certain strategic alternatives that involved CB&I acquiring or merging with other companies or making other strategic acquisitions to enhance its businesses.

In connection with CB&I’s regular evaluation of strategic opportunities, in the spring of 2010, CB&I considered the desirability and feasibility of a potential acquisition of Shaw. At that time, CB&I concluded that there were strong strategic reasons for a combination of the two companies including: (a) expanding the addressable market for Shaw’s Power and Fabrication & Manufacturing businesses by capitalizing on CB&I’s global footprint; (b) minimizing the adverse impact of market cyclicality on each company by diversifying across the full energy infrastructure market with transferable resources; and (c) increasing global competitiveness through volume based efficiencies. However, CB&I also concluded that there were two potential issues which would make such a transaction difficult to accomplish. Specifically, CB&I was concerned that (i) the yen denominated bonds related to Shaw’s 20% ownership interest in Westinghouse (held through Shaw’s wholly owned subsidiary Nuclear Energy Holdings, L.L.C. (“NEH”)) burden Shaw’s capital structure, and (ii) the acquisition of Shaw’s Energy & Chemicals business segment (the “E&C business segment”), as part of an acquisition by CB&I of Shaw as a whole, could result in operational overlap and pose possible regulatory concerns from an antitrust perspective.

CB&I’s view that the bonds related to Shaw’s 20% interest in Westinghouse burdened Shaw’s capital structure was based on its judgment, utilizing publicly available information concerning Westinghouse, that it would be uneconomical for Shaw to make the yen-denominated payment due to the bondholders of NEH in March 2013 without exercising the Westinghouse put rights due to weakening of the dollar versus the yen over the nearly six years that Shaw has owned its stake in Westinghouse. As a result, while CB&I remained interested in Shaw as a potential acquisition target, CB&I determined not to pursue an acquisition at that time and did not have contact with Shaw regarding a potential transaction until May 2012.

In September 2011, Shaw publicly announced that NEH intended to exercise its contractual rights to sell its ownership interest in Westinghouse to Toshiba (the “Westinghouse put rights”) no later than October 6, 2012. Under the terms of the relevant agreements, the yen-denominated bonds that NEH issued to acquire its ownership interest in Westinghouse are to be repaid with the proceeds from the exercise of the Westinghouse put rights under the put option agreements, which require Toshiba to purchase NEH’s 20% interest in Westinghouse at a price equivalent to not less than 96.7 percent of the principal amount of such bonds. Due to fluctuations in exchange rates, the value of the yen-denominated debt had increased by approximately $600 million from the date of NEH’s acquisition of its Westinghouse interest, to a total of almost $1.7 billion, by September 2011, making exercise of the put rights more economically attractive. Under the terms of the debt agreements, the put rights would be exercised automatically on October 6, 2012 if such debt remained outstanding at that time.

In October 2011, Shaw announced that it would seek to divest the E&C business segment. In determining to explore strategic alternatives with respect to the E&C business segment, the Shaw Board of Directors considered multiple factors, including their view that the technologies associated with the business were becoming increasingly commoditized, the difficulties in demanding engineering, procurement and construction (“EPC”) premiums in the segment, and the future prospects of the industry generally. On May 21, 2012, Shaw entered into a definitive agreement to sell substantially all of the E&C business segment to Technip S.A. This divestiture was completed on August 31, 2012. Neither Shaw’s announcement of NEH’s intention to exercise its Westinghouse put rights or the sale of the E&C business segment were undertaken in connection with an anticipated sale of Shaw.

The announcements regarding NEH’s intent to exercise the Westinghouse put rights and Shaw’s efforts to divest the E&C business segment addressed the two significant concerns that CB&I had regarding a potential acquisition of Shaw, and CB&I resumed its internal evaluation of a potential acquisition of Shaw. During the course of this evaluation, CB&I considered acquiring 100% of Shaw on its own and also considered transaction structures in which CB&I would acquire a controlling interest in Shaw or certain of Shaw’s business segments with a strategic partner owning either a minority interest in Shaw or its remaining business segments. CB&I analyzed two different scenarios with respect to Shaw’s interest in Westinghouse: (i) a transaction in which Shaw would not exercise the Westinghouse put rights and CB&I would thereby indirectly acquire an interest in Westinghouse as well and (ii) a transaction in which the Westinghouse put rights would be exercised and CB&I would acquire Shaw without its interest in Westinghouse. The first scenario was considered as part of CB&I’s evaluation of an acquisition of Shaw. Although Shaw had announced its intention to exercise the Westinghouse put rights in September 2011, Shaw did not formally exercise the put rights until October 6, 2012. CB&I evaluated whether it was desirable to retain the Shaw interest in Westinghouse (by not exercising the Westinghouse put rights) and for NEH to continue to be responsible for the yen-denominated bonds related to that interest without receiving the offsetting proceeds of the exercise of the put rights. CB&I concluded that it would be uneconomical for Shaw to make the yen-denominated payment due to the bondholders of NEH in March 2013 without exercising the Westinghouse put due to weakening of the dollar versus the yen over the nearly six years that Shaw has owned its stake in Westinghouse.

In early 2012, while, unbeknownst to Shaw, CB&I was considering the acquisition of Shaw, Shaw engaged in broad discussions with a potential strategic acquiror, which we refer to as “Company A,” concerning a possible strategic transaction between Shaw and Company A as well as other strategic matters involving Shaw and Company A.

In January of 2012, an initial meeting was held between Company A and CB&I at which the companies discussed their capabilities, capacity and interest in working together to pursue the development of power projects globally. During the meeting, the companies discussed the competitive landscape and potential opportunities to develop a relationship which would enhance their respective EPC capabilities. As part of those conversations, the parties discussed the idea of acquiring some or all of Shaw, which the parties believed could enhance their respective plans to pursue the development of power projects globally.

In connection with these initial discussions with Company A, Shaw contacted representatives of Morgan Stanley to assist it in evaluating and considering a possible strategic transaction with Company A, as well as other potential strategic alternatives relating to its Westinghouse interest. Morgan Stanley had assisted Shaw in connection with its review of strategic alternatives in the past, including acquisitions as well as divestitures of all or parts of Shaw’s businesses.

In early May 2012, at the request of representatives of Company A, J.M. Bernhard, chairman, president and chief executive officer of Shaw, and Brian K. Ferraioli, executive vice president and chief financial officer of Shaw, and Rusty Brown, corporate vice president of Shaw, met with representatives of Company A. They discussed matters relating to Company A’s interest in acquiring Shaw at a proposed price range of $44 to $46 in cash per share of Shaw common stock. Company A intended that it would be the minority partner in an acquisition consortium with CB&I, although Shaw was not yet aware of this.

On May 3, 2012, Shaw engaged Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. (“Jones Walker”) as outside legal counsel in connection with a possible transaction.

On May 3, 2012, the CB&I Supervisory Board met and received a report from CB&I management regarding CB&I’s evaluation of a possible transaction with Shaw and regarding its discussions with Company A. There were subsequent meetings on May 5, 2012, and May 26, 2012, during which CB&I management updated the CB&I Supervisory Board on the status of these matters.

On May 7, 2012, the Shaw Board of Directors received a report from Mr. Bernhard of his discussions with the representatives of Company A regarding the possibility of a strategic combination of the two companies and the proposed price range of $44 to $46 in cash per share of Shaw common stock. The Shaw Board of Directors authorized Messrs. Bernhard and Ferraioli to continue discussions with Company A on behalf of Shaw.

CB&I continued its evaluation of the acquisition of Shaw, including by participating in a joint bid for Shaw with Company A serving as a minority partner. In connection with this evaluation, in early May 2012, CB&I engaged Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), as outside legal counsel in connection with the proposed transaction. CB&I also contacted Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) with regard to engaging BofA Merrill Lynch as CB&I’s financial advisor to assist CB&I in evaluating the proposed transaction.

On May 12, 2012, following up on the early May meetings with Messrs. Bernhard and Ferraioli, Company A delivered to Shaw a written non-binding indication of interest expressing its interest in acquiring Shaw for cash in the range of $44 to $46 per share of Shaw common stock, representing a premium of approximately 49% to 56% to the closing price of Shaw’s common stock on May 2, 2012. Company A also informed Shaw that it was working with CB&I as its potential partner in the proposed acquisition of Shaw, and that Company A would be the minority partner.

On May 14, 2012, Mr. Bernhard updated the Shaw Board of Directors that CB&I was the majority partner in the proposed acquisition. The Shaw Board of Directors also discussed formally engaging Morgan Stanley as its financial advisor with respect to a potential strategic transaction. The Shaw Board of Directors authorized Messrs. Bernhard and Ferraioli to engage Morgan Stanley to serve as Shaw’s financial advisor for the proposal.

Between May 14 and May 23, 2012, the respective financial advisors for CB&I, Company A and Shaw held discussions as to the form of consideration, timing, and financing arrangements for the proposed transaction. During these discussions, Morgan Stanley, on behalf of Shaw, requested that an updated indication of interest be submitted by Company A and CB&I jointly and that it make clear the transaction would not be subject to a financing contingency.

Prior to the discussions between CB&I and Shaw relating to an acquisition of Shaw which began at this time, the two companies’ relationship was very limited. CB&I hired Shaw as a sub-contractor on a United Kingdom project which was completed in 2009. At the time that CB&I and Shaw entered into the Transaction Agreement, there were three EPC projects – two in the United States and one in Colombia – where both CB&I and Shaw were performing different scopes of work; however, there was no contractual relationship between the two companies with respect to these projects.

On May 23, 2012, Shaw entered into a confidentiality and non-disclosure agreement with each of CB&I and Company A containing customary standstill and employee non-solicitation provisions.

On May 23, 2012, CB&I and Company A jointly delivered a written non-binding indication of interest to Shaw regarding the possible acquisition of Shaw in which the holders of all outstanding shares of Shaw common stock would receive a cash price of $44 to $46 per share, in a transaction which would not be subject to any financing contingency.

On May 24, 2012, the Shaw Board of Directors met and received a report from Mr. Bernhard regarding the receipt of the written non-binding indication of interest from CB&I and Company A, proposing the price range of $44 to $46 per share of Shaw common stock. Mr. Bernhard emphasized that the new indication of interest stated CB&I would acquire a majority of the outstanding shares of Shaw common stock, and that due to the size of the proposed transaction, approval of CB&I’s shareholders would be required under the laws of the Netherlands, CB&I’s jurisdiction of incorporation. Mr. Bernhard further emphasized to the Shaw Board of Directors that the proposed consideration would be paid in cash, with no financing contingency. Based on its industry experience and familiarity with Shaw’s competitors, Shaw’s experience from unrelated dealings with certain potential strategic partners including acquisition and valuation discussions occurring in recent years and its collective judgment, the Shaw Board of Directors concluded that it was unlikely that another party would propose a business combination on terms more attractive than CB&I and Company A had proposed. The Shaw Board of Directors ratified the non-disclosure agreements with CB&I and Company A, and approved senior management’s continued discussions with CB&I and Company A and the commencement of the due diligence review process.

On May 24, 2012, Shaw engaged Vinson & Elkins L.L.P. (“V&E”) to act as co-legal counsel to Shaw in connection with the proposed transaction.

During the period between late May 2012 and late July 2012, Shaw, with the assistance of its advisors, provided due diligence information concerning its businesses to CB&I and its management and advisors. Company A and its advisors also engaged in a preliminary due diligence investigation of Shaw until July 2012, and CB&I and Company A continued to discuss a potential strategic partnership between their respective companies and the terms of a transaction agreement for their joint acquisition of Shaw. At various times during this period, the respective financial advisors for CB&I and Company A had discussions with Morgan Stanley, on behalf of Shaw, regarding the proposed acquisition of Shaw by CB&I and Company A.

On June 27, 2012, the Shaw Board of Directors met for a regularly scheduled board meeting. During an executive session of the meeting, Mr. Bernhard updated the board regarding the status of the proposed transaction.

On July 2, 2012, CB&I and Company A jointly determined that they would not reach agreement on certain contractual matters related to their joint bid. CB&I advised Company A that it planned to proceed with pursuing an acquisition of 100% of Shaw. The potential benefits to CB&I of partnering with Company A in acquiring Shaw were anticipated to be financial (with Company A sharing the cost of the acquisition) and operational. In this regard, CB&I believed that broader cooperation with Company A could be beneficial to CB&I following the acquisition of Shaw. However, CB&I was unable to reach agreement with Company A on certain significant issues relating to the structure and terms of the transaction, including the treatment of Shaw’s 20% interest in Westinghouse and the repayment of the yen denominated bonds related to that interest.

On July 4, 2012, Mr. Asherman called Mr. Bernhard and advised him that CB&I was prepared to acquire Shaw without a minority partner and was willing to offer $41 per share in cash for all of the outstanding shares of Shaw common stock. Mr. Bernhard, who was present with two of Shaw’s independent directors, informed Mr. Asherman that he did not believe $41 per share of Shaw common stock in cash provided adequate value to Shaw’s shareholders and was outside the price range included in the previous indications of interest. Later that day, Mr. Asherman contacted Mr. Bernhard with a revised offer for the acquisition of Shaw by CB&I for $46 per share of Shaw common stock consisting of $41 per share in cash and $5 per share in CB&I common stock. Mr. Asherman also stated that CB&I needed additional time to arrange financing for the transaction, but that a draft transaction agreement would be distributed to Shaw and its advisors. CB&I determined to offer a mixture of cash and CB&I common stock in order to maintain what it believed to be prudent leverage ratios and liquidity levels consistent with its goal of maintaining a pro forma investment grade rating for the pro forma combined company.

On the evening of July 4, 2012, Mr. Asherman sent Mr. Bernhard an initial draft of the Transaction Agreement prepared by Wachtell Lipton.

Between July 4, 2012 and July 18, 2012, the senior management of CB&I and Shaw, with the assistance of their respective legal advisors, engaged in negotiations regarding the terms of the Transaction Agreement that related to matters other than price. At various times during this period, representatives of BofA Merrill Lynch and Morgan Stanley, on behalf of CB&I and Shaw, respectively, had discussions regarding financial aspects of the proposed acquisition of Shaw by CB&I. CB&I also continued its due diligence investigation of Shaw.

Over July 6 and July 7, 2012, CB&I and Shaw exchanged additional drafts of the Transaction Agreement through their respective legal advisors. At that time, several material issues were outstanding principally related to deal certainty, such as the closing conditions (including with respect to the Westinghouse put rights and completion of the sale of the E&C business segment), termination fees, terms of a non-solicitation provision, damages provisions and fees to be paid if the transaction failed to close for certain reasons. In discussions and negotiations between the parties at this time and in those discussions and negotiations which transpired over the following weeks, Shaw’s representatives negotiated to limit the number and scope of the closing conditions with a view toward enhancing certainty of consummation; to limit the fees payable by it and increase those paid by CB&I if the Transaction were to be terminated under specified conditions; to maximize CB&I’s exposure to damages if the Transaction did not close due to CB&I’s breach; and to enhance Shaw’s flexibility to respond were interest in a transaction with Shaw to be expressed by a third party. CB&I negotiated for the opposite outcomes with respect to these provisions.

On July 7, 2012, the CB&I Supervisory Board held a special meeting, at which the CB&I Supervisory Board discussed the status of the discussions with Shaw regarding the proposed acquisition of Shaw, including the termination of CB&I’s efforts to acquire Shaw with Company A as a minority partner and the terms of the current draft of the Transaction Agreement. In attendance at the meeting were members of CB&I’s management and representatives of Wachtell Lipton, BofA Merrill Lynch, Merrill Lynch, Pierce, Fenner and Smith Incorporated in its capacity as a lead arranger for the debt financing, whom while acting in this capacity we refer to as “MLPFS,” and Bank of America, N.A., an initial lender for the debt financing whom we refer to, collectively with MLPFS, as “Bank of America.” At this meeting, representatives of Wachtell Lipton summarized the principal open issues that had emerged in the negotiations of the Transaction Agreement. Representatives of BofA Merrill Lynch then reviewed and discussed financial aspects of the proposed transaction, including Shaw’s historical stock price and performance and equity analyst commentary with respect to Shaw. Following this discussion, representatives of CB&I management presented the preliminary due diligence findings from the evaluation of Shaw by CB&I’s due diligence teams. The discussion then turned to next steps, including submission of a written proposal confirming Mr. Asherman’s discussions with Mr. Bernhard and the process for moving forward toward execution of definitive agreements for the proposed transaction.

On July 9, 2012, CB&I delivered a non-binding written indication of interest to Shaw regarding the possible acquisition of Shaw, which confirmed Mr. Asherman’s oral proposal on July 4, 2012. The non-binding indication of interest specified that CB&I would acquire all of the outstanding shares of Shaw common stock for $46 per share of Shaw common stock consisting of a minimum of $41 per share in cash and a maximum of $5 per share in CB&I common stock subject to a fixed exchange ratio. CB&I also noted it planned to finance the cash portion of the consideration with (i) CB&I’s available cash, (ii) Shaw’s available cash, (iii) a new term loan and (iv) the private placement of notes, and CB&I was currently working with lenders to secure the necessary financing commitments to fund the proposed transaction.

On July 9, 2012, Messrs. Asherman and Bernhard met in Baton Rouge, Louisiana, to discuss further the strategic rationale for the proposed transaction and potential advantages expected to be derived by each company as a result, open issues in the proposed Transaction Agreement, the status of CB&I’s arranging of financing and various other matters related to the transaction and the due diligence process.

Following the meeting on July 9, 2012, Shaw, with the assistance of its financial advisors and legal counsel, began conducting due diligence with respect to CB&I. In addition, representatives of Wachtell Lipton, V&E and

Jones Walker held a conference call to discuss certain open issues in the Transaction Agreement, including the closing conditions related to the sale of NEH’s interest in Westinghouse and the completion of Shaw’s sale of substantially all of its E&C business segment.

On July 9, 2012, the Shaw Board of Directors held a special meeting, which was attended by members of management and representatives of V&E, Jones Walker and Morgan Stanley. Mr. Bernhard reported his conversation with Mr. Asherman in which CB&I proposed consideration of $46 per share of Shaw common stock consisting of $41 in cash and $5 in CB&I common stock. In addition, representatives of Jones Walker discussed the fiduciary duties of the Shaw Board of Directors under Louisiana law in connection with their consideration of the possible transaction with CB&I, and representatives of V&E presented a summary of the material provisions contained in the draft of the Transaction Agreement, including the non-solicitation provision and shareholder, third party and regulatory approvals that would be required to complete the transaction, including the approval of CFIUS, MOFCOM and the NRC. The representatives of V&E led a discussion regarding the regulatory risks and expected timing associated with the approvals given the nature of Shaw’s business, including its contracts with the U.S. federal government, and CB&I’s status as a foreign person, which increased the likelihood that CFIUS would conclude the merger was a transaction that should be investigated. In particular, the discussion focused on the interrelationship between CFIUS’ review process and the review of government agencies with which Shaw has contracts, such as the Department of Energy. The interrelationship resulted from the fact that certain contracts that Shaw had with government agencies, some of which required security clearances, required an approval to transfer them to CB&I and this approval process was not entirely independent of, and could extend, the CFIUS review process. The representatives from V&E discussed with the Shaw Board of Directors the covenants contained in the draft Transaction Agreement governing the actions that each of CB&I and Shaw must take to obtain such approvals, including CB&I’s obligation to enter into mitigation agreements, special security arrangements or proxy agreements if necessary in order to obtain CFIUS Approval. The representatives from V&E also discussed the likelihood of obtaining the requisite regulatory approvals given the covenants contained in the draft Transaction Agreement.

The Shaw Board of Directors discussed with management and its financial and legal advisors CB&I’s proposal and the draft Transaction Agreement, the need for approval by CB&I’s and Shaw’s shareholders and certain regulatory approvals, Shaw’s ability to terminate the proposed transaction and pursue alternative proposals under certain circumstances and the status of CB&I’s efforts to obtain financing. In addition, the Shaw Board of Directors specifically discussed with management and its advisors the likelihood that the various regulatory approvals, while expected to be obtained, would force closing of the Transaction to occur late in the fourth calendar quarter of 2012 or in the first calendar quarter of 2013, the risks associated with having an extended time period between the signing of the Transaction Agreement and the closing of the Transaction, and the impact of a pending Transaction on Shaw’s business during this interim period. Risks discussed included potential damage to relationships with employees, customers and vendors and management distraction from the day-to-day operations of the business. The Shaw Board of Directors discussed the potential advantages and disadvantages of the proposed acquisition of Shaw by CB&I. Specifically, the Shaw Board of Directors considered, among other things, the significant premium to the then current Shaw stock price, Shaw’s long-range plan and prospects as a standalone company, the market and execution risks associated with Shaw’s long-range plan, and the risks and contingencies relating to the closing of the Transaction, including regulatory and shareholder approvals. Based on available data and information, including the Shaw Board of Directors’ extensive experience regarding the market valuation of Shaw, discussions occurring in recent years with respect to a potential acquisition of or by Shaw, internal forecasts and projections, its knowledge of the industry generally, and its collective judgment, the Shaw Board of Directors concluded that the Transaction enabled Shaw shareholders to realize a substantial portion of Shaw’s potential future value without the market or execution risks associated with operating as a standalone company and that it was unlikely that another party would propose a business combination on terms more attractive than CB&I had proposed.

The more significant market risks considered by the Shaw Board of Directors related to the cyclical demand for its products and services, global economic and political factors, uncertainties in the bidding and selection process for major contracts, substantial competition from regional, national and international competitors, some of whom have significantly more resources available to them, and potential adjustments and cancellations to Shaw’s backlog. The more significant execution risks that the Shaw Board of Directors considered were potential losses under fixed-price contracts, penalties for project delays, nonperformance or breaches by its joint venture or consortium partners, and inability to form teaming arrangements to bid on or perform large and complex projects. The Shaw Board of Directors also discussed Shaw’s ability to facilitate, receive and consider alternative proposals, its duties in considering such proposals, the timing required to close the transaction and a regulatory approval strategy. Representatives of Morgan Stanley presented a preliminary analysis of the proposed $46 price per share, including a review of the premium represented by the proposed $46 price per share over Shaw’s current share price and a comparison of that premium to the trading price relative to other recent transactions. The Shaw Board of Directors also discussed Shaw’s ability to facilitate, receive and consider alternative proposals, its duties in considering such proposals, the timing required to close the transaction and a regulatory approval strategy. Representatives of Morgan Stanley presented a preliminary analysis of the proposed $46 price per share, including a review of the premium represented by the proposed $46 price per share over Shaw’s current share price and a comparison of that premium to the trading price relative to other recent transactions.

On July 10, 2012, Wachtell Lipton distributed to Shaw, through its legal advisors, a revised draft of the Transaction Agreement, which included several issues that were the subject of continued negotiation, including

On July 12, 2012, representatives of Bank of America sent CB&I an initial draft of a commitment letter and related term sheets for the acquisition financing, including a bridge facility, term loan A facility and additional revolving credit facility (collectively, together with the related fee letter, the “Commitment Papers”).

termination provisions and fees, the terms of the non-solicitation and change of recommendation provisions and the closing conditions related to the Westinghouse put option and Shaw’s disposition of substantially all of its E&C business.

On July 12, 2012, the CB&I Supervisory Board held a special meeting at which the CB&I directors discussed the developments in the negotiations with Shaw regarding the proposed business transaction since the July 7, 2012 meeting, including the current draft of the Transaction Agreement. In attendance at the meeting were members of CB&I’s management and representatives of Wachtell Lipton, BofA Merrill Lynch and Bank of America. At this meeting, representatives of BofA Merrill Lynch presented an update regarding Shaw’s stock price and performance and analyst viewpoints regarding Shaw and CB&I. Representatives of BofA Merrill Lynch then reviewed and discussed preliminary financial analyses with respect to Shaw and the proposed transaction, including Shaw’s historical stock price and performance, valuation methodologies and analyses of the consideration offered by CB&I, and pro forma financial information for the combined company. Representatives of Bank of America discussed financing considerations as well as market reaction considerations. Following this discussion, representatives of Wachtell Lipton discussed the material terms of the current draft of the Transaction Agreement. Members of CB&I’s management, along with its outside advisors, then presented further due diligence findings from the evaluation of Shaw by CB&I’s due diligence teams. Among the topics discussed was the substantial due diligence that had been conducted regarding the regulatory risks, required approvals and the anticipated timing of those approvals, including with respect to Shaw’s U.S. federal government contracts, and CB&I’s status as a foreign person. In this context, Shaw’s nuclear contracts and the substantial due diligence that had been done in regards to such contracts were discussed along with the potential risks related to the nuclear contracts. The nuclear contracts were significant in terms of their duration, services required, and potential revenues to be received by Shaw. CB&I management noted that, as result of the due diligence review of these contracts, CB&I had concluded that the contracts were well structured from the perspective of protecting Shaw (and thus CB&I post-Transaction) in the event of overruns, increased input costs, or performance delays or customer dissatisfaction. Finally, CB&I management also provided and the CB&I Supervisory Board discussed additional information on the strategic rationale for combining the two companies, including, among others, (i) the belief that the combined company would be one of the most complete energy infrastructure-focused companies in the world, (ii) that global energy infrastructure-related capital spending continued to increase, (iii) that the Transaction would allow CB&I to extend Shaw’s capabilities to CB&I’s customers globally, (iv) that, after the Transaction, CB&I business would be more broadly distributed across the overall energy sector with a wider range of stable, reimbursable services and (v) the potential cost savings and revenue synergies.

On July 12, 2012, V&E distributed to Wachtell Lipton a revised draft of the Transaction Agreement. The next day, on July 13, 2012, representatives of V&E, Jones Walker and Wachtell Lipton held a conference call, to discuss remaining open issues in the Transaction Agreement, including (i) several conditions to the closing of the proposed transaction which had been proposed by CB&I, such as the completion of the sale of the E&C business segment, the exercise by NEH of the Westinghouse put rights and related matters, and the receipt of CFIUS Approval and other regulatory approvals, (ii) the remedies available to Shaw in the event approval of the transaction by CB&I’s shareholders was not obtained, (iii) the termination fees payable by Shaw and CB&I in various circumstances, including in the event CB&I were to fail to complete the proposed transaction due to a failure in its financing and (iv) covenants related to CB&I’s financing and the conduct of Shaw’s business prior to closing.

On July 15, 2012, the Shaw Board of Directors held a special meeting in Charlotte, North Carolina, at which the Shaw Board of Directors discussed the developments in the discussions with CB&I regarding the proposed transaction since the July 9, 2012 meeting, including the current draft of the Transaction Agreement. In attendance at the meeting were members of Shaw’s management and representatives of V&E, Jones Walker and Morgan Stanley. At this meeting, representatives of V&E presented to the Shaw Board of Directors a summary of the current draft of the Transaction Agreement, highlighting for the Shaw Board of Directors the various provisions impacting the certainty of closing the proposed transaction, including the need of CB&I to obtain shareholder approval and the required regulatory approvals, including CFIUS Approval, flexibility of Shaw to operate its business in the ordinary course prior to closing and Shaw’s ability to terminate the proposed transaction to pursue a superior proposal or in light of a material intervening event and the associated fees. The Shaw Board of Directors, together with management and its advisors, discussed the possibility that if the merger failed to be completed, Shaw would, in many circumstances, receive no termination fee or a termination fee that would not fully compensate Shaw’s shareholders for the foregone premium associated with the proposed transaction. Representatives of V&E also summarized the open issues in the Transaction Agreement, which V&E and Jones Walker had discussed with Wachtell Lipton on July 13, 2012, including the new condition requiring CFIUS Approval prior to closing. The Shaw Board of Directors was again briefed on its fiduciary duties under Louisiana law with respect to the proposed transaction. Representatives of Morgan Stanley then reviewed and discussed preliminary financial analyses with respect to Shaw and the proposed transaction with CB&I, including Shaw’s historical stock price and performance, valuation methodologies and analyses of the consideration offered by CB&I, and pro forma financial information for the combined company. Based on available data and information, its industry experience, Shaw’s experience from unrelated dealings with certain potential strategic partners and its collective judgment, the Shaw Board of Directors believed the business combination provided the best opportunity to enhance Shaw’s shareholder value compared to Shaw’s business plan and other strategic alternatives, including continuing as a stand-alone company. At an executive session of the meeting, Mr. Bernhard updated the board regarding the principal outstanding business issues regarding the proposed transaction.

Between July 12 and July 16, 2012, various drafts of, and issues lists relating to, the Commitment Papers were exchanged between Wachtell Lipton and CB&I on one hand and (i) Bank of America, (ii) a second financial institution which evaluated the possibility of acting as a co-lead arranger for the debt financing, and (iii) Shearman & Sterling LLP, counsel to Bank of America and the other lead arranger of the debt financing (“Shearman”), on the other. On July 16, 2012, representatives of CB&I contacted Crédit Agricole Corporate and Investment Bank (“Crédit Agricole”) about the possibility of acting as an additional arranger for the debt financing.

On July 16, 2012, the independent members of the CB&I Supervisory Board held a meeting with senior representatives of BofA Merrill Lynch to discuss aspects of the preliminary financial analyses conducted by BofA Merrill Lynch and to discuss the assumptions made, procedures followed and factors considered by BofA Merrill Lynch in connection with rendering fairness opinions.

On July 18, 2012, Mr. Asherman corresponded with Mr. Bernhard regarding the status of CB&I’s negotiations with its lenders to obtain financing for the proposed transaction. Between July 15 and July 29, 2012, representatives of Wachtell Lipton, V&E and Jones Walker continued to negotiate and revise the proposed Transaction Agreement, but did not exchange further drafts of the Transaction Agreement. Also during this period, representatives of Wachtell Lipton and CB&I continued to engage in discussions with Shearman and Bank of America regarding the terms of the Commitment Papers, and continued to exchange draft documentation and issues lists relating to the debt financing. At various points during this period, Shearman, Bank of America and Crédit Agricole were provided with drafts of the Transaction Agreement.

On July 27, 2012, Mr. Asherman contacted Mr. Bernhard to inform Shaw that CB&I had secured financing and that, in connection with such financing commitments, CB&I would require that, as a condition to closing of the transaction, Shaw must have (i) unrestricted cash of $800 million as of the closing date and (ii) minimum EBITDA, as defined in the Transaction Agreement, of $200 million for the four consecutive fiscal quarters prior to the closing date. CB&I believed that the satisfaction of these metrics was necessary in order to secure financing on terms acceptable to CB&I. In addition, the financing arranged by CB&I assumed the exercise by NEH of the Westinghouse put rights and the completion of the sale of substantially all of the E&C business segment. Later that night, Wachtell Lipton distributed a draft of the Transaction Agreement reflecting the inclusion of these conditions to V&E and Jones Walker, with a draft of the Commitment Papers between CB&I and its lenders following on July 28, 2012.

Over the course of the day on July 29, 2012, representatives of Wachtell Lipton, V&E and Jones Walker continued to negotiate the terms of the proposed Transaction Agreement, primarily focusing on (i) the remedies available to CB&I and Shaw in the event of termination of the Transaction Agreement, (ii) the covenants related to CB&I’s financing, including those related to CB&I’s obligation to draw down available financing at closing and Shaw’s obligation to cooperate with CB&I’s financing and (iii) the remedy available to CB&I if approval of the transaction by Shaw’s shareholders were not obtained. In addition, the legal advisors discussed a condition requiring Shaw to have net indebtedness for borrowed money, as defined in the Transaction Agreement, of not more than $100 million at closing. During that day, representatives of Wachtell Lipton and Shearman also continued to negotiate the terms of the Commitment Papers.

On the night of July 29, 2012, the Shaw Board of Directors held a special meeting, which was attended by members of management and representatives of V&E, Jones Walker and Morgan Stanley. At the meeting, Mr. Bernhard updated the board on the principal financial and other terms of the transaction and discussed the background of the negotiations. Mr. Bernhard also discussed his view of the principal benefits to Shaw’s shareholders of the proposed transaction. Representatives of V&E and Jones Walker then reviewed with the

Shaw Board of Directors, and the directors discussed, the terms of the Transaction Agreement, which Shaw’s management and legal advisors had negotiated with CB&I, a copy and summary of which had been previously provided to the members of the Shaw Board of Directors. Representatives of V&E and Jones Walker discussed the terms of CB&I’s financing and noted that the Transaction Agreement does not contain any financing-related closing condition or right of CB&I to terminate the Transaction Agreement if financing is not obtained. As part of the discussion, the board and its financial and legal advisors discussed the proposed termination fees that could be payable by or to Shaw, including a $104 million termination fee in the event Shaw’s Board of Directors determined to terminate the Transaction Agreement to accept a superior proposal, and a smaller termination fee if the approval of the transaction by Shaw’s shareholders were not to be obtained. The Shaw Board of Directors also discussed with management and its legal and financial advisors the closing conditions that had been requested by CB&I requiring Shaw to satisfy certain financial metrics, specifically the conditions that Shaw must have (i) unrestricted cash of $800 million as of the closing date, (ii) minimum EBITDA, as defined in the Transaction Agreement, of $200 million for the four consecutive fiscal quarters prior to the closing date and (iii) not more than $100 million of net indebtedness for borrowed money, as defined in the Transaction Agreement, as of the closing date. Mr. Ferraioli discussed with the Shaw Board of Directors management’s expectations with regard to Shaw’s ability to satisfy such closing conditions. After consultation with its legal and financial advisors, the Shaw Board of Directors determined that, taking into account the matters discussed below under “—Shaw’s Reasons for the Transaction and Recommendation of the Shaw Board of Directors,” it was reasonable to agree to such termination fees and closing conditions in order to induce CB&I to enter into the Transaction Agreement.

Representatives of Morgan Stanley then reviewed and discussed with the Shaw Board of Directors Morgan Stanley’s financial analyses with respect to Shaw and the proposed transaction with CB&I. Thereafter, at the request of the Shaw Board of Directors, Morgan Stanley rendered its oral opinion to the Shaw Board of Directors (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion dated July 29, 2012) to the effect that the consideration to be received by the holders of Shaw common stock (other than CB&I and its affiliates) in the transaction was fair, from a financial point of view, to such holders of Shaw common stock. See “—Opinion of Financial Advisor to Shaw.” Following further review and discussion among the members of the Shaw Board of Directors, the Shaw Board of Directors determined that the Transaction Agreement and the transactions contemplated by the Transaction Agreement were advisable, fair to, and in the best interests of Shaw’s shareholders, and Shaw’s directors voted unanimously to approve the Transaction Agreement and the transactions contemplated by the Transaction Agreement and to authorize Mr. Bernhard to resolve the identified outstanding issues within the bounds discussed by the Shaw Board of Directors. The prices of CB&I common stock and Shaw common stock at the close of trading on July 27, 2012, the last trading day prior to this special meeting of the Shaw Board of Directors, were $40.70 and $26.69, respectively. Based on these closing prices, the proposed offer represented an implied premium of 72% to Shaw stockholders.

Also on the night of July 29, 2012, the CB&I Supervisory Board held a special meeting also attended by members of management and representatives of Wachtell Lipton and BofA Merrill Lynch. At the meeting, Mr. Asherman updated the board on the principal financial and other terms of the transaction and discussed the background of the negotiations. Specifically, the CB&I Supervisory Board discussed the status of material terms in the Transaction Agreement and conditions to closing of the transaction. Representatives of Wachtell Lipton then reviewed with the CB&I Supervisory Board, and the directors discussed, the terms of the Transaction Agreement, which CB&I’s management and representatives of Wachtell Lipton had negotiated with Shaw, a summary of which had been previously provided to the members of the CB&I Supervisory Board. As part of these discussions, the CB&I Supervisory Board discussed the provisions relating to the Westinghouse put rights and the repurchase by Toshiba of NEH’s interest in Westinghouse, interim operating covenants under which Shaw would be required to operate up to closing of the proposed transaction, the non-solicitation provision and the election of an independent board member from Shaw to the CB&I Supervisory Board. Representatives of Wachtell Lipton then reviewed with the CB&I Supervisory Board, and the directors discussed, the terms of the Commitment Papers, a summary of which had been previously provided to the members of the CB&I Supervisory Board. As part of the discussion, the board and its financial and legal advisors discussed conditions surrounding the funding obligations of the lenders, costs associated with obtaining the funding and the likely market environment at the time when the funding would be required for closing.

Also at this meeting, representatives of BofA Merrill Lynch reviewed with the CB&I Supervisory Board its financial analysis of the consideration to be paid in the transaction by CB&I and delivered to the CB&I Supervisory Board an oral opinion, which was confirmed by delivery of a written opinion dated July 29, 2012, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the consideration to be paid in the transaction by CB&I was fair, from a financial point of view, to CB&I. See “—Opinion of Financial Advisor to CB&I.” Following further review and discussion among the members of the CB&I Supervisory Board, the CB&I Supervisory Board determined that the Transaction Agreement, the Commitment Papers and the transactions contemplated by these agreements were advisable and in the best interests of CB&I, and CB&I’s directors voted unanimously to approve the Transaction Agreement, the Commitment Papers and the transactions contemplated by the Transaction Agreement and the Commitment Papers and to authorize Mr. Asherman to resolve the identified outstanding issues within the bounds discussed by the CB&I Supervisory Board.

Following the conclusion of the Shaw and CB&I board meetings, the management of CB&I and Shaw, together with their respective legal and financial advisors, finalized the terms of the Transaction Agreement and Commitment Papers.

At 6:10 a.m. central time on July 30, 2012, the Transaction Agreement was executed by CB&I and Shaw. CB&I, Bank of America and Crédit Agricole executed the Commitment Papers concurrently with the Transaction Agreement.

Before the commencement of trading on the NYSE on the morning of July 30, 2012, each of CB&I and Shaw issued a press release announcing, and CB&I held a management presentation regarding, the transaction.

CB&I’s Reasons for the Transaction and Recommendation of the CB&I Supervisory and Management Boards

CB&I has a two-tier governance system consisting of the CB&I Management Board and the CB&I Supervisory Board. The Supervisory Board, consisting entirely (except for Philip Asherman, CB&I’s Chief Executive Officer) of non-executive directors, exercises general supervision over the conduct of CB&I’s business and approves the general policies to be carried out by CB&I’s management and the overall framework within which CB&I’s business is conducted. The Management Board is responsible for conducting the day-to-day business of CB&I, including entering into contracts on behalf of CB&I and otherwise representing CB&I in its business operations. Chicago Bridge & Iron Company B.V. (“CB&I B.V.”), an indirect wholly owned subsidiary of CB&I, has since CB&I’s incorporation as a Dutch company acted as the sole member of CB&I’s Management Board with the individual directors of CB&I B.V. consisting of CB&I management acting as CB&I B.V.’s representative. The Management Board acts at all times under the general supervision of the Supervisory Board and is accountable to the Supervisory Board for the performance of its duties.

The CB&I Supervisory and Management Boards unanimously determined that the Transaction Agreement and transactions contemplated thereby are advisable and in the best interests of CB&I and its shareholders and other persons involved with the business of CB&I, such as employees and contract partners, and approved the Transaction Agreement, and unanimously recommend that CB&I’s shareholders vote “FOR” the approval of the CB&I Acquisition Proposal and “FOR” the approval of the CB&I Adjournment Proposal (if such proposal is considered).

In evaluating the Transaction Agreement and the transactions contemplated thereby, the CB&I Supervisory and Management Boards consulted with CB&I’s management and legal and financial advisors, and considered a variety of factors with respect to the Transaction, including those matters discussed in “—Background of the

Transaction.” In view of the wide variety of factors considered in connection with the Transaction, the CB&I Supervisory and Management Boards did not consider it practical, nor did they attempt, to quantify or otherwise assign relative weight to different factors considered in reaching their decisions. In addition, individual members of the CB&I Supervisory Board, and the individual acting on behalf of Chicago Bridge & Iron Company B.V., the wholly owned subsidiary of CB&I which serves as the CB&I Management Board, in approving the Transaction, may have given different weight to different factors. The CB&I Supervisory and Management Boards considered this information as a whole, and overall considered it to be favorable to, and in support of, their determination and recommendations.

In recommending that CB&I shareholders vote “FOR” the approval of the CB&I Acquisition Proposal and “FOR” the approval of the CB&I Adjournment Proposal (if such proposal is considered), the CB&I Supervisory and Management Boards considered a number of factors pertaining to the strategic and financial rationale for the Transaction, including the following:

•	Evolving Energy Infrastructure Industry.

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The number and size of major energy-related projects has increased consistently since 2009, with the number of $1 billion or larger projects increasing substantially. These “mega projects” are expected to require large numbers of employees throughout their lifecycle. The CB&I Supervisory and Management Boards believe that this trend of increasing number of “mega projects” will benefit companies with critical mass and transferable human resources.

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CB&I believes that the combined company will be the most complete energy infrastructure-focused technology and engineering, procurement, fabrication, and construction company globally with 50,000 energy infrastructure-focused employees, most of whom have transferable skill sets. The CB&I Supervisory and Management Boards believe that this critical mass will provide an advantage in selling and executing work in the evolving energy infrastructure industry.

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Global energy infrastructure-related capital spending has steadily increased since 2009. The CB&I Supervisory and Management Boards believe that post-Transaction, CB&I will have the capability, resources and global footprint to address approximately 90% of the anticipated capital expenditures associated with the energy infrastructure sector.

•	Financially Compelling Transaction. The CB&I Supervisory and Management Boards believe that the Transaction is financially compelling for CB&I for a number of reasons, including that:

•	Earnings per share for the combined company for the first year following the Transaction are anticipated to be double-digit accretive before Transaction-related costs.

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The implied transaction multiple is 5.6 times consensus estimates of EBITDA for Shaw’s 2013 fiscal year (which began on September 1, 2012), after giving effect to the sale of substantially all of the E&C business segment, which was completed on August 31, 2012, and the exercise of the Westinghouse put rights which occurred on October 6, 2012 and repayment of the related debt, which CB&I believes is an attractive multiple for a strategic acquisition transaction in the engineering, procurement, fabrication, and construction industry.

•	The Transaction Agreement includes as a closing condition the requirement that Shaw have unrestricted cash (as “Unrestricted Cash” is defined in the Transaction Agreement) of at least $800 million.

•	Shaw has $18 billion in existing backlog, from which CB&I expects to realize significant profits.

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CB&I expects to realize approximately $55 million in incremental annual EBITDA due to cost savings associated with the Transaction by 2014, including $30 million per year in savings related to elimination of duplicative public company costs; $10 million per year in integration savings, such as integrating corporate and administrative tasks and centralization of management; and savings related to corporate rationalization and treasury and cash management.

•	CB&I expects to realize approximately $115 million in incremental annual EBITDA due to revenue synergies within several years after completion of the Transaction, including:

•	$28 million per year from strengthened energy infrastructure capabilities, such as the ability to bid for additional energy infrastructure projects;

•	$31 million per year from increased fabrication and manufacturing capabilities, including the ability to extend fabrication and manufacturing work globally in certain business areas;

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$1.5 million per year from expanded plant services capabilities, including the ability to extend services within the U.S. to refining and petrochemical customers where CB&I has strong relationships and an ongoing presence;

•	$52 million per year from broadened power capabilities, including increased combined cycle gas power and nuclear power projects; and

•	$3 million per year from expanded steel plate structures opportunities, including by capitalizing on projects in which Shaw’s Power and Environmental & Infrastructure business segments engage.

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Fabrication and Manufacturing Capabilities. The Transaction would allow CB&I to extend Shaw’s fabrication and manufacturing capabilities to CB&I’s customers globally. Further, the Transaction would give CB&I the capabilities to complete fabrication work in-house instead of through subcontracting. This fabrication work typically comprises 3% to 8% of the contract value for major projects.

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Plant Services Division. The Transaction would allow CB&I to extend Shaw’s plant services within the United States to refining and petrochemical customers where CB&I has strong relationships and an ongoing presence.

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Power. CB&I expects that the combined company would be able to capitalize on CB&I’s global footprint to selectively pursue and execute combined cycle gas-fired power projects. Further, the combined company would have greater ability to build nuclear power projects in conjunction with nuclear partners, although CB&I considers the Transaction to be attractive whether or not the combined company obtains any new nuclear power projects.

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Steel Plate Structures. The combined company would have greater opportunities for steel plate structure projects, a core competency of CB&I, by capitalizing on projects in which Shaw’s Power and Environmental & Infrastructure business segments engage. Further, additional volume in the steel plate structure segment would enable the combined company to achieve cost savings due to additional throughput.

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Westinghouse Interest Put; Energy & Chemical Segment Sale. Prior to the consummation of the Transaction with CB&I, Shaw has agreed that its subsidiary NEH will exercise the Westinghouse put rights and thereby sell its interest in Westinghouse to Toshiba. On August 31, 2012, Shaw completed the sale of substantially all of the business included in Shaw’s E&C business segment to Technip S.A., and on October 6, 2012, NEH exercised the Westinghouse put rights, each as previously announced. Both transactions eliminate certain impediments to CB&I’s acquisition of Shaw, as discussed under “The Transaction—Background of the Transaction,” beginning on page 56.

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Track Record of Successful Acquisitions. The CB&I management team has in the past successfully completed and integrated significant acquisitions, including the acquisition in late 2007 of Lummus Global. The CB&I Supervisory and Management Boards considered the positive results of the Lummus Global transaction, and the fact that the same management team that acquired and successfully integrated Lummus Global would lead CB&I’s efforts in the acquisition and integration of Shaw.

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Improved Business Risk Profile. After the Transaction, CB&I would operate in a mix of industries more broadly distributed across the overall energy sector than it does currently and would generate revenue from a wider range of stable, reimbursable services, adding to CB&I’s recurring earnings streams and, in CB&I’s view, reducing risk to CB&I shareholders from downturns in any one area. Following the Transaction, CB&I anticipates that it will have a balanced mix of lump sum versus cost reimbursable contracts and an approximately even split between United States and internationally generated revenue.

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Combined Expertise. The Transaction would combine complementary areas of expertise. The combined company is expected to be able to draw upon the intellectual capital, technical expertise and experience of a deeper and more diverse workforce, including in oil and gas, power and environmental and infrastructure industries.

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Expanded Workforce. Both Shaw and CB&I utilize a business model that requires a large, highly skilled workforce, particularly due to their core competencies in manufacturing, fabrication and construction. CB&I expects the increased size of the combined company’s skilled workforce to improve CB&I’s ability to be awarded and to execute projects.

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Due Diligence. CB&I’s management and outside advisors thoroughly evaluated the business, operations, financial condition, earnings and prospects of Shaw. The CB&I Supervisory and Management Boards considered the scope and results of this due diligence investigation.

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Opinion of Financial Advisors to CB&I. BofA Merrill Lynch, the financial advisor to CB&I, delivered an opinion dated July 29, 2012, to the CB&I Supervisory Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Transaction Consideration to be paid in the Transaction by CB&I, as more fully described below in the section entitled “Opinion of Financial Advisor to CB&I,” beginning on page 72.

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Terms of the Transaction Agreement. The CB&I Supervisory and Management Boards reviewed the terms of the Transaction Agreement, including the representations, obligations and rights of the parties under the Transaction Agreement, the conditions to each party’s obligation to complete the Transaction, the circumstances in which each party is permitted to terminate the Transaction Agreement and the related termination fees payable by each party in the event of termination of the Transaction Agreement under specified circumstances. See “The Transaction Agreement,” beginning on page 132, for a detailed discussion of the terms and conditions of the Transaction Agreement.

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Likelihood of Completion of the Transaction. The CB&I Supervisory and Management Boards considered the likelihood that the Transaction will be completed on a timely basis, including the likelihood that the Transaction will receive approvals from the shareholders of both companies and all necessary regulatory approvals without unacceptable conditions.

•

Fixed Exchange Ratio. The exchange ratio for the stock portion of the Transaction Consideration to be paid to Shaw shareholders is fixed and will not be adjusted as a result of potential changes in the price of Shaw common stock or CB&I common stock prior to the completion of the Transaction.

The CB&I Supervisory and Management Boards also considered the potential risks of the Transaction and certain other countervailing factors, including the following:

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Synergies. The risk that CB&I will not achieve all of the revenue synergies and cost-saving synergies that CB&I anticipates and that other anticipated benefits might not be realized on the expected time frame or at all.

•	Backlog. The risk that the combined company will be unable to convert Shaw’s existing backlog into revenues or generate profits from those revenues.

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Incurrence of Indebtedness. CB&I will incur significant indebtedness to finance the Transaction. At the time the CB&I Supervisory and Management Boards approved the Transaction, it was estimated that CB&I would incur approximately $1.8 billion of indebtedness to finance the Transaction, consisting of borrowings of approximately $1.0 billion from a four-year unsecured term loan (estimated 3% interest rate), and approximately $800.0 million from one or more notes offering(s) with anticipated weighted-average tenors of 7.0 years (estimated 5.0% weighted average interest rate). Annual future maturities for the four-year term loan were expected to be approximately $75.0 million, $100.0 million, $100.0 million, and $725.0 million, with interest due quarterly. Principal maturities for the notes were expected to occur at the end of each applicable note term, with interest due quarterly. For additional information regarding the currently anticipated financing related to the Transaction, see “The Transaction—Description of Debt Financing” and “Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on pages 95 and 156, respectively.

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Share Price. The implied value of the Transaction Consideration represented a 72% premium over the closing price of Shaw common stock on July 27, 2012, the last trading day before the Transaction Agreement was signed.

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Regulatory Approvals. Regulatory approvals are required to complete the Transaction and the Transaction is subject to the risk that the applicable governmental authorities and other third parties may seek to impose unfavorable terms or conditions on the required approvals. The CB&I Supervisory and Management Boards considered the potential length of the regulatory approval process and the risk that a regulatory authority would include as part of a required government approval a condition that would be adverse to Shaw or CB&I. See the section entitled “The Transaction Agreement—Conditions to the Completion of the Transaction,” beginning on page 148, for a description of these matters.

•

Failure to Close. The CB&I Supervisory and Management Boards considered the risks and contingencies relating to the announcement and pendency of the Transaction and the risks and costs to CB&I if the closing of the Transaction is not timely, or if the Transaction does not close at all, including the potential impact on CB&I’s relationships with employees and third parties and the possibility that CB&I would be obligated to pay a termination fee to Shaw under certain circumstances.

•

Restrictions on Interim Operations. The Transaction Agreement imposes certain restrictions on CB&I’s operations until completion of the Transaction, and the CB&I Supervisory and Management Boards considered the extent of those restrictions as negotiated between the parties.

•

Diversion of Focus. There is a risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the Transaction.

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Termination Fee and Reimbursement Provisions. The Transaction Agreement provides for a potential payment of a termination fee to Shaw ($64 million or $208 million, depending on events) under certain circumstances. For further information, see “The Transaction Agreement—Termination Fees,” beginning on page 153.

•	Transaction Costs. Substantial transaction costs will be incurred in connection with the Transaction.

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Integration. There are challenges inherent in the combination of two businesses of the size and scope of CB&I and Shaw, including the possibility that the anticipated cost savings and synergies and other benefits sought to be obtained from the Transaction might not be achieved in the time frame contemplated or at all.

•

Fixed Exchange Ratio. The exchange ratio is fixed and will not adjust downwards to compensate for any potential declines in the price of Shaw common stock or increases in the price of CB&I common stock prior to the completion of the Transaction.

•	Personnel. Business uncertainty pending completion of the Transaction could have an adverse impact on the ability to attract, retain and motivate key personnel.

•	Other Risks Considered. The CB&I Supervisory and Management Boards considered the types and nature of the risks described under the section entitled “Risk Factors,” beginning on page 31.

The CB&I Supervisory and Management Boards believe that, overall, the potential benefits of the Transaction to CB&I, CB&I shareholders and other persons involved in the business of CB&I, such as employees and contract parties, outweighed the risks considered by the CB&I Supervisory and Management Boards.

The CB&I Supervisory and Management Boards understood that there can be no assurance of future results, including results considered or expected as described in the factors listed above. It should be noted that this discussion of the reasoning of the CB&I Supervisory and Management Boards and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 29. Additionally, see “The Transaction—Certain CB&I and Shaw Financial Information,” beginning on page 90, for information regarding the preparation of prospective financial information.

Opinion of Financial Advisor to CB&I

Opinion of BofA Merrill Lynch

CB&I has retained BofA Merrill Lynch to act as CB&I’s financial advisor in connection with the Transaction. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. CB&I selected BofA Merrill Lynch to act as CB&I’s financial advisor in connection with the Transaction on the basis of BofA Merrill Lynch’s experience in transactions similar to the Transaction, its reputation in the investment community and its familiarity with CB&I and its business.

On July 29, 2012, at a meeting of the CB&I Supervisory Board held to evaluate the Transaction, BofA Merrill Lynch delivered to the CB&I Supervisory Board an oral opinion, which was confirmed by delivery of a written opinion, dated July 29, 2012, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Transaction Consideration to be paid in the Transaction by CB&I was fair, from a financial point of view, to CB&I.

The full text of BofA Merrill Lynch’s written opinion to the CB&I Supervisory Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the CB&I Supervisory Board for the benefit and use of the CB&I Supervisory Board (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction Consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Transaction and no opinion or view was expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to CB&I or in which CB&I might engage or as to the underlying business decision of CB&I to proceed with or effect the Transaction. BofA Merrill Lynch’s opinion does not address any other aspect of the Transaction and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed Transaction or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(i)	reviewed certain publicly available business and financial information relating to Shaw and CB&I;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Shaw furnished to or discussed with BofA Merrill Lynch by the management of Shaw, including certain financial forecasts relating to Shaw prepared by the management of Shaw (the “Shaw management case”);

(iii)	reviewed certain financial forecasts relating to Shaw prepared by the management of CB&I (the “CB&I-Shaw management case”) and discussed with the management of CB&I its assessments as to the relative likelihood of achieving the future financial results reflected in the Shaw management case and the CB&I-Shaw management case;

(iv)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of CB&I furnished to or discussed with BofA Merrill Lynch by the management of CB&I, including certain financial forecasts relating to CB&I prepared by the management of CB&I (the “CB&I management case”);

(v)	reviewed certain estimates as to the amount and timing of cost savings anticipated by the management of CB&I to result from the Transaction;

(vi)	discussed the past and current business, operations, financial condition and prospects of Shaw with members of senior managements of Shaw and CB&I, and discussed the past and current business, operations, financial condition and prospects of CB&I with members of senior management of CB&I;

(vii)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of CB&I, including the potential effect on CB&I’s estimated earnings per share;

(viii)	reviewed the trading histories for Shaw common stock and CB&I common stock and a comparison of such trading histories with each other and with the trading histories of other companies it deemed relevant;

(ix)	compared certain financial and stock market information of Shaw and CB&I with similar information of other companies it deemed relevant;

(x)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions it deemed relevant;

(xi)	reviewed a draft, dated July 27, 2012, of the Transaction Agreement (the “Draft Agreement”); and

(xii)	performed such other analyses and studies and considered such other information and factors as it deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of CB&I and Shaw that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Shaw management case, BofA Merrill Lynch has been advised by Shaw, and has assumed, with the consent of CB&I, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Shaw as to the future financial performance of Shaw. With respect to the CB&I-Shaw management case, the CB&I Forecasts and the cost savings, BofA Merrill Lynch has assumed, at the direction of CB&I, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of CB&I as to the future financial performance of Shaw and CB&I and the other matters covered thereby and, based on the assessments of the management of CB&I as to the relative likelihood of achieving the future financial results reflected in the Shaw management case and the CB&I-Shaw management case, BofA Merrill Lynch has relied, at the direction of CB&I, on the CB&I-Shaw management case for purposes of its opinion. BofA Merrill Lynch further relied, at the direction of CB&I, on the assessments of CB&I incorporated within the CB&I-Shaw management case regarding Shaw’s ability to perform under certain of its fixed price contracts. BofA Merrill Lynch relied, at the direction of CB&I, on the assessments of the management of CB&I as to CB&I’s ability to achieve the cost savings and has been advised by CB&I, and has assumed, that the cost savings will be realized in the amounts and at the times projected.

BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Shaw or CB&I, nor did it make any physical inspection of the properties or assets of Shaw or CB&I. BofA Merrill Lynch did not evaluate the solvency or fair value of Shaw or CB&I under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of CB&I, that the Transaction would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, including that Shaw shall have consummated its divestiture of its Energy and Chemicals division and that a subsidiary of Shaw shall have validly exercised its right to cause Toshiba Corporation to purchase all of Shaw’s indirect interest in Westinghouse Electric Company, in each case prior to the consummation of the Transaction. BofA Merrill Lynch further assumed, at the direction of CB&I, that in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction and the above mentioned divestiture and put exercise, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Shaw, CB&I or the contemplated benefits of the Transaction. BofA Merrill Lynch also assumed, at the direction of CB&I, that in connection with the exercise of the put, the amounts paid to the trustee of the bondholders pursuant thereto will be available to redeem in full certain Shaw bonds issued in 2006. BofA Merrill Lynch also assumed, at the direction of CB&I, that the final executed Transaction Agreement would not differ in any material respect from the Draft Agreement reviewed by it.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the Transaction (other than the Transaction Consideration to the extent expressly specified in its opinion) or the Contemplated Transactions, including, without limitation, the form or structure of the Transaction. BofA Merrill Lynch was not requested to, and it did not, participate in the negotiation of the amount or form of the Transaction Consideration. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, to CB&I of the Transaction Consideration to be paid in the Transaction and no opinion or view was expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Transaction Consideration. Furthermore, no opinion or view was expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to CB&I or in which CB&I might engage or as to the underlying business decision of CB&I to proceed with or effect the Transaction. BofA Merrill Lynch did not express any opinion as to what the value of CB&I common stock actually will be when issued or the prices at which CB&I common stock or Shaw common stock will trade at any time, including following announcement or consummation of the Transaction. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholders should vote or act in connection with the Transaction or any related matter. Except as described above, CB&I imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the CB&I Supervisory Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Historical Stock Trading Performance. BofA Merrill Lynch reviewed the historical trading performance of shares of Shaw common stock and noted that the 30-day and 12-month volume weighted average price per share for Shaw common stock was $26.31 and $25.53, respectively. BofA Merrill Lynch also noted that the low and high closing prices for the 52-week period ending July 29, 2012 were $19.66 and $32.27, respectively.

Analyst Stock Price Targets. Using recently published, publicly available securities research analyst estimates, BofA Merrill Lynch noted that the low and high stock price targets for Shaw common stock were $23.00 to $43.00. Discounted one year to present value utilizing a selected discount rate of 9% based on the mid-point cost of equity range of 8% to 10%, the implied per share value of Shaw common stock ranged from $21.00 to $39.00 per share.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Shaw and the following nine publicly traded companies in the construction, engineering, procurement and technology service provider industries, which were selected because they are publicly traded companies with exposure to the power and energy sectors and whose businesses may be considered similar to that of Shaw:

•	Fluor Corporation

•	Jacobs Engineering Group Inc.

•	URS Corporation

•	AECOM Technology Corporation

•	KBR, Inc.

•	The Babcock & Wilcox Company

•	McDermott International Inc.

•	Tetra Tech, Inc.

•	Foster Wheeler AG

BofA Merrill Lynch reviewed enterprise values of the selected publicly traded companies (calculated as equity values based on closing stock prices on July 27, 2012 plus debt, preferred equity and minority interest, less cash and marketable securities) as a multiple of calendar years 2012 and 2013 estimated earnings before interest, taxes, depreciations and amortization, commonly referred to as EBITDA, as adjusted to include equity earnings and add-backs for one-time items and cost overruns.

The analysis indicated the following:

	Enterprise Value/2012E EBITDA	Enterprise Value/2013E EBITDA
• Fluor Corporation	5.3x	4.6x
• Jacobs Engineering Group Inc.	6.7x	6.0x
• URS Corporation	4.1x	3.8x
• AECOM Technology Corporation	5.4x	4.8x
• KBR, Inc.	5.4x	4.4x
• The Babcock & Wilcox Company	6.9x	5.8x
• McDermott International Inc.	4.7x	4.0x
• Tetra Tech, Inc.	7.3x	6.6x
• Foster Wheeler AG	4.5x	3.9x

BofA Merrill Lynch then applied multiples of 4.0x to 7.0x derived from the selected publicly traded companies to Shaw’s calendar year 2012 estimated adjusted EBITDA, and multiples of 3.5x to 6.0x derived from the selected publicly traded companies to Shaw’s calendar year 2013 estimated adjusted EBITDA. The ranges of multiples were derived from the selected publicly traded companies by BofA Merrill Lynch based upon its professional judgment. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Shaw was based on the CB&I’s management forecasts for Shaw. This analysis indicated the following approximate implied per share equity value reference ranges for Shaw as compared to the Transaction Consideration:

Implied Per Share Equity Value Reference Ranges
2012E ADJ EBITDA	2013E ADJ EBITDA	Transaction Consideration
$33 - $47	$32 - $44	$46

No company used in this analysis is identical or directly comparable to Shaw. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Shaw was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following seven change-of-control transactions announced since 2007 involving companies in the construction, engineering, procurement and technology service provider industries, with exposure to the power and energy sectors, and where the aggregate consideration was approximately $500 million or greater:

Acquiror	Target	Size of Transaction ($ in millions)	Date of Transaction
• URS Corporation	• Flint Energy Services Ltd.	$1,500	February 20, 2012
• Jacobs Engineering Group Inc.	• Aker Solutions ASA	$675	December 21, 2010
• John Wood Group PLC	• PSN Limited	$955	December 13, 2010
• Balfour Beatty plc	• Parsons Brinckerhoff	$626	September 17, 2009
• URS Corporation	• Washington Group International, Inc.	$2,403	May 27, 2007
• CH2M Hill Companies, Ltd.	• VECO Corporation	$463	May 15, 2007
• WorleyParsons Limited	• Colt Companies	$875	February 8, 2007

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s EBITDA for the latest twelve months preceding the announcement of the transaction.

The analysis indicated the following:

Acquiror	Target	Implied Enterprise Value/LTM EBITDA
• URS Corporation	• Flint Energy Services Ltd.	8.5x
• Jacobs Engineering Group Inc.	• Aker Solutions ASA	7.2x
• John Wood Group PLC	• PSN Limited	9.6x
• Balfour Beatty plc	• Parsons Brinckerhoff	6.0x
• URS Corporation	• Washington Group International, Inc.	15.9x
• CH2M Hill Companies, Ltd.	• VECO Corporation	6.3x
• WorleyParsons Limited	• Colt Companies	9.7x

BofA Merrill Lynch then applied multiples of 7.0x to 10.0x, derived from the selected transactions and selected by BofA Merrill Lynch based upon its professional judgment, to Shaw’s last twelve months (as of May 31, 2012) estimated EBITDA (as adjusted to include equity earnings and add-backs for one-time items and cost overruns) and last twelve months (as of August 31, 2012) estimated EBITDA (without adjustments for cost overruns). Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Shaw were based on the CB&I management forecasts for Shaw.

This analysis indicated the following approximate implied per share equity value reference ranges for Shaw, as compared to the Transaction Consideration:

Implied Per Share Equity Value Reference Ranges		Transaction Consideration
2012 ADJ LTM EBITDA	2012E LTM EBITDA
$47 - $61	$44 - $56	$46

No company, business or transaction used in this analysis is identical or directly comparable to Shaw or the Transaction. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Shaw and the Transaction were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Shaw to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Shaw was forecasted to generate during Shaw’s calendar years 2013 through 2017 based on the CB&I management forecasts for Shaw. BofA Merrill Lynch calculated terminal values for Shaw by applying perpetuity growth rates ranging from 1.0% to 2.0% to Shaw’s normalized calendar year 2017 estimated unlevered after-tax free cash flows. The cash flows and terminal values were then discounted to present value as of December 31, 2012, assuming net cash of $935 million as of such date, using discount rates ranging from 8.0% to 10.0%, which were based on an estimate of Shaw’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference ranges for Shaw as compared to the Transaction Consideration:

Implied Per Share Equity Value Reference Range	Transaction Consideration
$39 - $52	$46

Synergy Analysis. BofA Merrill Lynch also performed a discounted cash flow analysis of the estimated present value of the after-tax cash flows generated by the expected cost synergies of the Transaction as forecasted by CB&I management for the calendar years 2013 through 2017. BofA Merrill Lynch calculated terminal values for the expected cost synergies by applying perpetuity growth rates ranging from 1.0% to 2.0% to the calendar year 2017 estimated unlevered after-tax free cash flow. The cash flows and terminal values were then discounted to present value as of December 31, 2012 using discount rates ranging from 8.0% to 10.0%, which were based on an estimate of Shaw’s weighted average cost of capital. The analysis indicated an additional estimated synergy value of approximately $4.50 per Shaw share at the approximate mid-point of the calculated range.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the CB&I Supervisory Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of CB&I and Shaw. The estimates of the future performance of CB&I and Shaw in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the Transaction Consideration and were provided to the CB&I Supervisory Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of CB&I or Shaw.

The type and amount of Transaction Consideration payable in the Transaction was determined through negotiations between CB&I and Shaw, rather than by any financial advisor, and was approved by the CB&I Supervisory Board. The decision to enter into the Transaction Agreement was solely that of CB&I’s Supervisory and Management Boards. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the CB&I Supervisory Board in its evaluation of the proposed Transaction and should not be viewed as determinative of the views of the CB&I Supervisory Board with respect to the Transaction or the Transaction Consideration.

CB&I has agreed to pay BofA Merrill Lynch for its services in connection with the Transaction an aggregate fee of $14 million, $2 million of which was payable in connection with its opinion and $12 million of which is contingent upon the completion of the Transaction. BofA Merrill Lynch and certain of its affiliates also are participating in the financing for the Transaction, for which services it and its affiliates will receive significant compensation, including acting as lead left arranger and joint bookrunner in connection with certain bridge financing and credit facilities and, to the extent such financing is required, lead left bookrunner in connection with bond or equity-linked (other than straight common equity) transactions. CB&I also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of CB&I, Shaw and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to CB&I and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, lead arranger, and bookrunner for, and letter of credit lender under, CB&I’s $125 million unsecured letter of credit and term loan due 2014, and as a joint lead arranger and joint bookrunner for, and a lender under, CB&I’s $200 million term loan due 2012 and $1,100 million revolving credit facility due 2014 and (ii) having provided or providing certain treasury management services and products to CB&I. From January 1, 2010 through May 30, 2012, BofA Merrill Lynch and its affiliates received aggregate revenues from CB&I for commercial, corporate and investment banking services of approximately $4.9 million. In addition, MLPFS and

Bank of America will receive approximately $16 million for their services to CB&I in connection with the Commitment Letter. See “—Description of Debt Financing,” beginning on page 95.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Shaw and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead arranger for, and a lender (including letter of credit lender) under, Shaw’s $1,450 million revolving credit facility due 2016 and (ii) having managed or managing certain of Shaw’s 401K, deferred compensation and equity compensation plans. From January 1, 2010 through May 30, 2012, BofA Merrill Lynch and its affiliates received aggregate revenues from Shaw for commercial, corporate and investment banking services of approximately $7.2 million.

Shaw’s Reasons for the Transaction and Recommendation of the Shaw Board of Directors

The Shaw Board of Directors unanimously determined that the Transaction Agreement was advisable and in the best interest of Shaw and its shareholders and approved the Transaction Agreement and the transactions contemplated thereby, and unanimously recommends that the Shaw shareholders vote “FOR” the Shaw Transaction Proposal, “FOR” the Shaw Adjournment Proposal (if such proposal is considered) and “FOR” the Shaw Compensation Proposal. For a discussion of interests of Shaw’s directors and executive officers in the Transaction that may be different from, or in addition to, the interests of Shaw’s shareholders generally, see “The Transaction—Interests of Directors and Executive Officers of Shaw in the Transaction,” beginning on page 97.

In reaching its decision to adopt the Transaction Agreement and recommend its approval by the Shaw shareholders, the Shaw Board of Directors consulted with Shaw’s management and its legal and financial advisors, and considered a variety of factors with respect to the Transaction, including those matters discussed in “Background of the Transaction,” beginning on page 56. The following discussion of the information and factors considered by the Shaw Board of Directors is not exhaustive. In view of the wide variety of factors considered in connection with the Transaction, the Shaw Board of Directors did not consider it practical, nor did it attempt, to quantify or otherwise assign relative weight to different factors it considered in reaching its decision. In addition, individual members of the Shaw Board of Directors may have given different weight to different factors. The Shaw Board of Directors considered this information as a whole, and overall considered it to be favorable to, and in support of, its determination and recommendations. Among the material information and factors considered by the Shaw Board of Directors were the following:

•

Transaction Consideration. The Shaw Board of Directors considered a number of factors related to the Transaction Consideration and the financial terms of the Transaction Agreement. In particular, the Shaw Board of Directors considered the following:

•

Premium Over Market Price. The Shaw Board of Directors considered the historical stock price of Shaw common stock and the implied value of the Transaction Consideration of $46.00 per share based on the five-day weighted average CB&I stock price of $38.81 as of the date of signing. The implied value of the Transaction Consideration represented a 72% premium over the closing price of Shaw common stock on July 27, 2012, the last trading day before the Transaction Agreement was signed.

•

Significant Portion of Transaction Consideration in Cash. The Shaw Board of Directors considered that most of the Transaction Consideration will be paid in cash, giving Shaw shareholders an opportunity to realize certain value for a significant portion of their investment immediately upon completion of the Transaction.

•

Potential for Future Value; Possibility of Positive Effects on CB&I’s Business. The stock portion of the Transaction Consideration to be paid to Shaw shareholders will create continuing equity ownership in the combined company by former Shaw shareholders, who are expected to own shares of CB&I common stock representing approximately 10% of the then-outstanding shares of CB&I common stock immediately after the Transaction and will therefore participate in the opportunities for long-term growth of the combined company. The Shaw Board of Directors considered the potential for appreciation in value of CB&I common stock following the completion of the Transaction, and the opportunity for Shaw shareholders to participate in this appreciation. The Shaw Board of Directors also considered that because the stock portion of the Transaction Consideration is a fixed exchange ratio of shares of CB&I common stock to Shaw common stock, Shaw shareholders could be positively affected by an increase in the trading price of CB&I common stock during the pendency of the Transaction.

•

Opinion of Financial Advisor to Shaw. The Shaw Board of Directors considered the opinion of Morgan Stanley to the effect that as of July 29, 2012, and subject to and based upon the assumptions, procedures, factors, qualifications and limitations set forth in its written opinion, the Transaction Consideration was fair, from a financial point of view, to the holders of Shaw common stock. The Shaw Board of Directors also considered that Morgan Stanley’s opinion speaks only as of July 29, 2012, and is not required to be updated as a closing condition. See “—Opinion of Financial Advisor to Shaw,” beginning on page 84.

•

Alternatives to the Transaction. The Shaw Board of Directors carefully considered strategic alternatives to the Transaction, including continuing to operate as a standalone entity, but was not aware of any alternative transactions that would be reasonably likely to result in a value to Shaw shareholders in excess of the Transaction Consideration. The Shaw Board of Directors considered opportunities for strategic transactions and acquisitions involving companies in its industry generally and available to Shaw in particular based on its recent activities and discussions with its financial advisor. See “The Transaction—Background of the Transaction,” beginning on page 56. In considering Shaw’s long-term prospects as a standalone company, the Shaw Board of Directors considered the following, in particular:

•

Market and Execution Risks. While the Shaw Board of Directors remained supportive of Shaw’s long-range plan and optimistic about Shaw’s prospects on a standalone basis, it also considered the significant risks associated with going forward as an independent company, including substantial resources needed to independently compete for mega projects and substantial investment costs to organically grow international operations and the potential risks associated with Shaw’s long-range plan, including uncertainty and competitive pressures inherent in bidding for mega projects and successfully executing awarded projects and global economic and political factors outside Shaw’s control. The more significant market risks considered by the Shaw Board of Directors related to the cyclical demand for its products and services, global economic and political factors, uncertainties in the bidding and selection process for major contracts, substantial competition from regional, national and international competitors, some of whom have significantly more resources available to them, and potential adjustments and cancellations to Shaw’s backlog. The more significant execution risks that the Shaw Board of Directors considered were potential losses under fixed-price contracts, penalties for project delays, nonperformance or breaches by its joint venture or consortium partners, and inability to form teaming arrangements to bid on or perform large and complex projects. After considering such market and execution risks, Shaw’s Board of Directors concluded that the Transaction Consideration will enable Shaw shareholders to realize a substantial portion of Shaw’s potential future value without the market or execution risks associated with continued operation as a standalone company.

•

Uncertainty of Forecasts. The Shaw Board of Directors was aware of the inherent uncertainty of attaining management’s internal financial projections, including those set forth in the section entitled “Certain CB&I and Shaw Financial Information—Unaudited Financial Forecasts of Shaw—Shaw Management Case,” beginning on page 91, and that as a result Shaw’s actual financial results in future periods could differ materially from management’s forecasted results, including those set forth in the long-range plan.

•

Terms of the Transaction Agreement. The Shaw Board of Directors reviewed the terms of the Transaction Agreement, including the degree of mutuality and symmetry of representations to the extent relevant, obligations and rights of the parties under the Transaction Agreement, the conditions to each party’s obligation to complete the Transaction, the instances in which each party is permitted to terminate the

Transaction Agreement and the related termination fees payable by each party in the event of termination of the Transaction Agreement under specified circumstances. The Shaw Board of Directors also considered the fact that the Transaction Agreement allows it to change or withdraw its recommendation regarding the Shaw Transaction Proposal if a superior proposal is received from a third party or in response to certain material intervening events or changes in circumstances if, in either case, the Shaw Board of Directors determines that a failure to change its recommendation would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, subject to the payment of a termination fee under certain circumstances and compliance with certain other provisions of the Transaction Agreement. See “The Transaction Agreement,” beginning on page 132, for a detailed discussion of the terms and conditions of the Transaction Agreement.

•	Recommendation of Management. The Shaw Board of Directors considered the Shaw management team’s recommendation in support of the Transaction.

•

Combined Expertise and Resources. The Shaw Board of Directors considered that the Transaction will combine resources in complementary areas of expertise, including operational and regulatory skill sets, and the significant prior experience that each of the two companies have had integrating acquired businesses. The Shaw Board of Directors believes the combined company will be one of the world’s largest engineering, procurement and construction companies focused on the global energy industry. The combined company is expected to draw upon the intellectual capital, technical expertise, and experience of a deeper and more diverse workforce. The combined company will have the ability to offer a range of services to its customers, including in many areas in which Shaw does not currently operate. Shaw believes the scale and breadth of contractors will be an important consideration by clients in evaluating contractors for mega projects as these contracts are often valued in billions of dollars. Shaw has traditionally focused on power and petrochemical related projects and U.S. federal government services domestically while CB&I has focused on oil and gas related projects internationally. The combined company will have scale and a global reach greater than many other companies competing in these industries. As an example, several mega projects in various stages of development in the U.S. are seeking to utilize the relatively inexpensive and abundant supply of natural gas. With the divestiture of the E&C business segment, Shaw would likely pursue only the construction and pipe fabrication aspects of these projects while the combined company can utilize CB&I’s expertise in designing, engineering, and procuring equipment for gas projects along with Shaw’s construction and pipe fabrication to execute the entire project.

•

Employee Matters. The Shaw Board of Directors considered that the combined company will, for a specified period, provide compensation and severance benefits which are no less favorable than those provided to employees of Shaw immediately prior to the Transaction.

•

Financial Profile and Potential Growth. The Shaw Board of Directors also considered the anticipated market capitalization, earnings, cash flow and balance sheet of the combined company following the Transaction. The Shaw Board of Directors expects that the combined company will have the ability to generate substantial cash flow which will allow it to finance future expansion and potentially lead to new contract awards greater than what is presently achievable by either CB&I or Shaw independently.

The Shaw Board of Directors also considered the potential risks of the Transaction and certain other countervailing factors, including the following:

•

Limited Direct Ongoing Participation in Shaw’s and Combined Company’s Potential Upside. The Shaw Board of Directors considered that Shaw shareholders would not have the opportunity to continue participating in Shaw’s potentially significant upside as a standalone company, but would rather only participate in Shaw’s upside indirectly as a part of the combined company if they retained the stock portion of the Transaction Consideration following the effective time of the Transaction. Because Shaw shareholders will be receiving primarily cash for their stock, they will receive only limited compensation for any increase in the value of Shaw or CB&I during the pre-closing period or following the closing of the Transaction.

•

Failure to Close. The Shaw Board of Directors considered the risks and contingencies relating to the announcement and pendency of the Transaction and the risks and costs to Shaw if the closing of the Transaction is not timely, or if the Transaction does not close at all, including the impact on Shaw’s relationships with employees, customers and other third parties. In particular, the Shaw Board of Directors considered the risks associated with the following:

•

Shareholder Approvals. The Transaction Agreement must be approved by shareholders of both Shaw and CB&I. Approval by Shaw shareholders of the Transaction Agreement requires (i) the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Shaw common stock on the record date for the Shaw special meeting and entitled to vote on the matter (other than “Related Persons,” as defined in the Shaw Articles of Incorporation) and (ii) the affirmative vote of at least a majority of the voting power present at the Shaw special meeting. See “The Shaw Special Meeting—Vote Required,” beginning on page 48, for a detailed discussion of the requirements to approve the Shaw Transaction Proposal. Approval by CB&I shareholders of the Transaction Agreement requires the affirmative vote of a majority of the shares of CB&I common stock cast on that proposal at the CB&I special general meeting. See “The CB&I Special General Meeting—Vote Required,” beginning on page 41, for a detailed discussion of the requirements to approve the CB&I Acquisition Proposal.

•

Regulatory Approvals. The Shaw Board of Directors considered the regulatory approvals required to complete the Transaction and the risk that the applicable governmental authorities may not approve the Transaction or that they may seek to impose unfavorable terms or conditions on the required approvals. In particular, the Shaw Board of Directors considered CB&I’s status as a non-U.S. person and the impact of such status on the regulatory approvals required and the process of obtaining such approvals. All required approvals either may not be obtained at all or may not be obtained before the termination date set forth in the Transaction Agreement. See “The Transaction Agreement—Conditions to the Completion of the Transaction,” beginning on page 148, for a detailed discussion of the required regulatory approvals.

•

Certain Required Financial Metrics. The Shaw Board of Directors considered the conditions to the obligation of CB&I to complete the Transaction contained in the Transaction Agreement that require Shaw to satisfy certain financial metrics at the closing, specifically that: (i) Shaw have available unrestricted cash (as “Unrestricted Cash” is defined in the Transaction Agreement) of at least $800 million, (ii) Shaw EBITDA (as “Company EBITDA” is defined in the Transaction Agreement) for the four most recently completed fiscal quarters equal to an aggregate of at least $200 million and (iii) Shaw have net indebtedness for borrowed money (as “Net Indebtedness for Borrowed Money” is defined in the Transaction Agreement) of no more than $100 million. See “The Transaction Agreement—Conditions to the Completion of the Transaction,” beginning on page 148.

•

Limited Recourse if Financing is Not Available. The Shaw Board of Directors considered the terms of the Transaction Agreement which provide that, in the event financing or alternative financing is not available to CB&I to complete the Transaction, then CB&I’s liability will be limited to paying a termination fee of $208 million, subject to certain exceptions set forth in the Transaction Agreement. The Shaw Board of Directors considered that Shaw would have no ability to cause CB&I to complete the Transaction in circumstances where the financing was not available.

•

Integration. The Shaw Board of Directors considered the challenges inherent in the combination of two business enterprises of the size and scope of CB&I and Shaw, including the possibility of not achieving the anticipated benefits of the Transaction.

•

Termination Fee. The Shaw Board of Directors considered the risk that, although Shaw has the right under certain limited circumstances to consider and participate in negotiations with respect to alternative acquisition proposals, the provisions of the Transaction Agreement relating to the potential payment of a termination fee of $104 million or the reimbursement of expenses to CB&I may have the effect of discouraging such proposals. See “The Transaction Agreement—Termination Fees,” beginning on page 153, for further information.

•

Fixed Stock Portion of Transaction Consideration; Possibility of Adverse Effects on CB&I’s Business. The Shaw Board of Directors considered that because the stock portion of the Transaction Consideration is a fixed exchange ratio of shares of CB&I common stock to Shaw common stock, Shaw shareholders could be adversely affected by a decrease in the trading price of CB&I common stock during the pendency of the Transaction. The Shaw Board of Directors considered the fact that the Transaction Agreement does not provide Shaw with a price-based termination right or other similar price protection (such as a “collar”) with respect to the trading price of CB&I common stock during the pendency of the Transaction. The Shaw Board of Directors also considered that the definition of a material adverse effect in the Transaction Agreement had been limited by Shaw and was reciprocal, and therefore adverse developments related to CB&I during the pendency of the Transaction would be less likely to give Shaw a right to not close the Transaction.

•

CB&I Business Risks. The Shaw Board of Directors considered certain risks inherent in CB&I’s business and operations. Taking into account input from management and outside advisors regarding the due diligence process, the Shaw Board of Directors believed that these risks were manageable as part of the ongoing business of the combined company. In connection with these risks, the Shaw Board of Directors considered certain structural protections in the Transaction Agreement such as (i) the ability of the Shaw Board of Directors to change its recommendation, subject to certain restrictions, because of the occurrence, prior to the Shaw shareholder vote on the Transaction, of circumstances or developments that would be reasonably likely to have a material adverse effect on CB&I if not to do so would be reasonably likely to result in a breach of the Shaw Board of Directors’ fiduciary duties and (ii) the closing condition that, except as disclosed by CB&I to Shaw in the Transaction Agreement and the CB&I Disclosure Letter, no “material adverse effect” (as “Acquiror Material Adverse Effect” is defined in the Transaction Agreement) has occurred with respect to CB&I since July 30, 2012. The Shaw Board of Directors also took notice that the termination date specified in the Transaction Agreement is nine months after signing of the Transaction Agreement, which date can be extended to eleven months under certain circumstances.

•

Restrictions on Interim Operations. The Shaw Board of Directors considered the provisions of the Transaction Agreement placing restrictions on Shaw’s operations until completion of the Transaction, and the extent of those restrictions as negotiated between the parties.

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Diversion of Focus. The Shaw Board of Directors considered the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the Transaction.

•

Transaction Costs. The Shaw Board of Directors considered the substantial costs to be incurred in connection with the Transaction, including the costs of integrating the businesses of CB&I and Shaw and the transaction expenses arising from the Transaction.

•

Personnel. The Shaw Board of Directors considered the adverse impact that business uncertainty pending completion of the Transaction could have on Shaw’s ability to attract, retain and motivate key personnel until the Transaction is completed.

•

Interests of Directors and Officers. The Shaw Board of Directors considered the interests that certain executive officers and directors of Shaw may have with respect to the Transaction in addition to their interests as shareholders of Shaw. See “The Transaction—Interests of Directors and Executive Officers of Shaw in the Transaction,” beginning on page 97, for further information.

•	Other Risks Considered. The Shaw Board of Directors considered the types and nature of the risks described under the section entitled “Risk Factors,” beginning on page 31.

The Shaw Board of Directors believed that, overall, the potential benefits of the Transaction to Shaw and Shaw shareholders outweighed the risks considered by the Shaw Board of Directors.

The Shaw Board of Directors realizes that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the Shaw Board of Directors’ reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 29.

Opinion of Financial Advisor to Shaw

Opinion of Morgan Stanley

Shaw retained Morgan Stanley to provide it with financial advisory services in connection with the Transaction. Shaw selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Shaw. At the meeting of the Shaw Board of Directors on July 29, 2012, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to the Shaw Board of Directors, that as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the consideration to be received by holders of shares of Shaw common stock pursuant to the Transaction Agreement is fair from a financial point of view to the holders of shares of Shaw common stock.

The full text of the written opinion of Morgan Stanley, dated July 29, 2012, is attached to this joint proxy statement/prospectus as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Shaw encourages you to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Shaw Board of Directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of Shaw common stock pursuant to the Transaction Agreement, as of the date of the opinion. It does not address any other aspects of the Transaction and does not constitute a recommendation to any holder of Shaw common stock as to how to vote at any shareholders meeting held in connection with the Transaction or whether to take any other action with respect to the Transaction. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley:

•	reviewed certain publicly available financial statements and other business and financial information of Shaw and CB&I, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Shaw;

•	reviewed certain financial projections prepared by the managements of Shaw and CB&I;

•	discussed the past and current operations and financial condition and the prospects of Shaw with senior executives of Shaw;

•	discussed the past and current operations and financial condition and the prospects of CB&I with senior executives of CB&I;

•	reviewed the pro forma impact of the Transaction on CB&I’s earnings per share and financial ratios;

•	reviewed the reported prices and trading activity for Shaw common stock and CB&I common stock;

•

compared the financial performance of Shaw and CB&I and the prices and trading activity of Shaw common stock and CB&I common stock with that of certain other publicly traded companies comparable with Shaw and CB&I and their securities;

•	participated in certain discussions and negotiations among representatives of Shaw and CB&I and their financial and legal advisors;

•	reviewed the Transaction Agreement, the draft commitment letter from certain lenders substantially in the form of the draft dated July 29, 2012 and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Shaw and CB&I, which formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Shaw and CB&I of the future financial performance of Shaw and CB&I. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Shaw and CB&I of: (i) the strategic, financial and other benefits expected to result from the Transaction; (ii) the timing and risks associated with the integration of Shaw and CB&I; (iii) their ability to retain key employees of Shaw and CB&I, respectively; and (iv) the validity of, and risks associated with, Shaw’s and CB&I’s existing and future technologies, intellectual property, products, services and business models. In addition, Morgan Stanley assumed that the Transaction will be consummated in accordance with the terms set forth in the Transaction Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that CB&I will obtain financing in accordance with the terms set forth in the commitment letter. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of CB&I and Shaw and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Shaw’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Shaw common stock in the Transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Shaw or CB&I, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of its opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving Shaw, nor did it negotiate with any of the parties, other than CB&I, which expressed interest to Morgan Stanley in the possible acquisition of Shaw or certain of its constituent businesses.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated July 29, 2012. The various analyses summarized below were based on the closing price of $25.70 per share of Shaw common stock as of July 26, 2012. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Share Price Analysis. Morgan Stanley reviewed the share price performance of Shaw common stock for various periods ending July 26, 2012 and on various dates. Morgan Stanley compared the implied transaction consideration of $46.00 to the share price performance of Shaw common stock over such periods and on such dates. The following table lists the implied transaction premiums based on such calculations:

Date/Time Period	Price	Implied Transaction Premium
July 26, 2012 Closing Price	$25.70	79%
July 3, 2012 Closing Price	$28.32	62%
Last 30 Trading Day Volume-Weighted Average Price	$26.37	74%
Last Three-Month Average Closing Price	$26.86	71%
Last Six-Month Average Closing Price	$28.43	62%
July 26, 2011 Closing Price	$26.37	74%
52-Week High Closing Price	$32.27	43%

Equity Research Analysts’ Price Targets. Morgan Stanley reviewed the most recent per-share target prices published by equity research analysts for Shaw common stock and CB&I common stock, respectively. These targets reflect each analyst’s estimate of the future public market trading price for Shaw common stock and CB&I common stock. Target prices for Shaw common stock, based on price targets published by 15 research analysts, ranged from $23.00 to $43.00, with a mean of $33.39, compared with the implied offer value per share of $46.00 as of July 26, 2012. Target prices for CB&I common stock, based on price targets published by 16 research analysts, ranged from $40.00 to $58.00, with a mean of $52.83, compared with the closing price of CB&I common stock of $40.14 as of July 26, 2012.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Shaw common stock or CB&I common stock, and these estimates are subject to uncertainties, including the future financial performance of Shaw and CB&I and future financial market conditions.

Public Market Trading Benchmarks. Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar publicly traded companies. Morgan Stanley chose the selected companies for the purposes of this analysis utilizing its professional judgment and experience, taking into account several factors, including, among other things, the competitive landscape in which Shaw and the selected companies operate and the product offerings of Shaw and the selected companies. Although none of the selected public companies is directly comparable to Shaw, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, operate in and are exposed to similar lines of business as Shaw.

The companies included in the comparable companies analysis were:

•	Aecom Technology Corporation

•	The Babcock & Wilcox Company

•	Chicago Bridge & Iron Company N.V.

•	Fluor Corporation

•	Foster Wheeler AG

•	Jacobs Engineering Group Inc.

•	KBR, Inc.

•	McDermott International, Inc.

•	Tetra Tech, Inc.

•	URS Corporation

•	WillBros Group, Inc.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•

the ratio of aggregate value, defined as fully diluted market capitalization plus total debt plus minority interest less cash and cash equivalents, to estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the calendar year 2013; and

•	the ratio of price to estimated earnings per share for the calendar year 2013.

The following table sets forth the underlying data used in this analysis:

Company	Aggregate Value/ CY2013 EBITDA	Price/CY2013 Earnings
Aecom Technology Corporation	4.6x	5.7x
The Babcock & Wilcox Company	8.2x	11.7x
Chicago Bridge & Iron Company N.V.	5.8x	11.5x
Fluor Corporation	4.9x	11.8x
Foster Wheeler AG	3.7x	7.8x
Jacobs Engineering Group Inc.	6.0x	11.6x
KBR, Inc.	4.0x	8.6x
McDermott International, Inc.	3.9x	10.0x
Tetra Tech, Inc.	6.3x	12.8x
URS Corporation	3.4x	7.3x
WillBros Group, Inc.	5.5x	12.3x

Based on Morgan Stanley’s professional judgment and experience, and taking into account the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples and applied these ranges of multiples to the relevant Shaw financial statistic. For purposes of estimated calendar year 2013 EBITDA and earnings per share, Morgan Stanley utilized publicly available estimates prepared by equity research analysts as of July 26, 2012.

Based on Shaw’s fully diluted share data available as of July 26, 2012, Morgan Stanley estimated the implied value per share of Shaw common stock as of July 26, 2012 as follows:

Calendar Year Financial Statistic	Comparable Company Multiple Range	Implied Value Per Share of the Shaw Common Stock
Aggregate Value to Estimated CY2013 EBITDA	4.0x – 5.0x	$32.46 – $37.69
Price to Estimated CY2013 Earnings Per Share	9.0x – 11.0x	$23.40 – $28.60

No company utilized in the public trading comparables analysis is identical to Shaw. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Shaw, such as the impact of competition on the business of Shaw and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Shaw or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Hypothetical Future Stock Price Analysis. Morgan Stanley performed a hypothetical future stock price analysis which is designed to provide insight into the estimated future value of Shaw common stock based on Shaw’s estimated future EBITDA and earnings and potential aggregate value to EBITDA ratios and price to earnings ratios. The resulting values are subsequently discounted to arrive at a present value for Shaw’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share of Shaw common stock on a standalone basis.

Morgan Stanley analyzed the future earnings estimates of Shaw based on three financial cases: the Shaw management case (described further in “Certain CB&I and Shaw Financial Information—Unaudited Financial Forecasts of Shaw—Shaw Management Case,” beginning on page 91), the Shaw management sensitivity case (also described further in “Certain CB&I and Shaw Financial Information—Unaudited Financial Forecasts of Shaw—Shaw Management Sensitivity Case”), and a case that Morgan Stanley derived based on publicly available estimates prepared by equity research analysts (referred to as the “Street Case”).

In order to estimate Shaw’s hypothetical future stock price, Morgan Stanley used Shaw management’s forecasts of (i) EBITDA for Shaw on a standalone basis for fiscal year 2012 and fiscal year 2013, and applied the current NTM EBITDA multiple for Shaw of 2.8x, and (ii) earnings per share for Shaw on a standalone basis for fiscal year 2013 and fiscal year 2014, and applied the current NTM price/earnings multiple of 10.3x. These values were discounted to present values as of August 31, 2012 at a discount rate of 10% to calculate the present value of the hypothetical future price of Shaw common stock. The 10% discount rate was selected based on Shaw’s weighted average cost of capital. The discount rate was informed based upon a weighted average cost of capital formula assuming a Barra predicted beta of 1.55, market risk premium of 5% to 6%, a risk-free rate of 1.44% (the prevailing rate on 10-year notes as of July 26, 2012), and a debt funding spread of 275 basis points. Morgan Stanley noted that the possible present values of the future stock price of Shaw on a standalone basis were as follows:

	Current NTM P/E Multiple (10.3x)	Current NTM EBITDA Multiple (2.8x)
Shaw Management Case	$24.17 – $40.69	$33.09 – $35.23
Shaw Management Sensitivity Case	$18.67 – $34.85	$30.66 – $31.87
Street Case	$25.70 – $26.17	$26.38 – $27.69

Discounted Cash Flow Analysis. Morgan Stanley calculated a range of equity values per share for Shaw based on a discounted cash flow analysis, assuming Shaw continued to operate as an independent entity. The valuation range was determined by using projections from the Shaw management case, the Shaw management sensitivity case, and the Street Case. Morgan Stanley calculated the net present value of unlevered free cash flows for Shaw for fiscal years 2012 through 2017 with respect to each of the Shaw management case and Shaw management sensitivity case and for fiscal years 2012 through 2015 with respect to the Street Case. Based on its professional judgment and experience, Morgan Stanley calculated terminal values based on a terminal exit multiple of NTM EBITDA ranging from 2.0x to 3.5x. These values were discounted to present values as of August 31, 2012 at a discount rate of 10%. The discount rate was based on the weighted average cost of capital formula described in the preceding section. This analysis resulted in a range of implied values per share of Shaw common stock of $45.56 to $56.18 based on the Shaw management case, $40.89 to $50.09 based on the Shaw management sensitivity case, and $29.46 to $36.15 based on the Street Case. In addition, Morgan Stanley compared management’s projections from August 2011 and July 2012 and calculated the median change in EBITDA estimates for fiscal years 2012 through 2014 between those two sets of projections to be 21%. Morgan Stanley then applied this discount to the range of implied values per share of Shaw common stock based on the discounted cash flow analysis that utilized the Shaw management case, which resulted in an illustrative range of implied value per share of Shaw common stock of $35.85 to $44.21.

Precedent Change of Control Premiums Analysis. Morgan Stanley reviewed the premiums paid of selected U.S. public company transactions (including mergers of equals) that were announced since 1990 in which the target company was a publicly traded company, the transaction value was greater than $100 million and the consideration was all cash. Morgan Stanley excluded five transactions from 1,987 transactions that met these criteria. Based on its professional judgment and experience, Morgan Stanley believed that these five transactions included premia paid that were outliers. The following table lists the implied value per share of Shaw common stock based on such calculations:

Date/Time Period	Price	Implied Value Per Share of Shaw Common Stock
July 26, 2012 Closing Price	$25.70	$37.27
Last 30 Trading Day Volume-Weighted Average Price	$26.37	$38.24
Last Three-Month Average Closing Price	$26.86	$38.94
Last Twelve-Month Average Closing Price	$26.08	$37.82

In connection with the review of the Transaction by the Shaw Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Shaw. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Shaw. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration from a financial point of view to holders of shares of Shaw common stock and in connection with the delivery of its opinion, dated July 29, 2012, to the Shaw Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Shaw common stock might actually trade.

The consideration to be received by the holders of shares of Shaw common stock was determined through arm’s-length negotiations between Shaw and CB&I and was approved by the Shaw Board of Directors. Morgan Stanley provided advice to the Shaw Board of Directors during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to Shaw or the Shaw Board of Directors or any committee thereof, or that any specific consideration constituted the only appropriate consideration for the Transaction.

Morgan Stanley’s opinion and its presentation to the Shaw Board of Directors was one of many factors taken into consideration by the Shaw Board of Directors in deciding to authorize and approve the Transaction Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Shaw Board of Directors with respect to the Transaction Consideration or of whether the Shaw Board of Directors would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

The Shaw Board of Directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of CB&I, Shaw, or any other company, or any currency or commodity, that may be involved in this Transaction, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided Shaw financial advisory services and a fairness opinion in connection with the Transaction, and Shaw has agreed to pay Morgan Stanley a fee of $32 million for its services, all of which is contingent upon the closing of the Transaction. Shaw has also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Shaw has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement or any related transactions.

In the two years prior to the Transaction, Morgan Stanley has not provided financial advisory or financing services to CB&I and has not received fees from CB&I. Over the last two years prior to the Transaction, Morgan Stanley provided a variety of services to Shaw, including advising Shaw on its exercise of the put option of its stake in Westinghouse in 2010 and 2011 and acting as dealer manager on Shaw’s share repurchase in the form of a Dutch Auction tender offer in 2011, for which Morgan Stanley received $1.75 million in fees.

Morgan Stanley may also seek to provide such services to CB&I and/or Shaw in the future and expects to receive fees for the rendering of these services. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Certain CB&I and Shaw Financial Information

CB&I and Shaw do not, as a matter of course, make public internal prospective financial analysis and information due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, CB&I and Shaw are including in this joint proxy statement/prospectus certain financial forecasts that the respective managements of CB&I and Shaw prepared for their consideration of the proposed transaction. Certain of these financial forecasts also were provided to CB&I’s and Shaw’s respective financial advisors. See “The Transaction—Opinion of Financial Advisor to CB&I” and “—Opinion of Financial Advisor to Shaw,” beginning on pages 72 and 84, respectively. These forecasts are speculative by their nature and are based on numerous assumptions, which are inherently uncertain and beyond the knowledge and control of CB&I and Shaw. The financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP but, in the view of CB&I’s and Shaw’s respective managements, were prepared on a reasonable basis. The inclusion of this information in this joint proxy statement/prospectus should not be regarded as an indication that any of CB&I, Shaw or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. The inclusion of the financial forecasts in this joint proxy statement/prospectus does not constitute an admission or representation by CB&I or Shaw that such information is material.

The financial forecasts of CB&I and Shaw included in this joint proxy statement/prospectus were prepared by, and are the responsibility of, CB&I management and Shaw management, respectively, and are unaudited. Neither CB&I’s nor Shaw’s independent registered public accounting firm, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial forecasts, nor have they expressed any opinion or given any form of assurance on the financial forecasts or their achievability. They assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the financial forecasts:

•	were updated throughout the period of May 2012 through July 2012;

•	make numerous assumptions, as further described below, many of which are beyond the control of CB&I and Shaw and may not prove to be accurate;

•

do not necessarily reflect revised prospects for CB&I’s and Shaw’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	are not, and should not be regarded as, a representation that the financial forecasts will be achieved.

These financial forecasts were, in general, prepared solely for use by CB&I’s and Shaw’s respective boards and financial advisors and are subjective in many respects and thus subject to interpretation. Neither CB&I nor Shaw can assure you that their respective financial forecasts will be realized or that their respective future financial results will not materially vary from such financial forecasts. The financial forecasts cover multiple years and such information by its nature becomes less predictive with each succeeding year.

These financial forecasts were prepared by the respective managements of CB&I and Shaw based on information they had at the time of preparation and some of which may have changed materially. The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. Except as required by law, CB&I and Shaw disclaim any obligation to update or otherwise revise the financial forecasts to reflect circumstances or other events occurring after the date the financial forecasts were prepared or to reflect the occurrence of future events, even if any or all of the assumptions on which the financial forecasts were based are no longer appropriate. These considerations should be taken into account in reviewing the financial forecasts, which were prepared as of an earlier date. The financial forecasts are forward-looking statements. For additional information on factors which may cause CB&I’s and Shaw’s future financial results to materially vary from those projected in the financial forecasts, see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” beginning on pages 29 and 31, respectively.

Unaudited Financial Forecasts of Shaw—Shaw Management Case

Shaw management has historically maintained a series of financial forecasts that are prepared based upon analysis performed by each of Shaw’s operating segments, which typically cover the projected financial results for an approximate five-year period. These forecasts are updated throughout the year and are used, in part, for internal valuation and budget purposes. In the course of due diligence discussions with CB&I during the period from May 2012 through July 2012, Shaw’s management updated these non-public financial projections for the full fiscal years ending August 31, 2012, 2013, 2014, 2015, 2016 and 2017, which projections we refer to, collectively, as the Shaw management case. These projections were utilized to assist the Shaw Board of Directors in its evaluation of the quantitative and strategic rationale for the proposed transaction. Shaw also furnished the Shaw management case to its financial advisors and to CB&I, which, in turn, furnished the Shaw management case to its financial advisors.

The key drivers of the Shaw management case include the following assumptions with respect to Shaw’s business:

•	Existing domestic AP1000 nuclear power plant work (Vogtle and SCANA projects), will proceed on schedule with activity peaking in fiscal years 2014 and 2015;

•

A third AP1000 domestic nuclear power project will be awarded to Shaw in fiscal year 2014; however, because of the time necessary for work to ramp up with these type of projects, the booking of this prospect is not projected to have a significant impact to earnings and cash flow until the later years of the forecast. An additional AP1000 is forecast to occur even later in the timeline of these projections;

•

New natural gas power plant engineering, procurement and construction bookings, partially attributable to the anticipated $38 million ownership investment in the new Net Power technology that is forecast to occur during fiscal year 2013;

•	Multiple Air Quality Control Project bookings will result from recent changes in air emissions regulations in the United States;

•	The E&I Segment will continue to grow with the expansion of the existing oil & gas and mining support businesses; and

•	New awards for maintenance activities at domestic nuclear power plants will increase the total number of nuclear units serviced by Shaw from 45 currently to 55 by fiscal year 2014.

The Shaw management case also assumed that Shaw will complete the sale of its E&C business by August 31, 2012, and that NEH will sell its interests in Westinghouse to Toshiba and repay the corresponding Japanese Yen denominated bonds by March 15, 2013.

The following table presents the Shaw management case:

	Year Ended August 31,
	2012E	2013E	2014E	2015E	2016E	2017E
	(in millions, except per share data)
Revenue	$6,047	$5,857	$7,276	$8,280	$8,443	$8,382
EBITDA (1)	$305	$356	$598	$731	$754	$745
EBITDA Margin (2)	5.0%	6.1%	8.2%	8.8%	8.9%	8.9%
Free Cash Flow (3)	$189	$270	$487	$631	$675	$672
Earnings per Share ($/share)	$2.17	$2.35	$4.35	$5.34	$5.45	$5.42

(1)	EBITDA is defined as earnings before interest expense, tax, depreciation and amortization, is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. EBITDA does not include the impact of any potential synergies or costs related to the Transaction.
(2)	EBITDA Margin is defined as EBITDA divided by total revenues, is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance.
(3)	Free cash flow is defined herein as EBITDA less capital expenditures, is a non-GAAP financial measure and should not be considered an alternative to cash flows as a measure of liquidity.

Unaudited Financial Forecasts of Shaw—Shaw Management Sensitivity Case

In addition, Shaw’s management prepared a set of non-public financial projections for the same six-year period ending August 31, 2017 that are derived from the Shaw management case but are sensitized by Shaw’s management to account for the uncertainties associated with the timing and amounts of new business awards as well as the earnings on new and existing projects. The adjustment amounts were based on a process used in prior years by Shaw’s management to sensitize its financial projections when aggregating the projections prepared by Shaw’s individual business units, and took into account the historical performance of such business units. We refer to these sensitized earnings projections, collectively, as the Shaw management sensitivity case. Shaw management prepared the Shaw management sensitivity case to assist the Shaw board of directors in its evaluation of the quantitative and strategic rationale for the proposed transaction. Shaw also furnished the Shaw management sensitivity case to its financial advisors, but it did not furnish such case to CB&I or its advisors.

The adjustments to the Shaw management case reflected in the Shaw management sensitivity case included negative adjustments to EBITDA in the amounts set forth below:

	Year Ended August 31,
	2013	2014	2015	2016	2017
	(in millions, except per share and margin data)
EBITDA Adjustment	$(60.0)	$(70.0)	$(80.0)	$(90.0)	$(100.0)

The divergence in the projections of Shaw’s financial performance between the Shaw management case and the Shaw management sensitivity case results entirely from the adjustments described above. Other than as described above, the assumptions underlying the Shaw management sensitivity case do not differ from those underlying the Shaw management case.

The following table presents the Shaw management sensitivity case:

	Year Ended August 31,
	2012E	2013E	2014E	2015E	2016E	2017E
	(in millions, except per share and margin data)
Revenue	$6,047	$5,857	$7,276	$8,280	$8,443	$8,382
EBITDA (1)	$305	$296	$528	$651	$664	$645
EBITDA Margin (2)	5.0%	5.1%	7.3%	7.9%	7.9%	7.7%
Free Cash Flow (3)	$189	$210	$417	$551	$585	$572
Earnings per Share ($/share)	$2.17	$1.82	$3.73	$4.63	$4.64	$4.53

(1)	EBITDA is defined as earnings before interest expense, tax, depreciation and amortization, is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. EBITDA does not include the impact of any potential synergies or costs related to the Transaction.
(2)	EBITDA Margin is defined as EBITDA divided by total revenues, is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance.
(3)	Free cash flow is defined herein as EBITDA less capital expenditures, is a non-GAAP financial measure and should not be considered an alternative to cash flows as a measure of liquidity.

Unaudited Financial Forecasts of Shaw—CB&I-Shaw Management Case

In connection with CB&I’s consideration of the proposed transaction, and prior to receiving the Shaw management case, CB&I management prepared financial forecasts of Shaw. We refer to these earnings projections as the CB&I-Shaw management case. The CB&I-Shaw management case was derived by CB&I management from publicly available estimates prepared by equity research analysts (the “Shaw street projections”). The Shaw street projections were based on certain assumptions, including with respect to existing backlog and future prospects of new project awards. CB&I management adjusted the Shaw street projections to reflect CB&I management’s more conservative assumptions about existing backlog and future prospects of new project awards. The Shaw street projections only extended through 2013, and CB&I management selected a growth rate of approximately 3% for revenue, based on what CB&I management believed to be a conservative estimate of U.S. market growth, and applied that growth factor to the 2013 figures in the Shaw street projections to prepare the portion of the CB&I-Shaw management case relating to the years 2014 through 2017. The CB&I-Shaw management case was prepared using a fiscal year end of December 31.

The CB&I-Shaw management case was utilized to assist CB&I’s Supervisory and Management Boards in their evaluation of the quantitative and strategic rationale for the proposed transaction. CB&I also furnished the CB&I-Shaw management case to its financial advisors.

The following table presents the CB&I-Shaw management case, as prepared by CB&I management:

	Year Ended December 31,
	2012E	2013E	2014E	2015E	2016E	2017E
	(in millions, except per share data)
Revenue	$5,577	$6,300	$6,339	$6,529	$6,725	$6,927
EBITDA (1)	$325	$337	$296	$306	$327	$328
EBITDA Margin (2)	5.8%	5.3%	4.7%	4.7%	4.9%	4.7%
Free Cash Flow (3)	$207	$237	$196	$206	$227	$228

(1)	EBITDA is defined as earnings before interest expense, tax, depreciation and amortization, is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. EBITDA does not include the impact of any potential synergies or costs related to the Transaction.
(2)	EBITDA Margin is defined as EBITDA divided by total revenues, is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance.
(3)	Free cash flow is defined herein as EBITDA less capital expenditures, is a non-GAAP financial measure and should not be considered an alternative to cash flows as a measure of liquidity.

Unaudited Financial Forecasts of CB&I—CB&I Management Case

CB&I management has historically maintained a series of financial forecasts that are prepared based upon analysis performed by each of CB&I’s operating segments, which typically cover the projected financial results for an approximate five-year period. These forecasts are updated throughout the year and are used, in part, for internal valuation and budget purposes. In the course of due diligence discussions with Shaw during the period from May through July 2012, CB&I’s management updated these non-public financial projections for the full fiscal years ending December 31, 2012, 2013, 2014, 2015, and 2016, which projections we refer to, collectively, as the CB&I management case. These projections were utilized to assist CB&I’s Supervisory and Management Boards in their evaluation of the quantitative and strategic rationale for the proposed transaction. CB&I also furnished the CB&I management case to Shaw and Shaw’s financial advisors.

The following table presents the CB&I management case, as prepared by CB&I management:

	Year Ended December 31,
	2012E	2013E	2014E	2015E	2016E
	(in millions, except per share and margin data)
Revenue	$5,566	$6,500	$7,400	$8,200	$9,600
Income from Operations	$434	$483	$542	$612	$718
Income from Operations Margin	7.8%	7.4%	7.3%	7.5%	7.5%
Net Income	$285	$309	$343	$392	$466
Earnings per Share ($/share)	$2.90	$3.15	$3.50	$4.00	$4.75

Unaudited Financial Forecasts of CB&I—CB&I Management Sensitivity Case

In addition, CB&I’s management prepared a set of non-public financial projections for the same six-year period ending December 31, 2017 that are derived from the CB&I management case but are sensitized to account for the uncertainties associated with the timing and amounts of new awards as well as the earnings on new and existing projects. The adjustment amounts were based on a process used in prior years by CB&I’s management to sensitize its financial projections. We refer to these sensitized earnings projections, collectively, as the CB&I management sensitivity case. CB&I management prepared the CB&I management sensitivity case to assist CB&I’s Supervisory and Management Boards in their evaluation of the quantitative and strategic rationale for the proposed transaction. CB&I also furnished the CB&I management sensitivity case to its financial advisors, but it did not furnish such case to Shaw or its advisors.

The following table presents the CB&I management sensitivity case, as prepared by CB&I management:

	Year Ended December 31,
	2012E	2013E	2014E	2015E	2016E	2017E
	(in millions, except per share and margin data)
Revenue	5,566	6,350	6,800	7,200	7,700	8,200
EBITDA (1)	507	549	586	630	685	735
EBITDA Margin (2)	9.1%	8.6%	8.6%	8.7%	8.9%	9.0%
Free Cash Flow (3)	437	479	524	558	608	653
Income from Operations	435	468	508	544	594	639
Income from Operations Margin	7.8%	7.4%	7.5%	7.6%	7.7%	7.8%
Net Income	285	308	329	354	389	416
Earnings per Share ($/share)	$2.90	$3.14	$3.36	$3.61	$3.97	$4.24

(1)	EBITDA is defined as earnings before interest expense, tax, depreciation and amortization, is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. EBITDA does not include the impact of any potential synergies or costs related to the Transaction.
(2)	EBITDA Margin is defined as EBITDA divided by total revenues, is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance.
(3)	Free cash flow is defined herein as EBITDA less capital expenditures, is a non-GAAP financial measure and should not be considered an alternative to cash flows as a measure of liquidity.

Description of Debt Financing

The preliminary estimated purchase price for the Transaction is approximately $3.2 billion, comprised of approximately $377.8 million in equity consideration and approximately $2.8 billion in cash consideration, of which approximately $1.0 billion is anticipated to come from existing cash balances of CB&I and Shaw on the closing date of the Transaction and the remainder is anticipated to come from borrowings. CB&I and Shaw also anticipate incurring transaction costs and other fees and expenses related to the Transaction of approximately $167.0 million, of which approximately $132.0 million are anticipated to be paid prior to, or concurrent with, the closing date of the Transaction, and approximately $35.0 million are anticipated to be paid subsequent to the closing date of the Transaction. Additionally, change-in-control payments of up to approximately $40.0 million could also be incurred subsequent to the closing date of the Transaction if CB&I takes certain actions, including termination or a significant reduction in duties or compensation of certain employees. The transaction costs and other fees and expenses are anticipated to be funded using CB&I and Shaw’s existing cash balances, or if necessary, borrowings under the revolving credit facilities discussed below.

To ensure sufficient financing for the Transaction, on July 30, 2012, CB&I entered into a commitment letter (the “Commitment Letter”) with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Crédit Agricole Corporate and Investment Bank (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties have committed to provide new senior credit facilities in an aggregate principal amount of $2.2 billion, consisting of a $1.0 billion four-year term loan facility; an $800.0 million 364-day bridge loan facility; and a $400.0 million five-year revolving credit facility. The Commitment Parties also agreed to arrange an amendment to CB&I’s existing $1.1 billion revolving credit facility or, if the amendment is not obtained, to provide a backstop facility to the $1.1 billion revolving credit facility.

CB&I currently anticipates replacing the Commitment Letter with permanent financing consisting of a $1.0 billion four-year unsecured term loan (estimated 3.0% interest rate), and approximately $800.0 million from note offerings with anticipated tenors of 5 to 12 years (estimated weighted average tenor of 8.6 years and estimated 4.8% weighted average interest rate). If necessary, borrowings may also be made under CB&I’s revolving credit facilities.

As of September 30, 2012, CB&I’s credit facilities included the aforementioned $1.1 billion revolving credit facility ($550.0 million borrowing sublimit and total available capacity of approximately $814.8 million at September 30, 2012), which expires in July 2014; a $125.0 million committed and unsecured letter of credit and term loan facility (total available capacity of approximately $14.1 million at September 30, 2012), which expires in November 2014; and various short-term uncommitted credit facilities across several geographic regions of approximately $1.7 billion (total available capacity of approximately $1.0 billion at September 30, 2012). As of September 30, 2012, these facilities collectively totaled approximately $2.9 billion, with approximately $1.8 billion of available capacity. As of September 30, 2012, no material borrowings had been made under the various facilities referenced above. Additionally, as of September 30, 2012, CB&I had $40.0 million remaining under a term loan which was repaid on November 9, 2012, in accordance with its provisions. The credit facilities subsequent to the Transaction are anticipated to consist of the facilities referenced above (with anticipated available capacity at the closing date of the Transaction consistent with capacity at September 30, 2012) and a new five-year $650.0 million revolving credit facility ($487.5 million borrowing sublimit) that will be entered into in connection with the Transaction. Shaw’s existing credit facilities, which are anticipated to have outstanding letter of credit utilization of approximately $200.0 million to $300.0 million at the closing date of the Transaction, will be replaced with CB&I’s credit facilities. Accordingly, at the closing date of the Transaction, CB&I’s total credit facilities are anticipated to approximate $3.6 billion, with approximately $2.2 billion of available capacity.

Annual future maturities for the $1.0 billion four-year term loan are expected to approximate $75.0 million, $100.0 million, $100.0 million, and $725.0 million, with interest due quarterly. Principal maturities for the $800.0 million notes are expected to occur at the end of each applicable note term, with interest due quarterly.

The availability of borrowings under the Commitment Letter, if necessary, is subject to the satisfaction of certain conditions, including the consummation of the Transaction on or prior to June 30, 2013, the absence of the occurrence of a material adverse event with respect to Shaw, the compliance by CB&I with a 3.25:1.00 pro forma leverage ratio on the closing date of the Transaction, Shaw’s possession of at least $800.0 million of unrestricted cash and cash equivalents (as “Unrestricted Cash” is defined in the Transaction Agreement) on the closing date of the Transaction, the negotiation of definitive documentation in respect of the facilities, the accuracy of certain representations and warranties made by both CB&I and Shaw, delivery of certain financial statements, and certain other closing conditions. CB&I believes the satisfaction of these or similar conditions would be required for the intended permanent financing to replace the Commitment Letter. In addition, consistent with CB&I’s existing credit facilities, CB&I anticipates any permanent financing will continue to include certain financial covenants, including a maximum leverage ratio, a minimum fixed charge ratio, and a minimum net worth level. The covenants for CB&I’s existing credit facilities currently consist of a maximum leverage ratio of 2.50:1.00, minimum fixed charge ratio of 1.75, and a minimum net worth level calculated as $965.8 million at September 30, 2012. Revised covenants will be determined upon final negotiation with the relevant lenders for the permanent financing. CB&I anticipates that each of the new permanent financings will allow for a temporary maximum leverage ratio of 3.25:1.00 from the closing date of the Transaction, with such maximum declining to its existing level of 2.50:1.00 within six quarters of the closing date of the Transaction. These facilities will also include customary restrictions regarding subsidiary indebtedness, sales of assets, liens, investments, type of business conducted and mergers and acquisitions, as well as a trailing twelve-month limitation for dividend payments and share repurchases, among other restrictions.

We believe future operating cash flows of the combined companies and borrowings, if necessary, under the revolving credit facilities discussed above, will be adequate to fund the ongoing working capital requirements of the combined companies subsequent to the closing of the Transaction. We believe such operating cash flows, and availability under the revolving credit facilities, will also be adequate to fund Shaw’s commitment to invest up to $50.4 million in NET Power LLC, which is developing a new gas fired power generation technology (“Net Power”) for which Shaw will have the exclusive rights to engineer, procure and construct Net Power plants. Shaw’s total investment in NET Power LLC through August 31, 2012 was approximately $2.5 million.

As of August 31, 2012, the end of Shaw’s most recent fiscal year, Shaw had approximately $1.4 billion of Unrestricted Cash (as defined in the Transaction Agreement), and Shaw does not expect to make material cash expenditures outside of the ordinary course of business prior to the closing of the Transaction. For information on the restrictions on Shaw’s ability to make certain expenditures during the pendency of the Transaction contained in the Transaction Agreement, please see “The Transaction Agreement—Covenants of Shaw Relating to the Conduct of its Business,” beginning on page 137.

Interests of Directors and Executive Officers of Shaw in the Transaction

In considering the Shaw Board of Directors’ recommendation to vote for the Shaw Transaction Proposal, Shaw shareholders should be aware that some of the directors and executive officers of Shaw have interests in the Transaction that may be different from, or in addition to, the interests of Shaw shareholders generally and that may create potential conflicts of interest. In addition to the rights described below in this section, the executive officers of Shaw may be eligible to receive some of the generally applicable benefits described below under the heading “The Transaction Agreement—Employee Matters,” beginning on page 146. The Shaw Board of Directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the Transaction Agreement and the Transaction, and in recommending the approval of the Shaw Transaction Proposal to Shaw shareholders.

The following table summarizes the value of the payments and benefits that each Shaw named executive officer (as set forth in Shaw’s annual proxy statement filed with the SEC on December 15, 2011), director and all other executive officers as a group would receive in connection with the Transaction, assuming the consummation of the Transaction occurred on November 1, 2012. Each component of the numbers reflected in the table is described in greater detail below. The estimates reflected in the table assume the value of the Transaction Consideration to be $45.58 (which is equal to $41.00 (the cash portion of the Transaction Consideration) plus $4.58 (the value of the non-cash portion of the Transaction Consideration determined based upon the average closing market price of CB&I’s common stock over the first five business days following the first public announcement of the Transaction, which occurred prior to the opening of the NYSE on July 30, 2012)) and take into account certain annual increases in base salary that went into effect on November 5, 2012 but do not reflect any changes to compensation that may occur after the date of this joint proxy statement/prospectus (including, but not limited to, increases in base salary, grants of additional long-term incentive awards with respect to Shaw’s non-employee directors or any retention arrangements entered into after such time). The dates and share prices used to quantify these benefits and the interests described below have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of Shaw’s or CB&I’s common stock. In addition, Shaw expects to make new long-term incentive awards to its non-employee directors in accordance with its normal cycle for such awards, which will be prior to the closing of the Transaction and may result in the amounts actually paid to such directors being higher than the amounts reflected in the table below.

Summary of Transaction-Related Compensation

	Total Dollar Value of Payments and Benefits Triggered Automatically Upon Transaction (1)	Total Dollar Value of Payments and Benefits Triggered Upon Certain Terminations of Service Upon or Following Transaction		Estimated Tax Gross-Up	Total Transaction Benefits
Named Executive Officers (2)
J.M Bernhard, Jr.	$11,584,048	$41,606,526	(3)	—	$53,190,574
Brian K. Ferraioli	$4,215,106	$9,094,658		$3,241,240	$16,551,004
David L. Chapman, Sr.	$2,984,934	$6,448,832		—	$9,433,766
John Donofrio	$1,314,826	$7,030,243		$2,642,845	$10,987,914
All Other Executive Officers as a Group (5 Officers)	$6,389,118	$10,772,711	(4)	$1,678,842	$18,840,671
Non-Employee Directors
James F. Barker	$234,555	$9,604		—	$244,159
Thos. E. Capps	$234,555	$9,604		—	$244,159
Daniel A. Hoffler	$234,555	$9,604		—	$244,159
David W. Hoyle	$234,555	$9,604		—	$244,159
Michael J. Mancuso	$234,555	$9,604		—	$244,159
Albert D. McAlister	$234,555	$9,604		—	$244,159
Stephen R. Tritch	$234,555	$9,604		—	$244,159

(1)	Does not include amounts payable with respect to shares of fully vested Shaw common stock, vested Shaw stock options or vested amounts held in Shaw’s deferred compensation plan.
(2)	No figures are reported with respect to Gary Graphia, Shaw’s former executive vice president, as Mr. Graphia retired from Shaw effective May 1, 2012.
(3)	The amount shown for Mr. Bernhard in this column does not include the amount of Mr. Bernhard’s supplemental executive retirement plan benefit or any amount with respect to Mr. Bernhard’s continued-use of a mid-size private aircraft as provided for under his employment agreement. These amounts were not included because they would be payable upon Mr. Bernhard’s resignation for any reason, without respect to whether or not the Transaction occurs.
(4)	The amount shown includes amounts payable with respect to retention awards, which would also become payable upon the three-month anniversary of the closing of the Transaction if the executive officer is still employed by CB&I at such time.

Set forth below are more detailed descriptions of the interests of Shaw’s directors and executive officers, including each of the interests reflected by the amounts in the table above. These amounts and benefits are provided under the terms of Shaw’s equity-based awards, employment agreements, retention award agreements, deferred compensation plans, management incentive plan award letters for the 2013 fiscal year, and other compensation and benefit plans. For purposes of all of Shaw’s agreements and plans described below, the completion of the Transaction will constitute a change of control, corporate change, or term of similar meaning.

Treatment of Shaw Stock Options and Stock Appreciation Rights

As described under “The Transaction—Effect on Awards Outstanding Under Shaw Stock Plans,” at the effective time of the Transaction, stock options and stock appreciation rights with respect to shares of Shaw common stock will be converted into stock options and stock appreciation rights, respectively, with respect to CB&I common stock. In addition, under the terms of the applicable Shaw equity compensation plans, stock options and stock appreciation rights held by Shaw employees (including Shaw’s executive officers) that were granted prior to January 28, 2009 will vest automatically upon completion of the Transaction. Stock options and stock appreciation rights granted by Shaw under its equity compensation plans on or after January 28, 2009 will not vest automatically upon completion of the Transaction, but will be subject to accelerated vesting upon certain separations from employment pursuant to the terms of the plan under which they were granted or, in some instances, the individual’s employment agreement, as described in greater detail below under “The Transaction—Effect on Awards Outstanding Under Shaw Stock Plans” and below under “—Employment Agreements with Shaw Executive Officers.” Effective upon completion of the Transaction, Shaw also intends to provide for accelerated vesting of awards granted under its equity compensation plans that are held by its non-employee directors who will not be directors or employees of CB&I upon the completion of the Transaction.

The table below sets forth, as of November 1, 2012, for each of Shaw’s directors, named executive officers and all other executive officers as a group, the number of shares subject to stock options and stock appreciation rights with vesting that will accelerate automatically upon the completion of the Transaction (without regard to whether the individual terminates employment or service as a director or executive officer) and the dollar value of such accelerated stock options and stock appreciation rights (assuming a Transaction Consideration value of $45.58, determined as described above), as well as the number of shares subject to stock options and stock appreciation rights for which vesting will accelerate upon certain qualifying terminations of service upon or following the completion of the Transaction and the dollar value of such stock options and stock appreciation rights (assuming a Transaction Consideration value of $45.58, determined as described above). The table below does not take into account any stock options and stock appreciation rights that were vested as of November 1, 2012.

	Total Number of Shares Subject to Options and Stock Appreciation Rights with Vesting Accelerated Automatically Upon Transaction	Dollar Value of Options and Stock Appreciation Rights with Vesting Accelerated Automatically Upon Transaction (1)	Total Number of Shares Subject to Options and Stock Appreciation Rights with Vesting Accelerated Upon Certain Terminations of Service Upon or Following Transaction	Total Dollar Value of Options and Stock Appreciation Rights with Vesting Accelerated Upon Certain Terminations of Service Upon or Following Transaction (1)
Named Executive Officers (2)
J.M Bernhard, Jr.	56,718	$1,570,521	195,183	$3,135,834
Brian K. Ferraioli	10,481	$290,219	58,140	$934,083
David L. Chapman, Sr.	14,482	$401,007	49,834	$800,638
John Donofrio	—	—	28,436	$426,556
All Other Executive Officers as a Group (5 Officers)	12,408	$343,577	80,101	$1,257,022
Non-Employee Directors
James F. Barker	—	—	1,374	$9,604
Thos. E. Capps	—	—	1,374	$9,604
Daniel A. Hoffler	—	—	1,374	$9,604
David W. Hoyle	—	—	1,374	$9,604
Michael J. Mancuso	—	—	1,374	$9,604
Albert D. McAlister	—	—	1,374	$9,604
Stephen R. Tritch	—	—	1,374	$9,604

(1)	This amount is determined based on the excess, if any, of the assumed Transaction Consideration value (as described above) over the exercise or reference price under the option or stock appreciation right.
(2)	No figures are reported with respect to Gary Graphia, Shaw’s former executive vice president, as Mr. Graphia retired from Shaw effective May 1, 2012.

Treatment of Shaw Restricted Stock Units

As described below under “The Transaction—Effect on Awards Outstanding Under Shaw Stock Plans,” restricted stock units with respect to shares of Shaw common stock that were granted on or prior to July 30, 2012 will become fully vested at the effective time of the Transaction and converted into the right to receive the Transaction Consideration (or, in the case of restricted stock units that may be settled only in cash, the cash value thereof). Restricted stock units with respect to shares of Shaw common stock that were granted after July 30, 2012 will not vest immediately upon the effective time of the Transaction but will be converted into restricted stock units with respect to shares of CB&I common stock. These converted restricted stock units will be subject to accelerated vesting should the holder’s employment be terminated other than for “cause” during the two years following the effective time of the Transaction or upon such other event provided for under the executive officer’s employment agreement, if applicable.

The table below sets forth, as of November 1, 2012, for each of Shaw’s directors, named executive officers and all other executive officers as a group, the number of restricted stock units with vesting that will accelerate automatically upon the completion of the Transaction (without regard to whether the individual terminates employment or service as a director or executive officer) and the dollar value of such accelerated restricted stock units (assuming a Transaction Consideration value of $45.58, determined as described above), as well as the number of restricted stock units for which vesting will accelerate upon certain qualifying terminations of service upon or following the completion of the Transaction and the dollar value of such restricted stock units (assuming a Transaction Consideration value of $45.58, determined as described above).

In addition, Shaw expects to make new long-term incentive awards in the form of restricted stock units in accordance with its normal grant cycle to its non-employee directors, which will occur prior to the closing of the Transaction and would result in additional benefits should such a director not be retained as an employee or director of CB&I upon completion of the Transaction.

The table below does not take into account any restricted stock units that were vested as of November 1, 2012.

	Total Number of Restricted Stock Units with Vesting Accelerated Automatically Upon Transaction	Dollar Value of Consideration Payable with Respect to Restricted Stock Units with Vesting Accelerated Automatically Upon Transaction (1)	Total Number of Restricted Stock Units with Vesting Accelerated Upon Certain Terminations of Service Upon or Following Transaction	Total Dollar Value of Restricted Stock Units with Vesting Accelerated Upon Certain Terminations of Service Upon or Following Transaction (2)
Named Executive Officers (3)
J.M Bernhard, Jr.	207,168	$9,442,717	55,914	$2,548,560
Brian K. Ferraioli	59,505	$2,712,238	16,655	$759,135
David L. Chapman, Sr.	52,895	$2,410,954	14,276	$650,700
John Donofrio	27,210	$1,240,232	10,261	$467,696
All Other Executive Officers as a Group (5 Officers)	79,586	$3,627,530	25,634	$1,168,398
Non-Employee Directors
James F. Barker	5,146	$234,555	—	—
Thos. E. Capps	5,146	$234,555	—	—
Daniel A. Hoffler	5,146	$234,555	—	—
David W. Hoyle	5,146	$234,555	—	—
Michael J. Mancuso	5,146	$234,555	—	—
Albert D. McAlister	5,146	$234,555	—	—
Stephen R. Tritch	5,146	$234,555	—	—

(1)	This amount is equal to the product of the assumed Transaction Consideration value (as described above) and the total number of restricted stock units with vesting accelerating upon the completion of the Transaction.
(2)	This amount is equal to the product of the assumed Transaction Consideration value (as described above) and the total number of restricted stock units with vesting accelerating upon certain terminations of service following the completion of the Transaction.
(3)	No figures are reported with respect to Gary Graphia, Shaw’s former executive vice president, as Mr. Graphia retired from Shaw effective May 1, 2012.

Treatment of Shaw Performance Cash Units

As described below under “The Transaction—Effect on Awards Outstanding Under Shaw Stock Plans,” performance cash units that were granted on or prior to July 30, 2012 will remain outstanding (subject to an acceleration of payment upon certain separations from employment pursuant to the individual’s applicable employment agreement), with performance determined based on Shaw’s relative total shareholder return from the beginning of the applicable performance period through the effective time of the Transaction and assuming target performance from and after the Transaction through the end of the applicable performance period, and performance cash units granted after July 30, 2012 will be converted based on their target value into time-vesting restricted stock units with respect to CB&I common stock, which will be subject to accelerated vesting should the holder’s employment be terminated other than for “cause” during the two years following the effective time of the Transaction or upon such other events provided for under the executive officer’s employment agreement, if applicable.

The table below sets forth, as of November 1, 2012, for each of Shaw’s named executive officers and all other executive officers as a group, the projected payout pursuant to performance cash unit awards in accordance with a qualifying termination upon or following the completion of the Transaction.

	Estimated Payout Under Performance Cash Units Granted on or Prior to July 30, 2012 (1)	Estimated Payout Under Performance Cash Units Granted after July 30, 2012 (2)
Named Executive Officers (3)
J.M. Bernhard, Jr.	$7,050,000	$2,432,250
Brian K. Ferraioli	$2,100,000	$724,500
David L. Chapman, Sr.	$1,800,000	$621,000
John Donofrio	$1,293,750	$446,344
All Other Executive Officers as a Group (5 Officers)	$1,275,000	$945,405

(1)	This amount reflects the maximum payout of 200% under the performance cash units with respect to performance periods ending after November 1, 2012, which is the estimated payout under the awards based upon Shaw’s relative total shareholder return as of November 1, 2012. The actual relative total shareholder return, calculated in accordance with the applicable award agreements, for each performance period covered by the awards may be different following determination of performance through the effective time of the Transaction.
(2)	This amount reflects the target award amount. As described above, these awards will be converted into time-vesting restricted stock units with respect to CB&I common stock upon the effective time of the Transaction.
(3)	No figures are reported with respect to Gary Graphia, Shaw’s former executive vice president, as Mr. Graphia retired from Shaw effective May 1, 2012.

Fiscal Year 2013 Management Incentive Plan Awards

In accordance with the terms of each award made pursuant to Shaw’s management incentive plan for Fiscal Year 2013, each employee who received an award under Shaw’s management incentive plan for Fiscal Year 2013 and who continues in employment through the closing date of the Transaction will be entitled to receive, within 90 days following such closing date, a payout under such management incentive plan award, pro-rated to reflect the number of days in Fiscal Year 2013 that elapsed through such closing date. This payout will be based on Shaw’s actual performance as of the completion of the Transaction as determined by Shaw’s board of directors. Each participant’s pro-rata payout will be determined by multiplying actual performance by the individual’s target and then pro-rating that amount as set forth above.

The table below sets forth, as of November 1, 2012, for each of Shaw’s named executive officers and all other executive officers as a group, the projected payout pursuant to management incentive plan awards for Fiscal Year 2013.

Estimated Pro-Rata Management Incentive Plan Payout (1)
Named Executive Officers (2)
J.M. Bernhard, Jr.	$570,810
Brian K. Ferraioli	$138,378
David L. Chapman, Sr.	$172,973
John Donofrio	$74,594
All Other Executive Officers as a Group (5 Officers)	$450,903

(1)	This amount is based on target performance and is prorated through November 1, 2012. The amount to be paid will be determined based on Shaw’s actual performance through the closing date of the Transaction and will be prorated through such date.

(2)	No figures are reported with respect to Gary Graphia, Shaw’s former executive vice president, as Mr. Graphia retired from Shaw effective May 1, 2012 and thus did not receive a management incentive plan award for Fiscal Year 2013.

Employment Agreements with Shaw Executive Officers

Shaw believes it is in the mutual best interest of the company and certain of its executive officers to have employment agreements. An employment agreement provides an effective means through which Shaw, among other matters, may potentially secure the continued employment of the executive officer, discourage competitors from recruiting the executive officer, establish appropriate awards to incentivize future successful performance, growth, vision and development by the executive officer, and also provide for certain restrictions and requirements if the executive officer leaves Shaw. At the same time, the agreement provides the executive officer with a level of security so that the executive can concentrate his focus, talents and efforts on the responsibilities and duties of his position.

When providing termination and change in control benefits in employment agreements, Shaw strives to provide compensation that matches its understanding of the labor market for executives at similar levels in Shaw’s highly competitive industry. Shaw bases this understanding of market compensation on, among other things, information provided by its external consultants and direct negotiations with executives who join Shaw’s management team from other companies. Shaw has designed termination and change in control provisions to apply to a narrow group of executives and to be consistent with its assessment of market compensation.

Each of Shaw’s executive officers (other than Eli Smith, the president and chief executive officer of Shaw’s Power Group, James Glass, the president of Shaw’s Energy and Chemicals Group and who is no longer an executive officer, and Timothy J. Poche, Shaw’s chief accounting officer) is party to an employment agreement that provides for the executive officer to receive certain payments and benefits upon certain terminations of employment, including in connection with a “corporate change”. Messrs. Smith and Poche are not party to an employment contract with Shaw. Mr. Glass is party to an employment contract with a subsidiary of Shaw, but is not entitled to receive any payments or benefits under such contract upon termination of employment other than notice pay required pursuant to the laws of England and Wales. In addition to the payments and benefits described below, each employment agreement with an executive officer of Shaw (other than Mr. Glass) provides that the executive officer will receive, in connection with any termination of employment, payment of any base compensation, unused vacation and unreimbursed business expenses (and, in the case of Mr. Bernhard, unreimbursed automobile expenses) in each case accrued and unpaid as of the date of termination. Payment of the amounts described below may be delayed until the six-month anniversary of the executive officer’s termination of employment to the extent necessary to comply with Section 409A of the Internal Revenue Code.

J.M. Bernhard, Jr. J.M. Bernhard, Jr. founded Shaw twenty-five years ago and has contributed greatly to the substantial growth of the company since such time. His employment agreement, as Shaw’s chief executive officer, provides that he may terminate his employment during the 90 days following a “corporate change” (as defined in the employment agreement) for any reason and receive:

•

a lump sum amount equal to three times the sum of his base salary in effect immediately prior to termination and his highest bonus paid by Shaw with respect to the three fiscal years ended prior to termination;

•

an additional lump sum equal to the amount necessary to obtain, for a three year period following termination, disability, accident, dental and health insurance benefits and other benefits (including life insurance, country club dues, automobile allowance, and a flexible perquisite benefit) covering the executive (and, as applicable, his spouse and dependents) that are substantially similar to those that he was receiving immediately prior to termination;

•

during the ten-year period beginning on the first day following the six-month anniversary of his termination of employment, Shaw will provide the executive with private use of a mid-size jet aircraft (which means a jet aircraft comparable but not less than the jet aircraft most commonly used by him in the year prior to termination) for 150 hours per year (this benefit is provided upon any termination of employment other than due to death or for “misconduct” (as defined in his employment agreement), irrespective of the occurrence of a corporate change); and

•	full vesting of any Shaw long-term incentive compensation awards outstanding as of the date of termination.

These benefits are also payable if Mr. Bernhard’s employment is terminated other than upon commission of misconduct or if he resigns for “good reason” (as defined in his employment agreement). If any portion of the payments or benefits received or to be received by Mr. Bernhard in connection with his termination of employment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, an independent tax advisor would determine whether (a) such payments should be reduced to the extent necessary so that no portion would be subject to the related excise tax or (b) Mr. Bernhard would receive, in the aggregate, greater payments and benefits on an after-tax basis if the payments were not reduced, in which case, no such reduction would be made.

Brian K. Ferraioli. The employment agreement with Brian Ferraioli, Shaw’s chief financial officer, provides that he may terminate his employment during the 90 days following a “corporate change” (as defined in the employment agreement) for any reason and receive:

•	a lump sum amount equal to two times the sum of his base salary in effect immediately prior to termination and his most recent annual bonus paid prior to termination;

•

an additional lump sum equal to the amount necessary to obtain, for the period beginning on the date of termination and ending on the earlier of the 24-month anniversary of the date of termination or the end of the term of the employment agreement, disability, accident, dental and health insurance benefits covering the executive (and, as applicable, his spouse and dependents) that are substantially similar to those that he was receiving immediately prior to termination; and

•

full vesting of any Shaw long-term incentive compensation awards outstanding as of the date of termination, and a period of at least one year from the date of termination in which to exercise such awards (but in no event may such one-year period extend beyond the date that is 10 years from the date of grant of the award).

These benefits are also payable if Mr. Ferraioli’s employment is terminated other than upon commission of “misconduct” or if he resigns for “good reason” (each as defined in his employment agreement). In addition, to the extent that any payment or benefit received or to be received by Mr. Ferraioli under his employment would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), he is entitled to a “gross-up” on such amounts, so that he is in the same “net” after-tax position that he would have been in if such payment, benefit and gross-up payments had not constituted excess parachute payments.

David L. Chapman, Sr. The employment agreement with David Chapman, the president of Shaw’s Fabrication and Manufacturing Group, provides that he may terminate his employment within 90 days following a “corporate change” (as defined in the employment agreement) if he is not retained following such “corporate change” in the same or a comparable position, and receive (subject to his execution of a release of claims):

•

a lump sum payment equal to two times his base compensation as of the date of termination if the termination occurs prior to Mr. Chapman’s commencement of part-time employment (which he may elect under his employment agreement at any time prior to October 8, 2013 upon three months prior notice to Shaw), or a payment equal to three times his part-time employment salary if the termination occurs during the part-time employment period;

•	an additional lump sum amount equal to the highest annual bonus actually paid during the two-year period prior to the date of termination;

•

an additional lump sum payment equal to the amount necessary to obtain, for an 18-month period beginning on the date of termination, health, dental and vision benefits covering the executive that are substantially similar to those that he was receiving immediately prior to termination; and

•	full vesting of any Shaw long-term incentive compensation awards outstanding as of the date of termination.

These benefits are also payable if Mr. Chapman’s employment is terminated other than upon commission of “misconduct” or if he resigns for “good reason” (each as defined in his employment agreement). If any portion of the payments or benefits received or to be received by Mr. Chapman in connection with his termination of employment would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, an independent tax advisor would determine whether (a) such payments should be reduced to the extent necessary so that no portion would be subject to the related excise tax or (b) Mr. Chapman would receive, in the aggregate, greater payments and benefits on an after-tax basis if the payments were not reduced, in which case, no such reduction would be made.

John Donofrio. The employment agreement with John Donofrio, Shaw’s general counsel, provides that he may terminate his employment within 90 days following a “corporate change” (as defined in the employment agreement) if he is not retained following such “corporate change” in the same or a comparable position, and receive:

•

a lump sum amount equal to the sum of (a) his base salary in effect immediately prior to termination multiplied by the remaining portion of the term of his employment agreement (which as of the date of this joint proxy statement/prospectus is three years and is renewed daily) and (b) the highest annual bonus paid to him during the two years prior to termination multiplied by the remaining portion of the term of his employment agreement;

•

an additional lump sum equal to the amount necessary to obtain, for the period beginning on the date of termination and ending on the earlier of the 18-month anniversary of the date of termination or the end of the term of the employment agreement, life, disability, accident, dental and health insurance benefits covering the executive (and, as applicable, his spouse and dependents) that are substantially similar to those that he was receiving immediately prior to termination; and

•

full vesting of any Shaw long-term incentive compensation awards outstanding as of the date of termination, and a period of at least one year from the date of termination in which to exercise such awards (but in no event may such one-year period extend beyond the date that is 10 years from the date of grant of the award).

These benefits are also payable if Mr. Donofrio’s employment is terminated other than upon commission of “misconduct” or if he resigns for “good reason” (each as defined in his employment agreement). In addition, to the extent that any payment or benefit received or to be received by Mr. Donofrio under his employment agreement would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), he is entitled to a “gross-up” on such amounts, so that he is in the same “net” after-tax position that he would have been in if such payment, benefit and gross-up payments had not constituted excess parachute payments.

George Bevan. The employment agreement with George Bevan, the president of Shaw’s Environmental and Infrastructure Group, provides that he may terminate his employment within 90 days following a “corporate change” (as defined in the employment agreement) if he is not retained following such “corporate change” in the same or a comparable position, and receive:

•

a lump sum amount equal to (a) his base salary in effect immediately prior to termination multiplied by the remaining portion of the term of his employment agreement (which as of the date of this joint proxy statement/prospectus is two years and is renewed daily) plus (b) the most recent annual bonus he received;

•

an additional lump sum equal to the amount necessary to obtain, for the period beginning on the date of termination and ending on the earlier of the 18-month anniversary of the date of termination or the end of the term of the employment agreement, disability, accident, dental and health insurance benefits covering the executive (and, as applicable, his spouse and dependents) that are substantially similar to those that he was receiving immediately prior to termination; and

•

full vesting of any Shaw long-term incentive compensation awards outstanding as of the date of termination, and a period of at least one year from the date of termination in which to exercise such awards (but in no event may such one-year period extend beyond the date that is 10 years from the date of grant of the award).

These benefits are also payable if Mr. Bevan’s employment is terminated other than upon commission of “misconduct” or if he resigns for “good reason” (each as defined in his employment agreement). In addition, to the extent that any payment or benefit received or to be received by Mr. Bevan under his employment agreement would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), he is entitled to a “gross-up” on such amounts, so that he is in the same “net” after-tax position that he would have been in if such payment, benefit and gross-up payments had not constituted excess parachute payments.

Clarence Ray. The employment agreement with Clarence Ray, an Executive Vice President of Shaw, expires on February 2, 2013 (which is prior to the anticipated closing date of the Transaction). Mr. Ray’s employment agreement provides that he may terminate his employment within 90 days following a “corporate change” (as defined in the employment agreement) if he is not retained following such “corporate change” in the same or a comparable position, and receive (subject to his execution of a release of claims):

•	a lump sum payment equal to two times his base compensation as of the date of termination;

•	an additional lump sum amount equal to two times the highest annual bonus actually paid during the two-year period prior to the date of termination;

•

an additional lump sum equal to the amount necessary to obtain, for an 18-month period, health, dental and vision benefits covering the executive that are substantially similar to those that he was receiving immediately prior to termination; and

•

full vesting of any Shaw long-term incentive compensation awards outstanding as of the date of termination, and a period of at least one year from the date of termination in which to exercise such awards (but in no event may such one-year period extend beyond the date that is 10 years from the date of grant of the award).

These benefits are also payable if Mr. Ray’s employment is terminated other than upon commission of “misconduct” or if he resigns for “good reason” (each as defined in his employment agreement). If any payments or benefits received or to be received by Mr. Ray in connection with his termination of employment would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, an independent tax advisor would determine whether (a) such payments should be reduced to the extent necessary so that no portion would be subject to the related excise tax or (b) Mr. Ray would receive, in the aggregate, greater payments and benefits on an after tax basis if the payments were not reduced, in which case, no such reduction would be made.

The following table summarizes the cash payments and other benefits that each named executive officer, and the other executive officers as a group, would be entitled to receive under his respective employment agreement (excluding the value of stock options, stock appreciation rights, restricted stock units and performance cash units, for which values relating to potential vesting acceleration are described above) based on compensation and benefit levels in effect as of the date of this joint proxy statement/prospectus, and assuming the effective time of the Transaction occurred on November 1, 2012, and that each named executive officer and each other executive officer experiences a simultaneous qualifying termination of employment at such time. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur. Some of these assumptions are based on information that is not currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

	Estimated Cash Termination Payments Under Employment Agreement		Estimated Value of Other Termination Benefits Under Employment Agreement	Estimated Potential Payment Reduction or Gross-Up Payment	Total (1)
Named Executive Officers (2)
J.M Bernhard, Jr.	$26,439,882		—	—	$26,439,882	(3)
Brian K. Ferraioli	$4,576,940		—	$3,241,240	$7,818,180
David L. Chapman, Sr.	$2,576,494	(4)	—	—	$2,576,494
John Donofrio	$4,395,897		—	$2,642,845	$7,038,742
All Other Executive Officers as a Group (5 Officers)	$3,806,886		—	$1,678,842	$5,485,728

(1)	This amount does not reflect any amounts payable with respect to performance cash unit awards pursuant to the executive officers’ employment agreements. For additional information regarding payouts with respect to Shaw performance cash units, see “—Interests of Directors and Executive Officers of Shaw in the Transaction”.
(2)	No figures are reported with respect to Gary Graphia, Shaw’s former executive vice president, as Mr. Graphia retired from Shaw effective May 1, 2012.
(3)	Does not include the value of ten years of private use of a mid-size jet aircraft for 150 hours per year, as provided for under Mr. Bernhard’s employment agreement. This amount was not included because, as described above, this benefit is provided upon any termination of employment other than due to death or for misconduct, irrespective of the occurrence of a corporate change.
(4)	This amount assumes that Mr. Chapman’s Part-Time Employment Period (as defined in his employment agreement) has not already commenced, as three months’ written notice would be required and no such notice has been received as of November 1, 2012, and, therefore, that his termination of employment occurred during the initial term of his employment agreement.

Nonqualified Deferred Compensation

Under the terms of Shaw’s nonqualified deferred compensation plan, upon a “change in control” (as defined in the plan and which would include the Transaction), all amounts deferred thereunder will become fully vested and payable in a lump sum as soon as administratively feasible thereafter.

The table below sets forth, as of November 1, 2012, for each of Shaw’s named executive officers and all other executive officers as a group, the vested and unvested amounts that will become payable upon completion of the Transaction under the terms of Shaw’s nonqualified deferred compensation plan.

	Unvested Deferred Compensation Amount	Vested Deferred Compensation Amount	Total
Named Executive Officers (1)
J.M Bernhard, Jr.	—	—	—
Brian K. Ferraioli	$1,074,271	—	$1,074,271
David L. Chapman, Sr.	—	—	—
John Donofrio	—	—	—
All Other Executive Officers as a Group (5 Officers)	$1,967,108	$122,525	$2,089,633

(1)	No figures are reported with respect to Gary Graphia, Shaw’s former executive vice president, as Mr. Graphia retired from Shaw effective May 1, 2012.

Bernhard Supplemental Executive Retirement Plan Benefit

J.M. Bernhard, Jr., Shaw’s chief executive officer, is entitled to a supplemental executive retirement plan benefit (the “SERP”) pursuant to which he will be paid an amount equal to his account balance under the plan upon any termination of his employment. All amounts under the SERP are fully-vested. As of November 1, 2012, Mr. Bernhard’s account balance under the SERP was $18,754,426.

Retention Awards

During the period beginning on July 30, 2012, and continuing until the effective time of the Transaction, Shaw is permitted to grant to its employees (including its executive officers other than Messrs. Bernhard and Ferraioli) and the employees of its subsidiaries retention bonus awards not to exceed an aggregate value of $15 million. Any such retention bonus award will generally require the recipient to continue employment through the three-month anniversary of the closing date of the Transaction, although an accelerated payment will be made if the employment of the recipient is terminated by CB&I without cause on or after the closing date of the Transaction. None of Shaw’s named executive officers have been granted a retention award and Shaw does not anticipate such named executive officers being granted a retention award prior to the closing date of the Transaction. As of November 1, 2012, Shaw’s other executive officers as a group had been granted retention awards with an aggregate potential value of $2,320,000.

Indemnification of Directors and Executive Officers

As described under “The Transaction—Indemnification and Insurance,” directors and executive officers of Shaw also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the Transaction.

Certain Post Termination Obligations

Shaw has entered into agreements with each of Messrs. Bernhard, Chapman, Donofrio, Bevan and Ray that provide for post-employment non-competition and non-solicitation obligations. Specifically, the agreements provide that at all times during the executive’s employment and for two years following termination (or, in the case of Messrs. Bernhard, Chapman and Ray, the period of severance pay under such executive’s employment agreement (but no longer than two years) upon certain terminations of employment), the respective executive will not compete with Shaw (whether as an employee, owner, partner, or otherwise) in specified lines of business or otherwise invest in or provide services to competitors of Shaw. In addition, the agreements provide that at all times during the executive’s employment and for two years following termination, the executive will not solicit or offer employment to any individual who was an employee or officer of Shaw or its affiliates during the six months immediately preceding such solicitation or offer of employment.

Continuing Board Position

As described further under “The Transaction—Continuing Board and Management Positions,” CB&I will nominate one of Shaw’s current independent, non-management members of Shaw’s Board of Directors to serve on CB&I’s Supervisory Board.

Quantification of Change of Control and Termination Payments and Benefits to the Shaw Named Executive Officers

The table set forth below details the amount of payments and benefits that each Shaw named executive officer would receive in connection with the Transaction, assuming the consummation of the Transaction occurred on November 1, 2012, and each named executive officer experienced a qualifying termination, in each case on such date. These payments are not in addition to those described in previous sections, but are specifically identified in this fashion to allow for a non-binding advisory vote of Shaw’s shareholders regarding these payments and benefits.

By way of background, as set forth more fully in Shaw’s annual proxy statement filed with the SEC on December 15, 2011, over the past few years, the Compensation Committee of the Shaw Board of Directors (the “Shaw Compensation Committee”), in conjunction with members of management, performed a detailed annual assessment of the key elements of Shaw’s executive compensation program. As a result of this assessment, Shaw has continued to strengthen its executive compensation practices to ensure a strong link between executive pay, Shaw’s performance, and shareholder value. The Shaw Compensation Committee and the Shaw Board of Directors have made a number of changes to strengthen pay practices in recent years, including:

•

Minimum Stock Ownership Guidelines. Shaw’s executive officers are subject to minimum stock ownership guidelines of six times (for Shaw’s chief executive officer), two and one-half times (for Shaw’s executive officers who report directly to Shaw’s chief executive officer) and one and one-half times (for Shaw’s other executive officers) of their base salary, respectively. As of November 1, 2012, all of Shaw’s executive officers met these minimum stock ownership guidelines.

•

Elimination of Certain Excise Tax Gross-Up Provisions. Shaw removed tax gross-up provisions in the employment agreements with its chief executive officer and the president of its Fabrication and Manufacturing Group, each of which would have been applicable if any payment or benefit in connection with a change in control would have constituted an “excess parachute payment” under Section 280G of the Internal Revenue Code. These provisions were replaced with a “net best” provision, as described in greater detail above.

•

Clawback Policy. Shaw created a clawback policy to include all executive officers, in addition to Shaw’s chief executive officer and chief financial officer, who had been subject to clawback provisions under the Sarbanes-Oxley Act of 2002.

As a result of Shaw’s strong pay for performance philosophy, on January 25, 2012, 78.35% of votes cast by Shaw’s shareholders approved, on an advisory basis, the compensation of Shaw’s named executive officers (say on pay).

For additional details regarding the terms of the payments quantified below, see “—Interests of Directors and Executive Officers of Shaw in the Transaction.” The estimates reflected below assume the value of the Transaction Consideration to be $45.58 (determined as described above under “—Interests of Directors and Executive Officers of Shaw in the Transaction”) and take into account certain increases in base salary that went into effect on November 5, 2012 but do not reflect any changes to compensation occurring after the date of this joint proxy statement/prospectus. Although Shaw does not currently intend to do so, Shaw may provide Mr. Chapman and/or Mr. Donofrio with a retention award prior to the closing of the Transaction which would result in the amounts actually paid to the recipient of such an award being higher than the amounts reflected in the table below.

Golden Parachute Compensation

Named Executive Officer (1)	Cash (2)	Equity (3)	Pension/ NQDC (4)	Perquisites/ Benefits (5)	Tax Reimbursement (6)	Total (7)
J.M Bernhard, Jr.	$36,492,942	$16,697,632	—	—	—	$53,190,574	(8)
Brian K. Ferraioli	$7,539,818	$4,695,675	$1,074,271	—	$3,241,240	$16,551,004
David L. Chapman, Sr.	$5,170,467	$4,263,299	—	—	—	$9,433,766	(8)
John Donofrio	$6,210,585	$2,134,484	—	—	$2,642,845	$10,987,914

(1)	No figures are reported with respect to Gary Graphia, Shaw’s former executive vice president, as Mr. Graphia retired from Shaw effective May 1, 2012.
(2)

As described above, this amount equals the lump sum cash termination payment provided to the named executive officers under their respective employment agreements upon a qualifying termination under such agreements (including, with respect to Messrs. Bernhard and Ferraioli, resignation for any reason during the 90 days following a corporate change) and the payment of performance cash unit awards under the terms of each named executive officer’s employment agreement upon such a termination. This amount also includes pro rata amounts payable pursuant to the terms of the management incentive program for Fiscal Year 2013. Shaw considers the amounts payable to Messrs. Bernhard and Ferraioli pursuant to their employment agreements to be “single trigger” because the executives will each be entitled to resign for any reason during the 90 days following the consummation of the Transaction and receive the full amount described below under the terms of such agreements. Shaw considers the amounts payable to Messrs. Chapman and Donofrio pursuant to their employment agreements to be “double trigger” because the executives will only be entitled to receive these amounts upon certain qualifying terminations of employment, as described in greater detail above. Also, in the case of Mr. Chapman, these “double trigger” amounts are subject to his execution of a release of claims. In addition, with respect to Mr. Chapman, this amount assumes that Mr. Chapman’s Part-Time Employment Period (as defined in his employment agreement) has not already commenced, as three months’ written notice would be required and no such notice has been received as of the date of this joint proxy statement/prospectus, and, therefore, that his termination of employment occurred during the initial term of his employment agreement. Shaw considers each amount payable to a named executive officer in respect of the management incentive program for Fiscal Year 2013 to be “single trigger” because it will be payable if the named executive officer continues employment through the closing date of the Transaction without regard to whether the executive experiences a qualifying termination on or after such date.

The individual components of the amounts set forth above for each Shaw named executive officers are reflected in the table below:

	Base Salary	Bonus (a)	Benefit Payment	Performance Cash Units (b)	Fiscal Year 2013 Management Incentive Plan Payout (c)
J.M Bernhard, Jr.	$6,210,000	$19,800,000	$429,882	$9,482,250	$570,810
Brian K. Ferraioli	$1,345,500	$3,200,000	$31,440	$2,824,500	$138,378
David L. Chapman, Sr.	$1,552,500	$1,000,000	$23,994	$2,421,000	$172,973
John Donofrio	$1,785,375	$2,587,500	$23,022	$1,740,094	$74,594

(a)	This amount was calculated based upon annual bonus numbers with respect to Shaw’s 2012 and earlier Fiscal Years.
(b)	With respect to performance cash units granted on or prior to July 30, 2012, this amount reflects the maximum payout of 200% under the performance cash units with respect to performance periods ending after November 1, 2012, which is the estimated payout under the awards based upon Shaw’s relative total shareholder return as of November 1, 2012. The actual relative total shareholder return, calculated in accordance with the applicable award agreements, for each performance period covered by the awards may be different following determination of performance through the effective time of the Transaction. With respect to performance cash units granted after July 30, 2012, this amount reflects the target performance cash unit award amount. As described above, these awards will be converted into time-vesting restricted stock units with respect to CB&I common stock upon the effective time of the Transaction.
(c)	This amount is based on target performance and is prorated through November 1, 2012. The amount to be paid will be determined based on Shaw’s actual performance through the closing date of the Transaction and will be prorated through such date.

(3)	As described above, this amount includes both “single trigger” and “double trigger” accelerated vesting of unvested stock options, stock appreciation rights and restricted stock units in respect of Shaw common stock pursuant to the terms of Shaw’s equity compensation plans and each named executive officer’s employment agreement. In the case of Mr. Chapman, these “double trigger” amounts are also subject to his execution of a release of claims. The individual components of the amounts set forth above for each Shaw named executive officer are reflected in the table below:

	“Single Trigger”			“Double Trigger”
	Stock Options (a)	Stock Appreciation Rights	Restricted Stock Units (b)	Stock Options (a)	Stock Appreciation Rights	Restricted Stock Units (b)
J.M Bernhard, Jr.	$4,706,355	—	$11,991,277	—	—	—
Brian K. Ferraioli	$1,224,302	—	$3,471,373	—	—	—
David L. Chapman, Sr.	$401,007	—	$2,410,954	$800,638	—	$650,700
John Donofrio	—	—	$1,240,232	$426,556	—	$467,696

(a)	This amount is determined based on the excess, if any, of the assumed Transaction Consideration value (as described above) over the exercise price under the stock option.
(b)	This amount is equal to the product of the assumed Transaction Consideration value (as described above) and the total number of restricted stock units with vesting accelerating upon the completion of the Transaction or termination of service, as applicable.

Amounts attributable to fully-vested stock options, stock appreciation rights and restricted stock units are not shown.

(4)	As described above, this amount reflects the “single trigger” accelerated vesting of all amounts held under Shaw’s nonqualified deferred compensation plan. The amount reported is based upon the unvested account balance under Shaw’s nonqualified deferred compensation plan as of November 1, 2012. Amounts that are fully-vested under Shaw’s nonqualified deferred compensation plan or Mr. Bernhard’s supplemental executive retirement plan benefit are not shown.
(5)	Does not include the value of ten years of private use of a mid-size jet aircraft for 150 hours per year, as provided for upon any termination of employment (other than due to death or upon “misconduct”) under Mr. Bernhard’s employment agreement. This amount was not included because it would be payable upon Mr. Bernhard’s resignation for any reason, without respect to whether or not the Transaction occurs.
(6)	As described above, this amount includes the estimated “gross up” for any excise taxes under Section 4999 of the Internal Revenue Code under the terms of the employment agreements with Messrs. Ferraioli and Donofrio. The “gross up” amounts reflect reimbursement for excise taxes attributable to both “single trigger” and “double trigger” payments.
(7)	The “single trigger” and “double trigger” components of the amounts reflected in this column are set forth below:

	“Single Trigger” Amounts	“Double Trigger” Amounts	Tax Gross-Up (Both “Single- and Double- Trigger”)
J.M Bernhard, Jr.	$53,190,574	—	—
Brian K. Ferraioli	$13,309,764	—	$3,241,240
David L. Chapman, Sr.	$2,984,934	$6,448,832	—
John Donofrio	$1,314,826	$7,030,243	$2,642,845

(8)	These amounts do not reflect any reduction in “excess parachute payments” under Section 280G of the Internal Revenue Code for Messrs. Bernhard or Chapman. As described above, under the terms of their respective employment agreements, amounts and benefits payable to Messrs. Bernhard and Chapman will be reduced to an amount that would not be subject to the excise taxes under Section 4999 of the Internal Revenue Code to the extent that following such reduction the executive would receive, in the aggregate, greater payments and benefits on an after-tax basis. Shaw currently estimates that reduction in amounts will not lead to the executives receiving greater payments and benefits on an after-tax basis.

Continuing Board and Management Positions

The Transaction Agreement provides that, at the completion of the Transaction, CB&I will, subject to the legal duties of the CB&I Supervisory Board under Dutch law, nominate one of the independent, non-management members of the Shaw Board of Directors to serve on the CB&I Supervisory Board. This person, if such person consents to the nomination, will be nominated for election to the CB&I Supervisory Board at the first annual or special meeting of CB&I shareholders held after the effective time of the Transaction.

CB&I currently anticipates that all of the existing executive officers of CB&I will remain executive officers of CB&I following the Transaction. As of the date of this joint proxy statement/prospectus, CB&I has not finalized any arrangements with current executive officers of Shaw with respect to their employment by the combined company. If none of the current executive officers of Shaw remain employed by CB&I following the Transaction, the associated termination payment costs are set forth in the section entitled “The Transaction—Interests of Directors and Executive Officers of Shaw in the Transaction” beginning on page 97. CB&I currently anticipates that J.M. Bernhard, Shaw’s chairman, president and chief executive officer, and Brian K. Ferraioli, Shaw’s executive vice president and chief financial officer, will terminate their employment with Shaw on or following completion of the Transaction.

Certain Information Regarding Shaw Independent Directors

Biographical Information

The Transaction Agreement provides that CB&I will nominate, subject to certain conditions, one of Shaw’s current independent, non-management directors to serve on the CB&I Supervisory Board. Biographical information for each of Shaw’s independent, non-management directors, as well as a discussion of the Shaw Board of Directors’ view of their qualifications to serve as members of the Shaw Board of Directors, is provided under each director’s name below. There are no family relationships between any of the independent directors and any other director or executive officer of Shaw.

JAMES F. BARKER	Private Directorships:
Age: 65	• President, Clemson University
Director Since: January 2004

Mr. Barker has served as President of Clemson University since December 1999. He earned his bachelor of architecture degree from Clemson in 1970 and his master of architecture and urban design degree from Washington University in St. Louis in 1973. Before returning to Clemson in 1986 to serve as dean of the College of Architecture, he was dean of the School of Architecture at Mississippi State University. Mr. Barker is a Fellow of the American Institute of Architects.

As president of a large public university with an annual budget of $1 billion, Mr. Barker understands the management concerns created by varied interests and business units within one organization operating in a public domain. His ability to make policy and financial decisions for the entire organization under stakeholder stresses positively contributes to the Shaw Board of Directors’ deliberations. His experience administering and managing the finances of a university and of several non-profit organizations make him a valued member of the Shaw Board of Directors.

THOS. E. CAPPS Age: 77 Director Since: July 2007	Board Committees: • Audit	Public Directorships: • Amerigroup Corp. Private Directorships: • Associated Electric & Gas Insurance Services Ltd.

Mr. Capps served as chief executive officer of Dominion Resources, Inc. (NYSE: D) from January 2000 to December 2005; as president from September 1995 to December 2003; as chairman from September 1995 to January 2000; as vice chairman of the board of directors from January 2000 to August 2000; and as president and chief executive officer from September 1995 to January 2000. Dominion Resources is a publicly-held power and energy company that supplies electricity, natural gas and other energy sources and operates generation facilities. Mr. Capps is a member of the board of directors of Amerigroup Corp. (NYSE: AGR) of Virginia Beach, a publicly-held, managed-healthcare company, and Associated Electric & Gas Insurance Services Ltd., which operates as a non-assessable mutual insurance company in the United States, offering insurance and risk management products and services to the utility and related energy industry.

Mr. Capps brings his nearly twenty years’ experience with Dominion Resources, Inc., to the Shaw Board of Directors. This knowledge of power sources, power generation and supply contributes to the Shaw Board of Directors’ understanding of the needs and capacities of both Shaw and its clients. His enduring leadership as chairman, president and chief executive officer of Dominion Resources evidences his ability to manage a depth and breadth of public company matters. His experience supervising financial and accounting personnel and broad understanding of accounting principles, internal controls over financial reporting and audit committee functions are important contributions to the audit committee of the Shaw Board of Directors (the “Shaw Audit Committee”).

DANIEL A. HOFFLER Age: 64 Director Since: January 2006	Board Committees: • Compensation (Chair) • Nominating and Corporate Governance	Private Directorships: • Armada Hoffler

Mr. Hoffler is the chairman of the board of directors of Armada Hoffler, a premier commercial real estate development and construction organization located in Virginia, which he founded over 25 years ago. Before founding Armada Hoffler, Mr. Hoffler was employed as vice president of marketing for Eastern International, Inc., a commercial real estate development and construction company specializing in construction of warehouse and office buildings. Prior to that, Mr. Hoffler was employed as a regional manager for Dun and Bradstreet, a credit information provider. From 1992 through 1996, Mr. Hoffler served on the University of Virginia’s Board of Visitors. In 1987, he was chosen as the Outstanding Citizen of Hampton Roads, Virginia. In 1986, Mr. Hoffler was appointed to a five-year term in the Virginia Governor’s Advisory Board for Industrial Development for the Commonwealth of Virginia.

Mr. Hoffler’s vast experience in real estate development and construction and his understanding of debt and equity markets complements the experience and knowledge base of Shaw’s other directors. His unique skill set relating to design-build collaborations and public/private partnerships combined with his understanding of financial markets assist the Shaw Board of Directors in evaluating creative and value-creating Shaw initiatives. As founder of his company, he understands issues relating to the growth of a business and the concerns involved in running a profitable company. His business leadership and experience in growing a company make him uniquely qualified to serve as the chair of the Shaw Compensation Committee.

DAVID W. HOYLE Age: 73 Director Since: January 1995	Board Committees: • Audit • Nominating and Corporate Governance (Chair) • Executive	Government Positions: • Secretary of Revenue, North Carolina

For the past 26 years, Secretary Hoyle has been self-employed, primarily as a real estate developer. From 1992 until 2010, he served as a senator in the North Carolina General Assembly. He served as chairman of the North Carolina Senate Finance Committee for 12 years. In October 2010, he was sworn in as Secretary of Revenue for the State of North Carolina. Until May 2012, Secretary Hoyle was the chairman of the board of directors of Citizens South Banking Corporation, a bank holding company, and the chairman emeritus of the board of directors of its wholly-owned subsidiary, Citizens South Bank. His government leadership and integrity serve Shaw well in his capacity as chair of the nominating and corporate governance committee of the Shaw Board of Directors.

Secretary Hoyle contributes his knowledge of banking, tax and real estate development issues and experience with financial management to the Shaw Board of Directors’ deliberations. His long tenure in the North Carolina Senate evidences his understanding of governance, leadership skills, and knowledge of working with government bodies. With 15 years’ service on the Shaw Board of Directors, his institutional knowledge and historical perspective are vital assets to the Shaw Board of Directors and Shaw’s shareholders.

MICHAEL J. MANCUSO Age: 70 Director Since: August 2006	Board Committees: • Audit (Chair) • Executive	Public Directorships: • SPX Corporation Former Public Directorships Held During Past Five Years: • LSI Logic Corporation • CACI International Inc.

Mr. Mancuso was named vice president and chief financial officer of Computer Services Corporation (NYSE: CSC), a publicly-held leading provider of information technology and professional services to large corporations and governments, on December 1, 2008. He retired from that position in May 2012. In June 2006, after 13 years’ service, Mr. Mancuso retired from General Dynamics Corporation (NYSE: GD), a company engaged in the field of mission-critical information systems and technologies, land and expeditionary combat systems, armaments and munitions, shipbuilding and marine systems and business aviation. Mr. Mancuso had served as senior vice president and chief financial officer of General Dynamics since 1994. Before joining General Dynamics, Mr. Mancuso spent seven years with United Technologies, where he served as vice president and chief financial officer for the Commercial Engine Business of the Pratt & Whitney Group. He joined United Technologies Defense and Space Systems Group in 1986 as group financial manager, moved to the Aerospace and Defense Section in 1989 as director, Financial Planning and Analysis, and spent three years as vice president, Finance and Administration for the Hamilton Standard Division. His background also includes 21 years with General Electric. Mr. Mancuso also serves on the board of directors for SPX Corporation (NYSE: SPW), a publicly-held industrial manufacturer headquartered in Charlotte, North Carolina. From 2007 until 2009, Mr. Mancuso also served on the board of directors for LSI Logic Corporation (NYSE: LSI), a publicly-held leading provider of silicon systems and software technologies, headquartered in Milpitas, California. From 2007 until 2008, Mr. Mancuso also served on the board of directors for CACI International Inc. (NYSE: CACI), a publicly-held provider of information technology and professional services to the U.S. federal government and commercial markets in North America and internationally, headquartered in Arlington, Virginia.

Mr. Mancuso brings a strong background in operations, finance and financial reporting with large, blue chip, publicly traded companies to the Shaw Board of Directors. As chief financial officer of a leading information technology company and former chief financial officer of a major technology and defense company, he has the financial background and operational experience to understand and to provide guidance in evaluating complex business and financial issues facing large public companies. His strategic and financial perspective, and long involvement with government and international operations, brings a valuable perspective to the Shaw Board of Directors and to his leadership as chair of the Shaw Audit Committee.

ALBERT D. McALISTER Age: 61 Director Since: April 1990	Board Committees: • Compensation • Nominating and Corporate Governance Committee • Executive	Private Directorships: • McAlister & McAlister • President’s Advisory Board, Clemson University

Since 1975, Mr. McAlister has been a partner in the law firm of McAlister &McAlister in Laurens, South Carolina. Mr. McAlister is a director of a private charitable foundation and a member of the President’s Advisory Board of Clemson University.

Mr. McAlister contributes to the Shaw Board of Directors the skills and experience gained from his years of legal service to various businesses and corporations and as a litigator. As a founder of his firm, he has sophisticated legal experience and a reputation for resolving complex legal matters. Having joined Shaw at its inception, he is a repository of institutional knowledge and historical perspective and has been a key advisor to Shaw’s management as Shaw has grown from a start-up to a Fortune 500 company.

STEPHEN R. TRITCH Age: 63 Director Since: April 2009	Board Committees: • Nominating and Corporate Governance Committee

Public Directorships:

• Koppers Holdings, Inc.

Private Directorships:

• PaR Systems

• Board of Trustees, University

   of Pittsburgh

• Board of Trustees, Senator

  John Heinz History Center,

   Pittsburgh, PA

• UPMC Health System

Mr. Tritch is the retired chairman of Westinghouse Electric Company (“Westinghouse Electric”) and served in that capacity from July 1, 2008, to July 1, 2010. Westinghouse Electric is a pioneering nuclear power company and a leading supplier of nuclear plant products and technologies to utilities throughout the world. From July 2002 to July 2008, Mr. Tritch served as president and chief executive officer of Westinghouse Electric. Mr. Tritch had been employed by Westinghouse Electric since 1971. Mr. Tritch was appointed in 2007 by then-President George W. Bush to the President’s Export Council. Mr. Tritch is also chairman of the board of trustees at the University of Pittsburgh; first vice chairman of the UPMC Health System; a member of the board of trustees for the Senator John Heinz History Center in Pittsburgh for which he previously served as chairman until July 2010; and a member of the board of directors of Koppers Holdings, Inc. (NYSE: KOP), a publicly-held company and a leading producer of carbon compounds and treated wood products, headquartered in Pittsburgh, Pennsylvania. He is also a member of the board of PaR Systems, a privately-held robotic systems supplier, headquartered in Minneapolis, Minnesota.

Mr. Tritch’s experience with Westinghouse Electric, a partner in many of Shaw’s nuclear plant projects, makes him a valued member of the Shaw Board of Directors as Shaw has continued to grow in this field. He brings a wealth of knowledge about the nuclear power industry and understanding of the unique issues involved in this complex and historically significant industry sector. Mr. Tritch’s broad experience with nuclear power technology companies and his insight into global electric power production complement the spectrum of experience on the Shaw Board of Directors.

Director Compensation

Shaw’s director compensation program is intended to attract and retain directors with demonstrated ability, integrity, judgment, and experience to fulfill their responsibility to oversee management and to develop and oversee the implementation of strategies aimed at creating sustainable long-term value for Shaw’s shareholders. The program is also intended to recognize the time commitments and responsibilities associated with serving on the board of directors of a public company.

The form and amount of director compensation is periodically reviewed and assessed by the Compensation Committee of the Shaw Board of Directors. The Shaw Compensation Committee reviews data concerning director compensation practices, levels, and trends for companies comparable to Shaw in revenue, lines of business, and complexity. This data is provided by Shaw’s compensation consultant, Pay Governance, LLC. Changes to director compensation, if any, are recommended by the Shaw Compensation Committee to the Shaw Board of Directors for action. Employee directors are not compensated for service as a director.

Non-Employee Director Compensation

Fees Earned. For services rendered during fiscal year 2012, Shaw’s non-employee directors received the following fees, as applicable:

•	Board Cash Retainer. $110,000 annual cash retainer, payable on a calendar year quarterly basis;

•	Audit Committee Chairman. $25,000 annual cash retainer, payable on a calendar year quarterly basis;

•	Compensation Committee Chairman. $5,000 annual cash retainer, payable on a calendar year quarterly basis;

•	Nominating and Corporate Governance Committee Chairman. $5,000 annual cash retainer, payable on a calendar year quarterly basis; and

•	Lead Director. $5,000 annual cash retainer, payable on a calendar year quarterly basis.

Equity Compensation. Consistent with Shaw’s past practice, on January 25, 2012, each of Shaw’s non-employee directors received restricted stock units with respect to 3,713 shares of Shaw’s common stock.

The Shaw Compensation Committee and the Shaw Board of Directors approved the methodology used to determine the fiscal year 2012 equity awards to Shaw’s non-employee directors. Each equity award had an aggregate value of $105,000, and was granted entirely in the form of restricted stock units.

FISCAL YEAR 2012 COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table sets forth information regarding fiscal year 2012 compensation for non-employee directors that may be nominated by CB&I to serve on the CB&I Supervisory Board:

Non–Employee Director Compensation for the Fiscal Year Ended August 31, 2012

	Earned Fees Paid in Cash (1)	Stock Awards (2)	Total
James F. Barker	$110,000	$105,000	$215,000
Thos. E. Capps	$110,000	$105,000	$215,000
Daniel A. Hoffler	$115,000	$105,000	$220,000
David W. Hoyle	$120,000	$105,000	$225,000
Michael J. Mancuso	$135,000	$105,000	$240,000
Albert D. McAlister	$110,000	$105,000	$215,000
Stephen R. Tritch	$110,000	$105,000	$215,000

(1)	Amounts shown in this column reflect the total cash compensation earned by or paid to each non-employee director in fiscal year 2012 in connection with board and committee retainers.

(2)	This column represents the total grant date fair value, computed in accordance with Accounting Standards Codification Topic 718 Compensation — Stock Compensation (ASC 718), of restricted stock unit awards granted during fiscal year 2012. The fair value of stock awards is calculated using the last quoted sale price of a share of Shaw common stock on the NYSE on the grant date.

As of August 31, 2012, Shaw’s non-employee directors that may be nominated by CB&I to serve on the CB&I Supervisory Board had the following aggregate number of unvested stock awards and stock option awards: Mr. Barker —5,146 restricted stock units and stock options covering 13,159 shares; Mr. Capps —5,146 restricted stock units and stock options covering 8,481 shares; Mr. Hoffler —5,146 restricted stock units and stock options covering 10,659 shares; Secretary Hoyle —5,146 restricted stock units and stock options covering 15,987 shares; Mr. Mancuso —5,146 restricted stock units and stock options covering 9,590 shares; Mr. McAlister —5,146 restricted stock units and stock options covering 15,987 shares; and Mr. Tritch —5,146 restricted stock units and stock options covering 4,154 shares.

Transactions with Related Persons

Since the beginning of Shaw’s last fiscal year, and there is no currently proposed transaction, in which Shaw was or is to be a participant, the amount involved exceeds $120,000 and in which any of the independent, non-management directors had or will have a direct or indirect material interest. A discussion of the independent, non-management directors interests in the Transaction is included under “—Interests of Directors and Executive Officers of Shaw in the Transaction.”

Director Independence

The NYSE listing standards and Shaw’s standards of independence enumerated in the Shaw Corporate Governance Principles require the Shaw Board of Directors to consist of at least a majority of independent directors. Only one Shaw director is an employee of Shaw, and the Shaw Board of Directors has affirmatively determined that a majority of Shaw’s current directors qualify as “independent” directors pursuant to the rules adopted by the SEC, the NYSE listing standards and the Shaw Corporate Governance Principles. The Shaw Corporate Governance Principles are available on Shaw’s website at www.shawgrp.com on the “About Shaw” page under the “Corporate Governance” link.

Under the Shaw Board of Directors’ standards for director independence, a director is considered independent if the Shaw Board of Directors affirmatively determines that the director has no direct or indirect

“material relationship” with Shaw, other than as a director or owner of shares of Shaw’s common stock. When assessing the “materiality” of a director’s relationship, the Shaw Board of Directors considers all facts and circumstances, not just from the director’s viewpoint, but from that of the persons or organizations with whom or which the director has an affiliation. The Shaw Board of Directors also considers the frequency and regularity of any services the director provides, whether provided at arm’s length in the ordinary course of business and substantially on the same terms to Shaw as those prevailing at the time from unrelated third parties for comparable transactions. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others.

The Shaw Board of Directors has considered that in the ordinary course of business, Shaw has made payments to an entity, which, among other things, supplies equipment to power plants, for which Mr. Mancuso serves as a director. The payments by Shaw to such entity have not, within any of the other entity’s three most recently completed fiscal years, exceeded the greater of $1 million or 2% of the other entity’s consolidated gross revenues for such years. The Shaw Board of Directors has affirmatively determined that this relationship and the transactions are not material and did not impair Mr. Mancuso’s independence. Accordingly, the Shaw Board of Directors has affirmatively determined that Mr. Mancuso qualifies as an independent director.

Applying the standards listed above and on the basis of information solicited from Shaw’s directors, the Shaw Board of Directors has affirmatively determined that James F. Barker, Thos. E. Capps, Daniel A. Hoffler, David W. Hoyle, Michael J. Mancuso, Albert D. McAlister and Stephen R. Tritch each currently qualifies as independent, because they have no direct or indirect material relationship with Shaw (other than being a member of the Shaw Board of Directors and owning shares of Shaw common stock). J.M. Bernhard, Jr., Shaw’s chairman, president, and chief executive officer, is currently Shaw’s only non-independent director.

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners of Shaw

The following table sets forth certain information as of November 14, 2012 with respect to the beneficial ownership of Shaw common stock by (i) any entity or person known to Shaw to be the beneficial owner of more than 5% of the outstanding shares of Shaw common stock, (ii) each of Shaw’s directors and named executive officers and (iii) Shaw’s current directors and executive officers as a group.

Unless otherwise noted, the address of each person is c/o The Shaw Group Inc., 4171 Essen Lane, Baton Rouge, Louisiana 70809.

Name	Number	Shares Beneficially Owned Percentage (1)
Shareholders owning 5% or more of Shaw common stock
BlackRock, Inc. (2)	4,820,620	7.2%
State Street Corporation (3)	3,374,367	5.1%
The Vanguard Group, Inc. (4)	3,468,922	5.2%
Directors and Executive Officers
J.M. Bernhard, Jr. (5)	2,704,726	4.0%
James F. Barker (6)	19,079	*
Thos. E. Capps (7)	14,442	*
Daniel A. Hoffler (8)	25,286	*
David W. Hoyle (9)	47,900	*
Michael J. Mancuso (10)	13,148	*
Albert D. McAlister (11)	157,508	*
Stephen R. Tritch (12)	4,230	*
Brian K. Ferraioli (13)	228,243	*
David L. Chapman, Sr. (14)	116,483	*
John Donofrio (15)	51,777	*
Gary P. Graphia (16)	11,510	*
All directors and executive officers as a group (13 persons) (17)	3,523,429	5.1%

*	Less than 1.0%
(1)	Percentage ownership based on 66,601,817 shares issued and outstanding as of November 14, 2012.
(2)	BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022. Information with respect to BlackRock, Inc. and certain of its subsidiaries is based solely on the Schedule 13Fs filed on November 13, 2012.
(3)	State Street Corporation’s address is One Lincoln Street, Boston, Massachusetts 02111. Information with respect to State Street Corporation is based solely on the Schedule 13F filed on November 13, 2012.
(4)	The Vanguard Group, Inc.’s address is P.O. Box 2600, Valley Forge, Pennsylvania 19482-2600. Information with respect to The Vanguard Group, Inc. is based solely on the Schedule 13F filed on November 14, 2012.
(5)	Includes 1,187,330 shares owned, 77,057 RSUs that will vest within 60 days of November 14, 2012, and 1,440,339 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of November 14, 2012.
(6)	Includes 7,294 shares owned and 11,785 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of November 14, 2012.
(7)	Includes 7,335 shares owned and 7,107 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of November 14, 2012.
(8)	Includes 16,001 shares owned and 9,285 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of November 14, 2012.
(9)	Includes 33,287 shares owned (including 2,250 shares beneficially owned by Secretary Hoyle’s spouse) and 14,613 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of November 14, 2012.

(10)	Includes 4,932 shares owned and 8,216 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of November 14, 2012.
(11)	Includes 142,895 shares owned (including 27,764 shares beneficially owned by the Camille McAlister Trust (Mr. McAlister is Co-Trustee), 2,500 shares beneficially owned by Mr. McAlister’s spouse, 3,000 shares beneficially owned by A. Dial McAlister Limited Partnership (A. Dial McAlister is a Partner and Mr. McAlister’s son), 92,169 shares beneficially owned by Albert McAlister Revocable Trust (Mr. McAlister is Trustee), 5,000 shares beneficially owned by Albert McAlister 2008 Charitable Remainder Unitrust (Mr. McAlister is Trustee) and 7,900 shares beneficially owned by Albert McAlister 2001 Charitable Remainder Unitrust (Mr. McAlister is Trustee) and 14,613 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of November 14, 2012.
(12)	Includes 1,450 shares owned and 2,780 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of November 8, 2012.
(13)	Includes 64,600 shares owned, 20,748 RSUs that will vest within 60 days of November 14, 2012, and 142,895 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of November 14, 2012.
(14)	Includes 11,084 shares owned (including 2,482 shares beneficially owned by Mr. Chapman’s spouse), 19,675 RSUs that will vest within 60 days of November 14, 2012, and 85,724 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of November 14, 2012.
(15)	Includes 14,768 shares owned, 3,714 RSUs that will vest within 60 days of November 14, 2012, and 33,295 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of November 14, 2012.
(16)	Includes 11,510 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of November 14, 2012.
(17)	Mr. Graphia ceased to be an executive officer of Shaw effective May 1, 2012; thus, the shares held by Mr. Graphia are not included in the total number of shares beneficially owned by the current directors and executive officers of Shaw as a group.

Indemnification and Insurance

The Transaction Agreement provides that, following the completion of the Transaction, CB&I and the surviving corporation will honor Shaw’s obligations existing immediately prior to the Transaction Agreement to indemnify and hold harmless each present and former director and officer of Shaw and its subsidiaries in accordance with the terms of the Shaw Articles of Incorporation and the Shaw By-Laws. It further provides that the Articles of Incorporation and Bylaws of the surviving corporation in the Transaction will contain provisions no less favorable with respect to indemnification, exculpation and advancement as those in the Shaw Articles of Incorporation and the Shaw By-Laws. Additionally, prior to closing, the surviving corporation will purchase a six-year “tail” prepaid officers’ and directors’ liability insurance policy, providing, for a period of six years, Shaw’s former and existing officers and directors with insurance and indemnification policy coverage that is no less favorable than the existing policy, subject to certain limitations on the cost of such “tail” policy.

Listing of CB&I Common Stock

CB&I agreed in the Transaction Agreement, to the extent possible, to cause the shares of CB&I common stock to be issued in the Transaction or reserved for issuance in connection with the Transaction to be approved for listing on the NYSE, subject, if applicable, to official notice of issuance, prior to completion of the Transaction.

Dividends

The parties agreed in the Transaction Agreement that during the period until the completion of the Transaction, Shaw will not pay any cash dividend without the prior written consent of CB&I. Shaw generally does not pay any dividends.

The parties also agreed in the Transaction Agreement that during the period until the completion of the Transaction, CB&I may pay its regular cash dividends of not more than $0.05 per quarter without the prior written consent of Shaw.

After the Transaction, CB&I currently expects to pay dividends in an amount consistent with the dividend policy of CB&I in effect prior to the completion of the Transaction. The payment of dividends by CB&I, however, will be subject to approval and declaration by the CB&I Supervisory and Management Boards and (in the case of the final dividend for each financial year) the general meeting of shareholders of CB&I. The payment of dividends will also depend on a variety of other factors, including business, financial and regulatory considerations and the amount of dividends paid to CB&I by its subsidiaries. See “Risk Factors—CB&I cannot assure you that it will be able to continue paying dividends at the current rate.” For additional information on the treatment of dividends under the Transaction Agreement, see “The Transaction Agreement—Covenants of CB&I Relating to the Conduct of its Business.”

Material U.S. Federal Income Tax Consequences of the Transaction

The following is a discussion of the material U.S. federal income tax consequences of the Transaction to U.S. holders (as defined below) who exchange their Shaw common stock for CB&I common stock in the Transaction. The discussion that follows is based on the Code, Treasury Regulations issued under the Code, and judicial and administrative interpretations thereof, all as in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. The discussion addresses the material U.S. federal income tax consequences only to a beneficial owner of Shaw common stock who is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, or a trust over which a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (a “U.S. holder”). In addition, the discussion applies only to a U.S. holder who holds Shaw common stock as a capital asset within the meaning of Section 1221 of the Code. The discussion assumes that the Transaction will be completed in accordance with the Transaction Agreement. This summary is not a complete description of all of the consequences of the Transaction, and, in particular, may not address U.S. federal income tax considerations applicable to Shaw shareholders subject to special treatment under U.S. federal income tax law, including, without limitation:

•	financial institutions or insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	real estate investment trusts or regulated investment companies;

•	U.S. expatriates;

•	shareholders who are subject to alternative minimum tax;

•	shareholders who are not citizens or residents of the United States;

•	pass-through entities or investors in such entities;

•	dealers or brokers in securities or foreign currencies;

•	shareholders who hold individual retirement or other tax-deferred accounts;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	shareholders who hold Shaw common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction; or

•	shareholders who acquired their shares of Shaw common stock pursuant to the exercise of employee stock options or otherwise as compensation.

In addition, this discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address tax consequences under state, local and foreign laws, including tax consequences under Dutch law, or under U.S. federal laws other than U.S. federal income tax laws.

Shaw shareholders are strongly urged to consult with their own tax advisors regarding the tax consequences of the Transaction to them, including the effects of U.S. federal, state, local, foreign and other tax laws and the tax consequences of the Transaction to them under Dutch tax law.

Tax Consequences of the Transaction Generally

The receipt of cash and CB&I common stock in exchange for Shaw common stock in the Transaction will generally be a taxable transaction. In general, a U.S. holder whose shares of Shaw common stock are converted into the right to receive cash and CB&I common stock in the Transaction will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the amount of cash and the value of the CB&I common stock received in the Transaction and (ii) such U.S. holder’s adjusted tax basis in the shares of Shaw common stock exchanged in the Transaction. Gain or loss, as well as the holding period, will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered pursuant to the Transaction. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of the consummation of the Transaction. Long term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

U.S. holders may be subject to information reporting and backup withholding on any cash payments they receive in the Transaction. U.S. holders generally will not be subject to backup withholding, however, if they:

•

furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal that they receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that they are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS.

The discussion of material U.S. federal income tax consequences set forth above is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Transaction. Moreover, the discussion set forth above does not address tax consequences that may vary with, or are contingent upon, individual circumstances. In addition, the discussion set forth above does not address any non-income tax or any foreign, state or local tax consequences of the Transaction, including the tax consequences of the Transaction under Dutch tax law, and does not address the tax consequences of any transaction other than the Transaction.

Shaw shareholders are strongly urged to consult with their own tax advisors regarding the tax consequences of the Transaction to them, including the effects of U.S. federal, state, local, foreign and other tax laws.

Legal Proceedings

After the announcement of the Transaction Agreement, several purported Shaw shareholders filed lawsuits in the 19th Judicial District Court for the Parish of East Baton Rouge, State of Louisiana against Shaw and its directors alleging various breaches of fiduciary duties in connection with the process that led to the board’s approval of the Transaction Agreement and the terms of the Transaction Agreement, including the consideration offered by CB&I. These lawsuits are as follows:

•

Osten v. The Shaw Group, Inc., James M. Bernhard, Jr., Thomas Capps, Michael J. Mancuso, Albert D. McAlister, David Williams Hoyle, Sr., James F. Barker, Daniel A. Hoffler, Stephen R. Tritch, Chicago Bridge & Iron Company N.V. and Crystal Acquisition Subsidiary Inc.; Cause No. 614399;

•

Wroten et al. v. The Shaw Group, Inc., Chicago Bridge & Iron Company N.V., James M. Bernhard, Jr., James F. Barker, Thomas E. Capps, Daniel A. Hoffler, David W. Hoyle, Michael J. Mancuso, Albert D. McAlister, and Stephen R. Tritch; Cause No. 614918;

•

KBC Asset Management, N.V. v. The Shaw Group, Inc., J. M. Bernhard, Jr., James F. Barker, Thos E. Capps, Daniel A. Hoffler, David W. Hoyle, Michael J. Mancuso, Albert D. McAlister, Stephen R. Tritch, and Chicago Bridge & Iron Company N.V.; Cause No. 614670;

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Conforti v. J.M. Bernhard, Jr., James F. Barker, Thomas E. Capps, Daniel A. Hoffler, David W. Hoyle, Michael J. Mancuso, Albert D. McAlister, Stephen R. Tritch, Chicago Bridge & Iron Company N.V., Crystal Acquisition Subsidiary Inc. and The Shaw Group Inc., Cause No. 614806; and

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Heidi Toledano v. The Shaw Group Inc., J.M. Bernhard, Jr., Albert D. McAlister, David W. Hoyle, James F. Barker, Daniel A. Hoffler, Michael J. Mancuso, Thos E. Capps, Stephen R. Tritch, Chicago Bridge & Iron Company N.V., and Crystal Acquisition Subsidiary Inc., Cause No. 615590.

Generally, these lawsuits assert a variety of direct, derivative, and class, claims against the named defendants, and seek an injunction prohibiting the proposed closing of the Transaction or monetary damages. Generally, the lawsuits allege that the Shaw Board of Directors breached their fiduciary duties by pursuing a sales process that was unfair and not designed to obtain the highest price reasonably available, and further by accepting a price that substantially undervalues the Company. The lawsuits also allege that the Shaw Board of Directors and Shaw management were conflicted and improperly motivated to approve the Transaction Agreement in order to secure benefits that are not available to Shaw’s shareholders, including the accelerated vesting of certain securities and change of control payments. The lawsuits further allege that the Transaction Agreement contains improper deal protection mechanisms, including the provisions relating to the termination fee, Shaw’s agreement not to enter into discussions concerning, or provide confidential information in connection with, any proposals for alternative business combination transactions, and the Shaw Board of Directors’ ability to consider and potentially accept an alternative proposal. The lawsuits allege that CB&I and its acquisition subsidiary (where applicable) aided and abetted in these breaches.

On August 16, 2012, Plaintiff KBC Asset Management, N.V. filed an amended complaint asserting claims identical to those asserted in its original complaint, and including allegations that the Shaw Board of Directors breached fiduciary duties in failing to fully and accurately disclose material information about the proposed Transaction.

In addition to the foregoing lawsuits, another purported shareholder of Shaw filed a lawsuit, which was styled Witmer v. The Shaw Group, Inc., Chicago Bridge & Iron Company N.V., James M. Berhard, Jr., James F. Barker, Thomas E. Capps, Daniel A. Hoffler, David W. Hoyle, Michael J. Mancuso, Albert D. McAlister, and Stephen R. Tritch; Cause No. 614393, 19th Judicial District Court for the Parish of East Baton Rouge, State of Louisiana. That lawsuit made similar allegations as the lawsuits described above; however, the plaintiff in that lawsuit later filed a motion to dismiss the lawsuit without prejudice, which was granted on August 21, 2012.

On October 17, 2012, the court consolidated the above lawsuits into a single consolidated action entitled In re The Shaw Group, Inc. Shareholder Litigation, Cause No. 614399 (the “Consolidated Action”). Plaintiffs Wroten and KBC Asset Management, N.V. were appointed Co-Lead Plaintiffs in the Consolidated Action. On November 13, 2012, plaintiffs filed a Consolidated Amended Class Action Complaint in the Consolidated Action asserting class claims for breaches of fiduciary duty and including allegations substantively similar to those in the complaints described above.

Plaintiff Osten also filed a lawsuit on October 19, 2012 in the United States District Court for the Middle District of Louisiana captioned Osten v. The Shaw Group, Inc., James M. Bernhard, Thomas E. Capps, Michael J. Mancuso, Albert D. McAlister, David W. Hoyle Sr., James F. Barker, Daniel A. Hoffler, Stephen R. Tritch, Chicago Bridge & Iron Company, N.V., and Crystal Acquisition Subsidiary Inc., Case No. 3:12-cv-00663-JJB-SCR. The lawsuit asserts claims against Shaw and its directors under Section 14(a) of the Securities Exchange Act of 1934 (the “1934 Act”) for alleged future dissemination of a materially false and misleading registration statement, and against Shaw directors for alleged violations of Section 20(a) of the 1934 Act. On October 31, 2012, Plaintiff Osten voluntarily dismissed this lawsuit without prejudice.

None of the lawsuits has formally specified an amount of alleged damages. As a result, Shaw is unable to reasonably estimate the possible loss or range of losses, if any, arising from the lawsuits. If any injunctive relief sought in these lawsuits were to be granted, it could delay or prohibit the Shaw special meeting or the closing of the Transaction. Shaw believes that these lawsuits are without merit and intends to contest them vigorously.

Accounting Treatment

CB&I prepares its financial statements in accordance with GAAP. The Transaction will be accounted for by applying the acquisition method, which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. The accounting guidance for business combinations, referred to as ASC 805, provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on the current members of the CB&I Supervisory and Management Boards continuing to represent a majority of the members of the Supervisory and Management Boards of the combined company, as well as the terms of the Transaction, with Shaw shareholders receiving a premium (as of the date preceding the Transaction announcement) over the fair market value of their shares on such date, CB&I is considered to be the acquirer of Shaw for accounting purposes. This means that CB&I will allocate the purchase price to the fair value of Shaw’s assets and liabilities at the acquisition date, with any excess purchase price being recorded as goodwill.

Dissenters’ or Appraisal Rights of Shaw Shareholders

If the Shaw Transaction Proposal is approved by the holders of Shaw’s outstanding common stock as required by the Shaw Articles of Incorporation but not by at least eighty percent (80%) of the total voting power of Shaw and the Transaction is completed, each Shaw shareholder that (1) files a written objection to the Transaction prior to or at the special meeting, (2) votes against the Transaction, and (3) fully complies with all other procedural requirements of Section 131 of the LBCL will be entitled to the rights and remedies of a dissenting shareholder provided in Section 131 of the LBCL, a copy of which is included as Annex D hereto.

The following is a summary of the steps to be taken by a Shaw shareholder that is interested in exercise and perfection of its dissenters’ rights and should be read in conjunction with the full text of Section 131 of the

LBCL. Each of the steps enumerated below must be taken in strict compliance with the applicable provisions of the statute in order for a holder of Shaw common stock to exercise and perfect its dissenters’ rights. If the Shaw Transaction Proposal is approved by the holders of eighty percent (80%) or more of the total voting power of Shaw, then, in accordance with the LBCL, dissenters’ rights will not be available.

Any written objection, demand, or notice required by the LBCL in connection with the exercise or perfection of dissenters’ rights should be sent to Shaw at 4171 Essen Lane, Baton Rouge, Louisiana 70809. It is recommended that all required documents to be delivered by mail be sent by registered or certified mail with return receipt requested.

Any holder of Shaw common stock that wishes to exercise its right of dissent must take all of the following steps:

•	Such shareholder must file with Shaw, prior to or at the special meeting of shareholders, a written objection to the proposed Transaction.

•

Such shareholder MUST ALSO vote its shares of Shaw common stock against the Transaction. If the Transaction is approved by the holders of Shaw common stock as required by the Shaw Articles of Incorporation, but by less than eighty percent (80%) of the total voting power of Shaw common stock, and the Transaction authorized thereby is effected, the corporation (referring in the remainder of this section to Shaw) promptly thereafter will give written notice of such facts to each shareholder that both filed such written objection to, and voted its shares against, the Transaction, at such shareholder’s last address on Shaw’s records.

•

Each such shareholder, within 20 days after the mailing of such notice to such holder, but not thereafter, must (1) deposit in escrow in a chartered bank or trust company located in the Parish of East Baton Rouge, Louisiana, the certificates representing its shares of Shaw common stock, duly endorsed and transferred to the corporation upon the sole condition that such certificates will be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of Section 131 of the LBCL, and (2) file with the corporation a demand in writing for the fair cash value of its shares of Shaw common stock as of the day before such vote was taken, and state in such demand the value demanded and a post office address to which the corporation may send a reply and, with the demand, deliver to the corporation the written acknowledgment of the bank or trust company that it so holds such holder’s certificates of Shaw common stock.

Note that, in determining whether the Shaw Transaction Proposal has been approved by the holders of eighty percent (80%) or more of the total voting power of Shaw, shares beneficially owned by “Related Persons” (as defined in the Shaw Articles of Incorporation and described under “The Shaw Special Meeting—Shaw Record Date; Outstanding Shares; Shares Entitled to Vote,” beginning on page 46) will be included.

Any shareholder that fails to take each of the required actions outlined above in a timely manner will not be entitled to exercise the rights of a dissenting shareholder.

If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it will, within 20 days after receipt of such demand and acknowledgment, notify the shareholder in writing, at the designated post office address, of its disagreement and must state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it will be liable for, and must pay to the dissatisfied shareholder, the value demanded by such shareholder.

In case of disagreement as to the fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions described above, the dissatisfied shareholder, within 60 days after receipt of notice in writing of the corporation’s disagreement, but not thereafter, may file suit against the corporation, in the district court of the Parish of East Baton Rouge, Louisiana, asking the court to fix and decree the fair cash value of the dissatisfied shareholder’s shares of Shaw common stock as of the day before the shareholder vote on the

Transaction Agreement was taken. The court, based on the evidence presented, will determine summarily whether any payment is due and, if so, such cash value and render judgment accordingly. Any shareholder entitled to file such suit may, within such 60-day period, but not thereafter, intervene as a plaintiff in such a suit filed by another shareholder, and may recover judgment in that suit against the corporation for the fair cash value of its shares of Shaw common stock. Failure of the shareholder to bring suit, or to intervene in another shareholder’s suit, within 60 days after receipt of notice of disagreement by the corporation conclusively will bind the shareholder (i) by the corporation’s statement that no payment is due or (ii) if the corporation does not contend that no payment is due, to accept the value of its shares of Shaw common stock as fixed by the corporation in its notice of disagreement.

A shareholder, upon filing a demand for the value of its shares, will cease to have any of the rights of a shareholder, except the rights accorded by Section 131 of the LBCL. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided by Section 131 of the LBCL. After such notice of disagreement is given, withdrawal of a demand will require the consent of the corporation. If a demand is withdrawn, or the Transaction is abandoned or rescinded, or a court determines that the shareholder is not entitled to receive payment for its shares of Shaw common stock, or the shareholder otherwise loses its dissenters’ rights, such holder will not have the right to receive a cash payment for its shares of Shaw common stock. In this case, its share certificates will be returned (and, on such holder’s request, new certificates will be issued in exchange for the old ones endorsed to the corporation), and such holder will be reinstated to all rights as a shareholder as of the filing of its demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the corporation’s board of directors as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

Under the Transaction Agreement, if any dissenting Shaw shareholder, after the effective time of the Transaction, fails to perfect, withdraws or otherwise loses the right to payment of the fair cash value of its Shares under the LBCL, such shares shall be treated as if they had been converted as of the effective time of the Transaction into the right to receive the Transaction Consideration.

Any dissenting Shaw shareholder that perfects its rights to be paid the fair cash value of its shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “—Material U.S. Federal Income Tax Consequences of the Transaction.”

Principal Corporate Offices

CB&I will maintain its current corporate headquarters in The Hague, The Netherlands, and its administrative headquarters in The Woodlands, Texas following the completion of the Transaction. CB&I will also maintain substantial operations throughout Louisiana.

Effect on Awards Outstanding Under Shaw Stock Plans

Treatment of Shaw Stock Options and Stock Appreciation Rights

At the effective time of the Transaction, each option to purchase shares of Shaw common stock and each stock appreciation right with respect to shares of Shaw common stock granted under the Shaw equity compensation plans that is outstanding immediately prior to such time will be converted into an option to acquire or a stock appreciation right in respect of, as applicable, a number of shares of CB&I common stock equal to the number of shares of Shaw common stock subject to the Shaw stock option or stock appreciation right immediately prior to the effective time of the Transaction multiplied by an exchange ratio (the “equity award exchange ratio”), rounded down to the nearest whole share of CB&I common stock, at a price per share of CB&I common stock equal to the price per share under such Shaw stock option or stock appreciation right immediately prior to the effective time of the Transaction divided by the equity award exchange ratio, rounded up to the nearest cent. The equity award exchange ratio is equal to a fraction, the numerator of which is equal to the sum of $41.00 and 0.12883 multiplied by the closing price of CB&I common stock on the final trading day immediately prior to the date upon which the Transaction occurs (the “CB&I pre-closing stock price”), and the denominator of which is the CB&I pre-closing stock price. The converted stock options and stock appreciation rights will continue to have the same terms and conditions, including vesting, as were applicable to such stock options or stock appreciation rights prior to the effective time of the Transaction. Such terms include the terms of the respective Shaw equity compensation plans, which provide that certain stock options and stock appreciation rights will vest automatically upon the completion of the Transaction and certain other stock options and stock appreciation rights will be subject to accelerated vesting if the holder’s employment is terminated other than for “cause” during the two years following the Transaction (or upon such other event set forth in a holder’s employment agreement, if applicable).

Treatment of Shaw Restricted Stock Units Granted on or Before July 30, 2012

At the effective time of the Transaction, each award of restricted stock units with respect to Shaw common stock granted on or before July 30, 2012 that is outstanding immediately prior to such effective time will become fully vested and will be cancelled and, in exchange therefor, each holder of such an award will receive, less applicable tax withholding, with respect to each vested restricted stock unit, (i) in the case of a restricted stock unit that may be settled in either Shaw common stock or cash pursuant to its terms, the Transaction Consideration, or (ii) in the case of a restricted stock unit that is mandatorily settled in cash pursuant to its terms, the cash value of the Transaction Consideration, determined based upon the CB&I pre-closing stock price.

Treatment of Shaw Restricted Stock Units Granted After July 30, 2012

At the effective time of the Transaction, each award of restricted stock units with respect to Shaw common stock granted after July 30, 2012 that is outstanding immediately prior to such effective time will be converted into a restricted stock unit with respect to the common stock of CB&I on substantially the same terms and conditions, including vesting, as were applicable to such restricted stock unit prior to such conversion. However, the adjusted restricted stock units may be subject to accelerated vesting if the holder’s employment is terminated other than for “cause” during the two years following the Transaction (or upon such other event set forth in a holder’s employment agreement, if applicable). The number of shares of CB&I common stock subject to the adjusted restricted stock unit will be equal to (a) the number of shares of Shaw common stock subject to the original restricted stock unit immediately prior to the Transaction multiplied by (b) the equity award exchange ratio, with any resulting fractional share being paid out in cash.

Treatment of Shaw Performance Cash Units Granted on or Before July 30, 2012

Following the effective time of the Transaction, each performance cash unit granted by Shaw on or before July 30, 2012 that is outstanding immediately prior to such effective time will remain outstanding, with performance determined based on Shaw’s relative total shareholder return from the beginning of the applicable performance period through the effective time of the Transaction and assuming target performance from and after the Transaction through the end of the applicable performance period. Except as described in the preceding sentence, the performance cash units will continue to have the same terms and conditions, including vesting, as were applicable to such performance cash units prior to the effective time of the Transaction. This includes accelerated vesting of such performance cash units if the holder separates from employment for reasons that would otherwise accelerate vesting of long-term incentives under the holder’s employment agreement, if applicable.

Treatment of Shaw Performance Cash Units Granted After July 30, 2012

At the effective time of the Transaction, each performance cash unit granted by Shaw after July 30, 2012 that is outstanding immediately prior to such effective time will be converted into a time-vested restricted stock unit settled in CB&I common stock, with the number of restricted stock units to be determined by dividing the target amount of the applicable performance cash units by the CB&I pre-closing stock price. The restricted stock units will vest in three equal one-third installments on each of the first, second and third anniversaries of the original date of grant of the performance cash unit, but may be subject to accelerated vesting if the holder’s employment is terminated other than for “cause” during the two years following the Transaction, or if the holder separates from employment for reasons that would otherwise accelerate vesting of long-term incentives under the holder’s employment agreement, if applicable.

Resale of CB&I Common Stock

Shares of CB&I common stock received in the Transaction by any Shaw shareholder who becomes an “affiliate” of CB&I upon or after completion of the Transaction (such as Shaw directors or executive officers who become directors or executive officers of CB&I after the Transaction) may be subject to restrictions on transfer arising under the Securities Act following completion of the Transaction. This joint proxy statement/prospectus does not cover resales of shares of CB&I common stock received by any person upon completion of the Transaction, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

REGULATORY MATTERS

To complete the Transaction, CB&I and Shaw must obtain approvals or consents from, or make filings with, a number of foreign, U.S. federal and state antitrust and other regulatory authorities. The material approvals, consents and filings are described below. CB&I and Shaw are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ completion of the Transaction other than those that are described below. If additional approvals, consents and filings are required to complete the Transaction, CB&I and Shaw contemplate seeking or making such consents, approvals and filings.

CB&I and Shaw will seek to complete the Transaction by the first quarter of 2013. Although CB&I and Shaw either have obtained or believe that they will receive the required consents and approvals described below to complete the Transaction, CB&I and Shaw cannot give any assurances as to the timing of these consents and approvals or as to CB&I’s and Shaw’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that CB&I and Shaw will obtain such consents or approvals on terms and subject to conditions satisfactory to CB&I and Shaw.

Hart-Scott-Rodino Antitrust Improvements Act

The Transaction is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain acquisition transactions, including the Transaction, may not be completed until required information has been furnished to the Antitrust Division and the FTC and until certain waiting periods have been terminated or have expired. CB&I and Shaw filed HSR Forms with the Antitrust Division and the FTC on August 20, 2012. The waiting period under the HSR Act with respect to the Transaction expired at 11:59 p.m., Eastern Time, on September 19, 2012.

The expiration of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the Transaction on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed Transaction. Neither CB&I nor Shaw believes that the Transaction will violate federal antitrust laws, but CB&I and Shaw cannot guarantee that the Antitrust Division or the FTC will not take a different position.

The Ministry of Commerce of the People’s Republic of China

Under the Chinese Anti-Monopoly Law of 2008, transactions involving parties with sales above certain revenue levels cannot be completed until they are reviewed and approved by MOFCOM. CB&I and Shaw had sufficient revenues in China to exceed the statutory thresholds, and completion of the Transaction is therefore conditioned upon receipt of MOFCOM’s approval. Approval from MOFCOM was obtained on November 12, 2012.

CB&I submitted a notification to MOFCOM that was accepted by MOFCOM as complete on October 10, 2012. On November 12, 2012, MOFCOM issued a written notice approving the Transaction under the antitrust laws of the People’s Republic of China.

Committee on Foreign Investment in the United States

Section 721 of the Defense Production Act of 1950, as amended (the “Defense Production Act”), as well as related Executive Orders and regulations, authorize the President or CFIUS to review transactions which could result in control of a U.S. business by a foreign person.

Under the terms of the Transaction Agreement, the Parties to the Transaction were required to submit a joint voluntary notice of the Transaction to CFIUS within certain time frames set forth in the Transaction Agreement. Completion of the Transaction is conditioned on one of (a) written notice from CFIUS that review of the Transaction contemplated by the Transaction Agreement has been concluded and CFIUS shall have determined that there are no unresolved national security concerns with respect to the Transaction, and advised that action under Section 721 of the Defense Production Act of 1950, as amended, has been concluded; or (b) a conclusion by CFIUS that the Transaction is not a covered transaction and not subject to review under applicable law; or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the joint voluntary notice and either (1) the period during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Transaction shall have expired without any such action being threatened, announced or taken or (2) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Transaction. CFIUS Approval was obtained on November 2, 2012.

On August 27, 2012, CB&I and Shaw timely submitted their joint voluntary notice. On September 27, 2012, CFIUS notified the parties that it was undertaking an investigation into the Transaction. On November 2, 2012, CFIUS provided the parties with written notice that review under Section 721 of the U.S. Defense Production Act of 1950, as amended, of the Transaction had been concluded, and that CFIUS had determined that there are no unresolved national security concerns with respect to the Transaction.

Atomic Energy Act

Under the Atomic Energy Act of 1954, as amended, and the regulations of the NRC, entities holding certain NRC licenses or other permits must seek and obtain prior NRC consent for the indirect transfer of an NRC license or permit resulting from the transfer of control over the licensee. Certain Shaw subsidiaries hold two such permits or licenses. First, Shaw AREVA MOX Services, LLC (“MOX Services”), a joint venture among two Shaw subsidiaries and AREVA NC, Inc., holds a construction authorization to construct the Mixed Oxide Fuel Fabrication Facility at the U.S. Department of Energy’s Savannah River Site in Aiken, South Carolina. Second, Shaw Environmental & Infrastructure, Inc. (“Shaw E&I”) holds a license to receive, acquire, possess and transfer byproduct, source, and special nuclear material for certain specified purposes.

As a result of the Transaction, Shaw, will become a wholly-owned subsidiary of CB&I. The resulting indirect transfer of control of the NRC licensees (i.e., MOX Services and Shaw E&I) to CB&I requires prior NRC approval. A request for consent to the indirect transfer of control of the construction authorization held by MOX Services was filed with the NRC on August 30, 2012. A request for consent to the indirect transfer of control of the license held by Shaw E&I to receive and possess byproduct, source, and special nuclear material was filed with the NRC on September 28, 2012.

In reviewing these license transfer applications, the NRC will assess, among other things, whether the transfer of control would be inimical to the common defense and security or would constitute an unreasonable risk to the health and safety of the public; any changes in personnel having control over licensed activities; any changes in financial qualifications, location, facilities, equipment or procedures of the licensee; plans for any transfer and maintenance of certain records of the licensee; and the commitment of the licensee to abide by applicable conditions, requirements and commitments. Typically, NRC approval of license transfers of this nature take several months. NRC’s approval may be extended in the event interested parties seek to intervene in the proceeding. While CB&I and Shaw do believe that the NRC will consent to the license transfer requests, CB&I and Shaw cannot assure that the NRC will consent to the indirect transfer of control or that it will act within a time frame consistent with the expected closing of the Transaction.

In addition to the NRC licenses discussed above, certain Shaw subsidiaries hold radioactive materials licenses issued by various state regulatory agencies. As with the NRC, the licensing authority must consent to the transfer of control of these licenses. Requests for consent from each of these agencies were filed on or before

October 1, 2012. As of November 9, 2012, several of these state regulatory agencies had issued their consents to the requested transfers. While CB&I and Shaw believe that the remaining agencies will consent to the requested transfers, CB&I and Shaw cannot assure that these agencies will consent to the indirect transfer of control or that they will act in a time frame consistent with the expected closing of the Transaction.

Defense Security Service /National Nuclear Security Administration

Shaw has provided notice of the Transaction to the Defense Security Service (DSS) and DOE’s National Nuclear Security Administration (NNSA), the agencies with cognizance over facility security clearances held by Shaw entities. Shaw and CB&I will work with DSS and NNSA to develop appropriate structures to mitigate any foreign ownership, control or influence over the operations of Shaw created by the Transaction in accordance with the National Industrial Security Program Operating Manual and related DOE and NNSA security policies.

THE TRANSACTION AGREEMENT

The following is a summary of the material terms and provisions of the Transaction Agreement. This summary does not purport to describe all the terms and provisions of the Transaction Agreement and is qualified in its entirety by reference to the complete text of the Transaction Agreement, which is included as Annex A to this joint proxy statement/prospectus and which is incorporated by reference herein. All shareholders of CB&I and Shaw are urged to read the Transaction Agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the Transaction Agreement and the Transaction, as the Transaction Agreement is the legal document governing the Transaction and its express terms and conditions govern the rights and obligations of Shaw, CB&I and Acquisition Sub.

In reviewing the Transaction Agreement, please remember that it is included to provide you with information regarding its terms and conditions. The Transaction Agreement contains representations and warranties by each of the parties to the Transaction Agreement, made as of specific dates. These representations and warranties were made solely for the benefit of the other parties to the Transaction Agreement and:

•	were not intended to be treated as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate; and

•

have been qualified in the Transaction Agreement by reference to certain disclosures contained in separate disclosure letters delivered by the parties to each other and in certain SEC filings made by the parties.

Accordingly, the representations and warranties and other provisions of the Transaction Agreement should not be read alone as characterizations of the actual state of facts about CB&I or Shaw, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the other documents incorporated by reference herein for information regarding CB&I and Shaw and their respective businesses. See “Where You Can Find More Information,” beginning on page 188.

The Transaction

Under the terms of the Transaction Agreement and in accordance with the LBCL, at the effective time of the Transaction, Acquisition Sub, a wholly owned subsidiary of CB&I, will merge with and into Shaw, with Shaw continuing as the surviving corporation. Following the consummation of the Transaction, Shaw will be a wholly owned subsidiary of CB&I.

Time of Closing and Effective Time

The completion of the Transaction (the “closing”) will take place at 10:00 a.m. New York City time on the third business day after the closing conditions contained in the Transaction Agreement have been satisfied or waived (other than conditions that by their nature cannot be satisfied until closing, but subject to the satisfaction or waiver of those conditions at closing), unless another time is agreed to by the parties (the “closing date”). However, if the marketing period has not ended at the time of satisfaction or waiver of all of the closing conditions (other than conditions that by their nature cannot be satisfied until closing, but subject to the satisfaction or waiver of those conditions at closing), the closing of the Transaction will occur on the earlier of (i) a date during the marketing period (described under “—Marketing Period,” below) specified by CB&I on no less than three business days’ notice to Shaw and (ii) the third business day immediately following the final day of the marketing period, unless another time is agreed to by the parties. In no event will the closing occur prior to February 13, 2013.

The Transaction will become effective at such date and time as the certificate of merger is duly filed with the Secretary of State of the State of Louisiana or such later time as agreed by Shaw and CB&I and specified in the certificate of merger. Shaw and CB&I are targeting completion of the Transaction during the first quarter of 2013, but Shaw and CB&I cannot be certain when, or if, the conditions to the Transaction will be satisfied or waived, or that the Transaction will be completed.

Marketing Period

The “marketing period” referred to above is the first period of 20 consecutive business days after July 30, 2012 and following the written request by CB&I for certain financial information from Shaw and ending before February 8, 2013 throughout which CB&I will have received from Shaw all such financial information (and CB&I’s financing sources will have access to such information) and during which period such financial information will be accurate and complete, will not be “stale” and will comport with the requirements of a registration statement on Form S-1 for any offering registered under the Securities Act. The marketing period will end, however, on any earlier date that is the date on which the full proceeds to be provided by CB&I pursuant to the Commitment Letter executed in connection with the Transaction Agreement or alternative financing are made available to Shaw to complete the Transaction. Additionally, the marketing period will (i) end on or prior to August 17, 2012, or begin on or after September 4, 2012, (ii) end on or prior to December 18, 2012 or begin on or after January 7, 2013 and (iii) exclude the dates November 21–23, 2012 (and such dates will not constitute business days for purposes of the marketing period).

Transaction Consideration

At the effective time of the Transaction, each issued and outstanding share of Shaw common stock (other than any dissenting shares, treasury shares, or shares held by Shaw, CB&I or Acquisition Sub and their respective subsidiaries) will be cancelled and extinguished and converted into the right to receive (i) $41.00 in cash and (ii) an amount of cash in euros equal to the par value of 0.12883 shares of CB&I common stock, which cash will not actually be paid, but will instead be converted automatically into 0.12883 of a share of CB&I common stock immediately after the effective time of the Transaction.

Pursuant to the Transaction Agreement, equity awards relating to shares of Shaw common stock will either be cancelled and converted upon the consummation of the Transaction into the right to receive the Transaction Consideration (or the cash value thereof) or will be converted into comparable equity awards relating to CB&I common stock on generally the same terms and conditions as prior to the Transaction. See “The Transaction—Effect on Awards Outstanding Under Shaw Stock Plans,” beginning on page 126, for additional information.

Exchange Procedures

Prior to the effective time of the Transaction, CB&I will appoint an exchange agent reasonably acceptable to Shaw to handle the exchange of shares of Shaw common stock for shares of CB&I common stock and cash.

As soon as reasonably practicable following (and within five business days following) the effective time of the Transaction, Shaw will cause the exchange agent to send to each holder of record of a certificate or book-entry share that immediately prior to the completion of the Transaction represented outstanding shares of Shaw common stock whose shares were converted into the right to receive the Transaction Consideration (i) a letter of transmittal (which will specify that the delivery will be effected, and the risk of loss and title will pass, only upon proper delivery of the certificates to the exchange agent or, in the case of book-entry shares, upon adherence to the procedures set forth in the transmittal letter) and (ii) instructions for use in the surrender of certificates or book-entry shares, as applicable, that formerly represented shares of Shaw common stock in exchange for the Transaction Consideration and any cash in lieu of fractional shares of CB&I common stock.

After the effective time of the Transaction and until surrendered, each certificate or book-entry share of Shaw common stock shall represent for all purposes solely the right to receive the Transaction Consideration and any cash in lieu of fractional shares of CB&I common stock related to such shares.

Representations and Warranties

The Transaction Agreement contains representations and warranties of Shaw to CB&I customary for agreements of this nature with regard to Shaw’s business, financial condition and other facts pertinent to the Transaction. The representations made by Shaw relate to the following:

•	corporate organization and qualification;

•

corporate authority to enter into the Transaction Agreement, perform its obligations and, subject to obtaining shareholder approval, consummate the transactions contemplated by the Transaction Agreement;

•	the shareholder approval required to approve the Shaw Transaction Proposal;

•	the approval by the Shaw Board of Directors of the Transaction Agreement;

•	required consents, approvals, orders and authorizations of governmental or regulatory authorities or other persons, relating to the Transaction Agreement and related matters;

•

the absence of violations of, or conflicts with, Shaw’s organizational documents, applicable law or certain agreements as a result of Shaw entering into and performing under the Transaction Agreement and the transactions contemplated thereby;

•	capital structure and outstanding securities of Shaw and its subsidiaries;

•	SEC filings, financial statements and compliance with the Sarbanes-Oxley Act of 2002;

•

absence of certain changes, events or developments since September 1, 2011, including the absence of any changes, events or developments that have had or could reasonably be expected to have, individually or in the aggregate, a Shaw material adverse effect (as “Company Material Adverse Effect” is defined in the Transaction Agreement and described below under “—Definition of Material Adverse Effect”);

•	absence of certain undisclosed material liabilities;

•	possession of requisite permits and compliance with applicable laws and orders;

•	compliance with specified anti-bribery laws;

•	compliance with specified international trade laws;

•

Shaw’s interests in material contracts and compliance thereunder, including the agreement with Technip S.A. for the sale of substantially all of the business included within Shaw’s E&C business segment and certain agreements entered into relating to put rights with respect to its investment in Westinghouse;

•

the truth and accuracy of certain information supplied in connection with the preparation of this joint proxy statement/prospectus and the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part;

•	absence of certain litigation;

•	certain employee benefits matters and compliance with the Employee Retirement Income Security Act of 1974, as amended;

•	certain labor and employee relations matters;

•	ownership of, and leases for, real property;

•	intellectual property;

•	environmental matters;

•	customer and supplier relationships;

•	backlog;

•	certain matters relating to government contracts;

•	transactions with affiliates;

•	maintenance of adequate insurance;

•	proper filing of tax returns and certain other tax matters;

•	the opinion of Morgan Stanley;

•	absence of brokers other than Morgan Stanley;

•	the inapplicability of state anti-takeover statutes; and

•	the absence of additional representations and warranties.

The Transaction Agreement also contains representations and warranties of CB&I to Shaw customary for agreements of this nature with regard to CB&I’s business, financial condition and other facts pertinent to the Transaction. The representations made by CB&I relate to the following:

•	corporate organization and qualification;

•

corporate authority to enter into the Transaction Agreement, perform its obligations and, subject to obtaining shareholder approval, consummate the transactions contemplated by the Transaction Agreement;

•	the shareholder approval required to approve the CB&I Acquisition Proposal;

•	required consents, approvals, orders and authorizations of governmental or regulatory authorities or other persons, relating to the Transaction Agreement and related matters;

•

the absence of violations of, or conflicts with, CB&I’s organizational documents, applicable law or certain agreements as a result of CB&I entering into and performing under the Transaction Agreement and the transactions contemplated thereby;

•	capital structure and outstanding securities of CB&I and its subsidiaries;

•	SEC filings, financial statements and compliance with the Sarbanes-Oxley Act of 2002;

•

absence of certain changes, events or developments since January 1, 2012, including the absence of any changes, events or developments that have had or could reasonably be expected to have, individually or in the aggregate, a CB&I material adverse effect (as “Acquiror Material Adverse Effect” is defined in the Transaction Agreement and described below under “—Definition of Material Adverse Effect”);

•	absence of certain undisclosed material liabilities;

•	possession of requisite permits and compliance with applicable laws and orders;

•	compliance with specified international trade laws;

•	certain matters relating to government contracts;

•	ownership of Shaw common stock;

•

the truth and accuracy of certain information supplied in connection with the preparation of this joint proxy statement/prospectus and the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part;

•	availability of funds to pay the cash portion of the Transaction Consideration;

•	absence of prior activities by Acquisition Sub;

•	absence of certain litigation;

•	the opinion of Merrill Lynch;

•	the Commitment Letter; and

•	absence of additional representations and warranties.

The representations and warranties noted above are subject to qualifications and limitations agreed to by CB&I and Shaw in connection with negotiating the terms of the Transaction Agreement.

Definition of Material Adverse Effect

Several of the representations and warranties made by CB&I and Shaw in the Transaction Agreement and certain conditions to CB&I’s and Shaw’s performance of their respective obligations under the Transaction Agreement are qualified by reference to whether the item in question would have a “material adverse effect” on CB&I or Shaw, as the case may be.

The Transaction Agreement provides that a material adverse effect, with respect to Shaw or CB&I, means any event, occurrence, state of facts, circumstance, condition, effect, change or combination of the foregoing that (i) has a material adverse effect on the ability of Shaw, on the one hand, or CB&I or Acquisition Sub, on the other hand, to consummate the Transaction and the transactions contemplated by the Transaction Agreement, or (ii) is material and adverse to the business, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, except to the extent such material adverse effect results from or is attributable to:

•

any changes in general United States or global economic conditions (including securities, credit, financial or other capital markets conditions), except to the extent such changes in conditions have a disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in the industries in which such person and its subsidiaries operate;

•

any changes in conditions generally affecting any of the industries in which such person and its subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in any such industry;

•

any decline in the market price of such person’s common stock (it being understood that the facts or occurrences giving rise to or contributing to such decline may be deemed to constitute, and be taken into account in determining whether there has been or would be likely to be, a material adverse effect);

•

any failure, in and of itself, by such person to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and be taken into account in determining whether there has been or would be reasonably likely to be, a material adverse effect);

•

any change in law or GAAP (or authoritative interpretations thereof), except to the extent such changes have a disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in any industry in which such person and any of its subsidiaries operate;

•

geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of July 30, 2012, except to the extent such conditions or events have a disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in any industry in which such person and any of its subsidiaries operate;

•

any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such events have a disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in any industry in which such person and any of its subsidiaries operate; and

•

the announcement or pendency of the Transaction and the transactions contemplated by the Transaction Agreement (including any resulting contract cancellations or restructurings, delays in contract awards or failure to receive pending contract awards).

Covenants of Shaw Relating to the Conduct of its Business

During the period between July 30, 2012 and the earlier of the effective time of the Transaction or the termination of the Transaction Agreement, Shaw has agreed that Shaw and its subsidiaries will conduct business in the ordinary course of business consistent with past practice (except as set forth in the disclosure schedules delivered to CB&I and Acquisition Sub, as expressly contemplated by the Transaction Agreement, as required by law, or as consented to by CB&I), which consent will not be unreasonably delayed following a written request, and will use their reasonable best efforts to (i) preserve intact their business organizations, assets and lines of business, (ii) maintain in effect all of their material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of their present officers and key employees, (iv) maintain or replace all material leases and all material personal property used by Shaw and its subsidiaries and necessary to conduct its business in the ordinary course of business consistent with past practice (but with no obligation to renew or extend any lease or to otherwise exercise any rights or options it may have under any lease, including but not limited to rights to purchase or increase or decrease its current properties) and (v) preserve intact their relationships with third parties, including customers and suppliers, to the extent the preservation of such relationships is in the best interest of Shaw.

Prior to the earlier of the effective time of the Transaction or the termination of the Transaction Agreement, Shaw has agreed not to do any of the following, and that its subsidiaries will not do any of the following (except, in each case, as set forth in the disclosure schedules delivered to CB&I and Acquisition Sub, as expressly contemplated by the Transaction Agreement, as required by law, or as consented to by CB&I), which consent will not be unreasonably delayed following a written request:

•	amend any of their respective certificates of incorporation, bylaws or other comparable charter or organizational documents;

•

declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, other than dividends paid by any of Shaw’s wholly owned subsidiaries to Shaw or to any of its other wholly owned subsidiaries;

•

issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any additional shares of capital stock or other voting securities or equity securities (including treasury stock) of Shaw or any of its subsidiaries or other rights relating to securities of Shaw or any of its subsidiaries, other than awards granted under Shaw’s benefit plans in accordance with the Transaction Agreement;

•

split, combine or reclassify any capital stock of Shaw or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of, or in lieu of or in substitution for such securities;

•

redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other rights relating to securities of Shaw or any of its subsidiaries, other than in connection with tax withholdings related to Shaw’s equity awards, acquisitions relating to the forfeiture of shares under Shaw’s equity awards, and provisions in connection with the net exercise of options and stock appreciation rights;

•	enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of any capital stock or other rights of Shaw or any of its subsidiaries;

•

except as required by Shaw’s benefit plans, collective bargaining agreements or contracts with labor unions, labor organizations or works councils, (i) increase or agree to increase the compensation or employee benefits payable or to become payable to any current or former officers, directors, employees or consultants of Shaw or any of its subsidiaries or pay any amount not required to be paid to any such individual; (ii) grant, accelerate or modify the period of exercisability or vesting of equity compensation awards; (iii) establish, adopt, enter into or amend any collective bargaining agreement, or any other contract or work rule or practice with any labor union, labor organization or works council (other than in the ordinary course of business); (iv) without complying fully with the notice requirements and other requirements of the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), effectuate a plant closing, a mass layoff or any similar action under the WARN Act requiring notice to employees in the event of an employment loss or layoff; (v) establish, adopt, enter into, materially amend or terminate any of Shaw’s benefit plans or any plan, contract, policy or program that would be a benefit plan if in effect as of July 30, 2012; or (vi) fund or agree to fund any compensation or benefits under any benefit plan, including through a “rabbi” or similar trust;

•

incur, assume, guarantee or otherwise become liable for, or modify in any material respect, the terms of any indebtedness, including any indebtedness under Shaw’s existing revolving credit facilities, other than (i) guarantees by Shaw of indebtedness of its wholly owned subsidiaries or guarantees by Shaw’s subsidiaries of indebtedness of Shaw; (ii) indebtedness of Shaw’s subsidiaries payable to Shaw or Shaw’s wholly owned subsidiaries; (iii) surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice in an aggregate principal amount not to exceed $50 million individually or $150 million in the aggregate; (iv) performance letters of credit for the benefit of commercial counterparties in the ordinary course of business consistent with past practice in the aggregate principal amount not to exceed $35 million individually or $70 million in the aggregate (provided that Shaw may issue letters of credit to replace performance letters of credit that are outstanding as of July 30, 2012 or issue letters of credit (whether performance or financial letters of credit) to replace cash deposits, with third party insurance carriers or otherwise, provided that the associated cash on deposit is returned to Shaw, and such letters of credit will not be subject to, or included in, the individual and aggregate limitations); and (v) other indebtedness for borrowed money in the ordinary course of business consistent with past practice in an aggregate principal amount not to exceed $10 million in the aggregate;

•

make any loans, advances or capital contributions to, or investments in, any other person or business entity in an aggregate principal amount greater than $5 million, except for transactions among Shaw and its wholly owned subsidiaries or among Shaw’s wholly owned subsidiaries;

•

make, commit to make or authorize any capital expenditure or research and development expenditure, other than (i) capital expenditures associated with reimbursable commercial contracts where substantially all of the cost of such expenditures is billable to the customer, or (ii) in the amounts and in accordance with the schedule set forth in Shaw’s existing capital budgets for fiscal 2012 and 2013 (including for purposes of the 2013 budget any rollover amount from the 2012 budget);

•

(i) release, assign, compromise, pay, discharge, waive, settle, agree to settle or satisfy any claim, action (including any action related to the Transaction Agreement), suit, proceeding, audit, review, inquiry, examination or investigation, or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except with respect to claims, liabilities or obligations incurred in the ordinary course of business consistent with past practice that involve amounts not to exceed (in excess of third party insurance proceeds actually received or agreed in writing to be paid by third party insurance carriers) $10 million individually or $50 million in the aggregate that provide for complete release, do not include an admission of liability by Shaw or any of its subsidiaries and do not require actions or impose restrictions on the business or operations of Shaw or any of its subsidiaries or any other injunctive or equitable relief, or (ii) waive any claims of substantial value;

•

except for transactions among Shaw and its wholly owned subsidiaries or among Shaw’s wholly owned subsidiaries, directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any property or assets of Shaw or any of its subsidiaries (including stock or other ownership interests of subsidiaries or of any other person or business entity and including transfers of property equipment), other than sales of property and/or assets in the ordinary course of business consistent with past practice at not less than fair market value for consideration not greater than $17.5 million individually and $62.5 million in the aggregate;

•	change any of the accounting methods, practices or principles used by Shaw and its subsidiaries, unless required by a change in GAAP or law;

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than the Transaction Agreement);

•

acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business entity or any business organization or division thereof, or acquire any capital stock or assets of any person, other than such transactions at or below fair market value for consideration not exceeding $25 million in the aggregate and tax-free transactions among Shaw and its wholly owned subsidiaries or among Shaw’s wholly owned subsidiaries;

•

take or omit to take any action that would cause any material intellectual property rights to lapse, be abandoned or cancelled, or fall into the public domain, other than actions or omissions in the ordinary course of business consistent with past practice and not otherwise in violation of Shaw’s covenants related to the conduct of its business;

•	enter into a joint venture or partnership or similar third-party business enterprise, except for transactions among Shaw and its wholly owned subsidiaries, or among Shaw’s wholly owned subsidiaries;

•

enter into (or amend or terminate in any material respect, or waive or grant any release or relinquishment of any material rights under, or renew) any contract that would be a material contract under the terms of the Transaction Agreement, other than (i) as required to effectuate transactions otherwise expressly permitted under Shaw’s covenants related to the conduct of its business; (ii) reimbursable and unit price customer contracts in the ordinary course of business consistent with past practice; (iii) fixed price contracts under which Shaw and its subsidiaries may receive payments in excess of $300 million during the life of the contract in the ordinary course of business consistent with past practice; (iv) settlement agreements or similar contracts with a governmental entity or orders or other administrative confirmatory action letters to which Shaw or any of its subsidiaries is a party involving future performance by Shaw or any of its subsidiaries in any such case in the ordinary course of business consistent with past practice; or (v) where Shaw determines seeking CB&I’s consent would reasonably be likely to be a violation of any applicable law;

•

make, change or revoke any material tax election; settle or compromise any material tax liability or refund; enter into any closing agreement with respect to any material tax matter; agree to any adjustment of any material tax attribute; change any method of tax accounting or tax period; execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material taxes; file any material amended tax return; or request any material tax ruling, except to the extent that any of the described actions do not result in additional material taxation payable by Shaw or its subsidiaries;

•

make any person (other than CB&I) or action (other than the transactions contemplated by the Transaction Agreement) not subject to, or exempt such person or action from, the provision of any anti-takeover or similar statute or regulation, or the provisions of Article VIII of the Shaw Articles of Incorporation;

•	enter into any new line of business (it being understood that organic growth of an existing line of business will not constitute entry into a new line of business);

•

fail to duly and timely file all material reports and other material documents required to be filed with all governmental entities and other authorities (including the NYSE), subject to extensions permitted by applicable law;

•	permit any material insurance policy to terminate or lapse without replacing such policy with comparable coverage, or amend or cancel any material insurance policy;

•

take, or knowingly omit to take, any action (including but not limited to any acquisition or entering into any business combination) which is intended to, or which could reasonably be expected to, adversely affect the ability of any of the parties to perform its covenants and agreements under the Transaction Agreement or otherwise prohibit or materially delay satisfaction of the conditions to the Transaction Agreement or consummation of the Transaction and related transactions; or

•	enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

Covenants of CB&I Relating to the Conduct of its Business

During the period between July 30, 2012 and the effective time of the Transaction, CB&I has agreed that CB&I and its subsidiaries will conduct business in the ordinary course of business consistent with past practice (except as set forth in the disclosure schedules delivered to Shaw, as expressly contemplated by the Transaction Agreement, as required by law, or as consented to by Shaw), and will use their reasonable best efforts to (i) preserve intact their business organizations, assets and lines of business, (ii) maintain in effect all of their material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of their present officers and key employees, (iv) maintain or replace all material leases and all material personal property used by CB&I and its subsidiaries and necessary to conduct its business in the ordinary course of business consistent with past practice (but with no obligation to renew or extend any lease or to otherwise exercise any rights or options it may have under any lease, including but not limited to rights to purchase or increase or decrease its current properties) and (v) preserve intact their relationships with third parties, including customers and suppliers.

Prior to the effective time of the Transaction, CB&I has agreed not to do any of the following, and that its subsidiaries will not do any of the following (except as set forth in the disclosure schedules delivered to Shaw, as is expressly contemplated by the Transaction Agreement, as required by law, or as consented to by Shaw):

•

amend their respective certificates of incorporation, bylaws or other comparable charter or organizational documents in any manner that would adversely affect or delay the consummation of the contemplated transactions or adversely affect the holders of Shaw common stock relative to the holders of CB&I common stock;

•

declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to its capital stock, other than (i) dividends paid or made on a pro rata basis by CB&I subsidiaries in the ordinary course consistent with past practice or (ii) payment by CB&I of regular quarterly cash dividends on shares of CB&I common stock of not more than $0.05 per share per quarter, consistent with past practice as to timing of declaration, record date and payment date;

•

split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, except for any such transaction by a CB&I wholly owned subsidiary which remains a wholly owned subsidiary of CB&I after consummation of such transaction;

•

take, or knowingly omit to take, any action (including but not limited to any acquisition or entering into any business combination) which is intended to or which could reasonably be expected to adversely affect the ability of any of the parties to perform its covenants and agreements under the Transaction Agreement or otherwise prohibit or materially delay satisfaction of the conditions to the Transaction Agreement or consummation of the Transaction and related transactions;

•	adopt, enter into or publicly disclose a plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization;

•	take or omit to take any action to cause CB&I common stock to cease to be eligible for listing on the NYSE; or

•	enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

No Solicitation by Shaw of Alternative Proposals

During the period between June 30, 2012 and the earlier of the effective time of the Transaction or the termination of the Transaction Agreement, Shaw has agreed that it will not, and will not permit any of its affiliates and any of its and their officers, directors or employees to, and will use its reasonable best efforts to cause any agent, financial advisor, investment banker, attorney, accountant or other representative of Shaw or any of its affiliates, which are collectively referred to in this section as representatives, not to, directly or indirectly:

•

solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal (as “Company Takeover Proposal” is defined in the Transaction Agreement and described below under “—Definitions of Takeover Proposal and Superior Proposal”);

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating a takeover proposal; or

•

approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a takeover proposal.

The Transaction Agreement requires Shaw and each of its affiliates and its and their respective officers, directors and employees to, and to use reasonable best efforts to cause their respective representatives to immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any person that may be ongoing with respect to a takeover proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to July 30, 2012) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 36-month period prior to July 30, 2012 in connection with any actual or potential takeover proposal to return or destroy all such information or documents incorporating confidential information in the possession of such person or its representatives.

Notwithstanding the foregoing restrictions, if at any time prior to the approval of the Shaw Transaction Proposal by Shaw shareholders, Shaw, directly or indirectly, receives a bona fide, unsolicited written takeover proposal from any person that does not result from a breach of the non-solicitation provisions of the Transaction Agreement and if the Shaw Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal (as “Company Superior Proposal” is defined in the Transaction Agreement and described below under “—Definitions of Takeover Proposal and Superior Proposal”), then Shaw may directly or indirectly engage in or otherwise participate in discussions or negotiations with the person making such takeover proposal and its representatives and potential sources of financing regarding such takeover proposal.

In addition, Shaw may furnish to the person making such takeover proposal information (including non-public information) relating to Shaw or its subsidiaries and afford access to the business, properties, assets, employees, officers, contracts, books and records of Shaw and its subsidiaries; provided that (i) prior to taking such actions, Shaw is required to enter into a confidentiality agreement with terms no less favorable to Shaw than those contained in the confidentiality agreement between CB&I and Shaw dated May 23, 2012, except that such confidentiality agreement may contain a less restrictive standstill restriction or no standstill restriction, in which case the confidentiality agreement between CB&I and Shaw will be deemed to be so amended to contain only such less restrictive provision, or omit such provision, as applicable, which also does not prohibit Shaw from complying with the non-solicitation covenants and (ii) all such non-public information (to the extent such information has not been previously provided or made available to CB&I) is provided or made available to CB&I, as the case may be, prior to or substantially concurrent with the time it is provided or made available to such person.

Shaw has agreed to promptly (and in no event less than 24 hours after receipt) notify orally and in writing CB&I after receipt of any takeover proposal, including the identity of the person making the takeover proposal and the material terms and conditions thereof and promptly (and in no event later than 24 hours after receipt) provide copies to CB&I of any written proposals, indications of interest and/or draft agreements relating to such takeover proposal. Shaw also agrees to keep CB&I reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such takeover proposal (including by promptly (and in no event later than 24 hours after receipt) providing CB&I copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such takeover proposal).

The Transaction Agreement permits the Shaw Board of Directors to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or to make any “stop, look and listen” communication or any other similar disclosure to its shareholders pursuant to Rule 14d-9(f) under the Exchange Act, if the Shaw Board of Directors determines in good faith, after consultation with outside financial advisors and outside counsel, that the failure to take such action would reasonably be likely to constitute a violation of its fiduciary duties under applicable law or its obligations under applicable securities laws; provided, that any such position or disclosure (other than any stop, look and listen communication that includes a reaffirmation of the Shaw Board of Directors’ recommendation to adopt the Transaction Agreement) will be deemed a Shaw adverse recommendation change (as described below) unless the Shaw Board of Directors expressly and concurrently reaffirms its recommendation to adopt the Transaction Agreement.

Definitions of Takeover Proposal and Superior Proposal

For purposes of this summary, “takeover proposal” means (i) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Shaw or any of its subsidiaries whose assets, taken together, constitute 15% or more of Shaw’s consolidated assets, (ii) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the outstanding Shaw common stock or securities of Shaw representing more than 15% of the voting power of Shaw or (iii) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any subsidiary of Shaw), directly or indirectly, in one or more transactions, assets or businesses of Shaw or its subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of Shaw, in each case, other than the Transaction and the transactions contemplated by the Transaction Agreement.

For purposes of this summary of the Transaction Agreement, “superior proposal” means a bona fide, unsolicited written takeover proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Shaw, the shareholders of such third party) acquiring, directly or indirectly, more than 75% of the outstanding Shaw common stock or more than 75% of the assets of Shaw and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (ii) that the Shaw Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such takeover proposal and (iii) that the Shaw Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to the Transaction Agreement proposed by CB&I in response to such takeover proposal, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, and the Transaction Agreement), is more favorable to the shareholders of Shaw from a financial point of view than the Transaction.

Recommendation of the Shaw Board of Directors

Shaw has agreed that the Shaw Board of Directors may not:

•	fail to include a recommendation that its shareholders adopt the Transaction Agreement in this joint proxy statement/prospectus;

•

change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to CB&I, its recommendation that its shareholders adopt the Transaction Agreement;

•	take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, subject to certain exceptions; or

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend to its shareholders a takeover proposal.

Shaw taking or failing to take, as applicable, any of the actions described above is referred to as a “Shaw adverse recommendation change.”

Notwithstanding anything to the contrary set forth in the Transaction Agreement, subject to the conditions described below, at any time prior to the approval of the Shaw Transaction Proposal by Shaw shareholders, the Shaw Board of Directors may effect a Shaw adverse recommendation change or terminate the Transaction Agreement in order to enter into a binding written agreement with respect to a superior proposal, in each case, after receiving a bona fide, unsolicited takeover proposal that (i) did not result from a breach of Shaw’s non-solicitation obligations and (ii) the Shaw Board of Directors determines, after consultation with its outside financial advisors and outside counsel, constitutes a superior proposal and, in light of such takeover proposal, the failure to take such action would be reasonably likely to constitute a violation of its fiduciary duties under applicable law and only:

•

if the Shaw Board of Directors (i) provides CB&I at least four business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such superior proposal) and (ii) has contemporaneously provided to Shaw a copy of any proposed transaction agreements with the person making such superior proposal and a copy of any financing commitments relating thereto (or if not provided in writing to Shaw, a written summary of the material terms thereof);

•	during such four business day notice period, Shaw has negotiated, and has caused its representatives to negotiate, in good faith with CB&I (to the extent CB&I wishes to negotiate),

•

after such four business day notice period, Shaw has considered in good faith all changes to the terms of the Transaction Agreement proposed in writing by CB&I and has determined (after consultation with its outside financial advisors and outside legal counsel) that the superior proposal would continue to constitute a superior proposal if the revisions were to be given effect; and

•

in the event of any change to any of the financial terms or other material terms of such superior proposal, a new notice period (equal to the greater of two business days or the period remaining under the initial four business day notice period) was afforded CB&I before Shaw effected a Shaw adverse recommendation change and terminated the Transaction Agreement.

In addition, notwithstanding anything to the contrary set forth in the Transaction Agreement, subject to the conditions described below, at any time prior to the approval of the Shaw Transaction Proposal by Shaw shareholders, the Shaw Board of Directors may change, qualify, withhold or modify, in a manner adverse to CB&I, its recommendation that its shareholders adopt the Transaction Agreement, if, in response to an intervening event (as described below) (such action, a “Shaw intervening event recommendation change”), the Shaw Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would reasonably be likely to constitute a violation of its fiduciary duties under applicable law and only:

•

if the Shaw Board of Directors provides CB&I at least four business days’ prior written notice of its intention to take such Shaw intervening event recommendation change and a reasonable description of the intervening event that serves as the basis of such Shaw intervening event recommendation change;

•	during such four business day notice period, Shaw has negotiated, and has caused its representatives to negotiate, in good faith with CB&I (to the extent CB&I wishes to negotiate);

•

after such four business day notice period, Shaw has considered in good faith all changes to the terms of the Transaction Agreement proposed in writing by CB&I and has determined (after consultation with its outside financial advisors and outside legal counsel) that the failure to take such Shaw intervening event recommendation change with respect to the intervening event would reasonably be likely to constitute a violation of its fiduciary duties under applicable law if the revisions proposed were to be given effect; and

•

for each and every change to material facts and circumstances relating to such intervening event, a new notice period (equal to the greater of two business days or the period remaining under the initial four business day notice period) was afforded CB&I before Shaw effected a Shaw intervening event recommendation change and terminated the Transaction Agreement.

An “intervening event” means a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable to the Shaw Board of Directors, on July 30, 2012, which event, development, occurrence, state of facts or change becomes known to the Shaw Board of Directors prior to the approval of the Shaw Transaction Proposal by Shaw shareholders; provided, that in no event will the following be considered an intervening event:

•	any action taken by CB&I or Shaw pursuant to and in compliance with the affirmative regulatory covenants described under “Regulatory Matters,” and the consequences of any such action;

•

any event, development, occurrence, state of facts or change that has had or would reasonably be expected to have an adverse effect on the business, financial condition or operations of, or the market price of the securities, of CB&I or any of its subsidiaries, unless such event, development, occurrence, state of facts or change has had or would be reasonably likely to have a material adverse effect; and

•	the receipt, existence of or terms of a takeover proposal or any inquiry relating thereto or the consequences thereof.

Recommendation of the CB&I Supervisory and Management Boards

CB&I has agreed that the CB&I Supervisory and Management Boards may not (i) fail to include in this joint proxy statement/prospectus their recommendation that CB&I’s shareholders approve the consummation of the Transaction and the transactions contemplated by the Transaction Agreement or (ii) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Shaw, their recommendation that CB&I’s shareholders approve the consummation of the Transaction and the transactions contemplated by the Transaction Agreement. CB&I taking or failing to take, as applicable, any of the actions described in the preceding sentence is referred to as a “CB&I adverse recommendation change.”

Notwithstanding anything to the contrary set forth in the Transaction Agreement, at any time prior to the approval of the CB&I Acquisition Proposal by CB&I shareholders, the CB&I Supervisory and Management Boards may effect a CB&I adverse recommendation change if the CB&I Supervisory and Management Boards determine in good faith, after consultation with outside financial advisors and outside legal counsel, that the failure to so make a CB&I adverse recommendation change would (i) constitute a violation of the CB&I Supervisory and Management Boards’ fiduciary duties to CB&I shareholders or of other legal duties applicable to the CB&I Supervisory and Management Boards and their members under Dutch law or (ii) otherwise create a significant risk under Dutch law of material personal liability for the members of either of the CB&I Supervisory and Management Boards.

Efforts to Obtain Approvals

In connection with obtaining the required consents and approvals described further under “Regulatory Matters,” beginning on page 129, CB&I and Shaw have agreed to use their respective reasonable best efforts to take all actions and to cooperate with the other parties in doing all things necessary, proper or advisable to consummate the Transaction.

In furtherance of the foregoing, CB&I has agreed to take all action necessary to obtain expiration or early termination of the waiting period under the HSR Act, including:

•	selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of Shaw, CB&I or their respective subsidiaries;

•	terminating, entering into or modifying existing relationships, contractual rights or obligations of Shaw, CB&I or their respective subsidiaries;

•	terminating any venture or other arrangement;

•	creating any relationship, contractual rights or obligations of Shaw, CB&I or their respective subsidiaries; or

•	effectuating any other change or restructuring of Shaw, CB&I or their respective subsidiaries.

However, CB&I is not required to take any of the foregoing actions if doing so would, individually or in the aggregate, result in a Shaw material adverse effect or a CB&I material adverse effect.

In addition, CB&I agreed to take all actions that are customarily undertaken to obtain CFIUS Approval, including the following actions, and to also take the following actions in order to obtain the approval of the U.S. Department of Energy and the Defense Security Service:

•

proposing, negotiating, committing to and effecting, by mitigation agreement, security control agreement, special security arrangement, voting trust agreement or proxy agreement, restrictions or actions that after the closing date would limit CB&I’s freedom of action, ownership, control, influence, management or access over CB&I or Shaw; and

•

the transfer or sale of contracts or related joint venture interests involving access to classified information or facilities, or which are issued under programs or authorizations that do not allow participation by non-U.S. persons.

However, CB&I is not required to take any action if doing so would, individually or in the aggregate, result in a Shaw material adverse effect or a CB&I material adverse effect (it being understood that the foregoing actions are not considered a Shaw material adverse effect or a CB&I material adverse effect).

CB&I and Shaw have each agreed to use reasonable best efforts to obtain the approval and consent of, and the issuances of licenses and license amendments by, the applicable nuclear regulatory agencies under the Atomic Energy Act.

Employee Matters

CB&I has agreed that, after completion of the Transaction, it will, subject to certain exceptions as provided in the Transaction Agreement:

•

honor all Shaw benefit plans and compensation arrangements and agreements in accordance with their terms in effect immediately prior to July 30, 2012; provided that nothing will limit the right of CB&I to amend any Shaw benefit plan and compensation arrangements and agreements;

•

for six months following the effective time of the Transaction, provide, or cause to be provided, to (i) each employee of Shaw and its subsidiaries as of the effective time of the Transaction who is not subject to a collective bargaining agreement (together, the “Shaw non-union employees”), for so long as the applicable employee remains employed, base salary or wages that are no less than those provided to such Shaw non-union employee prior to the effective time of the Transaction and (ii) the Shaw non-union employees who continue employment with CB&I and its subsidiaries, as a group, employee benefits (excluding incentive compensation) which, in the aggregate, are no less favorable than the employee benefits (excluding incentive compensation), in the aggregate, provided to the Shaw non-union employees, as a group, immediately prior to the effective time of the Transaction;

•

for purposes of vesting, eligibility to participate and benefit accrual (other than for purposes of retiree medical plans and for purposes of benefit accruals under any defined benefit pension plans) under the employee benefit plans of CB&I and its subsidiaries providing benefits to any Shaw non-union employees after the effective time of the Transaction (“New Plans”), credit, or cause to be credited, each Shaw non-union employee with his or her years of service with Shaw and its subsidiaries before the effective time of the Transaction, to the same extent as such Shaw non-union employee was entitled, before the effective time of the Transaction, to credit for such service under any corresponding employee benefit plan of Shaw or its subsidiaries in which such Shaw non-union employee participated or was eligible to participate immediately prior to the effective time of the Transaction; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits or where prior service is not credited for similarly situated employees of CB&I and its subsidiaries or with respect to frozen or grandfathered plans of CB&I and its subsidiaries;

•

provide, or cause to be provided, (i) for each Shaw non-union employee to be immediately eligible to participate, without any waiting time, in any and all New Plans that are welfare benefit plans to the extent such plan provides benefits of the same type as a Shaw plan in which such employee participated immediately prior to the effective time of the Transaction and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Shaw employee, CB&I will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the corresponding Shaw plan in which such employee participated immediately prior to the effective time of the Transaction; and

•

use its best reasonable efforts to cause any eligible expenses incurred by a Shaw employee and his or her covered dependents during the portion of the plan year of the Shaw benefit plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the New Plan.

In addition, from and after the effective time of the Transaction, Shaw (as the surviving corporation in the Transaction) will to the extent required by applicable law or the terms of Shaw’s union and other labor agreements, assume responsibility for and comply with all collective bargaining agreements or other labor agreements which govern the terms and conditions of any current or former Shaw employee and will maintain the compensation and benefits of those employees whose employment is subject to a Shaw union or other labor agreement to the extent required by such agreements.

Financing Covenant; Shaw Cooperation

CB&I has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to consummate and obtain debt financing on the terms and conditions described in the debt commitment letter or terms not less favorable (taken as a whole) to CB&I by the closing of the Transaction, including using reasonable best efforts to:

•	maintain in effect and comply in all material respects with its obligations under the debt commitment letter;

•

satisfy on a timely basis (including using reasonable best efforts to cause the marketing period to be completed prior to February 8, 2013, subject to the receipt of certain information from Shaw) all conditions to funding of the financing set forth in the debt commitment letter or definitive financing agreements; and

•

negotiate and enter into definitive agreements on the terms and conditions contemplated by the debt commitment letter (including after giving effect to any “market flex” provisions in connection with the financing).

CB&I will give Shaw prompt notice of any material breach or default by any party to, or the termination of, the debt commitment letter. CB&I has also agreed that it will not agree to or permit any amendments or modifications to, or waivers or replacements of, any of CB&I’s material rights under the debt commitment letter without Shaw’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless the terms of the debt commitment letter, as so amended, do not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of financing or the Transaction.

In addition, if any portion of the amount of financing necessary to consummate the Transaction and the transactions contemplated by the Transaction Agreement becomes unavailable on the terms and conditions described in or contemplated by the debt commitment letter for any reason, CB&I will use its reasonable best efforts to arrange and obtain financing from the same or alternate sources in an amount sufficient and on terms and conditions no less favorable (taken as a whole) than those described in the debt commitment letter to enable CB&I to fund the payment of the cash component of the Transaction Consideration. If alternative financing is required, CB&I will promptly provide Shaw with a copy of any new financing commitment (redacted for confidential terms) that provides for such alternative financing.

Pursuant to the Transaction Agreement, Shaw has agreed to, and has agreed to cause its subsidiaries and representatives to, among other things, at the sole cost of CB&I, provide such reasonable cooperation in connection with any financing by CB&I or any of its affiliates in connection with the Transaction and the transactions contemplated by the Transaction Agreement as may be reasonably requested by CB&I or its representatives.

Each of CB&I or Acquisition Sub may, if it so determines in its discretion, arrange for alternative financing for the Transaction and the transactions contemplated by the Transaction Agreement from third parties on terms and conditions not less favorable to CB&I (taken as a whole) if such alternative financing does not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transaction and the transactions contemplated by the Transaction Agreement.

If (i) all of the mutual closing conditions and CB&I’s closing conditions have been satisfied or waived (other than any condition that by its nature cannot be satisfied until the closing but that is expected to be satisfied at the closing) and (ii) the marketing period has ended, then CB&I will draw down on (a) the term facility (as described under “The Transaction—Description of Debt Financing”) and (b) the additional revolver (as described under “The Transaction—Description of Debt Financing”), in each case to the extent such funds are available pursuant to the debt commitment letter. In the event that (x) all or any portion of the financing contemplated to be raised in lieu of the bridge facility (as described under “The Transaction—Description of Debt Financing”)

has not been consummated at the end of the marketing period and (y) all of the mutual closing conditions and CB&I’s closing conditions have been satisfied or waived (other than any condition that by its nature cannot be satisfied until the closing but that is expected to be satisfied at the closing), then CB&I will draw down on the bridge facility to the extent such funds are available pursuant to the terms of the debt commitment letter. In the event that (1) the revolver amendment (as described under “The Transaction—Description of Debt Financing”) has not been obtained at the end of the marketing period and (2) all of the mutual closing conditions and CB&I’s closing conditions have been satisfied or waived (other than any condition that by its nature cannot be satisfied until the closing but that is expected to be satisfied at the closing), then CB&I will enter into the backstop revolver (as described under “The Transaction—Description of Debt Financing”) and draw down the backstop revolver to the extent such funds are available pursuant to the terms of the debt commitment letter in an amount sufficient and necessary, when combined with cash on hand and any additional borrowings, to consummate the Transaction and the other transactions contemplated by the Transaction Agreement at closing.

NEH Covenants

Shaw has agreed to cause NEH to validly exercise NEH’s put rights with respect to NEH’s equity investment in Westinghouse on or prior to October 6, 2012, and NEH has indicated that it validly exercised such put rights on October 6, 2012. Shaw has also agreed to cause NEH to take all actions within NEH’s control necessary to effect the sale of NEH’s equity investment in Westinghouse to Toshiba Corporation following the exercise of such put rights.

Conditions to the Completion of the Transaction

The obligation of each of CB&I and Shaw to complete the Transaction is subject to the satisfaction or waiver of the following conditions:

•

the Shaw Transaction Proposal must be approved by (i) the affirmative vote of the holders of at least 75% of the shares of Shaw common stock outstanding on the record date for the Shaw special meeting and entitled to vote on the matter (not including any shares deemed beneficially owned by a “Related Person,” as defined in the Shaw Articles of Incorporation and described under “The Shaw Special Meeting—Shaw Record Date; Outstanding Shares; Shares Entitled to Vote,” beginning on page 46), as well as (ii) a majority of the voting power present, in accordance with the Shaw Articles of Incorporation, to approve the Transaction Agreement;

•	the CB&I Acquisition Proposal must be approved by the affirmative vote of a majority of votes cast on the CB&I Acquisition Proposal at the CB&I special general meeting;

•	the waiting period (including any extension thereof) applicable to the consummation of the Transaction under the HSR Act has terminated or expired;

•

all required clearances or approvals applicable to the consummation of the Transaction under any applicable law of the People’s Republic of China have been obtained or any applicable waiting period thereunder must have expired or terminated;

•

no order or law, entered, enacted, promulgated, enforced or issued by any governmental entity of competent jurisdiction, is in effect resisting, preventing or prohibiting the consummation of the Transaction;

•

the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and the absence of any stop order or proceedings seeking a stop order or initiation or threat of such proceedings by the SEC; and

•	the approval for listing on the NYSE, subject to official notice of issuance, of the shares of CB&I common stock that will be issued pursuant to the Transaction Agreement.

The obligation of each of CB&I and Acquisition Sub to complete the Transaction is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Shaw contained in the Transaction Agreement with respect to its corporate organization, its authority to enter into the Transaction Agreement, its capital structure and outstanding securities and the absence of certain changes since September 1, 2011 through July 30, 2012 must be true and correct in all respects (except for any de minimis inaccuracy) both when made and as of the completion of the Transaction (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

the representations and warranties of Shaw contained in the Transaction Agreement with respect to the capital structure of its subsidiaries must be true and correct in all respects except for immaterial inaccuracies both when made and as of the completion of the Transaction (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

the representations and warranties of Shaw contained in the Transaction Agreement with respect to the validity and enforceability of, and the satisfaction of obligations under, certain agreements entered into by NEH relating to put rights with respect to NEH’s investment in Westinghouse must be true and correct in all material respects both when made and as of the completion of the Transaction;

•

all other representations and warranties of Shaw contained in the Transaction Agreement must be true and correct in all respects (without giving effect to any materiality or Shaw material adverse effect qualifications contained in the Transaction Agreement) both when made and as of the completion of the Transaction (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not be reasonably likely to have or result in, individually or in the aggregate, a Shaw material adverse effect;

•

Shaw having performed or complied with, in all material respects, the obligations contained in the Transaction Agreement required to be performed or complied with by Shaw prior to or on the closing date of the Transaction Agreement;

•	the receipt of an officers’ certificate executed by Shaw’s chief executive officer and chief financial officer certifying that the five preceding conditions have been satisfied;

•

there not having been, since the date of the Transaction Agreement, any event, occurrence, state of facts, circumstance, condition, effect or change that has had or would reasonably be likely to have, individually or in the aggregate, a Shaw material adverse effect;

•	CFIUS Approval having been obtained;

•	approval by the NRC of the transfer of certain licenses under the Atomic Energy Act;

•	the consummation of the sale of substantially all of the business included in Shaw’s E&C business segment to Technip S.A., which was completed on August 31, 2012;

•	the valid exercise of put options by NEH to sell its equity investment in Westinghouse to Toshiba Corporation;

•	Shaw’s possession of at least $800 million of unrestricted cash (as “Unrestricted Cash” is defined in the Transaction Agreement) as of the closing date;

•

Shaw EBITDA (as “Company EBITDA” is defined in the Transaction Agreement) for the period of four consecutive fiscal quarters ending prior to the closing date of the Transaction of not less than $200 million; and

•	net indebtedness for borrowed money of Shaw (as “Net Indebtedness for Borrowed Money” is defined in the Transaction Agreement) not exceeding $100 million as of the closing date of the Transaction.

The obligation of Shaw to complete the Transaction is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of CB&I contained in the Transaction Agreement with respect to its corporate organization, its authority to enter into the Transaction Agreement, its capital structure and outstanding securities and the absence of certain changes since January 1, 2012 through July 30, 2012 must be true and correct in all respects (except for any de minimis inaccuracy) both when made and as of the completion of the Transaction (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

the representations and warranties of CB&I contained in the Transaction Agreement with respect to the capital structure of its subsidiaries must be true and correct in all respects except for immaterial inaccuracies both when made and as of the completion of the Transaction (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

all other representations and warranties of CB&I contained in the Transaction Agreement must be true and correct in all respects (without giving effect to any materiality or CB&I material adverse effect qualifications contained in the Transaction Agreement) both when made and as of the completion of the Transaction (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not be reasonably likely to have or result in, individually or in the aggregate, a CB&I material adverse effect;

•

CB&I and Acquisition Sub having performed or complied with, in all material respects, their obligations contained in the Transaction Agreement required to be performed or complied with by either of them prior to or on the closing date of the Transaction Agreement;

•

the receipt of an officers’ certificate of each of CB&I and Acquisition Sub executed by their respective chief executive officers and chief financial officers certifying that the four preceding conditions have been satisfied; and

•

there not having been, since the date of the Transaction Agreement, any event, occurrence, state of facts, circumstance, condition, effect or change that has had or would reasonably be likely to have, individually or in the aggregate, a CB&I material adverse effect.

CB&I and Shaw may waive conditions to completion of the Transaction only to the extent legally permissible. In the event that either CB&I or Shaw determines to waive any condition to the Transaction and such waiver necessitates the recirculation of this joint proxy statement/prospectus and resolicitation of proxies under applicable law, CB&I and Shaw will recirculate this proxy statement/prospectus and resolicit proxies from CB&I and Shaw shareholders.

Definition of Shaw EBITDA

As discussed above, the obligation of CB&I and Acquisition Sub to complete the Transaction is subject to the satisfaction or waiver of the condition that Shaw EBITDA for the period of four consecutive fiscal quarters ending prior to the closing date of the Transaction for which quarterly financial information shall then be available (and Shaw is obligated to make available such financial information no more than 40 days after the end of the applicable quarter) be not less than $200 million.

The Transaction Agreement provides that “Shaw EBITDA” means, for any period, on a consolidated basis for Shaw and its subsidiaries (other than NEH and its subsidiaries), the sum of the following for such period calculated in accordance with GAAP:

•	the sum of:

•	consolidated net income (defined in the Transaction Agreement as the net income of Shaw and its subsidiaries (other than NEH and its subsidiaries) determined on a consolidated basis in accordance with GAAP, excluding (i) any extraordinary gain or loss and (ii) net earnings of any non-subsidiary in which Shaw or its subsidiaries (other than NEH and its subsidiaries) has an ownership interest unless such net earnings have actually been received in the form of cash distributions), plus

•	interest expense (to the extent deducted in computing consolidated net income), plus

•	charges against income for taxes (to the extent deducted in computing consolidated net income), plus

•	other non-recurring non-cash charges (to the extent deducted in computing consolidated net income), plus

•	extraordinary losses incurred other than in the ordinary course of business (to the extent deducted in computing consolidated net income), minus

•	any non-recurring non-cash credits (to the extent added in computing consolidated net income), minus

•	extraordinary gains realized other than in the ordinary course of business (to the extent added in computing consolidated net income); plus

•	depreciation expense (to the extent deducted in computing consolidated net income); plus

•	amortization expense, including amortization of goodwill and other intangible assets (to the extent deducted in computing consolidated net income); plus

•	non-cash compensation expenses for management or employees (to the extent deducted in computing consolidated net income); plus

•

extraordinary, unusual or non-recurring charges otherwise deducted in arriving at consolidated net income for such period arising from (i) the GenOn AQC Project, in an aggregate amount not to exceed $20.1 million and incurred prior to May 31, 2012 and (ii) the Dominion project in an aggregate amount not to exceed $88 million and incurred prior to May 31, 2012; plus

•	dividends and distributions received in cash during such period from non-subsidiaries of Shaw (other than NEH) (to the extent not already included in consolidated net income); plus

•	any charges, fees and expenses incurred in connection with the Transaction and the transactions contemplated thereby; plus

•

charges, expenses and losses incurred in connection with restructuring and integration activities in connection with the Transaction and the transactions contemplated thereby, including in connection with closures of certain facilities and termination of leases; plus

•

expenses incurred in connection with the Transaction and the transactions contemplated thereby and relating to termination and related payments and benefits as to, or relocation of, officers, directors and employees.

In addition, Shaw EBITDA will exclude the part of the E&C business segment that is being sold as if such sale had occurred on the first day of the relevant measurement period.

For the period of four consecutive fiscal quarters ending on August 31, 2012, Shaw EBITDA (as defined in the Transaction Agreement) was approximately $313 million, consisting of $71 million for the quarter ending November 30, 2011, $83 million for the quarter ending February 29, 2012, $61 million for the quarter ending May 31, 2012 and $98 million for the quarter ending August 31, 2012.

Termination of the Transaction Agreement

The Transaction Agreement may be terminated and the Transaction may be abandoned at any time prior to the effective time of the Transaction by the mutual written consent of the parties, or by either CB&I or Shaw if:

•

the Transaction has not been consummated on or before April 30, 2013 (the “outside date”), except that, if on April 30, 2013 (i) the condition requiring termination or expiration of the applicable waiting period under the HSR Act or applicable antitrust laws of the People’s Republic of China; (ii) the condition requiring that there has been no antitrust law restraining the Transaction; (iii) the condition requiring that CFIUS Approval has been obtained or (iv) the condition requiring approval by the NRC has not been satisfied but all other closing conditions have been satisfied, the “outside date” is extended to June 30, 2013; provided, that the outside date will not be so extended if the failure of any of the foregoing conditions to be satisfied is the result of CB&I’s material breach of its covenant to use its specified efforts and take certain actions to obtain necessary approvals; provided further, the right to terminate the Transaction Agreement on this basis will not be available to any party whose failure to fulfill any material obligation under the Transaction Agreement caused or resulted in the failure of the Transaction to be completed by the outside date;

•

the antitrust approvals under the HSR Act or the applicable antitrust laws of the People’s Republic of China have been denied and such denial has become final and non-appealable, or a permanent, final and non-appealable injunction or order is issued preventing the Transaction; provided, that the right to terminate the Transaction Agreement on this basis will not be available to any party whose failure to fulfill any material obligation under the Transaction Agreement caused or resulted in such action or event;

•	Shaw shareholders do not approve the Shaw Transaction Proposal at the Shaw special meeting or any adjournment or postponement of such meeting; or

•	CB&I shareholders do not approve the CB&I Acquisition Proposal at the CB&I special general meeting or any adjournment or postponement of such meeting.

In addition, CB&I may terminate the Transaction Agreement if:

•	prior to Shaw shareholders’ approval of the Shaw Transaction Proposal, the Shaw Board of Directors makes a Shaw adverse recommendation change or a Shaw intervening event recommendation change; or

•

Shaw breaches or fails to comply with its representations, warranties, agreements or covenants in the Transaction Agreement which would give rise to the failure of certain conditions to closing and cannot be cured by the outside date (or, if curable by the outside date, is not cured within 30 days following delivery of written notice received from CB&I); provided, that the right to terminate the Transaction Agreement on this basis is not available if CB&I is in breach of its representations, warranties, agreements or covenants in the Transaction Agreement, which would give rise to the failure of certain conditions to closing.

In addition, Shaw may terminate the Transaction Agreement if:

•

prior to the Shaw special meeting, Shaw enters into a binding written agreement with respect to a superior proposal; provided, that Shaw has complied with its obligations described under “—No Solicitation by Shaw of Alternative Proposals,” and has paid the amounts due as described under “—Termination Fees”;

•	prior to CB&I shareholders’ approval of the CB&I Acquisition Proposal, either the CB&I Supervisory or Management Board makes a CB&I adverse recommendation change; or

•

CB&I or Acquisition Sub breaches or fails to comply with its representations, warranties, agreements or covenants in the Transaction Agreement which would give rise to the failure of certain conditions to closing and cannot be cured by the outside date (or, if curable by the outside date, is not cured within 30 days following delivery of written notice received from Shaw); provided, that the right to terminate the Transaction Agreement on this basis is not available if Shaw is in breach of its representations, warranties, agreements or covenants in the Transaction Agreement, which would give rise to the failure of certain conditions to closing.

Termination Fees

The Transaction Agreement provides that Shaw is required to pay a termination fee of $104 million in each of the following circumstances:

•

CB&I terminates the Transaction Agreement because, prior to Shaw shareholders’ approval of the Shaw Transaction Proposal, a Shaw adverse recommendation change or a Shaw intervening event recommendation change occurs;

•

Shaw terminates the Transaction Agreement, at any time prior to the Shaw special meeting, in order to enter into a binding written agreement with respect to a superior proposal; provided, that Shaw has complied with its obligations described under “—No Solicitation by Shaw of Alternative Proposals,” beginning on page 141;

•

Shaw terminates the Transaction Agreement because the Transaction has not been consummated on or before the outside date, and (i) Shaw shareholders’ approval of the Shaw Transaction Proposal has not been obtained and (ii) CB&I would have been permitted to terminate the Transaction Agreement because, prior to Shaw shareholders’ approval of the Shaw Transaction Proposal, a Shaw adverse recommendation change or a Shaw intervening event recommendation change occurs;

•

either Shaw or CB&I terminates the Transaction Agreement because the Transaction has not been consummated on or before the outside date, and (i) prior to such termination, a takeover proposal is publicly announced or publicly known and not withdrawn at least 15 business days prior to the Shaw special meeting and (ii) at any time on or prior to the twelve-month anniversary of such termination, Shaw or any of its subsidiaries enters into a definitive agreement with respect to any takeover proposal, or the transactions contemplated by any takeover proposal are consummated (provided, that each reference to “15%” in the definition of takeover proposal will be deemed to be a reference to “50%”); or

•

either Shaw or CB&I terminates the Transaction Agreement because Shaw shareholders do not approve the Transaction Agreement at the Shaw special meeting or any adjournment or postponement of such meeting, and (i) prior to such termination, a takeover proposal is publicly announced or publicly known and not withdrawn at least 15 business days prior to the Shaw special meeting and (ii) at any time on or prior to the twelve month anniversary of such termination, Shaw or any of its subsidiaries enters into a definitive agreement with respect to any takeover proposal, or the transactions contemplated by any takeover proposal are consummated (provided, that each reference to “15%” in the definition of takeover proposal will be deemed to be a reference to “50%”).

Shaw is required to pay a $32 million partial termination fee if either CB&I or Shaw terminates the Transaction Agreement because Shaw shareholders do not approve the Transaction Agreement at the Shaw special meeting or any adjournment or postponement of such meeting.

CB&I is required to pay the $64 million reverse termination fee in both of the following circumstances:

•

either CB&I or Shaw terminates the Transaction Agreement because CB&I shareholders do not approve the CB&I Acquisition Proposal at the CB&I special general meeting or any adjournment or postponement of such meeting; or

•

Shaw terminates the Transaction Agreement because, prior to CB&I shareholders’ approval of the CB&I Acquisition Proposal, either the CB&I Supervisory or Management Board makes a CB&I adverse recommendation change.

CB&I is required to pay the $208 million financing failure termination fee if each of the following occurs:

•

Shaw has unrestricted cash (as “Unrestricted Cash” is defined in the Transaction Agreement) of at least $800 million and all of the mutual closing conditions and CB&I’s closing conditions have been satisfied or waived (other than any condition that by its nature cannot be satisfied until the closing but that is expected to be satisfied at the closing);

•	the full proceeds to be provided to CB&I by the financing or the alternative financing are not available to CB&I to complete the Transaction;

•	CB&I fails to effect the closing in the manner described in “—Time of Closing and Effective Time”; and either:

•	CB&I or Shaw terminates because the Transaction has not been consummated on or before the outside date; or

•

Shaw terminates because CB&I or Acquisition Sub breaches or fails to comply with its representations, warranties, agreements or covenants in the Transaction Agreement which would give rise to the failure of certain conditions to closing and cannot be cured by the outside date (or, if curable by the outside date, is not cured within 30 days following delivery of written notice received from Shaw).

Remedies; Specific Performance

The Transaction Agreement provides that, in the event that Shaw pays the termination fee or the partial termination fee (as described further under “—Termination Fees”) to CB&I when required, Shaw will have no further liability to CB&I in connection with the Transaction Agreement. Likewise, the Transaction Agreement provides that, in the event that CB&I pays the reverse termination fee or the financing failure termination fee (as described further under “—Termination Fees”) to Shaw when required, CB&I will have no further liability to Shaw in connection with the Transaction Agreement. Notwithstanding the foregoing, nothing in the Transaction Agreement relieves CB&I or Shaw from liability in the case of fraud or a willful and material breach of the Transaction Agreement.

For purposes of the Transaction Agreement, a “willful and material breach” is defined as any of the following:

•

a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of or failure to take such act would cause a material breach of the Transaction Agreement, and, in the case of any failure to act, a reasonable person would likely agree with such conclusion;

•

the failure of CB&I to consummate the Transaction in accordance with the terms of the Transaction Agreement if (i) Shaw has unrestricted cash (as “Unrestricted Cash” is defined in the Transaction Agreement) of at least $800 million and all of the mutual closing conditions and CB&I’s closing conditions have been satisfied or waived (other than any condition that by its nature cannot be satisfied until the closing but that is expected to be satisfied at the closing) and (ii) the full proceeds to be provided to CB&I by the financing or the alternative financing are available to CB&I to complete the Transaction; or

•

the failure of Shaw to consummate the Transaction in accordance with the terms of the Transaction Agreement if all of the mutual closing conditions and Shaw’s closing conditions have been satisfied or waived (other than any condition that by its nature cannot be satisfied until the closing but that is expected to be satisfied at the closing).

The Transaction Agreement also provides that the parties are entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the Transaction Agreement and to enforce specifically its terms and provisions. However, Shaw is only entitled to enforce specifically the obligations of CB&I or Acquisition Sub to consummate the Transaction if (i) Shaw has unrestricted cash (as “Unrestricted Cash” is defined in the Transaction Agreement) of at least $800 million, (ii) all of the mutual closing conditions and CB&I’s closing conditions have been satisfied or waived (other than any condition that by its nature cannot be satisfied until the closing but that is expected to be satisfied at the closing), and (iii) the full proceeds to be provided to CB&I by the financing or alternative financing are available to CB&I. Additionally, CB&I and Shaw expressly agree that Shaw is entitled to enforce specifically CB&I’s and Acquisition Sub’s obligation to draw upon the financing or alternative financing if Shaw has unrestricted cash (as “Unrestricted Cash” is defined in the Transaction Agreement) of at least $800 million, all of the mutual closing conditions and CB&I’s closing conditions have been satisfied or waived (other than any condition that by its nature cannot be satisfied until the closing but that is expected to be satisfied at the closing), and the full proceeds to be provided to CB&I by the financing or alternative financing are available to CB&I.

Amendment; Extension and Waiver

Subject to compliance with applicable law, the Transaction Agreement may be amended by written agreement of the parties at any time prior to the closing of the Transaction, whether before or after approval of the transactions contemplated by the Transaction Agreement by the required votes of the shareholders of CB&I or Shaw. At any time prior to the effective time of the Transaction, any party may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties by the other parties contained in the Transaction Agreement or in any document delivered pursuant to the Transaction Agreement; or

•	subject to the requirements of applicable law, waive compliance by the other parties with any of the agreements or conditions contained in the Transaction Agreement.

Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of that party. The failure of any party to the Transaction Agreement to assert any of its rights under the Transaction Agreement or otherwise will not constitute a waiver of such rights.

Expenses

Generally, all fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with the Transaction, the Transaction Agreement and the other transactions contemplated thereby are to be paid by the party incurring such fees, costs or expenses.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Financial Statements (the “pro forma financial statements”) are based on the separate historical consolidated financial information of CB&I and Shaw, which are incorporated by reference into this document. CB&I’s fiscal year ends on December 31 and Shaw’s fiscal year ends on August 31. To give effect to the Transaction for pro forma financial statement purposes, Shaw’s historical results were brought to within one month of CB&I’s latest available annual and interim period results presented for the periods ended December 31, 2011 and September 30, 2012, respectively. Shaw’s annual period presented in the pro forma condensed combined statement of operations (the “pro forma statement of operations”) is for the twelve months ended November 30, 2011 and was derived by adding the annual results for the twelve-month period ended August 31, 2011 to the results for the interim three-month period ended November 30, 2011, and deducting the results for the interim three-month period ended November 30, 2010. Shaw’s interim period presented in the pro forma statement of operations is for the nine months ended August 31, 2012 and was derived by deducting the results for the interim three-month period ended November 30, 2011 from the annual results for the twelve-month period ended August 31, 2012. The pro forma statements of operations reflect the Transaction and related events as if they occurred on January 1, 2011 for CB&I and December 1, 2010 for Shaw, while the pro forma condensed combined balance sheet (the “pro forma balance sheet”) assumes the Transaction occurred on September 30, 2012 for CB&I and August 31, 2012 for Shaw.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Transaction; (2) factually supportable; and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results of CB&I and Shaw following the Transaction.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or synergies that could result from the Transaction, nor do they include any potential revenue or earnings enhancements that may be achieved with the combined capabilities of the companies. Specifically, as described in “The Transaction—CB&I’s Reasons for the Transaction and Recommendation of the CB&I Supervisory and Management Boards,” the pro forma statements of operations exclude estimated incremental operating income of approximately $55.0 million by 2014 due to anticipated cost savings, and estimated incremental operating income of approximately $115.0 million within several years of closing the Transaction due to anticipated revenue synergies. The pro forma financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the Transaction, as they are currently not known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the Transaction. However, such costs could affect the combined company following the Transaction in the period the costs are incurred or recorded. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the Transaction.

Assumptions and estimates underlying the unaudited adjustments to the pro forma financial statements (the “pro forma adjustments”) are described in the accompanying notes to the pro forma financial statements. Since the pro forma financial statements have been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented, as described further in the accompanying notes.

The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the pro forma events taken place on the dates indicated. Further, the pro forma financial statements do not purport to project the future operating results or financial position of the combined company following the Transaction. The pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•	the separate historical consolidated financial statements of CB&I as of and for the year ended December 31, 2011, included in CB&I’s Form 10-K and incorporated by reference into this document;

•

the separate historical unaudited condensed consolidated interim financial statements of CB&I as of and for the nine months ended September 30, 2012, included in CB&I’s Form 10-Q and incorporated by reference into this document;

•	the separate historical consolidated financial statements of Shaw as of and for the years ended August 31, 2012 and 2011, included in Shaw’s Form 10-K and incorporated by reference into this document;

•

the separate historical unaudited condensed consolidated interim financial statements of Shaw as of and for the three months ended November 30, 2011 included in Shaw’s Form 10-Q and incorporated by reference into this document; and

•	the other information contained in or incorporated by reference into this document.

CHICAGO BRIDGE & IRON COMPANY N.V. AND THE SHAW GROUP INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

(In thousands, except per share amounts)

	Nine Months Ended September 30, 2012 CB&I	Nine Months Ended August 31, 2012 Shaw	Pro Forma Adjustments		Nine Months Ended September 30, 2012 Pro Forma Combined
Revenue	$3,947,738	$4,490,832	$(401,000)	(a)	$8,037,570
Cost of revenue	3,446,699	4,182,810	(418,000)	(a)	7,211,472
			(37)	(b)

Gross profit	501,039	308,022	17,037		826,098
Selling and administrative expense	168,484	206,861	(27,000)	(a)	345,045
			(3,300)	(c)
Gain on disposal of E&C assets	—	(83,315)	83,315	(a)	—
Intangibles amortization	18,125	—	1,976	(b)	47,102
			27,001	(d)
Foreign currency translation gain on Japanese Yen-denominated bonds	—	(15,672)	15,672	(e)	—
Other foreign currency transaction loss, net	—	1,939	(1,939)	(b)	—
Other operating expense (income), net	3,816	(5,062)	(5,000)	(c)	(6,246)
Equity earnings from investment in Westinghouse	—	(7,068)	7,068	(e)	—
Equity earnings	(6,515)	(2,222)	4,000	(a)	(4,737)

Income from operations	317,129	212,561	(84,756)		444,934
Interest expense on Japanese Yen-denominated bonds	—	(30,223)	30,223	(e)	—
Interest expense	(11,769)	(4,663)	(50,259)	(f)	(65,002)
			1,689	(c)
Interest income	6,437	3,284	35	(g)	9,756

Income before taxes	311,797	180,959	(103,068)		389,688
Income tax expense	(91,726)	(20,043)	35,420	(h)	(76,349)

Net income	220,071	160,916	(67,648)		313,339
Less: Net income attributable to noncontrolling interests	(8,033)	(11,244)	—		(19,277)

Net income attributable to CB&I (1)	$212,038	$149,672	$(67,648)		$294,062

Net income per share
Basic	$2.19	$2.26			$2.75
Diluted	$2.16	$2.23			$2.71

Shares
Basic	96,684	66,169	(55,991)	(i)	106,862
Diluted	98,231	67,219	(57,041)	(i)	108,409

(1)	Excludes nonrecurring charges or credits directly attributable to the Transaction.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these financial statements.

CHICAGO BRIDGE & IRON COMPANY N.V. AND THE SHAW GROUP INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

(In thousands, except per share amounts)

	Twelve Months Ended December 31, 2011 CB&I	Twelve Months Ended November 30, 2011 Shaw	Pro Forma Adjustments		Twelve Months Ended December 31, 2011 Pro Forma Combined
Revenue	$4,550,542	$5,912,055	$(544,000)	(a)	$9,918,597
Cost of revenue	3,980,306	5,657,375	(694,000)	(a)	8,931,710
			(11,971)	(b)

Gross profit	570,236	254,680	161,971		986,887
Selling and administrative expense	205,550	272,094	(45,000)	(a)	432,644
Intangibles amortization	26,302	—	3,073	(b)	64,938
			35,563	(d)
Impairment of notes receivable	—	48,133	—		48,133
Foreign currency translation loss on Japanese Yen-denominated bonds	—	121,431	(121,431)	(e)	—
Other foreign currency transaction gain, net	—	(8,898)	8,898	(b)	—
Other operating expense (income), net	74	(6,239)	11,000	(a)	4,835
Equity earnings from investment in Westinghouse	—	(23,702)	23,702	(e)	—
Equity earnings	(16,887)	(6,648)	5,000	(a)	(18,535)

Income (loss) from operations	355,197	(141,491)	241,166		454,872
Interest expense on Japanese Yen-denominated bonds	—	(41,463)	41,463	(e)	—
Interest expense	(11,030)	(5,844)	(68,110)	(f)	(84,984)
Interest income	7,796	16,460	(8,953)	(g)	15,303

Income (loss) before taxes	351,963	(172,338)	205,566		385,191
Income tax (expense) benefit	(96,765)	70,110	(90,193)	(h)	(116,848)

Net income (loss)	255,198	(102,228)	115,373		268,343
Less: Net income attributable to noncontrolling interests	(166)	(7,541)	—		(7,707)

Net income (loss) attributable to CB&I (1)	$255,032	$(109,769)	$115,373		$260,636

Net income (loss) per share
Basic	$2.60	$(1.43)			$2.41
Diluted	$2.55	$(1.43)			$2.36

Shares
Basic	98,022	76,834	(66,656)	(i)	108,200
Diluted	100,205	76,834	(66,656)	(i)	110,383

(1)	Excludes nonrecurring charges or credits directly attributable to the Transaction.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these financial statements.

CHICAGO BRIDGE & IRON COMPANY N.V. AND THE SHAW GROUP INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(In thousands)

	As of September 30, 2012 CB&I	As of August 31, 2012 Shaw	Pro Forma Adjustments		As of September 30, 2012 Pro Forma Combined
Assets
Cash, cash equivalents and short-term investments	$654,754	$1,388,615	$(1,208,152)	(j)	$835,217
Restricted cash, cash equivalents and short-term investments	—	33,348	(1,266)	(j)	32,082
Accounts receivable, net	706,280	416,489	—		1,122,769
Inventories	—	273,784	—		273,784
Costs and estimated earnings in excess of billings	278,479	492,563	—		771,042
Deferred income taxes	130,119	351,494	(258,647)	(k)	206,692
			(16,274)	(l)
Investment in Westinghouse	—	968,296	(968,296)	(k)	—
Other current assets	126,454	55,837	(1,482)	(k)	247,469
			49,383	(l)
			10,926	(m)
			6,351	(n)

Total current assets	1,896,086	3,980,426	(2,387,457)		3,489,055

Equity investments	85,900	6,160	—		92,060
Property and equipment, net	277,886	511,677	—		789,563
Deferred income taxes	57,511	5,308	24,794	(m)	87,613
Goodwill	921,214	404,456	1,571,685	(o)	2,897,355
Other intangibles, net	169,589	2,939	422,061	(o)	594,589
Other non-current assets	70,477	96,487	19,147	(n)	186,111

Total assets	$3,478,663	$5,007,453	$(349,770)		$8,136,346

Liabilities
Current maturity of long-term debt	40,000	10,416	75,000	(p)	125,416
Accounts payable	624,707	683,645	(3,300)	(q)	1,305,052
Accrued salaries, wages and benefits	—	127,960	(127,960)	(r)	—
Accrued liabilities	309,979	205,279	127,960	(r)	634,171
			27,911	(s)
			(36,958)	(k)
Billings in excess of costs and estimated earnings	822,080	1,223,991	—		2,046,071
Japanese Yen-denominated bonds	—	1,640,497	(1,640,497)	(k)	—
Interest rate swap on Japanese Yen-denominated bonds	—	13,370	(13,370)	(k)	—

Total current liabilities	1,796,766	3,905,158	(1,591,214)		4,110,710

Long-term debt	—	5,271	1,725,000	(p)	1,730,271
Other non-current liabilities	226,666	54,656	—		281,322
Deferred income taxes	113,022	49,887	163,625	(t)	278,590
			(47,944)	(u)

Total liabilities	2,136,454	4,014,972	249,467		6,400,893

Shareholders’ Equity
Common stock	1,190	1,355,235	(1,355,235)	(v)	1,343
			153	(w)
Additional paid-in capital	358,474	—	377,624	(w)	736,098
Retained earnings	1,215,966	527,371	299,987	(k)	1,190,329
			(70,123)	(x)
			(757,235)	(v)
			(25,637)	(x)
Stock held in Trust	(3,039)	—	—		(3,039)
Treasury stock, at cost	(197,719)	(791,868)	791,868	(v)	(197,719)
Accumulated other comprehensive loss	(56,068)	(139,361)	76,951	(k)	(56,068)
			62,410	(v)

Total CB&I shareholders’ equity	1,318,804	951,377	(599,237)		1,670,944

Noncontrolling interests	23,405	41,104	—		64,509

Total shareholders’ equity	1,342,209	992,481	(599,237)		1,735,453

Total liabilities and shareholders’ equity	$3,478,663	$5,007,453	$(349,770)		$8,136,346

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

Overview

Under the terms of the Transaction Agreement, following the consummation of the Transaction, Shaw will become a wholly-owned subsidiary of CB&I. For purposes of the pro forma financial statements, we have assumed a total preliminary purchase price for the Transaction of $3.2 billion, which consists of both cash and shares of CB&I common stock, as further described below. Conditions of the Transaction Agreement require Shaw to, among other things: 1) complete the sale of substantially all of its Energy and Chemicals business (which we refer to as the E&C business) to Technip S.A., and 2) exercise its put rights with respect to its equity investment in Westinghouse in order to effect the sale of the equity investment to Toshiba Corporation following the exercise of the put rights. The pro forma financial statements give effect to these conditions, as described in Note 3.

The pro forma financial statements have been prepared assuming the Transaction is accounted for using the acquisition method of accounting (which we refer to as acquisition accounting) with CB&I as the acquiring entity. Accordingly, under acquisition accounting, the total estimated purchase price is allocated to the acquired net tangible and identifiable intangible assets of Shaw based on their respective fair values, as further described below.

To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform Shaw’s financial statement presentation to that of CB&I’s, as described in Note 4. However, the pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of Shaw to those of CB&I due to limitations on the availability of information as of the date of this joint proxy statement/ prospectus (which we refer to as the prospectus). There were no material transactions between Shaw and CB&I for the periods presented in the pro forma financial statements.

The pro forma adjustments represent management’s estimates based on information available as of the time this prospectus was prepared and are subject to revision as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Transaction that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the Transaction are not included in the accompanying pro forma statements of operations. However, the impact of such transaction expenses is reflected in the pro forma balance sheet as a decrease to retained earnings, and a decrease to cash or increase to accrued liabilities, the determination of which was based upon whether the expenses are anticipated to be paid prior to, concurrent with, or after closing the Transaction.

Preliminary Estimated Purchase Price

The total preliminary estimated purchase price of $3.2 billion was determined based on Shaw’s shares of common stock and awards outstanding under Shaw’s stock plan (which we refer to as equity awards), as of August 31, 2012. For purposes of the pro forma financial statements, such common stock and equity awards are assumed to remain outstanding as of the closing date of the Transaction. No effect has been given to equity awards that have been granted subsequent to August 31, 2012 through the date of this prospectus, as their impact on the estimated purchase price would not be material. Further, no effect has been given to any other new shares of common stock or other equity awards that may be issued or granted subsequent to the date of this prospectus and before the closing date of the Transaction. In all cases in which CB&I’s pre-closing stock price is a determining factor in arriving at final Transaction Consideration, the stock price assumed for the total preliminary purchase price is CB&I’s closing stock price on November 14, 2012 ($37.12 per share).

Cash Consideration (in thousands, except per share price)	Shares	Per Share	Total
Cash for outstanding Shaw common stock (1)	66,425	$41.00	$2,723,425
Cash for outstanding Shaw restricted stock units (1)	891	$41.00	36,531
Cash for outstanding Shaw cash-settled restricted stock units (2)	691	$45.78	31,634

Total Cash Consideration			$2,791,590
Shares of CB&I common stock for outstanding Shaw common stock (3)	8,558	$37.12	$317,673
Shares of CB&I common stock for outstanding Shaw restricted stock units (3)	115	$37.12	4,269
CB&I stock options for Shaw stock options (4)	3,505	$15.93	55,835

Total Stock Consideration			$377,777

Total Preliminary Estimated Purchase Price			$3,169,367

(1)	The cash component of the Transaction Consideration for each outstanding share of Shaw common stock and restricted stock unit is $41.00 per share. See discussion of stock consideration component in note (3) below.
(2)	The total cash consideration for each cash-settled restricted stock unit is $41.00 per share for the cash component of the Transaction Consideration, plus an equity equivalent component equal to 0.12883 shares of CB&I common stock, which is converted into cash at CB&I’s pre-closing stock price. The estimated total cash consideration, and related per share consideration of $45.78, above were determined as $41.00 per share plus $4.78 per share for the equity equivalent component, which was derived as 0.12883 shares of CB&I common stock for each cash-settled restricted stock unit multiplied by CB&I’s stock price on November 14, 2012 ($37.12 per share).
(3)	The stock consideration component of the Transaction Consideration for each outstanding share of Shaw common stock and restricted stock unit is 0.12883 shares of CB&I common stock valued at CB&I’s pre-closing stock price. The estimated total stock consideration and per share consideration above were based on CB&I’s stock price on November 14, 2012 ($37.12 per share). See the discussion of the cash consideration component in note (1) above.
(4)	The Transaction Consideration for each outstanding Shaw stock option is a CB&I stock option at an exchange ratio equal to the sum of $41.00 and 0.12883 multiplied by CB&I’s pre-closing stock price, divided by CB&I’s pre-closing stock price. The estimated total equity award valuation and per share valuation of $15.93 above were based on total stock options outstanding as of August 31, 2012 and CB&I’s stock price on November 14, 2012 ($37.12 per share). Outstanding stock options as of August 31, 2012 that will not vest prior to or on the closing date of the Transaction are not material. Stock appreciation rights, representing stock options that are required to be settled in cash, are excluded from the above as their associated purchase consideration value would not be material.

A hypothetical 10% change in CB&I’s pre-closing stock price would have an approximate $34.0 million impact on the total preliminary estimated purchase price. For more information regarding the Transaction Consideration, see “The Transaction—Effect on Awards Outstanding Under Shaw Stock Plans” and “The Transaction Agreement—Transaction Consideration,” beginning on pages 126 and 133, respectively.

Preliminary Estimated Purchase Price Allocation

The total preliminary estimated purchase price as summarized above is allocated to Shaw’s tangible and intangible assets and liabilities for purposes of these pro forma financial statements, based on their estimated relative fair values assuming the Transaction was completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other studies for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements. The final purchase price allocation will be determined after the Transaction is consummated and after completion of a thorough analysis to determine the fair value of Shaw’s tangible assets and liabilities, including fixed assets and inventories, and identifiable intangible assets and liabilities. Accordingly, the final acquisition accounting adjustments, including those resulting from conforming Shaw’s accounting policies to those of CB&I, could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of Shaw’s tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, will also change the portion of purchase price allocable to goodwill and could impact the operating results of the combined company following the Transaction due to differences in amortization related to the assets and liabilities. The total preliminary estimated purchase price was allocated as follows, based on Shaw’s August 31, 2012 balance sheet:

Net tangible assets (as of August 31, 2012)	$931,851
Preliminary identifiable intangible assets	425,000
Deferred tax liabilities	(163,625)
Goodwill	1,976,141

Total preliminary estimated purchase price	$3,169,367

Preliminary identifiable intangible assets in the pro forma financial statements consist of anticipated intangibles derived from tradenames, customer relationships, technology and acquired backlog. The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment to the pro forma statements of operations, with amortization expense based on a weighted average amortization period of approximately 11 years using the straight-line method. The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which we expect to derive the associated economic benefits or detriments, or where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the Transaction may differ significantly between periods based upon the final value assigned, and amortization methodology used, for each identifiable intangible. Intangible amortization has been presented in one line item on the pro forma statements of operations; however, the ultimate classification of intangible amortization expense could differ materially, dependent upon the final determination of the nature and amount of each identifiable intangible asset and liability.

The deferred tax liabilities above represent the tax effect on the amortizable identifiable intangibles as amortization of such intangibles will not be deductible for tax purposes. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets and liabilities.

Goodwill represents the excess of the preliminary estimated purchase price over the fair value of the underlying net assets. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment.

2.	Financing Considerations

The pro forma financial statements assume, as summarized in Note 1, that the preliminary estimated purchase price for the Transaction is approximately $3.2 billion, comprised of approximately $377.8 million in equity consideration (including the issuance of approximately 8.6 million shares of CB&I common stock for outstanding Shaw common stock, approximately 0.1 million shares of CB&I common stock for outstanding Shaw restricted stock units, plus the equivalent of an additional 1.5 million CB&I shares related to the conversion of Shaw stock options to CB&I stock options) and approximately $2.8 billion in cash consideration. The cash portion of the purchase price is expected to be funded using approximately $1.0 billion from existing cash balances of CB&I and Shaw on the closing date of the Transaction, borrowings of $1.0 billion from a four-year unsecured term loan (estimated 3.0% interest rate), and approximately $800.0 million from note offerings with anticipated tenors of 5 to 12 years (estimated weighted average tenor of 8.6 years and estimated 4.8% weighted average interest rate). If necessary, borrowings may also be made under CB&I’s revolving credit facilities.

As of September 30, 2012, CB&I’s revolving credit facilities included a $1.1 billion revolving credit facility ($550.0 million borrowing sublimit and total available capacity of approximately $814.8 million at September 30, 2012), which expires in July 2014; a $125.0 million committed and unsecured letter of credit and term loan facility (total available capacity of approximately $14.1 million at September 30, 2012), which expires in November 2014; and various short-term uncommitted credit facilities across several geographic regions of approximately $1.7 billion (total available capacity of approximately $1.0 billion at September 30, 2012). As of September 30, 2012, these facilities collectively totaled approximately $2.9 billion, with approximately $1.8 billion of available capacity. As of September 30, 2012, no material borrowings had been made under the various facilities. Additionally, as of September 30, 2012, CB&I had $40.0 million remaining under a term loan which was repaid on November 9, 2012, in accordance with its provisions. The credit facilities subsequent to the Transaction are anticipated to consist of the facilities referenced above (with anticipated available capacity at the closing date of the Transaction consistent with capacity at September 30, 2012) and a new five-year $650.0 million revolving credit facility ($487.5 million borrowing sublimit) that will be entered into in connection with the Transaction. Shaw’s existing credit facilities, which are anticipated to have outstanding letter of credit utilization of approximately $200.0 million to $300.0 million at the closing date of the Transaction, will be replaced with CB&I’s credit facilities. Accordingly, at the closing date of the Transaction, CB&I’s total credit facilities are anticipated to approximate $3.6 billion, with approximately $2.2 billion of available capacity.

Annual future maturities for the $1.0 billion four-year term loan are expected to approximate $75.0 million, $100.0 million, $100.0 million, and $725.0 million, with interest due quarterly. Principal maturities for the $800.0 million notes are expected to occur at the end of each applicable note term, with interest due quarterly.

For more information regarding Financing Consideration, see “The Transaction—Description of Debt Financing”, beginning on page 95.

The pro forma financial statements reflect our estimate of the amount of financing required to complete the Transaction. The actual amount of financing required for the Transaction will not be determined until the closing date of the Transaction when the actual purchase price, the actual amount of existing cash balances of CB&I and Shaw, and the total value of CB&I common stock to be issued are known. The actual amount of available cash at closing and the total value of common stock to be issued associated with the Transaction may vary materially from preliminary estimates. Specifically, the total stock consideration may vary based upon CB&I’s pre-closing stock price and the number of shares of Shaw common stock and equity awards outstanding on the closing date of the Transaction. The pro forma financial statements also reflect an estimate of interest rates for the various debt facilities based on current market conditions and rates as of the date of this prospectus and based on facilities with similar terms and tenors. However, the actual interest incurred on our debt may vary significantly based upon, among other things outside our control, market considerations, the amount of each debt facility utilized, and our success with the note offerings, of various tenors. A 1/8% increase or decrease in interest rates, compared to the rates used for determining interest expense in the pro forma statement of operations, would have an approximate $2.2 million impact on our assumed annual interest expense.

CB&I and Shaw also anticipate incurring transaction costs and other fees and expenses related to the Transaction which are anticipated to be funded using CB&I and Shaw’s existing cash balances, or if necessary, borrowings under the revolving credit facilities discussed above.

CB&I expects to incur one-time transaction costs of approximately $30.0 million prior to, or concurrent with, the Transaction, primarily related to investment banker, legal and accounting fees, and approximately $40.4 million related to debt issuance costs and commitment fees associated with the debt facilities referred to above. Approximately $13.0 million of the transaction costs are anticipated to be expensed and paid prior to, or concurrent with, the closing of the Transaction and have been reflected as a reduction to retained earnings (net of tax) and decrease to cash in the pro forma balance sheet. The remaining transaction costs of approximately $17.0 million are anticipated to be expensed prior to, or concurrent with, the closing of the Transaction, but paid subsequent to the closing date and have been reflected as a reduction to retained earnings (net of tax) and increase to accrued liabilities in the pro forma balance sheet. Approximately $14.9 million of the debt issuance costs and commitment fees are anticipated to be expensed and paid prior to, or concurrent with, the closing of the Transaction and have been reflected as a reduction to retained earnings (net of tax) and decrease to cash in the pro forma balance sheet. The remaining financing costs of approximately $25.5 million will be paid prior to, or concurrent with, the closing of the Transaction but expensed subsequent to the closing date over the terms of the applicable facilities. Such costs have been reflected as an increase to other current assets or non-current assets, as applicable, and decrease to cash in the pro forma balance sheet.

3.	Conditions to Completion of the Transaction

As discussed in Note 1, conditions of the Transaction Agreement require Shaw to, among other things: 1) complete the sale of substantially all of its E&C business to Technip S.A., and 2) exercise its put rights with respect to its equity investment in Westinghouse in order to effect the sale of the equity investment to Toshiba Corporation following the exercise of the put rights. The pro forma financial statements give effect to these conditions, as described below.

Divestiture of E&C Business—On May 21, 2012, Shaw entered into a definitive agreement to sell substantially all of the business of the E&C segment to Technip S.A. The sale was completed on August 31, 2012 for cash proceeds of approximately $290.0 million, which resulted in a net gain of approximately $95.1 million related to the sale. In connection with the sale, Shaw retained its Toronto-based engineering operations, which were put into bankruptcy on August 31, 2012, concurrent with the sale. The deconsolidation of the Toronto-based engineering operations as of August 31, 2012 resulted in a loss of approximately $11.8 million, which was included in the net gain on disposal of the E&C business. The deconsolidation did not have a significant impact on Shaw’s consolidated balance sheet.

In connection with the sale, Shaw also maintained its obligations for a large engineering, procurement and construction project in Southeast Asia that is expected to be substantially complete prior to closing the Transaction. Due to the sale, Shaw no longer has the capability to execute E&C-related projects, and accordingly, Shaw will utilize a secondment arrangement with Technip S.A. to complete the Southeast Asia project. Upon completion of this project, Shaw will have disposed of substantially all of the operations of the E&C business, representing a separate disposal group.

Given the E&C sale to Technip S.A. is a required condition to closing the Transaction and the sale resulted in the elimination of Shaw’s capabilities with respect to the business performed by the E&C segment, the pro forma statements of operations have been adjusted to reflect the removal of the E&C business as all operations will have been sold or substantially wound down prior to closing the Transaction.

Westinghouse Investment and Put Option Exercise—On October 16, 2006, NEH, a majority-owned subsidiary of Shaw, purchased a 20% equity interest in Westinghouse, the majority-owner of which is Toshiba Corporation. Shaw’s total cost of the equity investment was approximately $1.1 billion, which was financed through the Japanese private placement market by issuing, at a discount, 128.98 billion JPY (equivalent to approximately $1.1 billion at the time of issuance) face amount of limited recourse bonds (the “Westinghouse bonds”).

In connection and concurrent with the acquisition of its investment in Westinghouse, Shaw entered into JPY-denominated put option agreements (the “put option” or “put right”) that provided Shaw with an option to sell all or part of its 20% equity interest in Westinghouse to Toshiba Corporation for 96.7% of the original purchase price. The exercise of the put right requires Toshiba Corporation to fund, in a JPY-denominated trust account, 96.7% of the original 128.98 JPY-equivalent purchase price (approximately 124.7 billion JPY), which was approximately $1,586.4 million at August 31, 2012. The trust account is administered and managed by an independent trustee whose obligation at the time of funding the trust account is to redeem and repay the outstanding Westinghouse bonds at the next interest payment date, which is March 15, 2013. Any monies received by the trustee are applied towards payment of all principal and interest due and unpaid with respect to the Westinghouse bonds by agreement between Shaw and the trustee.

On October 6, 2012, NEH exercised the put option to sell its equity interest in Westinghouse to Toshiba Corporation, and accordingly, Toshiba is required to fund the trust account on or before January 4, 2013. Since the put option exercise price is JPY-denominated, the risk of JPY to U.S. dollar exchange rate changes resulting in a shortage of proceeds subsequent to Toshiba Corporation’s funding in January 2013 is substantially mitigated. The remaining 3.3% shortfall of the principal amount of the bonds (approximately 4.3 billion JPY, or $54.1 million at August 31, 2012), representing the difference between the Toshiba Corporation payment and the original JPY-equivalent purchase price, will be funded by Shaw through issued and outstanding letters of credit. The letters of credit will be drawn upon on March 15, 2013, the date of the Westinghouse bond redemption. These letters of credit are irrevocable and the trustee is the beneficiary.

In connection with NEH’s exercise of Shaw’s put right, Shaw may recognize a non-operating gain or loss once the put options are settled resulting principally from the reversal of cumulative foreign exchange movements incurred prior to such settlement. If the bonds would have been repaid at August 31, 2012, from an early exercise of the put option, the pre-tax gain would have been approximately $504.1 million,

Given the exercise of the put option and funding commitment of the trust account of 128.98 billion JPY by Toshiba Corporation and Shaw are conditions to closing the Transaction and the put option has been exercised, the pro forma statements of operations have been adjusted to reflect the removal of any historical impacts resulting from Shaw’s investment in Westinghouse and the Westinghouse bonds. Further, the pro forma balance sheet has been adjusted to: 1) remove the Westinghouse investment for the anticipated cash proceeds from Toshiba Corporation resulting from NEH’s exercise of its put right, 2) reflect the payment of the bonds and associated interest, which payment is required to occur on March 15, 2013, from the proceeds generated from the exercise of the put right and Shaw’s required payment, 3) increase retained earnings for the difference between the carrying value of the Westinghouse investment and Westinghouse bonds, and 4) reduce accumulated other comprehensive loss to reflect the impact of the reversal of cumulative deferred losses recognized from an interest rate swap whose settlement coincides with the payment of the bonds.

Given the timing of their repayment, the Westinghouse bonds and associated accrued interest and interest rate swap will not be reflected in the balance sheet of the combined companies at any period end reporting date following the Transaction.

4.	Reclassifications

Certain reclassifications have been reflected in the pro forma adjustments, as further described in Note 5, to conform Shaw’s presentation to CB&I’s in the pro forma balance sheet and statements of operations. These reclassifications have no effect on previously reported total assets, total liabilities, shareholders’ equity or net income of Shaw or CB&I. However, as described in Note 1, the pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of Shaw to those of CB&I due to limitations on the availability of information as of the date of this prospectus.

5.	Pro Forma Adjustments

Adjustments included in the column labeled “Pro Forma Adjustments” in the pro forma financial statements are as follows:

Pro Forma Adjustments to Condensed Combined Statements of Operations

(a)	To reverse the results of Shaw’s E&C business related to the E&C sale and wind down of operations that will occur prior to closing the Transaction, as described in Note 3.

Impact from the reversal of: (1)	Pro Forma Nine Months Ended	Pro Forma Twelve Months Ended
Revenue	$(401,000)	$(544,000)
Cost of revenue	(418,000)	(694,000)

Gross loss	17,000	150,000
Selling and administrative expense (2)	(27,000)	(45,000)
Gain on disposal of E&C assets	83,315	—
Other operating income, net	—	11,000
Equity earnings	4,000	5,000

(Income) loss from operations	$(43,315)	$179,000
(Income) loss before taxes	$(43,315)	$179,000

(1)

The net income for the nine month period is due primarily to the gain recognized on the disposal of E&C assets. The net loss for the twelve month period primarily relates to increased costs to complete a project in Southeast Asia. The project is expected to be substantially complete prior to closing the Transaction.

(2)

Selling and administrative expense includes only those costs that are directly attributable to the E&C business. Any administrative costs that are anticipated to remain subsequent to the closing of the Transaction (including previous allocations of corporate costs) have been excluded from the amounts above.

(b)	To reclassify Shaw’s foreign exchange losses (gains) from other foreign currency transaction loss (gain), net to cost of revenue, and reclassify Shaw’s intangibles amortization expense from cost of revenue to intangibles amortization, to conform with CB&I’s financial statement presentation.

	Pro Forma Nine Months Ended	Pro Forma Twelve Months Ended
Reclassification of Shaw’s intangibles amortization	$(1,976)	$(3,073)
Reclassification of Shaw’s foreign exchange loss (gain)	1,939	(8,898)

Total Cost of Revenue Reclassification	$(37)	$(11,971)

(c)	To reverse Shaw’s one-time transaction costs incurred to date, which were recorded in selling and administrative expense, and CB&I’s one-time transaction costs and debt issuance/commitment fees incurred to date, which were recorded in other operating expense (income), net and interest expense, respectively (not applicable for the twelve month period).

Impact from the reversal of:	Pro Forma Nine Months Ended
Shaw transaction costs	$(3,300)
CB&I transaction costs	(5,000)
CB&I debt issuance/commitment fees	(1,689)

Loss from operations	$9,989
Loss before taxes	$9,989

(d)	To record estimated amortization for identifiable intangible assets acquired in the Transaction, as described in Note 1, and reverse Shaw’s historical intangible asset amortization.

	Pro Forma Nine Months Ended	Pro Forma Twelve Months Ended
Amortization of purchased indentifiable intangible assets	$28,977	$38,636
Reversal of Shaw’s intangible asset amortization	(1,976)	(3,073)

Total Additional Intangibles Amortization Expense	$27,001	$35,563

(e)	To reverse equity earnings related to Shaw’s 20% equity investment in Westinghouse and remove foreign currency remeasurement gains (losses) and interest expense associated with the Westinghouse bonds, as described in Note 3.

Impact from the reversal of:	Pro Forma Nine Months Ended	Pro Forma Twelve Months Ended
Foreign currency remeasurement gain (loss) on JPY-denominated bonds	$15,672	$(121,431)
Equity earnings from investment in Westinghouse	7,068	23,702

(Income) loss from operations	(22,740)	97,729
Interest expense on JPY-denominated bonds	30,223	41,463

Loss before taxes	$7,483	$139,192

(f)	To reverse amortization of deferred debt issuance costs and commitment fees associated with Shaw’s current revolving credit facility, and to record estimated incremental interest expense and amortization of debt issuance costs and commitment fees associated with anticipated borrowings to fund the Transaction, as described in Note 2.

	Pro Forma Nine Months Ended	Pro Forma Twelve Months Ended
Interest expense on Transaction borrowings	$(49,215)	$(67,777)
Amortization of debt issuance costs/commitment fees	(4,763)	(6,351)
Reversal of Shaw’s debt costs/commitment fees	3,719	6,018

Total Additional Interest Expense	$(50,259)	$(68,110)

(g)	To adjust interest income to reflect the anticipated reduction in CB&I and Shaw cash balances to fund a portion of the purchase price, as described in Note 2. Specifically, historical CB&I and Shaw income derived from interest on cash, cash equivalents and short-term investment balances (restricted and unrestricted) was removed and replaced with interest income based on the pro forma cash, cash equivalents and short-term investments balances (unrestricted and restricted) in the pro forma balance sheet, using a rate of return of 1.5%, representing CB&I’s average return on cash and cash equivalents balances during the applicable periods.

	Pro Forma Nine Months Ended	Pro Forma Twelve Months Ended
Reversal of CB&I’s historical interest income	$(6,437)	$(7,796)
Reversal of Shaw’s historical interest income (1)	(3,284)	(8,760)
Record interest income on combined pro forma cash, cash equivalents and short term investments	9,756	7,603

Total Interest Income Adjustment	$35	$(8,953)

(1)

Shaw’s historical consolidated statement of operations for the twelve months ended November 30, 2011 includes interest income of approximately $7,700 related to various project-related settlements, which was not removed from the pro forma statement of operations.

(h)	To record the tax effect on pro forma adjustments (excluding adjustments to equity earnings, which are presented net of tax) at an estimated statutory rate of 38.5%.

(i)	To reflect the elimination of Shaw’s weighted average shares outstanding and the issuance of an estimated 8.7 million incremental shares of CB&I common stock, plus the equivalent of an additional 1.5 million CB&I shares related to the conversion of Shaw stock options to CB&I stock options, in the Transaction, as described in Note 1.

	Pro Forma Nine Months Ended	Pro Forma Twelve Months Ended
Basic:
Elimination of Shaw’s weighted average shares	(66,169)	(76,834)
CB&I estimated incremental shares related to the Transaction	10,178	10,178

Weighted Average Share Adjustment, Net	(55,991)	(66,656)

Diluted:
Elimination of Shaw’s weighted average shares	(67,219)	(76,834)
CB&I estimated incremental shares related to the Transaction	10,178	10,178

Weighted Average Share Adjustment, Net	(57,041)	(66,656)

Pro Forma Adjustments to Condensed Combined Balance Sheet

(j)	To reflect 1) the use of anticipated existing CB&I and Shaw cash balances to fund a portion of the estimated purchase price, as described in Note 2, 2) Shaw’s portion of the final payment of the Westinghouse bonds and settlement of the related interest rate swap, as described in Note 3, and 3) CB&I transaction and financing costs and Shaw transaction costs anticipated to be paid prior to, or concurrent with, closing the Transaction, including change-in-control payments, debt issuance costs and commitment fees, investment banker fees, and legal and accounting fees, as described in Note 2.

Cash utilized to fund purchase price	$(991,590)
Westinghouse bond and interest rate swap settlement (1)	(84,196)
Shaw transaction costs (2)	(79,000)
CB&I financing costs (debt issuance costs and commitment fees) (3)	(40,366)
CB&I transaction costs (4)	(13,000)

Total cash, cash equivalents and short-term investments	$(1,208,152)

Total restricted cash, cash equivalents and short-term investments (1)	$(1,266)

Total cash outflow	($1,209,418)

(1)	See further discussion of Westinghouse bond and interest rate swap settlement in tickmark (k) below.

(2)	See total anticipated Shaw transaction costs ($96,600) in tickmark (x) below and the amount anticipated to be paid subsequent to closing the Transaction ($17,600) in tickmark (s) below.

(3)

See total anticipated capitalized debt issuance costs and commitment fees ($25,498) in tickmark (n) below and the total amount anticipated to be expensed prior to, or concurrent with, closing the transaction ($14,868) in tickmark (x) below.

(4)	See total anticipated CB&I transaction costs ($30,000) in tickmark (x) below and the amount anticipated to be paid subsequent to closing the transaction ($17,000) in tickmark (s) below.

(k)	To reverse Shaw’s 20% equity investment in Westinghouse due to the exercise of Shaw’s put right, reflect the repayment of the Westinghouse bonds, interest and associated interest rate swap, and adjust Shaw’s income tax payable (classified in accrued liabilities) and deferred tax asset for the tax impact of the Westinghouse transaction, as described in Note 3.

Increase (Decrease)	Put Option Exercise	Bond Redemption	Interest and Swap Repayment	Total
Cash, cash equivalents and short-term investments (1)	$(2,056)	$(52,810)	$(29,330)	$(84,196)
Restricted cash, cash equivalents and short-term investments (1)	1,586,421	(1,587,687)	—	(1,266)
Deferred income taxes	(40,678)	(212,795)	(5,174)	(258,647)
Investment in Westinghouse	(968,296)	—	—	(968,296)
Other current assets	—	—	(1,482)	(1,482)
Accrued liabilities	198,453	(212,795)	(22,616)	(36,958)
Japanese Yen-denominated bonds	—	(1,640,497)	—	(1,640,497)
Interest rate swap on Japanese Yen-denominated bonds	—	—	(13,370)	(13,370)
Retained earnings	308,154	—	(8,167)	299,987
Accumulated other comprehensive loss	68,784	—	8,167	76,951

(1)	See further discussion of Shaw’s portion of the final payment of the Westinghouse bonds and settlement of the related interest rate swap in tickmark (j) above.

(l)	To adjust Shaw’s net income tax receivable and deferred tax asset for tax benefits associated with stock plan-based consideration issued in connection with the Transaction, as described in Note 1.

(m)	To adjust CB&I’s and Shaw’s net income tax receivable and deferred tax asset for the tax impact of deductible transaction costs, as described in Note 2.

	Income Tax Receivable	Deferred Tax Asset
CB&I financing costs (expensed prior to Transaction date)	$3,149	$—
Shaw transaction costs	7,777	15,400
CB&I transaction costs	—	9,394

Total	$10,926	$24,794

(n)	To record the current and non-current portions of CB&I’s capitalized debt issuance costs and commitment fees ($6,351 and $19,147, respectively, for a total of $25,498) associated with anticipated borrowings to fund the Transaction, as described in Note 2.

(o)	To eliminate Shaw’s historical goodwill and identifiable intangible assets and record preliminary goodwill and identifiable intangible assets resulting from the Transaction, as described in Note 1.

	Goodwill	Other Intangibles, Net
Reversal of Shaw’s historical balance	$(404,456)	$(2,939)
Record preliminary value associated with the Transaction	1,976,141	425,000

Total	$1,571,685	$422,061

(p)	To reflect anticipated borrowings to fund the Transaction (approximately $1,800,000), as described in Note 2, including $75,000 as a current liability for the estimated amount that would be required to be repaid within 12 months of the closing date of the Transaction.

(q)	To reclassify Shaw’s transaction costs accrued to date ($3,300) from accounts payable to accrued liabilities to conform with CB&I’s financial statement presentation (see tickmark (s) below).

(r)	To reclassify Shaw’s accrued salaries, wages and benefits ($127,960) to accrued liabilities to conform with CB&I’s financial statement presentation.

(s)	To accrue additional CB&I and Shaw transactions costs anticipated to be paid subsequent to closing the Transaction, and reverse existing accruals for CB&I financing costs anticipated to be paid prior to, or concurrent with, closing the transaction, as described in Note 2. These costs primarily consist of legal and accounting fees, debt issuance costs and commitment fees, and retention payment amounts earned through the closing date of the Transaction.

Shaw transaction costs (1)	$17,600
CB&I transaction costs (2)	12,000
CB&I financing costs (3)	(1,689)

Total	$27,911

(1)	Amount includes $3,300 accrued to date and reclassified from accounts payable to conform with CB&I’s financial statement presentation (see tickmark (q) above and tickmark (x) below).
(2)	Amount excludes $5,000 accrued to date (see tickmark (x) below). The total amount anticipated to be paid subsequent to closing the Transaction is $17,000.
(3)	Amount accrued and anticipated to be paid prior to, or concurrent with, closing the Transaction, which is included in the amount anticipated to be paid in tickmark (j) above.

(t)	To record a deferred tax liability at an estimated statutory rate of 38.5% associated with pro forma adjustments for estimated amortizable identifiable intangible assets, as described in Note 1.

(u)	To adjust Shaw’s deferred tax liability associated with historical goodwill.

(v)	To eliminate Shaw’s historical equity balances that remain after adjusting for the Westinghouse transaction (described further in tickmark (k) above) and Shaw’s transaction costs (described further in tickmark (x) below). A summary of the retained earnings elimination is as follows:

Shaw retained earnings (unadjusted)	$527,371
Westinghouse adjustment	299,987
Shaw transaction cost adjustment	(70,123)

Shaw retained earnings (adjusted)	$757,235

(w)	To reflect the issuance of approximately 8.7 million shares of CB&I common stock (€0.01 par value (approximate $.0126 equivalent)), plus the equivalent of an additional 1.5 million CB&I shares related to the conversion of Shaw stock options to CB&I stock options, in connection with the Transaction, as described in Note 1.

(x)	To record additional transaction and financing costs anticipated to be expensed by Shaw and CB&I prior to, or concurrent with, closing the Transaction (net of applicable taxes), as described in Note 2. These costs primarily consist of debt issuance costs and commitment fees, investment banking fees, and legal and accounting services.

	Total Anticipated Costs	Incurred To Date (1)	Taxes	Retained Earnings, Net
Shaw transaction costs	$(96,600)	$3,300	$23,177	$(70,123)

CB&I transaction costs	$(30,000)	$5,000	$9,394	$(15,606)
CB&I financing costs (2)	(14,868)	1,689	3,148	(10,031)

Total CB&I costs	$(44,868)	$6,689	$12,542	$(25,637)

(1)	See further inclusion of amounts incurred and accrued to date in tickmark (s) above.
(2)	See CB&I financing costs anticipated to be capitalized in tickmark (n) above.

HISTORICAL MARKET PRICES AND DIVIDEND INFORMATION

Shares of CB&I common stock and Shaw common stock trade on the NYSE under the tickers “CBI” and “SHAW,” respectively. The following table sets forth, on a per share basis for the periods indicated, the high and low sales price of shares of CB&I common stock and Shaw common stock as reported on the NYSE, adjusted for stock splits. In addition, the table also sets forth for the periods indicated the quarterly cash dividends per share declared by each of CB&I and Shaw with respect to their respective common stock. For comparison purposes, the following table uses calendar quarters, but it should be noted that CB&I’s fiscal year end is December 31 and Shaw’s fiscal year end is August 31.

	CB&I Common Stock			Shaw Common Stock
	High	Low	Cash Dividends Declared	High	Low	Cash Dividends Declared
Year Ending December 31, 2012:
Fourth Quarter (through November 14, 2012)	$40.09	$36.75	—	$44.41	$42.95	—
Third Quarter	$42.22	$33.87	$0.05	$43.95	$24.70	—
Second Quarter	$45.80	$32.44	$0.05	$31.99	$23.97	—
First Quarter	$47.60	$37.74	$0.05	$32.47	$26.74	—

Year Ended December 31, 2011:
Fourth Quarter	$41.76	$23.83	$0.05	$27.73	$18.99	—
Third Quarter	$44.87	$26.62	$0.05	$30.17	$20.21	—
Second Quarter	$42.22	$32.78	$0.05	$39.90	$28.39	—
First Quarter	$40.89	$31.27	$0.05	$41.62	$27.61	—

Year Ended December 31, 2010:
Fourth Quarter	$33.24	$23.37	—	$35.35	$29.58	—
Third Quarter	$24.35	$17.73	—	$35.50	$30.53	—
Second Quarter	$25.66	$16.51	—	$40.33	$30.82	—
First Quarter	$24.81	$19.23	—	$36.52	$27.85	—

Year Ended December 31, 2009:
Fourth Quarter	$21.28	$16.87	—	$32.70	$24.51	—
Third Quarter	$18.80	$9.01	—	$35.14	$23.25	—
Second Quarter	$13.76	$5.90	—	$34.69	$25.53	—
First Quarter	$13.77	$4.60	—	$31.18	$20.14	—

The information in the preceding table is historical only. The market prices of shares of CB&I common stock and Shaw common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the Transaction. No assurance can be given concerning the market prices of shares of CB&I common stock and Shaw common stock before the completion of the Transaction or CB&I common stock after the completion of the Transaction. Because the exchange ratio will not be adjusted to reflect changes in the market prices for shares of CB&I common stock and Shaw common stock, the market value of the consideration that Shaw shareholders will receive in connection with the Transaction may vary significantly from the prices shown in the table above. CB&I and Shaw urge you to obtain current market quotations for shares of CB&I common stock and Shaw common stock before making any decision regarding the proposals contained in this joint proxy statement/prospectus.

COMPARISON OF SHAREHOLDER RIGHTS

Upon completion of the Transaction, Shaw shareholders will receive shares of common stock of CB&I in exchange for their shares of Shaw common stock.

•

The rights of CB&I shareholders are, and the rights of shareholders of the combined company upon completion of the Transaction will be, governed by the laws of The Netherlands and CB&I’s Articles of Association, as amended (the “CB&I Articles”).

•	The rights of Shaw shareholders are governed by the LBCL, the Shaw Articles of Incorporation and the Shaw By-Laws.

The following table summarizes material differences between the rights of holders of Shaw common stock and CB&I common stock. For a more complete understanding of the differences between being a shareholder of Shaw and CB&I, you should carefully read this entire joint proxy statement/prospectus and the relevant provisions of Dutch law and the LBCL, the CB&I Articles, the Shaw Articles and the Shaw By-Laws, which are incorporated by reference herein.

Shaw	CB&I

Corporate Governance

The Shaw Articles of Incorporation, the Shaw By-Laws and Louisiana law, including the LBCL, govern the rights of holders of Shaw common stock.	The CB&I Articles and Dutch law govern the rights of holders of CB&I common stock.

Authorized Capital Stock; Authority to Issue Capital Stock

The Shaw Articles of Incorporation provide that the total number of shares of capital stock which may be issued by Shaw is 220,000,000 shares, consisting of 200,000,000 shares of common stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share. The Shaw Articles of Incorporation provide that the Board of Directors has authority to issue the preferred stock from time to time in one or more series, each with such voting powers and such designations, preferences, and special rights and qualifications, limitations, or restrictions thereof, as the Board may establish. As of the close of business on November 14, 2012, 66,601,817 shares of Shaw common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.	The CB&I Articles provide that the total number of shares of capital stock that may be issued is 250,000,000 shares, par value EUR 0.01 per share. As of the close of business on November 14, 2012, 96,793,240 shares of CB&I capital stock were issued and outstanding. The general meeting of shareholders of CB&I has the authority to issue shares and to grant options, warrants and other rights to acquire shares, unless this power is delegated by the general meeting to the CB&I Supervisory Board for a maximum period of five years. The power to issue shares, and to grant options, warrants and other rights to acquire shares, has been irrevocably delegated by shareholders to the CB&I Supervisory Board for a period of five years ending May 2, 2017.

Number of Directors; Classification of Board of Directors

Under the Shaw Articles of Incorporation, the number of directors on the Shaw Board of Directors must be not less than three nor more than 15. The authorized number of directors may be determined from time to time by a vote of a majority of the then authorized number of directors or by the affirmative vote of the holders of more than fifty percent (50%) of the voting power of the then outstanding shares of Shaw common stock entitled to vote generally in the election of directors, voting together as a single class. Shaw’s directors serve one-year terms. However, the Shaw Articles of	CB&I has a two-tier management system consisting of the CB&I Management Board and the CB&I Supervisory Board. The CB&I Management Board is entrusted with the management of CB&I under the supervision of the CB&I Supervisory Board. The CB&I Management Board may have one or more members and the CB&I Supervisory Board may have at least six and no more than twelve members. The CB&I Supervisory Board determines the number of members of the CB&I Management and Supervisory Boards.

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Incorporation provide that if the number of directors constituting the Shaw Board of Directors is fixed at twelve or more members, then at the next meeting of Shaw shareholders at which directors are to be elected, the board of directors will be divided into three classes, as nearly equal in number as possible, the members of which will serve staggered three-year terms.

The Shaw By-Laws provide that nominations for election of directors may be made by the Board or a committee appointed by the Board, or by any shareholder entitled to vote generally in the election of directors who complies with the advance notice procedure described below.

The CB&I Supervisory Board and the CB&I Management Board members are elected from binding nominations made by the CB&I Supervisory Board. At least two persons must be nominated for each vacancy. Under the law of The Netherlands and the CB&I Articles, the shareholders may deprive a nomination of its binding effect by a resolution passed by two-thirds of the votes cast at the meeting if such two-thirds vote represents more than one-half of CB&I’s issued share capital. In the absence of such an override of a binding nomination, votes cast by shareholders for persons other than the two candidates nominated by the CB&I Supervisory Board will not be counted.

Members of the CB&I Supervisory Board are generally appointed to serve three-year terms with approximately one-third of such members’ terms expiring each year. Supervisory directors serve until the expiration of their respective terms of office or their resignation, death or removal by shareholders. The term of office of a supervisory director expires automatically on the day on which the annual meeting is held in the financial year following the year during which such supervisory director reaches the age of 72. The maximum term of office of a member of the CB&I Supervisory Board is three years. However, a member of the CB&I Supervisory Board may be immediately re-elected to the Board following the expiration of his or her term of office.

Since CB&I’s incorporation, its wholly owned subsidiary Chicago Bridge & Iron Company B.V. has been the sole member of the CB&I Management Board. At the general meeting of shareholders held in 2010 Chicago Bridge & Iron Company B.V. was re-elected as the sole managing director for a four-year term expiring at the end of CB&I’s annual general meeting of shareholders to be held in the year 2014.

Vacancies on the Board and Newly Created Directorships

The Shaw Articles of Incorporation provide that newly created directorships resulting from any increase in the number of directors and any vacancies on the Shaw Board of Directors resulting from death, resignation, disqualification, removal, or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if by less than a quorum of the Shaw Board of Directors, or by a sole remaining director. Any director elected in such a manner will hold office until the annual meeting of shareholders at which the term of office of the class to which such director has been elected expires and until such director’s successor has been duly elected and qualified. No decrease in the number of directors constituting the Shaw Board of Directors will shorten the term of any incumbent directors.

The CB&I Articles provide that CB&I Supervisory and Management Board vacancies are to be filled by a vote of shareholders at the first general meeting after such vacancy occurs or is created.

Every nomination made by the CB&I Supervisory Board is binding if made on or before the date which is three months after the vacancy occurs. Shareholders may override the binding nature of the nomination at the next general meeting by a resolution passed by two-thirds of the votes cast at the meeting if such two-thirds vote represents more than one-half of CB&I’s issued share capital. In the absence of such an override, votes cast for persons other than the two persons nominated by the CB&I Supervisory Board to fill the vacancy will not be counted.

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Removal of Directors

The Shaw Articles of Incorporation provide that any director may be removed from office only for cause by the affirmative vote of the holders of more than fifty percent (50%) of the voting power of Shaw common stock entitled to vote generally in the election of directors.	CB&I’s general meeting of shareholders may dismiss, or suspend for a period of up to three months, a member of the CB&I Management or Supervisory Board. However, if the CB&I Supervisory Board does not propose such dismissal or suspension, the general meeting of shareholders must pass the resolution for dismissal or suspension of a member of the CB&I Management or Supervisory Board by a two-thirds majority of the votes cast at the meeting, representing more than half of CB&I’s issued share capital. The CB&I Supervisory Board may suspend a member of the CB&I Management Board at any time for a period of up to three months. The general meeting of shareholders may discontinue such suspension at any time.

Quorum for Meetings of Shareholders

Under the Shaw By-Laws, at each meeting of Shaw shareholders, the holders of shares having a majority of the voting power of Shaw common stock issued and outstanding and entitled to vote thereat shall be present or represented by proxy to constitute a quorum for the transaction of business, except as otherwise provided by law.	In keeping with the law of The Netherlands and generally accepted business practices in The Netherlands, there are no quorum requirements generally applicable to meetings of shareholders. However, the CB&I Articles and Dutch law require a higher vote for the adoption of resolutions relating to certain specific matters if a specified quorum is not present or represented at the meeting at which the resolution is proposed to be adopted.

Voting Rights and Required Vote Generally

Generally, each Shaw shareholder is entitled to one (1) vote for each share of common stock held on every matter submitted to a vote of shareholders.

The Shaw Articles of Incorporation make no provision for cumulative voting and, as a result, the holders of a majority of Shaw voting power have the power to elect all members of the Board of Directors who are standing for election. Directors are elected by plurality of vote.

Except as otherwise required by the LBCL or provided by the Shaw Articles of Incorporation, any corporate action of Shaw shareholders, including specifically, but not by way of limitation, adoption of amendments to the Shaw Articles of Incorporation, approval of merger and consolidation agreements, and authorization of voluntary disposition of all or substantially all of the corporate assets, generally may be taken on affirmative vote of a majority of the voting power present.

Generally, each CB&I shareholder is entitled to one (1) vote for each common share held on every matter submitted to a vote of shareholders. The CB&I Articles make no provision for cumulative voting and, as a result, the holders of a majority of CB&I’s voting power have the power, subject to the CB&I Supervisory Board’s right to make binding nominations, to elect all members of the CB&I Supervisory Board and the CB&I Management Board who are standing for election.

Unless otherwise required by the CB&I Articles or the law of The Netherlands, resolutions of a general meeting of shareholders generally require the approval of a majority of the votes cast at the meeting.

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Votes on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions

Under Section 112 of the LBCL, a corporation may merge, consolidate, or sell, lease, exchange or otherwise dispose of all or substantially all of its property and assets, only if approved or authorized by the holders of at least two-thirds of the voting power present, or by such larger or smaller vote (not less than a majority) of the voting power present or of the total voting power as the corporation’s articles of incorporation may require. As noted above, the Shaw Articles of Incorporation provide, generally, that any corporate action of shareholders, including specifically approval of merger and consolidation agreements and authorization of voluntary dispositions of all or substantially all of the corporate assets, generally may be taken on affirmative vote of a majority of the voting power present.

The Shaw Articles of Incorporation provide that, in addition to any vote required under the LBCL, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of Shaw common stock outstanding and entitled to vote thereon (not including shares deemed beneficially owned by a “Related Person” (as defined below)) shall be required in order to authorize and/or approve a “Business Combination” (as defined below). The Shaw Articles of Incorporation provide that such affirmative vote shall be required, notwithstanding any other provision of the Shaw Articles, any provision of law, or any agreement with any regulatory agency or national securities exchange which might otherwise permit a lesser vote or no vote.

Under the Shaw Articles of Incorporation, the term “Related Person” means and includes any person as such term is used in Section 13(d) and Section 14(d) of the Exchange Act as of the date of the Shaw Articles of Incorporation (other than any trustees or other fiduciaries holding securities under an employee benefit plan of Shaw, or any corporation owned, directly or indirectly, by the shareholders of Shaw in the same proportions as their ownership of Shaw common stock), which, together with its affiliates (as such term is defined in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act) beneficially owns in the aggregate five percent (5%) or more of the outstanding shares of the common stock of Shaw; and any affiliate of any such person. Beneficial ownership is determined in accordance with Rule 13d-3 of the rules and regulations promulgated under the Exchange Act. In addition, a shareholder will be deemed to beneficially own any shares of Shaw common stock that such

Under Dutch law, the general meeting of shareholders must approve any legal merger (juridische fusie) in which CB&I would not be the surviving entity. Shareholder approval is also generally required for any legal demerger (juridische splitsing) to which CB&I is a party (other than certain demergers resulting in a purely internal reorganization of CB&I’s consolidated assets).

The general meeting of shareholders must approve resolutions of the board of directors relating to an important change in the identity or character of CB&I or its business, in any event including:

•   the transfer of all or substantially all of CB&I’s assets or business to a third party;

•   the entering into or termination of a joint venture, partnership or similar cooperative arrangement between CB&I, or a subsidiary of CB&I, and a third party, if this cooperative arrangement or the termination thereof is of material significance for CB&I; and

•   the acquisition or disposition by CB&I or a subsidiary of an interest in the share capital of a company with a value of at least one-third of CB&I’s assets according to the most recent annual consolidated accounts of CB&I adopted by shareholders.

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shareholder has a right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants, or options, or otherwise. However, any person who (x) beneficially owned shares of Shaw common stock in excess of the five percent (5%) limitation as of December 1, 1993, or (y) acquired the shares from a person described in clause (x) above by gift, inheritance, or in a transaction in which no consideration was exchanged, is excluded from the definition of “Related Person.” Shaw believes that no person who would fit this exclusion currently beneficially owns, together with its affiliates, more than 5% of the outstanding shares of Shaw common stock.

The Shaw Articles of Incorporation contain further provisions detailing the meaning of “Related Person.”

Under the Shaw Articles of Incorporation, the term “Business Combination” is defined to include, among other things, (1) any merger or consolidation of Shaw (or one of its subsidiaries that constitutes more than fifty percent (50%) of the assets of Shaw) with another corporation, other than a merger or consolidation which would result in the voting securities of Shaw outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity; (2) any sale, lease, exchange, transfer or other disposition of more than fifty percent (50%) of the assets of Shaw; (3) any reclassification of Shaw common stock or certain recapitalizations of Shaw common stock, other than a recapitalization of Shaw in which no Related Person (as defined above) acquires more than twenty percent (20%) of the combined voting power of then outstanding Shaw common stock; (4) the adoption of any plan or proposal for the liquidation or dissolution of Shaw; and (5) any agreement, contract, or other arrangement providing for any of the foregoing transactions.

Business Combination or Anti-takeover Provisions

Under Sections 132-134 of the LBCL, among other things, a business combination (as defined by statute) with an “interested shareholder” (defined generally as a beneficial owner, or affiliate of the corporation who at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the outstanding voting stock of the corporation), requires an affirmative vote of at least each of the following: (1) eighty percent (80%) of the votes

The CB&I Articles require that, at a time when there are one or more holders of more than fifteen percent (15%) of CB&I’s outstanding voting securities (each, an “affiliated holder”), certain business combination transactions, recapitalization transactions or transactions involving a person who is or has been an affiliated holder, as well as dissolution or liquidation of CB&I, the payment of stock dividends and the repurchase of CB&I shares, in each case insofar as any of such transactions otherwise require a

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entitled to be cast by outstanding shares of voting stock of the corporation voting together as a single voting group, and (2) two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested shareholder who is or whose affiliate is a party to the business combination or an affiliate or associate of the interested shareholder, voting together as a single voting group. Such votes are not required, however, in certain circumstances, including but not limited to a business combination with an interested shareholder that was approved by the board of directors of the corporation prior to the time that the interested shareholder first became an interested shareholder.

Under Sections 135-140.2 of the LBCL, among other things, a control share acquisition generally means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding shares of an issuing public corporation that would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. The acquisition of any shares of an issuing public corporation does not, however, constitute a control share acquisition if the acquisition is consummated in certain circumstances, such as pursuant to a merger, consolidation or share exchange effected in compliance with the LBCL if the issuing public corporation is a party of the agreement of merger or consolidation or the plan of exchange. Shares obtained pursuant to a control share acquisition generally have only such voting rights as are conferred by resolution approved by certain other shareholders unless a corporation’s articles of incorporation or bylaws provide that the provisions of Sections 135-140.2 of the LBCL do not apply to control share acquisitions of shares of the corporation.

shareholder vote for adoption, will require the approval of a supermajority percentage (at least eighty percent (80%)) of CB&I’s voting securities issued and outstanding. While this provision may limit the ability of an affiliated holder to control or influence a decision to effect a change of control of CB&I and also make it more difficult to consummate certain types of business combination transactions requiring a shareholder vote (e.g., certain statutory mergers under Dutch law), this requirement does not affect shareholders’ ability to sell their shares to a bidder in a tender offer or the ability to engage in other types of business combination transactions not requiring a shareholder vote.
Shareholder Action by Written Consent

Under the Shaw Articles of Incorporation, consents to corporate action (in writing) may be signed by shareholders having that proportion of the total voting power which would be required to authorize or constitute such action at a meeting of shareholders.	Under Dutch law, resolutions may be adopted by shareholders in writing without holding a meeting of shareholders, provided the articles of association expressly so allow. The CB&I Articles do not allow the adoption of shareholders’ resolutions by written consent (or otherwise without holding a meeting).

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Special Meetings of Shareholders

The Shaw By-Laws provide that special meetings of shareholders, unless otherwise provided by law, may be called at any time by the Board pursuant to a resolution adopted by a majority of the then authorized number of directors, or by the Executive Committee, the Chairman, or the President. Any such call must specify the matter or matters to be acted upon at such meeting, and only such matter or matters shall be acted upon thereat.	Extraordinary general meetings of CB&I shareholders may be held as often as the CB&I Management or Supervisory Board deems necessary, or as otherwise provided for pursuant to the law of The Netherlands. Shareholders representing ten percent (10%) or more of CBI’s issued shares may request that the CB&I Management Board convene an extraordinary general meeting with an agenda to be set by the shareholders requesting such meeting. If such meeting is not held within six (6) weeks of CB&I’s receipt of such request, the shareholders requesting a meeting may petition a court in The Netherlands for an order directing the holding of such meeting; the court may order the holding of such a meeting if the persons requesting the meeting can demonstrate that they have a sufficient interest in holding a meeting with the agenda requested by them.

Amendments to Governing Documents

Generally, the Shaw Articles of Incorporation may be amended by a majority vote or written consent of the shareholders entitled to vote, or by such larger vote as may be required by the LBCL or by the Shaw By-Laws. The affirmative vote of the holders of more than seventy-five percent (75%) of the voting power of Shaw common stock is required to amend, repeal, or adopt any provision inconsistent with any provision of the Shaw Articles of Incorporation governing the number, term of office, or removal of directors. The affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the common stock is required to amend or repeal, or adopt any provision inconsistent with, any provisions of the Shaw Articles of Incorporation governing “Business Combinations.”

The affirmative vote of holders of more than 75% of the voting power of the then outstanding shares of Shaw common stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal, or adopt any provisions inconsistent with, the Shaw By-Laws.

The CB&I Articles may be amended by a majority of the votes cast at a general meeting of shareholders if the proposal is stated in the convocation notice for the general meeting and a complete copy of the proposed amendment is filed at CB&I’s office so that it may be inspected prior to and during the meeting. Proposals to amend the CB&I Articles, to merge CB&I with or into any other entity, or to dissolve CB&I, require prior approval by the CB&I Supervisory Board.

Indemnification of Directors and Officers

The Shaw Articles of Incorporation provide that Shaw shall indemnify and hold harmless, to the fullest extent authorized by the LBCL, each director and officer of Shaw from or against any and all claims and liabilities to which he may be or become subject by reason of being or having been a director or officer of Shaw and/

The CB&I Articles provide that a current or former director or officer of CB&I shall be indemnified by CB&I against:

(a) all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with

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or by reason of his alleged acts or omissions as such director or officer. The Shaw Articles of Incorporation further provide that Shaw shall reimburse each such director or officer for all legal and other expenses reasonably incurred by him in connection with defending any or all such claims or liabilities, with the approval of the Board of Directors; however, Shaw shall not indemnify any director or officer for any or all such claim(s) or liability(ies) or in payments settling the same if, in the judgment of the directors of the Corporation, the director or officer has been guilty of willful or intentional misconduct.

The Shaw By-Laws provide that Shaw shall indemnify any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, to the fullest extent authorized by the LBCL, against expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) reasonably incurred, except that if the proceeding was initiated by such person, Shaw shall indemnify such person only if the proceeding was authorized by the Shaw Board of Directors.

The Shaw By-Laws further provide that the Board may authorize the payment of expenses incurred by a director or officer in such capacity in advance of the final disposition of a proceeding, but may require that the person requesting reimbursement deliver to Shaw a written undertaking to repay all amounts so advanced if it shall ultimately be determined that he or she is not entitled to be indemnified.

Under the LBCL, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

In addition, Shaw has entered into indemnification agreements with certain of Shaw’s officers providing for indemnification of such officers. Shaw has also obtained directors’ and officers’ liability insurance.

any litigation or other legal proceeding (other than an action by or in the right of CB&I) brought against him by virtue of his position as a director or officer of CB&I if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of CB&I, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

(b) all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any action by or in the right of CB&I brought against him by virtue of his position as a director or officer of CB&I if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of CB&I, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to CB&I, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, in defense of any such litigation, action or claim, he is required to be indemnified by CB&I against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses may be advanced to a director or officer at his request and upon a resolution of the CB&I Supervisory Board, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses. Indemnification is only required to be made if a majority of supervisory directors not a party to the action or, if all supervisory directors are named as parties to the action, independent legal counsel, or the general meeting of shareholders, determines that the applicable standard of conduct required for indemnification has been met.

The CB&I Articles further provide that the indemnification provided therein is not exclusive of any other right to which a person seeking indemnification may be entitled under the laws of The Netherlands (as from time to time amended) or under any agreement, resolution of the general meeting of shareholders or of the disinterested members of the Supervisory Board or otherwise.

CB&I has entered into indemnification agreements with certain of its directors providing for indemnification similar to that provided in the CB&I Articles. CB&I has also obtained officers’ and directors’ liability insurance.

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Limitation of Personal Liability of Directors

Under the LBCL, a director or officer shall not be personally liable to the corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as a director or officer, unless the director or officer:

•   acted in a grossly negligent manner; or

•   engaged in conduct which demonstrates a greater disregard of the duty of care than gross negligence, including but not limited to intentional tortious conduct or intentional breach of his or her duty of loyalty.

For this purpose, “gross negligence” is defined as a reckless disregard of or a carelessness amounting to indifference to the best interests of the corporation or its shareholders.

The LBCL also provides that a corporation’s articles of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director of officer for:

•   any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders;

•   acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•   authorizing a dividend or other distribution, payment or return of corporate assets to the shareholders, or purchase or redemption of the corporation’s shares, in violation of the LBCL; or

•   any transaction from which the director or officer derived an improper personal benefit.

The Shaw Articles of Incorporation do not contain such a provision.

The CB&I Articles provide that directors of CB&I will not be personally liable to CB&I or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to CB&I or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) for any transaction from which the director derived an improper personal benefit or (4) for personal liability which is imposed by the law of The Netherlands, as from time to time amended.

Power to Issue Equity Securities; Preemptive Rights

Under the LBCL, the Board of Directors may issue common shares, or grant options, warrants or other rights to acquire common shares. Additionally, the Shaw Articles of Incorporation provide that the Board of Directors has authority to issue preferred stock from time to time in one or more series, each with such voting	The general meeting of shareholders of CB&I has irrevocably delegated to the CB&I Supervisory Board, for a period of five years ending May 2, 2017, the authority to issue shares, and to grant options, warrants or other rights to acquire shares. See “Authorized Capital Stock; Authority to Issue Capital

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powers and such designations, preferences, and special rights and qualifications, limitations, or restrictions thereof, as the Board may establish.

The Shaw Articles of Incorporation provide that no holders of Shaw stock shall have any preemptive, preferential, or other rights to subscribe for or purchase or acquire any share of any class or any other Shaw securities.

Stock” above. Under the law of The Netherlands and the CB&I Articles, each holder of common shares has in principle a pre-emptive right to subscribe for such holder’s pro rata share of any future issuance of shares or grant of options, warrants or other rights to acquire shares. Pre-emptive rights do not apply to (i) certain issuances to employees, (ii) issuances for non-cash consideration and (iii) issuances of shares to persons who are exercising a previously granted right to subscribe for shares. In addition, the CB&I Supervisory Board may exclude pre-emptive rights with respect to any issuance of shares or grant of the right to acquire shares if (i) the general meeting of shareholders has delegated to the CB&I Supervisory Board the right to issue shares and to grant options, warrants or other rights to acquire shares and (ii) the general meeting of shareholders has also granted the CB&I Supervisory Board the authority to exclude pre-emptive rights. The general meeting of shareholders has irrevocably granted to the CB&I Supervisory Board the authority to exclude pre-emptive rights with respect to all share issuances, and grants of the right to acquire shares, for a five-year period ending May 2, 2017.

Dividends and Stock Repurchases

Under the LBCL, the Board of Directors may create and abolish reserves out of earned surplus for any proper purposes, and such reserves shall not be available for payment of dividends or purchase or redemption of shares.

Under the LBCL, when there are no preferred shares outstanding, the Board of Directors generally may from time to time declare dividends, in cash, shares, or other property, out of surplus, or out of its net profits for the then current or the preceding fiscal year or both, but not when the corporation is insolvent or would thereby be made insolvent or out of any reserves.

Under the Shaw Articles, the Shaw Board of Directors has such power and authority with respect to capital, surplus, and dividends, including allocation, increases, reduction, utilization, distribution, and payment, as is permitted and provided in under the LBCL. Shaw has not paid any dividends on the common stock to date.

Under the LBCL, when there are no preferred shares outstanding, a corporation generally may purchase its own shares, or redeem its shares subject to redemption, out of surplus, or in some cases out of stated capital, but not (1) when it is insolvent, or when such purchase or

Pursuant to the CB&I Articles, the CB&I Management Board, with the approval of the CB&I Supervisory Board, may determine that an amount shall be reserved out of CB&I’s annual profits. The portion of annual profits that remains after such reservation is at the disposal of the general meeting of shareholders, which may declare dividends out of such amount. Distributions from CB&I’s share premium reserve and other reserves available for shareholder distributions under the law of The Netherlands, may be declared by the general meeting of shareholders pursuant to a proposal of the CB&I Management Board (after approval by the CB&I Supervisory Board). CB&I may not pay dividends, or make other distributions, if the payment would reduce shareholders’ equity below the aggregate par value of its outstanding common shares, plus reserves (if any) required to be maintained by law. Under Dutch law dividends (when and if declared and paid) are generally declared annually, pursuant to a resolution adopted by shareholders at the annual general meeting of shareholders, out of profits for the prior financial year as shown on the financial statements for that financial year as adopted by

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redemption would render it insolvent, (2) out of reserves, or (3) at a price, in the case of shares subject to redemption, exceeding the redemption price thereof.

Under the Shaw Articles, Shaw may purchase or redeem its own shares in the manner and on the conditions permitted and provided in the LBCL or other applicable law and as may be authorized by the Shaw Board of Directors. Shares so purchased are considered treasury shares and may be reissued and disposed of as authorized by law, or may be canceled and the capital stock reduced, as the Board of Directors may, from time to time, determine in accordance with law.

shareholders at such annual meeting. However, the CB&I Management Board, with the approval of the CB&I Supervisory Board, may, subject to certain statutory provisions, declare and pay one or more interim dividends or other interim distributions before the accounts for the current financial year have been approved and adopted at the annual general meeting of shareholders to be held in the following financial year, in anticipation of the final dividend or final distribution to be approved by shareholders at that annual meeting. Rights to dividends and distributions that have not been collected within five years after the date on which they first became due and payable revert to CB&I.

CB&I has declared and paid since 2011 quarterly cash dividends or distributions on its common shares; however, there can be no assurance that any such dividends or distributions will be declared or paid in the future.

The shareholders may delegate to the CB&I Management Board the authority, subject to certain restrictions contained in the law of The Netherlands and the CB&I Articles, to cause CB&I to acquire, for consideration, CB&I’s own fully paid common shares in an amount not to exceed ten percent (10%) of CB&I’s issued shares in the aggregate. Such authorization may not be granted for more than eighteen (18) months. Shares may only be repurchased by CB&I out of reserves that would otherwise be available for payment of a dividend or other distribution to shareholders (as such reserves are shown on the most recent annual financial statements adopted by shareholders).

On May 2, 2012, CB&I’s general meeting of shareholders granted the authority to the CB&I Management Board, acting with the approval of the CB&I Supervisory Board, to repurchase up to ten percent (10%) of CB&I’s issued shares during the period beginning May 2, 2012 and ending November 2, 2013, for a price not exceeding one hundred and ten percent (110%) of the most recent trading price of CB&I’s common shares on the date of repurchase. Shares that have been repurchased by CB&I may be reissued or otherwise disposed of by the Management Board, acting with the approval of the Supervisory Board, or cancelled, subject to prior approval by the general meeting of shareholders and compliance with certain requirements of Dutch law.

Shaw	CB&I

Record Date for Determining Shareholders Entitled to Vote

Under the Shaw By-Laws, with respect to any meeting of shareholders or any adjournment thereof or any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 days nor less than ten days before the date of such meeting, nor more than 60 days prior to any other action. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.	Under the CB&I Articles, the CB&I Management Board may determine that any person who is a CB&I shareholder as of a specified record date prior to a shareholders meeting may attend such meeting and vote the shares held by such person as of the record date, even if such person is not a shareholder as of the date of the meeting or no longer holds the same number of shares as on the record date. The record date must be set exactly 28 days before the date of the relevant shareholders meeting. A new record date must be set in the event that a shareholders meeting is adjourned to a new date.

Notice of Shareholders Meetings

Under the Shaw By-Laws, except as otherwise may be required by law, notice of each meeting of shareholders, whether an annual meeting or a special meeting, must be in writing, state the place, date, and hour of the meeting and, in the case of a special meeting, state the purpose or purposes of the meeting and indicate that the notice is being issued by or at the direction of the person or persons calling the meeting. A copy of such notice must be delivered or sent by mail, not less than ten nor more than 60 days before the date of said meeting, to each shareholder entitled to vote at such meeting. If mailed, such notice shall be directed to such shareholder at his address as it appears on Shaw’s stock records, unless such shareholder has filed with the Secretary a written request that notices to him be mailed to some other address, in which case it shall be directed to him at such other address. Notice of an adjourned meeting need not be given if the time and place to which the meeting is to be adjourned was announced at the meeting at which the adjournment was taken, unless (i) adjournment is for more than 30 days, or (ii) the Board of Directors fixes a new record date for such adjourned meeting after the adjournment.

Under the CB&I Articles, the CB&I Management Board must give notice of each meeting of shareholders no later than the 15th day prior to the day of the meeting. The notice will include a statement of the business to be conducted at the meeting.

Registered shareholders must notify the CB&I Management Board in writing of their intention to attend a shareholder meeting. A new notice must be given of any adjournment of a shareholders meeting. The notice of the adjourned meeting must be mailed to shareholders at least 15 days prior to the date of the adjourned meeting. Notices of shareholder meetings are mailed to the addresses of shareholders as shown on the shareholders register. Notice is deemed to have been provided to shareholders as of the date of such mailing.

Advance Notice of Shareholder Nominations for Director Candidates and Shareholder Proposals

The Shaw By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Shaw Board of Directors or a committee thereof, of candidates for election as directors. The nomination procedure requires that a shareholder give timely written notice, in proper form, of a planned nomination for the Shaw Board of Directors to Shaw’s Secretary. The requirements as to the form and timing of that notice are specified in the Shaw By-Laws. If the election inspectors determine that a person was not nominated in accordance with the nomination procedure, the person will not be eligible for election as a director.	Under Dutch law, holders of shares representing together at least 1% of CB&I’s issued share capital, or having a market value of at least EUR 50,000,000, may request CB&I in writing, not later than the 60th day prior to the date of any shareholders meeting, to include certain specified items on the agenda for the meeting. CB&I must generally comply with any such request to include an item on the agenda for a shareholders meeting. CB&I shareholders may not nominate individuals for election to the CB&I Supervisory or Management Board or propose the election of specified individuals to the CB&I Supervisory or Management Board for inclusion as an agenda item at a shareholders meeting.

Shaw	CB&I

The Shaw By-Laws also establish an advance notice procedure for a shareholder to propose business to be brought before an annual meeting. Under the business procedure, a shareholder seeking to have any business conducted at an annual meeting must give timely written notice, in proper form, to Shaw’s Secretary. The requirements as to the form and timing of that notice are specified in the Shaw By-Laws. If the chairman presiding at a meeting determines that an item of business was not properly brought before the meeting in accordance with the business procedure, then that item of business will not be conducted at the meeting.

Shareholder Inspection of Corporate Records

Under Section 103 of the LBCL, upon at least five days’ written notice, any shareholder, except a business competitor, who is and has been the holder of record of at least five percent (5%) of the outstanding shares of any class of a corporation for at least six months has the right to examine and to make extracts therefrom, in person or by agent or attorney, at any reasonable time, for any proper and reasonable purpose, records and accounts of the corporation.

Under the Shaw By-Laws, Shaw is required to prepare and make or cause to be prepared or made, at least ten days before every meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each shareholder and the number of shares of common stock registered in the name of each shareholder. Such list must be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list must also be produced and kept at the time and place of the meeting for the duration thereof and may be inspected by any Shaw shareholder who is present.

Under Dutch law and the CB&I Articles, the annual accounts of CB&I, prepared in accordance with Netherlands generally accepted accounting principles, are submitted each year to the annual general meeting of shareholders for adoption by the general meeting. Under Dutch law and the CB&I Articles, the shareholders’ register is available for inspection by all shareholders.

The CB&I Articles also provide that records of resolutions of general meetings of shareholders must be made available at the offices of CB&I for inspection by shareholders.

LEGAL MATTERS

The validity of the shares of CB&I common stock to be issued in the Transaction has been passed upon by Van Campen & Partners N.V., Amsterdam, Netherlands.

EXPERTS

The consolidated financial statements of Chicago Bridge & Iron Company N.V. appearing in Chicago Bridge & Iron Company N.V.’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including schedule appearing therein), and the effectiveness of Chicago Bridge & Iron Company N.V.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Chicago Bridge & Iron Company N.V. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of The Shaw Group Inc. as of August 31, 2012 and 2011, and for each of the years in the three-year period ended August 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2012 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of Toshiba Nuclear Energy Holdings (US), Inc. and Toshiba Nuclear Energy Holdings (UK) Ltd. for the year ended March 31, 2012 incorporated by reference in the Shaw Group Inc.’s Annual Report on Form 10-K for the year ended August 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements of Toshiba Nuclear Energy Holdings (US), Inc. and Toshiba Nuclear Energy Holdings (UK) Ltd. are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DATES FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETINGS

CB&I

CB&I will hold an annual meeting in 2013, regardless of whether the Transaction has been completed.

For inclusion in the proxy statement and form of proxy relating to the CB&I 2013 annual meeting of shareholders, shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must have been received by CB&I not later than November 23, 2012.

A CB&I shareholder who otherwise intends to present business at the CB&I 2013 annual meeting of shareholders must comply with the CB&I Articles and applicable provisions of Dutch law. The CB&I Articles do not permit shareholders to nominate persons for election to the CB&I Supervisory or Management Board. Shareholders holding 1% or more of CB&I’s issued and outstanding shares, or holding CB&I shares having an aggregate market value of at least EUR 50,000,000, may, by notice addressed in writing to CB&I at least 60 days prior to the date of any meeting of shareholders, request the inclusion of specific items (other than the election of specific persons to the CB&I Management or Supervisory Board) on the agenda for that shareholders’ meeting. CB&I is generally required by law to comply with any such request and to include on the agenda for the meeting the matters requested to be included.

Shaw

Shaw will hold an annual meeting in 2013 only if the Transaction has not already been completed.

For inclusion in the proxy statement and form of proxy relating to the Shaw 2013 annual meeting of shareholders, shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must have been received by Shaw not later than August 17, 2012.

A Shaw shareholder who otherwise intends to present business at the Shaw 2013 annual meeting of shareholders, or who wishes to nominate a person for election to the Shaw Board of Directors, must comply with the Shaw By-Laws. The Shaw By-Laws require, among other things, that for nominations of persons for election to the Shaw Board of Directors or the proposal of business not included in Shaw’s notice of meeting to be considered by the Shaw shareholders at an annual meeting, a Shaw shareholder must give timely written notice thereof. To be timely for the Shaw 2013 annual meeting of shareholders, Shaw’s corporate secretary must receive that notice not fewer than 30 nor more than 60 days in advance of the annual meeting. The Shaw shareholders notice must contain and be accompanied by certain information as specified in the Shaw By-Laws. Shaw reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

WHERE YOU CAN FIND MORE INFORMATION

CB&I and Shaw file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including CB&I and Shaw, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult CB&I’s or Shaw’s respective websites for more information concerning the Transaction described in this joint proxy statement/prospectus. CB&I’s website is www.cbi.com. Shaw’s website is www.shawgrp.com. CB&I and Shaw do not incorporate by reference herein information included on these websites.

CB&I has filed with the SEC a registration statement to register the shares of CB&I common stock to be issued to Shaw shareholders in connection with the Transaction. This joint proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of CB&I, in addition to being a proxy statement of CB&I for its general special meeting and of Shaw for its special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about CB&I common stock. The rules and regulations of the SEC allow CB&I and Shaw to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows CB&I and Shaw to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that CB&I and Shaw have previously filed with the SEC; provided, however, that CB&I and Shaw are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. Such documents contain important information about CB&I and Shaw, the financial condition of each company and other matters.

CB&I Filings (File No. 001-12815)	Period
Annual Report on Form 10-K	Filed on February 24, 2012 for the fiscal year ended December 31, 2011.

Quarterly Report on Form 10-Q	Filed on April 25, 2012 for the quarter ended March 31, 2012, July 25, 2012 for the quarter ended June 30, 2012 and October 24, 2012 for the quarter ended September 30, 2012.

Proxy Statement on Schedule 14A	Filed on March 22, 2012, in connection with the solicitation of proxies for the CB&I 2012 annual meeting of shareholders.

Current Reports on Form 8-K	Filed on February 23, 2012, March 5, 2012, April 24, 2012, April 30, 2012, May 4, 2012, July 24, 2012, July 30, 2012, August 1, 2012 (two filings) and November 6, 2012 (other than documents or portions of those documents not deemed to be filed).

Description of CB&I common stock	Contained in Item 8.01 of CB&I’s Form 8-K filed on August 1, 2012.

Shaw Filings (File No. 001-12227)	Period
Annual Report on Form 10-K	Filed on October 19, 2012 for the fiscal year ended August 31, 2012.

Quarterly Report on Form 10-Q	None.

Proxy Statement on Schedule 14A	Filed on December 15, 2011, in connection with the solicitation of proxies for the Shaw 2012 annual meeting of shareholders.

Current Reports on Form 8-K	Filed on October 19, 2012 and November 19, 2012 (other than documents or portions of those documents not deemed to be filed).

This joint proxy statement/prospectus also incorporates by reference all additional documents that may be filed by CB&I and Shaw with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the later to occur of the date of the CB&I special general meeting and the date of the Shaw special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (other than portions of those documents deemed to have been furnished and not filed).

Shaw has supplied all information relating to Shaw; CB&I has supplied all information relating to CB&I.

CB&I and Shaw shareholders can obtain any document incorporated by reference into this joint proxy statement/prospectus from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Chicago Bridge & Iron Company N.V.	The Shaw Group Inc.
shareholders should contact	shareholders should contact

Innisfree M&A Incorporated	Morrow & Co., LLC
501 Madison Avenue, 20th Floor New York, NY 10022 Shareholders call toll free: (877) 456-3427 Banks and brokers call collect: (212) 750-5833	470 West Avenue Stamford, CT 06902 Shareholders call toll free: (800) 607-0088 Banks and brokers call collect: (203) 658-9400 shawinfo@morrowco.com

You should rely only on the information contained or incorporated by reference herein. CB&I and Shaw have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. This joint proxy statement/prospectus is dated November 19, 2012, and the information contained in this joint proxy statement/prospectus speaks only as of such date. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to CB&I and Shaw shareholders nor the issuance of CB&I common stock in the Transaction creates any implication to the contrary.

ANNEX A

Execution Version

TRANSACTION AGREEMENT

by and among

CHICAGO BRIDGE & IRON COMPANY N.V.,

CRYSTAL ACQUISITION SUBSIDIARY INC

and

THE SHAW GROUP INC.

dated as of

July 30, 2012

-i-

-ii-

-iii-

INDEX OF DEFINED TERMS

Page
2006 Bond Trust Deed	65
2006 Bonds	65
Acceptable Confidentiality Agreement	40
Acquiror	Preamble
Acquiror Adverse Recommendation Change	42
Acquiror Boards	Recitals
Acquiror Common Stock	3
Acquiror Disclosure Letter	26
Acquiror Financial Statements	29
Acquiror Material Adverse Effect	65
Acquiror Option	28
Acquiror Permits	31
Acquiror Recommendation	27
Acquiror Rights	27
Acquiror SEC Documents	29
Acquiror Shareholder Approval	27
Acquiror Special Meeting	44
Acquiror Stock Plans	66
Acquiror Stock Price	66
Acquisition Sub	Preamble
Action	66
Adjusted Option	6
Adjusted SAR	6
Adjusted Share Unit	7
Affiliates	66
Agreement	Preamble
Alternative Financing	52
Anti-Bribery Laws	14
Antitrust Authority	66
Antitrust Laws	66
Atomic Energy Act	10
BIS	15
Book-Entry Share	2
Business Day	66
Cash Consideration	3
Cash-Settled Share Unit	6
Certificate of Merger	2
Certificates	2
CFIUS	67
CFIUS Approval	67
Closing	1
Closing Date	1
Code	67
Commitment Letter	34
Company	Preamble
Company Adverse Recommendation Change	41
Company Board	9
Company Common Stock	10
Company Disclosure Letter	8

-iv-

Company Equity Awards	7
Company Financial Statements	12
Company Material Adverse Effect	67
Company Non-Union Employees	50
Company Permits	14
Company Plan	18
Company Recommendation	10
Company Related Parties	65
Company SEC Documents	12
Company Shareholder Approval	9
Company Special Meeting	44
Company Stock Plans	67
Company Superior Proposal	68
Company Takeover Proposal	68
Company Transfers	37
Company Union Employees	51
Confidentiality Agreement	40
Contract	68
Conversion Consideration	3
Convocation	44
Covered Employees	19
D&O Insurance	49
DDTC	15
Deed of Charge	68
Divestiture Action	46
DOE	15
DSS	47
E&C Agreement	68
E&C Sale	68
Effective Time	2
Encumbrance	68
Environmental Laws	68
Environmental Permits	68
Equity Award Consideration	68
Equity Award Exchange Ratio	7
ERISA	18
ERISA Affiliate	69
Exchange Act	10
Exchange Agent	4
Exchange Fund	4
Exchange Ratio	3
Financing	34
Financing Failure Termination Fee	60
Financing Parties	65
Financing Sources	34
FOCI	47
Form S-4	10
GAAP	12
Government Contracts	23
Government Prime Contractor	23
Government Subcontractor	23

-v-

Governmental Entity	10
Holdco Shares	69
Holdcos	69
HSR Act	10
Indebtedness	69
Indemnified Parties	49
Intellectual Property Rights	69
International Trade Authorizations	15
International Trade Laws	15
Intervening Event	69
Intervening Event Recommendation Change	42
IRS	69
Joint Proxy Statement	18
Knowledge	70
Law	70
LBCL	1
Leased Real Property	70
Marketing Period	70
Material Contract	17
Materials of Environmental Concern	70
Maturity Date	70
Merger	1
Merger Consideration	2
Multiemployer Plan	18
NEH	70
New Plans	50
NISPOM	47
Non-U.S. Plan	19
NRC	10
Nuclear Regulatory Agencies	10
Nuclear Regulatory Approvals	47
OFAC	15
Old Plans	50
Option	6
Order	70
Outside Date	58
Owned Real Property	70
Partial Termination Fee	61
Per Share Cash Amount	3
Permitted Encumbrances	70
Person	71
Post-Signing Share Unit	7
Pre-Signing Share Units	6
Put Option Agreements	71
Put Price	71
Put Right	71
Representatives	39
Required Information	52
Restraints	55
Restricted Person	15
Reverse Termination Fee	60

-vi-

Rights	11
SAR	6
SEC	71
Second Phase Information Request	46
Second Request	46
Securities Act	10
Share Units	71
Shares	Recitals
Site	71
SOX	12
Stock-Settled Share Unit	6
Subsidiary	71
Surviving Corporation	1
Tax or Taxes	71
Tax Return or Tax Returns	71
Termination Fee	60
Toshiba	72
Transaction Documents	72
Transactions	5
Trustee	72
UK Put Option Agreement	72
Union Agreements	51
Unrestricted Cash	72
US Put Option Agreement	72
WARN Act	14
willful and material breach	59

-vii-

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (this “Agreement”), dated as of July 30, 2012, by and among Chicago Bridge & Iron Company N.V., a limited liability company (naamloze vennootschap) with corporate seat in Amsterdam, the Netherlands, having its registered office at Oostduinlaan 75, 2596 JJ ‘s-Gravenhage, the Netherlands (“Acquiror”), Crystal Acquisition Subsidiary Inc, a Louisiana corporation (“Acquisition Sub”), and The Shaw Group Inc., a Louisiana corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of Acquisition Sub and the Supervisory Board and Management Board of Acquiror (the “Acquiror Boards”) and the Board of Directors of the Company each has approved and declares advisable and in the best interests of their respective shareholders this Agreement and the acquisition of the Company by Acquiror by means of a merger of Acquisition Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the Company Common Stock (such issued and outstanding shares of the Company Common Stock, collectively, the “Shares”), other than Shares owned by Acquiror, Acquisition Sub, any direct or indirect wholly owned Subsidiary of Acquiror or any wholly owned Subsidiary of the Company, any shares of Company Common Stock held in the treasury of the Company, and any Shares held by a holder exercising dissenters’ rights in accordance with Section 2.4, will be converted into the right to receive the Merger Consideration.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger.    Upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Law of the State of Louisiana (the “LBCL”), at the Effective Time, Acquisition Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Acquisition Sub will cease, and the Company will continue as the surviving corporation under the name “The Shaw Group”. The Company as the surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation.”

Section 1.2    Closing.    The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on the third Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VII, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another date or place is agreed to in writing by the parties to this Agreement (the date of the Closing being the “Closing Date”); provided, however, that if the Marketing Period has not ended at the time of satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VII, the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Acquiror on no less than three (3) Business Days’ notice to the Company and (b) the third Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VII for the Closing as of the date determined pursuant to this proviso), or such other date, time, or place as agreed to in writing by the parties hereto; provided, further, that in any event the Closing shall not occur prior to February 13, 2013.

Section 1.3    Effective Time.    The parties to this Agreement shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) on the Closing Date (or on such other date as Acquiror and the Company may agree in writing) with the Secretary of State of the State of Louisiana, in such form as required by, and executed in accordance with, the applicable provisions of the LBCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Louisiana, or such later time as is specified in the Certificate of Merger and as is agreed to by Acquiror and the Company in writing, being the “Effective Time”).

Section 1.4    Effect of the Merger.    The Merger shall have the effects set forth in Section 12:115 of the LBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Acquisition Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5    Articles of Incorporation and By-Laws of the Surviving Corporation.    At the Effective Time, the Restated Articles of Incorporation and Amended and Restated By-Laws of the Company, as in effect immediately prior to the Effective Time, shall as of the Effective Time become the articles of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.6    Directors and Officers of the Surviving Corporation.    The directors of Acquisition Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

Section 1.7    Subsequent Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Acquisition Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquisition Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Acquisition Sub, the Company or the holders of Shares or securities of the Company, Acquiror or Acquisition Sub:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b)(i) or any Shares to be converted into shares of the Surviving Corporation pursuant to Section 2.1(b)(ii)) and other than as provided in Section 2.4) will be cancelled and extinguished and be converted into the right to receive the following consideration, payable to the holder of each Share (the “Merger Consideration”) upon surrender of either the certificate formerly representing such Share (“Certificates”) or any corresponding book-entry Share (“Book-Entry Share”) in the manner provided in

Section 2.2: (i) $41.00 in cash, without interest (the “Per Share Cash Amount”) (the “Cash Consideration”), and (ii) the right to receive from Acquiror an additional amount of cash (the “Conversion Consideration”) in euros equal to the par value of 0.12883 (the “Exchange Ratio”) shares of common stock, par value EUR 0.01 per share, of Acquiror (“Acquiror Common Stock”), which Conversion Consideration will not actually be paid to the holders of Shares but will instead be converted into shares of Acquiror Common Stock immediately following the Effective Time, as more fully set forth in Section 2.1(d). All Shares, when so converted into the Merger Consideration, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of Certificates or Book-Entry Shares will cease to have any rights with respect to such Shares, except the right to receive (i) the Merger Consideration for such Shares upon the surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, without interest, and (ii) any cash to be paid in lieu of any fractional share of Acquiror Common Stock in accordance with Section 2.6.

(b) (i) Each share of Company Common Stock held in the treasury of the Company and each Share owned directly by Acquiror or Acquisition Sub immediately before the Effective Time shall be cancelled and extinguished, and no payment or other consideration will be made with respect to such shares.

(ii) Each Share held by any direct or indirect wholly owned Subsidiary of the Company, any direct or indirect wholly owned Subsidiary of Acquiror (other than Acquisition Sub) or any direct or indirect wholly owned Subsidiary of Acquisition Sub immediately prior to the Effective Time shall be converted into such number of shares of common stock, no par value, of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c) Each share of common stock, no par value, of Acquisition Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Immediately following the Effective Time, without any further action by Acquiror, Acquisition Sub, the Company or the holders of Shares or securities of the Company, Acquiror or Acquisition Sub, the Conversion Consideration otherwise (but for the provisions of this Section 2.1(d)) payable to each former holder of Shares will be converted automatically into an aggregate number of shares of Acquiror Common Stock equal to the total amount of Conversion Consideration payable to such holder of Shares as set forth in Section 2.1(a), divided by the par value of a single share of Acquiror Common Stock, subject to Section 2.6. The shares of Acquiror Common Stock issuable to each former holder of Shares pursuant to the preceding sentence will, for all purposes of Dutch Law, be deemed to be fully paid (volgestort) by way of setoff (verrekening) against the obligation of Acquiror to pay Conversion Consideration to such former holder of Shares as set forth in Section 2.1(a).

(e) The shares of Acquiror Common Stock to be issued to former holders of Shares pursuant to Section 2.1(d) will be issued by way of notation by the Company in the shareholders register (aandeelhoudersregister) of Acquiror, without the need for any further formalities and without the need for any delivery of share certificates (aandeelbewijzen) representing such shares of Acquiror Common Stock, except if and to the extent that a Person receiving shares of Acquiror Common Stock pursuant to Section 2.1(d) specifically requests Acquiror in writing to deliver share certificates representing such Shares to such Person, in which case Acquiror will deliver share certificates to such Person representing the appropriate number of shares of Acquiror Common Stock, in accordance with Acquiror’s normal procedures for delivery of share certificates upon request by holders of Acquiror Common Stock. The Company shall not be obligated to make the notation on Acquiror’s shareholders register referred to in the preceding sentence in respect of any former holder of Shares, or to deliver share certificates to any former holder of Shares as referred to in the preceding sentence, except if and to the extent that the Acquiror has received notice from the Exchange Agent pursuant to Section 2.2(b)(i) that the relevant former holder of Shares has surrendered his Certificates or Book-Entry Shares to the Exchange Agent in accordance with the procedures set forth in Section 2.2(b)(i).

Section 2.2     Payment; Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Acquiror will designate a national bank or trust company, that is reasonably satisfactory to the Company, to act as agent for the holders of Shares in connection with the Merger (the “Exchange Agent”) to receive the cash necessary to make the cash payments contemplated by Section 2.1(a) after giving effect to the provisions of Section 2.1(d). Promptly after the Effective Time and in any event not later than two Business Days following the Effective Time, Acquiror or the Surviving Corporation shall deposit, or cause to be deposited, in trust with the Exchange Agent in a separate account for the benefit of holders of Shares (the “Exchange Fund”) the aggregate cash to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a) after giving effect to the provisions of Section 2.1(d). If for any reason the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including the payment of any cash to be paid in lieu of any fractional share of Acquiror Common Stock in accordance with Section 2.6), the Surviving Corporation shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

(b) (i) As soon as reasonably practicable after the Effective Time, and in any event within five Business Days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Share whose Shares were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in customary form) and (B) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter until the first anniversary of the Effective Time surrender such Certificates or Book-Entry Shares to the Exchange Agent under cover of the letter of transmittal, as agent for such holder. Upon delivery of a duly completed and validly executed letter of transmittal and the surrender of Certificates or Book-Entry Shares on or before the first anniversary of the Effective Time, Acquiror shall cause the Exchange Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, cash in an amount equal to the Per Share Cash Amount multiplied by the number of Shares represented by such Certificates or Book-Entry Shares plus cash payable in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.6. Until so surrendered, Certificates or Book-Entry Shares (other than Shares held by Acquiror, Acquisition Sub, or any direct or indirect wholly owned Subsidiary of Acquiror, direct or indirect wholly owned Subsidiary of the Company or direct or indirect wholly owned Subsidiary of Acquisition Sub, and Shares held in the treasury of the Company) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates or Book-Entry Shares. The Exchange Agent will, within five days of any surrender of Certificates or Book-Entry Shares pursuant to this Section 2.2(b)(i), notify Acquiror of such surrender, whereupon Acquiror will, in accordance with its normal procedures for issuance of new shares, make the appropriate entries in Acquiror’s shareholders register, as set forth in Section 2.1(e), in respect of the number of shares of Acquiror Common Stock issuable upon such surrender of Certificates or Book-Entry Shares pursuant to Section 2.1(d), taking into account (to the extent applicable) the provisions of Section 2.2(b)(ii).

(ii) If all or any portion of the Cash Consideration, or all or any portion of the shares of Acquiror Common Stock issuable pursuant to Section 2.1(d), in each case in respect of cancelled Shares, is to be paid or issued to a Person other than the Person in whose name surrendered Certificates are registered, it will be a condition to such payment or issuance, as applicable, that (A) the Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that (B) the Person requesting payment of Cash Consideration, or issuance of shares of Acquiror Common Stock, to a person other than the Person in whose name the relevant surrendered Certificates are registered, shall have paid any transfer and other Taxes required by reason of such payment of Cash Consideration, or issuance of shares of Acquiror Common Stock, to a person other than the registered holder of the Certificates surrendered, or shall have established to the satisfaction of the

Exchange Agent and Acquiror that such Tax is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II, including shares of Acquiror Common Stock issued pursuant to Section 2.1(d), will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

(c) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing Shares held by Acquiror, Acquisition Sub or any direct or indirect wholly owned Subsidiary of Acquiror, direct or indirect wholly owned Subsidiary of the Company or direct or indirect wholly owned Subsidiary of Acquisition Sub, and Shares held in the treasury of the Company) are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration, including shares of Acquiror Common Stock issuable pursuant to Section 2.1(d), as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares which immediately before the Effective Time represented the Shares.

(d) Promptly following the date which is one year after the Effective Time, the Surviving Corporation will be entitled to require the Exchange Agent to deliver to it any cash, including any interest received with respect to such cash, Certificates and other documents in its possession relating to the Merger and the other transactions contemplated by this Agreement (together with the Merger, the “Transactions”), which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to the Surviving Corporation, and thereafter such holders will be entitled to look to (i) the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Cash Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest on such Cash Consideration and (ii) to Acquiror, with respect to the shares of Acquiror Common Stock issuable pursuant to Section 2.1(d) upon surrender of their Certificates or Book-Entry Shares. Notwithstanding the foregoing, none of Acquiror, the Surviving Corporation, any Subsidiary of Acquiror or the Exchange Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. The obligation of Acquiror to issue shares of Acquiror Common Stock pursuant to the Merger to any former holder of Shares shall absolutely and finally terminate and expire (vervallen), without any limitation or restriction whatsoever, at such time as such former holder of Shares, as a result of abandoned property, escheat or similar Laws applicable within the United States, or for any other reason based on Laws applicable within the United States, ceases to be entitled to receive from the Surviving Corporation the Cash Consideration in respect of such holder’s Shares.

(e) Notwithstanding any provision in this Agreement to the contrary, Acquiror, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from cash amounts payable under this Agreement, such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

(f) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Acquiror or the Surviving Corporation may direct as indemnity against any Action that may be made against it with respect to such Certificate, the Exchange Agent shall (i) pay, in exchange for such lost, stolen or destroyed Certificate, the Cash Consideration to be paid in respect of the Shares represented by such Certificates as contemplated by this

Article II and (ii) notify the Acquiror of such payment, whereupon the Acquiror will issue to the holder of the relevant lost, stolen or destroyed Certificate, in the manner set forth in Section 2.1(e), the appropriate number of shares of Acquiror Common Stock issuable in respect of the Shares represented by such lost, stolen or destroyed Certificate as set forth in Section 2.1(d).

Section 2.3    Treatment of Company Stock Plans.

(a) Each option to purchase Shares granted pursuant to a Company Stock Plan, whether vested or unvested (each, an “Option”) that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be converted into an option (an “Adjusted Option”) to purchase, on the same terms and conditions (including with respect to vesting and exercisability) as were applicable to such Option immediately prior to the Effective Time, the number of shares of Acquiror Common Stock, rounded down to the nearest whole share, determined by multiplying the number of Shares subject to such Option immediately prior to the Effective Time by the Equity Award Exchange Ratio, at an exercise price per share of Acquiror Common Stock, rounded up to the nearest whole cent, equal to the per share exercise price for the Shares otherwise purchasable pursuant to such Option immediately prior to the Effective Time divided by the Equity Award Exchange Ratio; provided, however, that the adjustments provided in this Section 2.3(a) with respect to any Options, whether or not they are “incentive stock options” as defined in Section 422 of the Code, are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code.

(b) Each stock appreciation right granted pursuant to a Company Stock Plan, whether vested or unvested (each, a “SAR”) that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be converted into a stock appreciation right (an “Adjusted SAR”), on the same terms and conditions (including with respect to vesting and exercisability) as were applicable to such SAR immediately prior to the Effective Time, in respect of the number of shares of Acquiror Common Stock, rounded down to the nearest whole share, determined by multiplying the number of Shares subject to such SAR immediately prior to the Effective Time by the Equity Award Exchange Ratio, at an exercise price per share of Acquiror Common Stock rounded up to the nearest whole cent, equal to the per share exercise price for the Shares otherwise subject to such SAR immediately prior to the Effective Time divided by the Equity Award Exchange Ratio; provided, however, that the adjustments provided in this Section 2.3(b) with respect to any SARs are intended to be effected in a manner that is consistent with Section 409A of the Code.

(c) Each award of a right under any Company Stock Plan that is outstanding as of the date of this Agreement (other than awards of Options or SARs, the treatment of which is specified in Section 2.3(a) and Section 2.3(b)) entitling the holder thereof to shares of Company Common Stock (or, at the option of the Company, cash) (each, a “Stock-Settled Share Unit”) and that remains outstanding or payable as of the Effective Time shall become fully vested and shall be cancelled and, in exchange therefor, each holder of a vested Stock-Settled Share Unit shall be entitled to receive the Merger Consideration in respect of each Share underlying the cancelled vested Stock-Settled Share Unit (with the Conversion Consideration so payable to such holder being immediately converted into the appropriate number of shares of Acquiror Common Stock as set forth in Section 2.1(d)), as soon as reasonably practicable (but in no event later than five Business Days) following the Effective Time; provided, however, in the event that payment of Cash Consideration, or issuance of shares of Acquiror Common Stock, to any holder of a Stock-Settled Share Unit pursuant to this sentence would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Stock-Settled Share Unit, the payment of such Cash Consideration, or issuance of shares of Acquiror Common Stock, as applicable, shall instead be made at the time specified in the applicable Company Stock Plan and related award document.

(d) Each award of a right under any Company Stock Plan that is outstanding as of the date hereof (other than awards of Options or SARs, the treatment of which is specified in Section 2.3(a) and Section 2.3(b)) entitling the holder thereof solely to cash equal to or based on the value of Shares (each, a “Cash-Settled Share Unit” and, together with the Stock-Settled Share Units, the “Pre-Signing Share Units”) and that remains outstanding or payable as of the Effective Time shall become fully vested and shall be cancelled and, in exchange therefor, each holder of a vested Cash-Settled Share Unit shall be entitled to receive an amount, in cash, equal to the Equity Award Consideration in respect of each Share underlying the cancelled vested Cash-Settled Share Unit, as soon as reasonably practicable (but in no event later than five Business Days) following the Effective Time; provided, however, in the event that such payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Cash-Settled Share Unit, the payment shall instead be made at the time specified in the applicable Company Stock Plan and related award document.

(e) Each award of a right under any Company Stock Plan that is granted after the date hereof as permitted under Section 5.1 entitling the holder thereof to shares of Company Common Stock or cash equal to or based on the value of Shares (each, a “Post-Signing Share Unit”) and that remains outstanding or payable as of the Effective Time shall be converted as of the Effective Time into (A) a restricted share unit award (an “Adjusted Share Unit”), with the same terms and conditions (including with respect to vesting) (provided that, to the extent necessary to comply with mandatory requirements of Dutch Law, the holder of such Adjusted Share Unit may be required to pay Acquiror the aggregate par value of the shares of Acquiror Common Stock issuable under such Adjusted Share Unit, prior to issuance of such shares to such holder) as were applicable to such Post-Signing Share Unit immediately prior to the Effective Time, covering the number of shares of Acquiror Common Stock, rounded down to the nearest whole share, determined by multiplying the number of Shares subject to such award immediately prior to the Effective Time by the Equity Award Exchange Ratio and (B) cash in lieu of any fractional Adjusted Share Unit lost to such rounding in the amount set forth in Section 2.6, which cash shall be payable as soon as reasonably practicable (but in no event later than five Business Days) following the Effective Time (provided, however, in the event that such cash payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Post-Signing Share Unit, the payment shall instead be made at the time specified in the applicable Company Stock Plan and related award document).

(f) “Equity Award Exchange Ratio” means the number equal to the quotient obtained by dividing (i) the Equity Award Consideration by (ii) the closing price of Acquiror Common Stock on the trading day immediately prior to the Closing Date, as reported by Bloomberg.

(g) Each Employee Performance Cash Unit Award Agreement and Section 16 Officer Performance Cash Unit Award Agreement issued pursuant to the Company’s 2008 Omnibus Incentive Plan shall be subject to the terms of the first sentence of Section 6.8(a).

(h) Prior to the Effective Time, the Company and Acquiror shall take all actions necessary to effectuate the treatment of the Options, SARs and Share Units (collectively, the “Company Equity Awards”) contemplated by this Section 2.3 and to ensure that neither any holder of a Company Equity Award nor any other participant in any Company Stock Plan shall have any right thereunder to acquire any securities of the Company or the Surviving Corporation or to receive any payment or benefit with respect to any award previously granted under the Company Stock Plan, except as provided in this Section 2.3.

(i) Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of the Adjusted Options, Adjusted SARs and Adjusted Share Units in accordance with this Section 2.3. As soon as reasonably practicable after the Effective Time, Acquiror shall file a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Acquiror Common Stock subject to such Adjusted Options, Adjusted SARs and Adjusted Share Units and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Adjusted Options, Adjusted SARs and Adjusted Share Units remain outstanding. As of the Effective Time, Acquiror shall be responsible for the Company Stock Plans under which Adjusted Options, Adjusted SARs and Adjusted Share Units will be outstanding.

(J) Any payments made pursuant to this Agreement to any holder of a Pre-Signing Share Unit shall be net of all applicable Taxes that Acquisition Sub, the Surviving Corporation and the Exchange Agent, as the

case may be, shall be required to deduct and withhold from such payments under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law. To the extent that amounts are so deducted and withheld by Acquiror, the Surviving Corporation or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the applicable Pre-Signing Share Unit by Acquisition Sub, the Surviving Corporation or the Exchange Agent.

Section 2.4    Dissenting Shares.    Notwithstanding Section 2.2, Shares outstanding immediately prior to the Effective Time and held by a holder who has voted against the Merger and who has properly exercised dissenters’ rights with respect thereto in accordance with Section 12:131 of the LBCL shall not be converted into the right to receive the Merger Consideration, and holders of such Shares shall instead be entitled to receive payment of the fair cash value of such Shares in accordance with Section 12:131 of the LBCL, unless such holder fails to perfect, withdraws or otherwise loses the right to payment of the fair cash value of such Shares under the LBCL. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to payment of the fair cash value of such Shares under the LBCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive (i) the Cash Consideration and (ii) (after giving effect to the provisions of Section 2.1(d) in respect of the Conversion Consideration otherwise payable to such holder) shares of Acquiror Common Stock as set forth in Section 2.1(d). The Company shall give Acquiror prompt notice of any demands received by the Company pursuant to Section 12:131 of the LBCL, and Acquiror, at its expense, shall have the right to direct all negotiations and proceedings with respect to such demands so long as Acquiror does not create any obligations for the Company effective prior to the Effective Time. Except with the prior written consent of Acquiror, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.5    Adjustments.    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company or Acquiror shall occur as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Per Share Cash Amount and/or the Exchange Ratio, as applicable, shall be appropriately adjusted to provide Acquiror and the holders of Shares the same economic benefit as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company or Acquiror to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.6    Fractional Shares.    No certificate or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Acquiror. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted by virtue of the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock, shall receive, in lieu of such fraction of a share of Acquiror Common Stock, cash, without interest, in United States dollars in an amount equal to such fractional part of a share of Acquiror Common Stock multiplied by the Acquiror Stock Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the letter from the Company, dated the date of this Agreement, addressed to Acquiror (the “Company Disclosure Letter”), and (ii) the Company SEC Documents filed with the SEC between September 1, 2011 and the date of this Agreement (including information set forth in any exhibit thereto, but excluding any disclosure set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than historical facts included therein), the Company represents and warrants to Acquiror as follows. Each disclosure in any section or subsection of the Company Disclosure Letter shall only qualify or modify another section or subsection of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to such other section or subsection is reasonably apparent from the text of the disclosure made.

Section 3.1    Organization.

(a) Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly incorporated or organized, validly existing and in good standing (where such concept is relevant under the laws of the jurisdiction of incorporation or organization of the relevant entity) under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except, with respect to the Company’s Subsidiaries, where the failure to be so organized, existing and in good standing or to have such power, authority and government approvals has not had and would not have or reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company is not in default in the performance, observance or fulfillment of any provision of the Company’s Restated Articles of Incorporation, or the Company’s Amended and Restated By-Laws. No Subsidiary is in default in the performance, observance or fulfillment of any provision of such Subsidiary’s articles of incorporation, bylaws or similar organizational documents, except, with respect to the Company’s Subsidiaries that are not Significant Subsidiaries (as such term is defined in Rule 12b-2 under the Exchange Act), as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2    Authorization; Validity of Agreement; Company Action.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Acquiror and Acquisition Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equitable relief.

(b) The affirmative vote of the holders of three-fourths of the outstanding Shares entitled to vote (not including any shares deemed beneficially owned by a “Related Person,” as defined in the Company’s Restated Articles of Incorporation), as well as of a majority of the voting power present, in accordance with the Company’s Restated Articles of Incorporation to adopt this Agreement (the “Company Shareholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock, or any of them, that is necessary in connection with the consummation of the Merger.

(c) At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company’s shareholders, (ii) approved this Agreement and the Transactions, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s shareholders and (iv) resolved (subject to Section 5.3(d), Section 5.3(e) and Section 5.3(f)) to recommend to the Company’s shareholders that they adopt this Agreement (such recommendation, the “Company Recommendation”).

Section 3.3     Consents and Approvals; No Violations.

(a) Except for (i) the filing with the SEC of the preliminary proxy statement and the Joint Proxy Statement and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Acquiror Common Stock in the Merger will be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and in which the Joint Proxy Statement will be included as a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and the declaration of effectiveness of the Form S-4, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Louisiana pursuant to the LBCL, (iii) the Company Shareholder Approval and the Acquiror Shareholder Approval, (iv) CFIUS Approval and (v) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Securities Act, (C) the rules and regulations of the New York Stock Exchange, (D) such filings as may be required by any applicable state securities or “blue sky” Laws, (E) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any other Antitrust Laws, (F) the United States Nuclear Regulatory Commission (the “NRC”), and any other federal or state agency having jurisdiction over the possession or use of radioactive materials, including any “NRC Agreement State” acting under delegated authority pursuant to section 274 of the Atomic Energy Act of 1954, as amended (the “Atomic Energy Act”) (together with the NRC, the “Nuclear Regulatory Agencies”), (G) the Defense Security Service and (H) the Directorate of Defense Trade Controls, no consents or approvals of, or filings, declarations or registrations with, any federal, state, local, domestic, foreign or supranational court, administrative or regulatory agency or commission or other federal, state, local, domestic, foreign or supranational governmental authority or instrumentality or any arbitral forum (each a “Governmental Entity”), are necessary for the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, and compliance by the Company with any of the terms or provisions hereof, do not and will not (i) contravene or conflict with or violate any provision of the Company’s Restated Articles of Incorporation or its Amended and Restated By-Laws or any of the similar organizational documents of any of its Subsidiaries, (ii) assuming that the consents, approvals, filings, declarations and registrations referred to in Section 3.3(a) are duly obtained or made, contravene, conflict with or violate any Order or Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract binding upon the Company or any of its Subsidiaries, or by which they or any of their respective properties or assets may be bound or affected, or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which, individually or in the aggregate, would not have or be reasonably likely to have a Company Material Adverse Effect.

Section 3.4    Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Preferred Stock, no par value, and 200,000,000 shares of Common Stock, no par value (the “Company Common Stock”). As of

July 27, 2012, (i) no shares of Company Preferred Stock are issued and outstanding, (ii) 65,997,122 shares of Company Common Stock are issued and outstanding, (iii) 26,591,241 shares of Company Common Stock are held in the treasury of the Company, (iv) 1,699,984 shares of Company Common Stock are reserved for issuance under the Company Stock Plans in respect of outstanding and future awards, (v) 3,559,181 shares of Company Common Stock are issuable upon the exercise of outstanding Options, and (vi) 919,835 shares of Company Common Stock are issuable upon the vesting of Share Units. Except as set forth in this Section 3.4(a), for awards granted under the Company Stock Plans in accordance with Section 5.1(iv) and for issuances of Company Common Stock resulting from the exercise or settlement of awards granted under the Company Stock Plans in accordance with Section 5.1(iii), there are no (A) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (B) existing options, warrants, calls, preemptive rights, subscription or other rights, instruments, agreements, arrangements or commitments of any character, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or any of its Subsidiaries or any securities or instruments convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, instrument, agreement, arrangement or commitment, (C) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock or other equity interest or voting securities of the Company or of any of its Subsidiaries or (D) issued or outstanding performance awards, units, rights to receive shares of Company Common Stock or the capital stock or other equity interest or voting securities of the Company or of any of its Subsidiaries on a deferred basis, or rights to purchase or receive Company Common Stock or such other capital stock or equity interest or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company (the items referred to in clauses (A) through (D) of or with respect to any Person, collectively, “Rights”). Except as set forth in Section 3.4(a) of the Company Disclosure Letter, no Subsidiary of the Company owns any shares of capital stock of the Company.

(b) Except as set forth in Section 3.4(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock and other Rights of each of the Company’s Subsidiaries are owned beneficially and of record by the Company, directly or indirectly, and all such shares and Rights have been duly authorized, validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of any Encumbrances. Section 3.4(b) of the Company Disclosure Letter lists each Subsidiary of the Company and its jurisdiction of organization. Except as set forth in Section 3.4(b) of the Company Disclosure Letter, the Company is not subject to any obligation or requirement to provide material funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary.

(c) Except as set forth in Section 3.4(c) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity or enterprise, other than its Subsidiaries, which are set forth in Section 3.4(b) of the Company Disclosure Letter. Except as set forth in Section 3.4(c) of the Company Disclosure Letter, the Company is not subject to any obligation or requirement to provide material funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other Person.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock and other Rights of the Company or any of its Subsidiaries.

(e) Except as would not have and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there have been no re-pricings of any Options through amendments, cancellation and reissuance or other means during the current or prior two calendar years, (ii) none of the Options or Pre-Signing Share Units have been granted in contemplation of the Merger or the transactions contemplated in this Agreement, (iii) none of the Options was granted with an exercise price below the Fair Market Value (as defined in the applicable Company Stock Plan) on the date of grant, and (iv) all grants of Options and Pre-Signing Share Units were validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the consolidated financial statements of the Company in accordance with United States generally accepted accounting principles (“GAAP”), and no such grants of Options involved any “back dating,” “forward dating” or similar practices.

Section 3.5    SEC Reports and Financial Statements.

(a) The Company has filed with or furnished to the SEC (i) its annual reports on Form 10-K for its fiscal years ended August 31, 2009, 2010 and 2011, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after August 31, 2011, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since August 31, 2011, and (iv) all other forms, reports, schedules, statements and other documents required to be filed or furnished by it since September 1, 2011, under the Exchange Act or the Securities Act (clauses (i) through and including (iv), collectively, the “Company SEC Documents”). As of its respective date, and, if amended, as of the date of the last such amendment, each Company SEC Document, including any financial statements or schedules included therein, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be. Each registration statement, as amended or supplemented, if applicable, filed by the Company pursuant to the Securities Act since August 31, 2009, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the Company’s Subsidiaries is, or at any time since September 1, 2011 has been, required to file any forms, reports or other documents with the SEC. Each of the consolidated financial statements included in the Company SEC Documents (including the related notes and schedules) (the “Company Financial Statements”) (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (x) complies in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, (y) has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the Company Financial Statements or in the notes to the Company Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (z) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries as of the date and for the periods referred to in the Company Financial Statements.

(b) Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), and including similar collaboration, participation or off-set arrangements or obligations, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents or the Company Financial Statements, or (ii) except as set forth in Section 3.5(b) of the Company Disclosure Letter, any Contract relating to any transaction or relationship with, or ownership or other economic interest in, any variable interest entity.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications were and are true and complete on the date such certifications were made and as of the date of this Agreement, respectively. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Since August 31, 2009, neither the Company nor any of its Subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) There are no outstanding or unresolved comments from any comment letters received by the Company from the SEC relating to reports, statements, schedules, registration statements or other filings filed by the Company with the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC. The Company has made available to Acquiror true and complete copies of all written comment letters from the staff of the SEC received since August 31, 2009 through the date of this Agreement relating to the Company SEC Documents and all written responses of the Company thereto through the date of this Agreement. None of the Company SEC Documents is the subject of any confidential treatment request by the Company.

(e) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and the Exchange Act and the Securities Act, and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s outside auditors and the Audit Committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, all of which information described in clauses (A) and (B) above has been disclosed by the Company to Acquiror prior to the date of this Agreement. Since August 31, 2009, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(f) Since August 31, 2009 through the date of this Agreement, to the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after August 31, 2009, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Company Board or any committee thereof or to any director or officer of the Company any evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after August 31, 2009, by the Company or any of its officers, directors, employees or agents.

Section 3.6    Absence of Certain Changes.    Since September 1, 2011 through the date of this Agreement, except as contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and (b) there has not been (i) any event, circumstance, change, occurrence, state of facts or effect (including the incurrence or arising of any liabilities of any nature, whether or not accrued, contingent or otherwise) that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) any action taken or agreed to be taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of clause (v), (vi), (viii), (ix), (x), (xi), (xv) or (xvii) of Section 5.1.

Section 3.7    No Undisclosed Material Liabilities.    There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice, and (iv) liabilities or obligations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8    Compliance with Laws and Orders.

(a) The Company and each of its Subsidiaries is and, since August 31, 2009, has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order (the terms Law and Order for purposes of this Section 3.8(a) shall not include International Trade Laws and any International Trade Authorizations issued by a Governmental Entity arising under International Trade Laws which are the subject of Section 3.9 or the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or any similar foreign, state or local law which is the subject of Section 3.13(h)), except for failures to comply or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries (the “Company Permits,” which term for purposes of this Section 3.8(a) shall not include International Trade Authorizations that are the subject of Section 3.9), except for failures that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Without limiting the other provisions of this Section 3.8, and except as would not have and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since August 31, 2009, have been in compliance with, to the Knowledge of the Company, all statutory and regulatory requirements under the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), as amended, the Anti-Kickback Act of 1986, as amended, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Officials in International Business Transactions and all legislation implementing such convention and all other international anti-bribery conventions, and all other anti-corruption, bribery, money laundering and similar Laws and Orders (including any applicable written standards, requirements, directives or policies of any Governmental Entity) (the “Anti-Bribery Laws”). Since August 31, 2009, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity or from any third Person that alleges that the Company, any of its Subsidiaries or any employee or agent thereof is in violation of any Anti-Bribery Laws.

(c) Since August 31, 2009, neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged material irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Bribery Law.

Section 3.9    Compliance with International Trade Laws.

(a) Except as would not have and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries since August 31, 2009 have been, and currently are, in compliance in all respects with (i) all applicable Laws and all authorizations, registrations, clearances, or permits issued or granted by any Governmental Entity identified in this Section 3.9(a) to the Company or any of its Subsidiaries concerning the exportation, re-exportation, and temporary importation of any products, technology, technical data or services, as administered by the Bureau of Industry and Security of the Department of Commerce (“BIS”), the Directorate of Defense Trade Controls of the United States Department of State (“DDTC”), the U.S. Department of Energy (“DOE”), the NRC, and the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); (ii) United States and international economic and trade sanctions administered by OFAC; (iii) United States Laws concerning anti-boycotts administered by the Office of Anti-boycott Controls of the United States Department of Commerce and the IRS; (iv) Laws concerning importations administered by the Bureau of Customs and Border Protection of the United States Department of Homeland Security; and (v) Laws concerning export and import reporting administered by the Census Bureau of the United States Department of Commerce (collectively, “International Trade Laws”).

(b) Except as would not have and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries and, to the Knowledge of the Company, Persons authorized by them to act on behalf of any of those entities have obtained from relevant Governmental Entities all necessary licenses and other authorizations required for the export, re-export, transfer and import of products, technology, technical data, and services in accordance with International Trade Laws (collectively, “International Trade Authorizations”).

(c) Section 3.9 of the Company Disclosure Letter lists all current and pending material International Trade Authorizations that the Company and its Subsidiaries have obtained from, or submitted for approval to, Governmental Entities.

(d) Since August 31, 2009, except as identified in Section 3.9 of the Company Disclosure Letter or as would not have and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has received any written notice, or to the Knowledge of the Company, any oral notice, from any Governmental Entity identified in Section 3.9(a) (i) asserting that the Company or any of its Subsidiaries or any agent or employee thereof has violated, is not in compliance with, or has any liability under, any International Trade Laws or (ii) threatening to revoke or terminate any International Trade Authorizations. As of the date of this Agreement, no Action, investigation or review by any such Governmental Entity is pending or, to the Knowledge of the Company, has been threatened against the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in such capacity with respect to any potential violation or liability arising under or relating to any International Trade Laws except as would not have and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) None of the Company or any of its Subsidiaries has made or intends to make any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential material violation or liability arising under or relating to any International Trade Laws.

(f) None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any significant shareholder (i.e., a shareholder that owns 5% or more of the entity’s voting shares), director, officer, employee or agent of the Company or the Subsidiaries is a Restricted Person. “Restricted Person” means: (A) any Person whose property is blocked under an Executive Order issued by the President or under any OFAC administered sanctions; (B) any governmental authority with which transactions by U.S. Persons are prohibited as of the time of a relevant transaction under any International Trade Laws; (C) any Person designated in the

Specially Designated Nationals and Blocked Persons list maintained by OFAC; (D) any “National” of Cuba except an “Unblocked National”, as those terms are defined in Title 31, Part 515 of the U.S. Code of Federal Regulations, as amended from time to time; and (E) any Person owned or controlled by, or acting or purporting to act for, any of the foregoing Persons.

(g) None of the Company or any of its Subsidiaries has investments in or revenues from Cuba, Iran, North Korea, Sudan, or Syria, or otherwise conducts business with Restricted Persons.

Section 3.10    Material Contracts.

(a) Except as set forth in Section 3.10(a) of the Company Disclosure Letter or listed in any “Exhibit Index” of any Company SEC Document, as of the date of this Agreement, neither of the Company nor any of its Subsidiaries is a party to or expressly bound by (and none of their respective assets are bound by) any: (i) Contract (other than this Agreement) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC; (ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness for borrowed money (or guarantee thereof) of any Person other than the Company or any of its Subsidiaries in excess of $30,000,000; (iii) Contract (other than this Agreement) for the sale of any of its assets after the date of this Agreement (other than sales of assets and inventory in the ordinary course of business); (iv) Contract (other than a Company Stock Plan or award agreement thereunder) that contains a put, call, right of first refusal, right of first negotiation, right of first offer or redemption, repurchase or similar right pursuant to which the Company or any of its Subsidiaries would be required to, or have the option or right to, purchase or sell, as applicable, any equity interests, businesses, lines of business, divisions, joint ventures, partnerships or other assets of any Person with a book value of or for a purchase price in excess of $10,000,000 or which is otherwise material to the Company; (v) settlement agreement or similar Contract with a Governmental Entity or Order or other administrative confirmatory action letter to which the Company or any of its Subsidiaries is a party involving future performance by the Company or any of its Subsidiaries in any such case; (vi) Contract providing for indemnification (including any obligations to advance funds for expenses) of the current or former directors or officers of the Company or any of its Subsidiaries (other than commercial agreements entered into in the ordinary course of business); (vii) any collective bargaining agreement, or any other Contract with any labor union, labor organization or works council; (viii) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $40,000,000; (ix) any Contract (other than customer Contracts entered into in the ordinary course of business and parent guarantees thereunder) containing covenants of the Company or any of its Subsidiaries to indemnify or hold harmless another Person, unless such indemnification or hold harmless obligation to such Person contained in such Contract would not reasonably be expected to exceed a maximum of $40,000,000; (x) any Contract that limits or purports to limit, in any material respect, the ability of the Company or any Subsidiary or Affiliate of the Company (including, following the Merger, Acquiror or any of its Affiliates) to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time; (xi) any license, assignment, joint ownership Contract, royalty Contract or other Contract with respect to Intellectual Property Rights (other than non-exclusive license agreements with respect to specific projects entered into in the ordinary course of business and generally commercially available, “off-the-shelf” software programs) which Contract, or which Intellectual Property, is material to the Company and its Subsidiaries, taken as a whole; (xii) (A) any Contract pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other Person, or (B) any collaboration, participation, off-set or similar Contract which, in the case of this clause (B), is material to the Company and its Subsidiaries, taken as a whole; (xiii) any Contract that (A) grants to any third Person any material exclusive license or supply or distribution agreement or other similar material exclusive rights, (B) grants to any third Person any guaranteed availability of supply or services for a period greater than 12 months following the date of this Agreement, and, in each case, requires aggregate future payments to the Company or any of its Subsidiaries in excess of $40,000,000 per annum, (C) grants to any third Person any “most favored nation” rights and requires aggregate future payments to the Company or any of its Subsidiaries in excess of $40,000,000 per annum or (D) grants to any third Person price guarantees for a period greater than

12 months following the date of this Agreement and requires aggregate future payments to the Company or any of its Subsidiaries in excess of $40,000,000 per annum; (xiv) any Contract, other than a Company Plan, which requires future payments by or to the Company or any of its Subsidiaries in excess of $25,000,000 per annum containing “change of control” or similar provisions; (xv) any material sole source supply Contracts; (xvi) any interest rate, currency or commodity swap, exchange, commodity option or hedging Contract with a remaining term in excess of ninety (90) days or pursuant to which a termination payment in excess of $1,000,000 would be payable by or to the Company or any of its Subsidiaries were such hedge to be liquidated on the date of this Agreement; or (xvii) any other Contract (other than this Agreement, purchase orders for the purchase of inventory in the ordinary course of business consistent with past practice, purchase orders entered into in the performance of customer Contracts in the ordinary course of business consistent with past practice, Company Plans or Contracts between the Company and any of its wholly owned Subsidiaries or between any of the Company’s wholly owned Subsidiaries) under which the Company and its Subsidiaries are obligated to make or receive payments in the future in excess of $25,000,000 per annum or $100,000,000 during the life of the Contract. Each such Contract described in clauses (i)-(xvii), whether or not set forth in Section 3.10(a) of the Company Disclosure Letter or listed in any “Exhibit Index” of any Company SEC Document, is referred to herein as a “Material Contract.” The Company has made available to Acquiror a true, correct and complete copy of all Material Contracts, together with all amendments, modifications, waivers and other changes thereto, other than those which are immaterial.

(b) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under any Material Contract, (ii) each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, except that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equitable relief, (iii) the Company and its Subsidiaries have performed all respective obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach thereunder and (iv) neither the Company nor any of its Subsidiaries has received any notice of termination or breach with respect to, and, to the Knowledge of the Company, no party has threatened in writing to terminate, any Material Contract.

(c) The Company is not (and, to the Knowledge of the Company, no other party is) in default under the E&C Agreement, the E&C Agreement is in full force and effect, and is the valid, binding and enforceable obligation of the Company, and to the Knowledge of the Company, of the other parties thereto, except that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equitable relief, the Company has performed all obligations required to be performed by it to date under the E&C Agreement and is not (with or without the lapse of time or the giving of notice, or both) in breach thereunder in any material respect and the Company has not received any notice of termination or breach with respect to, and, to the Knowledge of the Company, no party has threatened to terminate, the E&C Agreement. Except as provided in Section 3.10(c) of the Company Disclosure Letter, the Company has made available to Acquiror a true, correct and complete copy of the E&C Agreement (including the disclosure schedules thereto) and any annexes, exhibits, appendices and related documents, together with all amendments, waivers or other changes thereto.

(d) NEH is not (and, to the Knowledge of the Company, no other party is) in default under either of the Put Option Agreements or the other Transaction Documents, the Put Option Agreements and other Transaction Documents (unless earlier terminated upon satisfaction of all the obligations thereunder) are in full force and effect, and are the valid, binding and enforceable obligation of NEH, and to the Knowledge of the Company, of the other parties thereto, except that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equitable relief. NEH and the Company and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it to date under each of the Put Option Agreements and the other Transaction Documents and is not (with or without the lapse of time or the giving of notice, or both) in breach thereunder in any material respect, and has not taken, or failed to take, any action which action or failure to act has excused or would excuse the performance in any material respect of any other party thereunder, or has resulted or would result in a material financial penalty thereunder, and NEH has not received any notice of termination or breach with respect to, and, to the Knowledge of the Company, no party has threatened to terminate or to fail to perform or delay the performance of its obligations under, either of the Put Option Agreements or the other Transaction Documents. The Company has made available to Acquiror a true, correct and complete copy of each Put Option Agreement and the other Transaction Documents and any annexes, exhibits, appendices and related documents, together with all amendments, waivers or other changes thereto. Subject to Section 3.10(d) of the Company Disclosure Letter, there are no Contracts affecting NEH’s ability to validly exercise the Put Rights with respect to all of the Holdco Shares, and to receive the Put Price with respect to all of the Holdco Shares from Toshiba, other than the Put Option Agreements and the other Transaction Documents.

Section 3.11    Information in Joint Proxy Statement and Form S-4.    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the proxy statement relating to the Company Special Meeting and the Acquiror Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Joint Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and of Acquiror, at the time of the Company Special Meeting and the Acquiror Special Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions contemplated herein, to the extent relating to the Company or any of its subsidiaries or other information supplied by or on behalf of the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 3.11 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company in writing by or on behalf of Acquiror or Acquisition Sub.

Section 3.12    Litigation.    There are no Actions (which term for purposes of this Section 3.12 shall not include Actions arising under or relating to any International Trade Laws) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets or any officer, director or employee of the Company or any of its Subsidiaries in such capacity before any Governmental Entity, which have had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries or any of their respective properties or assets is a party or subject to, or in default under, any Order which default has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13    Employees and Employee Benefits; ERISA.

(a) As used herein, the term “Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other equity incentive, compensation, severance, employment, change-in-control, retention, fringe benefit, bonus, incentive, savings, retirement, deferred compensation, or other compensatory or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA (including any related funding mechanism), in each case other than a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”), under which (i) any current or former employee, officer, director, contractor or consultant of the Company or any of its Subsidiaries (“Covered Employees”) has any present or future right to compensation or benefits and which are entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, or (ii) with respect to which the Company or any of its Subsidiaries has any present or potential future liability. The Company has made available to Acquiror in the electronic “Intralinks” data room with respect to each material Company Plan, as applicable: (A) a copy of the plan document (or, if appropriate, a form thereof), (B) the most recent annual report on Form 5500, (C) the most recent actuarial report, (D) the most recent summary plan description, and (E) the most recent IRS determination letter or opinion letter issued with respect to any plan intended to be qualified under Section 401(a) or 401(k) of the Code. Except as may be required by applicable Law, as contemplated by this Agreement, or as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company does not have any plan or commitment to modify any existing Company Plan or to implement any arrangement that would upon implementation constitute a Company Plan.

(b) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Plan has been established and maintained in compliance with its terms and is in compliance with all applicable Laws, including ERISA and the Code, (ii) there are no Actions pending or, to the Knowledge of the Company, threatened with respect to any Company Plan and (iii) each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter to that effect from the IRS, and each trust forming a part thereof is exempt from federal income tax pursuant to Section 501(a) of the Code and to the Knowledge of the Company no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination or exemption.

(c) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its ERISA Affiliates has incurred a liability under Title IV of ERISA that has not been satisfied in full, (ii) no condition exists that could subject the Company or any of its ERISA Affiliates to any such liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976 or 4980B of the Code or other liability with respect to the Company Plans, (iii) all contributions required to be made under the terms of any Company Plan have been timely made, (iv) with respect to each Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (A) the Company and its ERISA Affiliates have complied with the minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived, and (B) no such Company Plan is currently in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA and (v) neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA. To the Knowledge of the Company, with respect to Company Non-Union Employees, except as required by applicable Law, there has been no communication by the Company or any of its Subsidiaries which could reasonably be interpreted to promise or guarantee retiree welfare benefits on a permanent basis, and the Company and its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree welfare benefits for such employees that are not required by applicable Law.

(d) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Plan that is maintained primarily for the benefit of Covered Employees based outside of the United States (a “Non-U.S. Plan”) (x) if it is intended to qualify for special tax treatment, meets all requirements for such treatment, and (y) has been operated in accordance, and is in compliance with its terms and all applicable Laws, and (ii) each Non-U.S. Plan that is required to be funded is funded to the extent required by applicable Law, and with respect to all other Non-U.S. Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Subsidiary of the Company.

(e) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws in respect of employment, employment practices, labor, terms and conditions of employment and wages and hours, (ii) there is no (A) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or (B) lockout, strike, slowdown, work stoppage or, to the Knowledge of the Company, threat thereof by or with respect to any employees of the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement, or any other contract with any labor union, labor organization or works council, to the Knowledge of the Company, no demand for recognition of any employees of the Company or any of its Subsidiaries has been made by or on behalf of any labor union, labor organization or works council in the past two years, and, to the Knowledge of the Company, no petition has been filed or proceeding been instituted by any employee or group of employees of the Company or any of its Subsidiaries with any labor relations board or commission seeking recognition of a collective bargaining representative in the past two years, (iv) to the Knowledge of the Company, no current key employee of the Company or its Subsidiaries intends to terminate his or her employment, and (v) to the Knowledge of the Company, no union organizing activities are ongoing with respect to any employees of the Company or its Subsidiaries.

(f) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(g) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no employee of the Company or its Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(h) The Company and its Subsidiaries are and have been in compliance with all notice and other requirements under the WARN Act and any similar foreign, state or local law relating to plant closings and layoffs.

(i) Except as has not had and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) complies and, at all times after December 31, 2008 has complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Treasury and the IRS.

(j) Except as set forth in Section 3.13(j)(i) of the Company Disclosure Letter, the consummation of the Merger and the other Transactions will not, either alone or in combination with another event, accelerate the time of payment or vesting, or increase the amount of compensation due any employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust. Except as set forth in Section 3.13(j)(ii) of the Company Disclosure Letter, no Company Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code. The execution of this Agreement (either alone or in conjunction with any other event) shall not result in the funding of any “rabbi” or similar trust pursuant to any Company Plan. With respect to each (i) “named executive officer” of the Company (as determined under Item 402 of Regulation S-K promulgated by the SEC), (ii) employee of the Company who has an employment agreement providing material severance benefits and who could be subject to excise taxes pursuant to Section 4999 of the Code, (iii) other “disqualified individual” of the Company (as defined in Section 280G(c) of the Code) who is entitled to a gross-up for excise Taxes paid pursuant to Section 4999 of the Code, and (iv) employee of the Company who may be eligible to receive cash severance benefits of $300,000 or more, the Company has furnished (A) a schedule that sets forth (x) the Company’s reasonable, good faith estimate of the maximum amount that could be paid to such individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event) but excluding any such amounts resulting from changes in compensation permitted under Section 5.1(iv), and (y) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such individual, and (B) the underlying data and documentation on which such schedule is based.

Section 3.14    Properties.

(a) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property, in each case free and clear of all Encumbrances, except Permitted Encumbrances. Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has exclusive possession of each Leased Real Property and Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees. Other than as listed in Section 3.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a lessor or grantor under any material lease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any material Owned Real Property or material portion thereof.

(b) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease for the Leased Real Property is in full force and effect and is valid, binding and enforceable against the Company or one of its Subsidiaries and, to the Knowledge of the Company, the other parties thereto in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equitable relief, and (ii) there is no default under any lease for the Leased Real Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder.

(c) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Owned Real Property or Leased Real Property.

Section 3.15    Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a complete and correct list of all registrations and applications for registration of any material Intellectual Property Rights owned by the Company and any of its Subsidiaries. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company or one of its Subsidiaries owns all right, title, and interest in, or has the right to use, pursuant to a license, sublicense or similar Contract, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property Rights required to operate, or used in, the Company’s business as presently conducted, and (ii) (x) there is no pending, nor to the Knowledge of the Company, threatened, Action alleging a violation, misappropriation or infringement of the Intellectual Property Rights of any other Person by the Company or its Subsidiaries, (y) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate, interfere with or infringe upon the Intellectual Property Rights of any other Person, and neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such violation, misappropriation, interference or infringement is or may be occurring or has or may have occurred, and (z) to the Knowledge of the Company, no other Person has violated, misappropriated, diluted or infringed any Intellectual Property Rights owned by, and that are material to, any of the businesses of the Company or any of its Subsidiaries.

(b) No Intellectual Property Rights of the businesses of the Company or any of its Subsidiaries are subject to any outstanding Order restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries, nor is any Action pending or, to the Knowledge of the Company, threatened that challenges the Company’s or any of its Subsidiaries’ rights in, or the validity of, any Intellectual Property Right owned or used by the Company or its Subsidiaries, except where any Order or pending or threatened Action has not been and would not be or reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

(c) Except as has not been and would not be or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all Intellectual Property Rights owned by the Company and its Subsidiaries that is registered, applied for, filed or recorded with any Governmental Entity (and with respect to domain names, any material domain names registered with any registrar or similar entity), including any pending applications to register any of the foregoing, is subsisting and valid and enforceable and, except as set forth on Section 3.15(c) of the Company Disclosure Letter, no such Intellectual Property Rights are involved in any interference, reissue, reexamination, opposition, cancellation or similar Action and, to the Knowledge of the Company, no such Action is threatened with respect to any such Intellectual Property Rights.

Section 3.16    Environmental Laws.

(a) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries comply, and have complied, with all Environmental Laws, and possess and comply, and have complied, with all applicable Environmental Permits required under Environmental Laws to operate the businesses of the Company and its Subsidiaries as currently operated, and neither the Company nor any Subsidiary has received any written communication from a Governmental Entity, that alleges that the Company or any Subsidiary is not in compliance with any Environmental Laws; (ii) there are no, and there have not been any, Materials of Environmental Concern at any property currently or, to the Knowledge of the Company, formerly owned, operated, occupied or leased by the Company or its Subsidiaries, under circumstances that have resulted in or are reasonably likely to result in liability to the Company or its Subsidiaries pursuant to contract or any Environmental Laws; and (iii) the Company has not received any written notification alleging that it is liable, or written request for information, pursuant to any applicable Environmental Law, including with respect to any release, threatened release of, or exposure of any person or property to, any Materials of Environmental Concern at any location. Except as set forth on Section 3.16(a) of the Company Disclosure Letter or has not been and is not reasonably likely to be, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, against any person whose liability the Company or any of its Subsidiaries has assumed contractually or by operation of law, and (ii) no penalty has been assessed within the past five years against the Company or any of its Subsidiaries, in each case with respect to any matters relating to or arising out of any Environmental Laws.

(b) All material reports, assessments, results of investigations or audits, correspondence or other documentation addressing material environmental matters pertaining to the Company or any of its Subsidiaries or any property or facility now or previously owned, occupied, leased or operated by the Company or any of its Subsidiaries that (i) are in the possession, custody or control of the Company or any of its Representatives and (ii) have been produced or prepared within the three years prior to the date of this Agreement, have been made available for review by Acquiror prior to the date hereof.

Section 3.17    Customer/Supplier Relationships.

(a) Except as set forth in Section 3.17(a) of the Company Disclosure Letter, since August 31, 2011, no material customer of the Company or any of its Subsidiaries has indicated in writing that it will stop or materially decrease purchasing services, materials or products from the Company or such Subsidiary, and no material supplier or service provider of the Company or any of its Subsidiaries has indicated in writing that it will stop or materially decrease the supply of materials, products or services to the Company or such Subsidiary, or, in each case, is otherwise involved in, or is threatening, a material dispute with the Company or such Subsidiaries.

(b) Except as set forth in Section 3.17(b) of the Company Disclosure Letter, since August 31, 2011 through the date of this Agreement, no Material Contracts between the Company or any of its Subsidiaries and any customer or supplier have been terminated for cause or for convenience.

Section 3.18    Backlog.    Section 3.18 of the Company Disclosure Letter sets forth the backlog of the Company’s business segments as of May 31, 2012, including the estimate as of such date of the total revenues remaining to be earned. Except as set forth thereon, Section 3.18 of the Company Disclosure Letter has been prepared by senior management of the Company or the applicable Subsidiary of the Company on a basis consistent with its past practice of preparing and tracking the backlog of the Company and its Subsidiaries.

Section 3.19    Government Contracts.

(a) Since August 31, 2011, and except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, bid, change order or other commitment or funding vehicle between the Company or any of its Subsidiaries and (i) a Governmental Entity, (ii) any prime contractor to a Governmental Entity (a “Government Prime Contractor”) or (iii) any subcontractor with respect to any contract described in subclauses (i) or (ii) (a “Government Subcontractor”)(such contracts, being the “Government Contracts”), (A) the Company and each of its Subsidiaries has complied with all material terms and conditions of such Government Contracts, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein, (B) the Company and each of its Subsidiaries has complied with all material requirements of applicable Law pertaining to such Government Contracts, (C) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contracts were complied with and correct in all material respects as of their effective date, and the Company and each of its Subsidiaries has complied in all material respects with all such representations and certifications, (D) neither the United States Government nor any Government Prime Contractor or Government Subcontractor has notified the Company or any of its Subsidiaries in writing that the Company or such Subsidiary has materially breached or materially violated any applicable Law, or any material certification, representation, clause, provision or requirement pertaining to such Government Contracts, (E) no termination for convenience, termination for default, or cure notice or show cause notice under the Federal Acquisition Regulations has been given (and is currently in effect as of the date of this Agreement) pertaining to any Government Contract or claim or request for equitable adjustment by the Company or any of its Subsidiaries against a Governmental Entity and (F) no Governmental Entity has requested a material contract price adjustment based on a claimed material disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or claim of defective pricing.

(b) The Company’s and each of its Subsidiaries’ cost accounting and procurement systems with respect to Government Contracts are in compliance in all material respects with all applicable governmental regulations and requirements.

(c) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees (i) is (or during the last three years has been) under administrative, civil or criminal investigation, or indictment or audit by any Governmental Authority with respect to any material irregularity, material misstatement or material omission arising under or relating to any Government Contract (other than routine Defense Contract Audit Agency audits, in which no such material irregularities, material misstatements or material omissions were identified) or (ii) during the last three years has conducted or initiated any material internal investigation or made a voluntary disclosure to the United States Government, with respect to any material irregularity, misstatement or omission arising under or relating to any Government Contract.

(d) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, there exist (i) no outstanding claims against the Company or any of its Subsidiaries, either by the United States government or by any Government Prime Contractor or Government Subcontractor arising under or relating to any Government Contracts and (ii) no disputes between the Company or any of its Subsidiaries and the United States Government under the Contract Disputes Act of 1978, as amended, or any other federal statute or between the Company or any of its Subsidiaries and any Government Prime Contractor or Government Subcontractor arising under or relating to any Government Contract.

(e) Neither the Company, any of its Subsidiaries nor any of its or their respective directors, officers, or employees is or for the last three years has been formally debarred or formally suspended from participation in the award of contracts with any Governmental Entity or has been declared ineligible for contracting with any Governmental Entity.

(f) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received an adverse or negative government past performance evaluation or rating prepared and administered pursuant to Federal Acquisition Regulation Subpart 42.15 that could adversely affect the evaluation by the Government, prime contractor, or higher tier subcontractor, as applicable, of any quotation, bid or proposals for an award of a new Government Contract or the renewal of an existing Government Contract.

(g) Except as set forth in Section 3.19(g) of the Company Disclosure Letter or as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable national security obligations and security measures required by their Government Contracts or applicable Law, and (ii) there are no facts or circumstances that would, or would be reasonably likely to, result in the suspension or termination of Government security clearances or that would be reasonably likely to render the Company or any of its Subsidiaries ineligible for such security clearances in the future.

Section 3.20    Transactions with Affiliates.    Except as set forth on the Company’s last proxy statement filed with the SEC prior to the date of this Agreement, since the date of such proxy statement, no event has occurred as of the date of this Agreement that would be required to be reported to the SEC pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.21    Insurance.    The Company and its Subsidiaries maintain insurance in such amounts and covering such losses and risks as, in the Company’s reasonable determination, is adequate to protect the Company and its Subsidiaries and their respective businesses and is customary for companies engaged in similar businesses in similar industries.

Section 3.22    Taxes.

(a) The Company and each of its Subsidiaries has timely filed (or there has been timely filed with respect to it) all material Tax Returns required to be filed under applicable Law, taking into account any properly obtained extensions of time within which to file such Tax Returns, and has timely paid (or there has been timely paid with respect to it) all Taxes shown thereon as due and owing and all other material Taxes required to be paid, except for Taxes being contested in good faith and for which adequate reserves have been established in the Company’s financial statements. All such Tax Returns were correct and complete in all material respects.

(b) No audit or other proceeding with respect to any material Taxes of the Company or any of its Subsidiaries, or any material Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each material assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Entity has been timely paid and there is no material assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes of the Company or any of its Subsidiaries that could reasonably be expected to result in a material additional liability for Taxes.

(c) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing, Tax indemnity or similar agreement.

(e) The Company and each of its Subsidiaries has withheld and remitted all material Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other party, and has otherwise complied, in all material respects, with all Laws relating to withholding.

(f) There are no material Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except Permitted Encumbrances.

(g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company), (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or (iii) has any liability for any material Taxes of any Person (other than the Company and its Subsidiaries) as a transferee or successor or by contract.

(h) During the three-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code.

(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

Section 3.23    Opinion of Financial Advisor.    The Company Board has received the opinion of Morgan Stanley & Co. LLC dated as of the date the Company Board approved this Agreement, to the effect that, as of such date and subject to certain assumptions, qualifications, limitations and other matters set forth in such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than Acquiror and its Affiliates) in the Merger pursuant to this Agreement is fair to such holders from a financial point of view.

Section 3.24    Brokers or Finders.    Except for Morgan Stanley & Co. LLC, no agent, broker, investment banker, financial advisor, finder or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or payment from the Company or any of its Subsidiaries in connection with any of the Transactions.

Section 3.25    State Takeover Statutes.    The approval by the Company Board of this Agreement, the Merger and the other Transactions represents all the action necessary to render inapplicable to this Agreement, the Merger and the other Transactions, the provisions of Sections 12:132–12:134 of the LBCL, and, to the extent applicable, the provisions of Article VIII of the Company’s Restated Articles of Incorporation and any other potentially applicable anti-takeover or similar statute or regulation.

Section 3.26    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article III, in the Company Disclosure Letter or in the certificate referenced in Section 7.2(c), neither the Company nor any other Person makes any other express or implied representation or warranty, and the Company hereby disclaims any other representation or warranty, on behalf of or relating to the Company or any of its Affiliates, its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in (i) the letter from Acquiror, dated the date of this Agreement, addressed to the Company (the “Acquiror Disclosure Letter”) and (ii) the Acquiror SEC Documents filed with the SEC between January 1, 2012 and the date of this Agreement (including information set forth in any exhibit thereto, but excluding any disclosure set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than historical facts included therein), Acquiror represents and warrants to the Company as follows. Each disclosure in any section or subsection of the Acquiror Disclosure Letter shall only qualify or modify another section or subsection of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to such other section or subsection is reasonably apparent from the text of the disclosure made.

Section 4.1    Organization.

(a) Acquiror is duly organized and validly existing under the laws of the Netherlands. Each of the Subsidiaries of Acquiror and Acquisition Sub is duly incorporated or organized, validly existing and in good standing (where such concept is relevant under the laws of the jurisdiction of incorporation or organization of the relevant entity) under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals has not had and would not have or be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Acquiror owns, directly or indirectly, all of the issued and outstanding capital stock of the Acquisition Sub.

(b) Acquiror and each of its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had and would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.2    Authorization; Validity of Agreement; Necessary Action.

(a) Each of Acquiror and Acquisition Sub has full corporate or other organizational power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Acquiror and Acquisition Sub of this Agreement, and the consummation by them of the Transactions have been duly and validly authorized by the board of directors of Acquisition Sub, by the Acquiror Boards and by Acquiror as the sole stockholder of Acquisition Sub, and no other corporate action on the part of Acquiror or Acquisition Sub is necessary to authorize the execution, delivery and performance by Acquiror and Acquisition Sub of this Agreement and the consummation of the Transactions, except that the consummation of the Merger requires the Acquiror Shareholder Approval. This Agreement has been duly executed and delivered by Acquiror and Acquisition Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of Acquiror and Acquisition Sub enforceable against each of them in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equitable relief.

(b) The approval of the resolution of the Management Board of the Acquiror to enter into this Agreement pursuant to Section 107a subparagraph c of Book 2 of the Dutch Civil Code by an absolute majority of the votes cast at the Acquiror Special Meeting (the “Acquiror Shareholder Approval”) and the affirmative vote of Acquiror as the sole stockholder of Acquisition Sub to adopt this Agreement is the only vote or consent of the holders of any class or series of the capital stock of Acquiror or Acquisition Sub that is necessary in connection with the consummation of the Merger.

(c) At a meeting duly called and held, each of the Acquiror Boards unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of Acquiror’s shareholders and declared this Agreement advisable, (ii) approved and adopted this Agreement and the Transactions, (iii) directed that the approval of the consummation of the Transactions be submitted to a vote at a meeting of Acquiror’s shareholders and (iv) resolved (subject to Section 5.4) to recommend to Acquiror’s shareholders that they approve the consummation of the Transactions (such recommendation, the “Acquiror Recommendation”).

Section 4.3    Consents and Approvals; No Violations.

(a) As of the date of this Agreement and as of the Effective Time, except for (i) the filing with the SEC of the preliminary proxy statement and the Joint Proxy Statement and of the Form S-4, and the declaration of effectiveness of the Form S-4, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Louisiana pursuant to the LBCL, (iii) the Acquiror Shareholder Approval and the Company Shareholder Approval, (iv) CFIUS Approval, (v) filings required to be made with the Trade Register of the Chamber of Commerce of Amsterdam in connection with the issuance of shares of Acquiror Common Stock pursuant to Section 2.1(d) or otherwise hereunder and (vi) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Securities Act, (C) the rules and regulations of the New York Stock Exchange, (D) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (E) the HSR Act and any other Antitrust Laws, (F) the Nuclear Regulatory Agencies, (G) the Defense Security Service and (H) the Directorate of Defense Trade Controls, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Acquiror and Acquisition Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not have or be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(b) The execution and delivery of this Agreement by Acquiror and Acquisition Sub and the consummation by Acquiror and Acquisition Sub of the Transactions, and compliance by Acquiror and Acquisition Sub with any of the terms or provisions hereof, do not and will not (i) contravene or conflict with or violate any provision of the organizational documents of Acquiror or Acquisition Sub or any of their respective Subsidiaries, (ii) assuming that the consents, approvals, filings, declarations and registrations referred to in Section 4.3(a) are duly obtained or made, contravene, conflict with or violate any Order or Law binding upon or applicable to Acquiror or Acquisition Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of Acquiror or Acquisition Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract binding upon Acquiror or Acquisition Sub or any of their respective Subsidiaries, or by which they or any of their respective properties or assets may be bound or affected, or any license, franchise, permit or other authorization held by Acquiror or Acquisition Sub or any of their respective Subsidiaries, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which would not have or be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.4    Capitalization.

(a) The authorized capital stock of Acquiror consists of 250,000,000 shares of Acquiror Common Stock. As of June 30, 2012, (i) 101,522,318 shares of Acquiror Common Stock are issued and 96,657,619 are outstanding, (ii) 4,864,699 shares of Acquiror Common Stock are held in the treasury of Acquiror, (iii) approximately 5.4 million shares of Acquiror Common Stock are reserved for issuance under the Acquiror Stock Plans in respect of future awards, (iv) approximately 1.9 million shares of Acquiror Common Stock are awarded under the Acquiror Stock Plans and are subject to future vesting, and (v) approximately 1.0 million shares of Acquiror Common Stock are issuable upon the exercise of outstanding options to purchase shares of Acquiror Common Stock, whether vested or unvested (each, an “Acquiror Option”). As of the date of this Agreement, except as set forth in this Section 4.4(a), and for issuances of Acquiror Common Stock resulting from the exercise of Acquiror Options outstanding as of the date of this Agreement and except as set forth in this Agreement, there are no (A) shares of capital stock or other equity interests or voting securities of Acquiror authorized, issued or outstanding, (B) existing options, warrants, calls, preemptive rights, subscription or other rights, instruments, agreements, arrangements or commitments of any character, obligating Acquiror or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in Acquiror or any of its Subsidiaries or any securities or instruments convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating Acquiror or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, instrument, agreement, arrangement or commitment, (C) outstanding contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock, or the capital stock or other equity interest or voting securities of Acquiror or of any of its Subsidiaries or (D) issued or outstanding performance awards, units, rights to receive shares of Acquiror Common Stock or the capital stock or other equity interest or voting securities of Acquiror or of any of its Subsidiaries on a deferred basis, or rights to purchase or receive Acquiror Common Stock or such other capital stock or equity interest or voting securities issued or granted by Acquiror to any current or former director, officer, employee or consultant of Acquiror (the items referred to in clauses (A) through (D) of or with respect to any Person, collectively, “Acquiror Rights”). As of the date of this Agreement, except as set forth in Section 4.4(a) of the Acquiror Disclosure Letter, no Subsidiary of Acquiror owns any shares of capital stock of Acquiror.

(b) Except as set forth in Section 4.4(b) of the Acquiror Disclosure Letter, all of the outstanding shares of capital stock and other Acquiror Rights of each of Acquiror’s Subsidiaries are owned beneficially and of record by Acquiror, directly or indirectly, and all such shares and Acquiror Rights have been duly authorized, validly issued and are fully paid and nonassessable and are owned by either Acquiror or one of its Subsidiaries free and clear of any Encumbrances.

(c) There are no voting trusts or other agreements or understandings to which Acquiror or any of its Subsidiaries is a party with respect to the voting of the capital stock and other Acquiror Rights of Acquiror or any of its Subsidiaries.

Section 4.5    SEC Reports and Financial Statements.

(a) Acquiror has filed with or furnished to the SEC (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2009, 2010 and 2011, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 2011, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Acquiror held since December 31, 2011, and (iv) all other forms, reports, schedules, statements and other documents required to be filed or furnished by it since January 1, 2012, under the Exchange Act or the Securities Act (clauses (i) through and including (iv), collectively, the “Acquiror SEC Documents”). As of its respective date, and, if amended, as of the date of the last such amendment, each Acquiror SEC Document, including any financial statements or schedules included therein, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Acquiror SEC Document or necessary in order to make the statements in such Acquiror SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and SOX, as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be. To the Knowledge of Acquiror, each registration statement, as amended or supplemented, if applicable, filed by Acquiror pursuant to the Securities Act since January 1, 2010, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of Acquiror’s Subsidiaries is, or at any time since January 1, 2012 has been, required to file any forms, reports or other documents with the SEC. Each of the consolidated financial statements included in the Acquiror SEC Documents (including the related notes and schedules) (the “Acquiror Financial Statements”) (w) has been prepared from, and is in accordance with, the books and records of Acquiror and its consolidated Subsidiaries, (x) complies in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, (y) has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the Acquiror Financial Statements or in the notes to the Acquiror Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (z) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Acquiror and its Subsidiaries as of the date and for the periods referred to in the Acquiror Financial Statements.

(b) Neither Acquiror nor any of Acquiror’s Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Acquiror and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), and including similar collaboration, participation or off-set arrangements or obligations, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Acquiror or any of its Subsidiaries in the Acquiror SEC Documents or the Acquiror Financial Statements, or (ii) any Contract relating to any transaction or relationship with, or ownership or other economic interest in, any variable interest entity.

(c) Each of the principal executive officer of Acquiror and the principal financial officer of Acquiror (or each former principal executive officer of Acquiror and each former principal financial officer of Acquiror, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Acquiror SEC Documents, and the statements contained in such certifications were and are true and complete on the date such certifications were made and as of the date of this Agreement, respectively. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Since December 31, 2009, neither Acquiror nor any of its Subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) There are no outstanding or unresolved comments from any comment letters received by Acquiror from the SEC relating to reports, statements, schedules, registration statements or other filings filed by Acquiror with the SEC. To the Knowledge of Acquiror, none of the Acquiror SEC Documents is the subject of any ongoing review by the SEC. None of the Acquiror SEC Documents is the subject of any confidential treatment request by Acquiror.

(e) Acquiror has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Acquiror (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Acquiror in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and the Exchange Act and the Securities Act, and is accumulated and communicated to Acquiror’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Acquiror’s outside auditors and the Audit Committee of the Supervisory Board of Acquiror (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Acquiror’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror’s internal control over financial reporting, all of which information described in clauses (A) and (B) above has been disclosed by Acquiror to Acquiror prior to the date of this Agreement. Since December 31, 2009, any material change in internal control over financial reporting required to be disclosed in any Acquiror SEC Document has been so disclosed.

(f) Since December 31, 2009 through the date of this Agreement, to the Knowledge of the Acquiror, (i) neither Acquiror nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Acquiror or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2009, including any material complaint, allegation, assertion or claim that Acquiror or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Acquiror or any of its Subsidiaries, whether or not employed by Acquiror or any of its Subsidiaries, has reported to an Acquiror Board or any committee thereof or to any director or officer of Acquiror any evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2008, by Acquiror or any of its officers, directors, employees or agents.

Section 4.6    Absence of Certain Changes.    Since January 1, 2012 through the date of this Agreement, except as contemplated by this Agreement, (a) Acquiror and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and (b) there has not been any event, circumstance, change, occurrence, state of facts or effect (including the incurrence or arising of any liabilities of any nature, whether or not accrued, contingent or otherwise) that has had or would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.7    No Undisclosed Material Liabilities.    There are no liabilities or obligations of Acquiror or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Acquiror Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice, and (iv) liabilities or obligations that have not had and would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.8    Compliance with Laws and Orders.    Acquiror and each of its Subsidiaries is and, since December 31, 2009, has been in compliance with, and to the Knowledge of Acquiror is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order (the terms Law and Order for purposes of this Section 4.8 (i) shall not include International Trade Laws and any International Trade Authorizations issued by a Governmental Entity arising under International Trade Laws which are the subject of Section 4.9 and (ii) for the avoidance of doubt, shall include Anti-Bribery Laws), except for failures to comply or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Acquiror and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of Acquiror and its Subsidiaries (the “Acquiror Permits,” which term for purposes of this Section 4.8 shall not include International Trade Authorizations that are the subject of Section 4.9), except for failures that have not had and would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Acquiror and each of its Subsidiaries is in compliance with the terms of the Acquiror Permits, except for failures to comply or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.9    Compliance with International Trade Laws.

(a) Except as would not have and would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect, Acquiror and its Subsidiaries since December 31, 2009 have been, and currently are, in compliance in all respects with International Trade Laws.

(b) Except as would not have and would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect, Acquiror and its Subsidiaries and, to the Knowledge of Acquiror, Persons acting on behalf of any of those entities have obtained from relevant Governmental Entities all International Trade Authorizations.

(c) Since December 31, 2009, except as would not have and would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect, none of Acquiror or any of its Subsidiaries has received any written notice, or to the Knowledge of Acquiror, any oral notice, from any Governmental Entity identified in Section 3.9(a) (i) asserting that Acquiror or any of its Subsidiaries or any agent or employee thereof has violated, is not in compliance with, or has any liability under, any International Trade Laws or (ii) threatening to revoke or terminate any International Trade Authorizations. As of the date of this Agreement, no Action, investigation or review by any such Governmental Entity is pending or, to the Knowledge of Acquiror, has been threatened against Acquiror or any of its Subsidiaries or any officer, director or employee of Acquiror or any of its Subsidiaries in such capacity with respect to any potential violation or liability arising under or relating to any International Trade Laws except as would not have and would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(d) None of Acquiror or any of its Subsidiaries or, to the Knowledge of the Acquiror, any significant shareholder (i.e., a shareholder that owns 5% or more of the entity’s voting shares), director, officer, employee or agent of Acquiror or the Subsidiaries is a Restricted Person.

(e) None of the Acquiror or any of its Subsidiaries has investments in or revenues from Cuba, Iran, North Korea, Sudan, or Syria, or otherwise conducts business with Restricted Persons.

Section 4.10    Government Contracts.

(a) Since December 31, 2011, and except as has not had and would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect, with respect to each prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, bid, change order or other commitment or funding vehicle between Acquiror or any of its Subsidiaries and (i) a Governmental Entity, (ii) any Government Prime Contractor or (iii) any Government Subcontractor, (A) Acquiror and each of its Subsidiaries has complied with all material terms and conditions of such Government Contracts, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein, (B) Acquiror and each of its Subsidiaries has complied with all material requirements of applicable Law pertaining to such Government Contracts, (C) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contracts were complied with and correct in all material respects as of their effective date, and Acquiror and each of its Subsidiaries has complied in all material respects with all such representations and certifications, (D) neither the United States Government nor any Government Prime Contractor or Government Subcontractor has notified Acquiror or any of its Subsidiaries in writing that Acquiror or such Subsidiary has materially breached or materially violated any applicable Law, or any material certification, representation, clause, provision or requirement pertaining to such Government Contracts, (E) no termination for convenience, termination for default, or cure notice or show cause notice under the Federal Acquisition Regulations has been given (and is currently in effect as of the date of this Agreement) pertaining to any Government Contract or claim or request for equitable adjustment by Acquiror or any of its Subsidiaries against a Governmental Entity and (F) no Governmental Entity has requested a material contract price adjustment based on a claimed material disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or claim of defective pricing.

(b) Neither Acquiror nor any of its Subsidiaries, nor any of their respective directors, officers or employees (i) is (or during the last three years has been) under administrative, civil or criminal investigation, or indictment or audit by any Governmental Authority with respect to any material irregularity, material misstatement or material omission arising under or relating to any Government Contract (other than routine Defense Contract Audit Agency audits, in which no such material irregularities, material misstatements or material omissions were identified) or (ii) during the last three years has conducted or initiated any material internal investigation or made a voluntary disclosure to the United States Government, with respect to any material irregularity, misstatement or omission arising under or relating to any Government Contract.

(c) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect, there exist (i) no outstanding claims against Acquiror or any of its Subsidiaries, either by the United States government or by any Government Prime Contractor or Government Subcontractor arising under or relating to any Government Contracts and (ii) no disputes between Acquiror or any of its Subsidiaries and the United States Government under the Contract Disputes Act of 1978, as amended, or any other federal statute or between Acquiror or any of its Subsidiaries and any Government Prime Contractor or Government Subcontractor arising under or relating to any Government Contract.

(d) Neither Acquiror, any of its Subsidiaries nor any of its or their respective directors, officers, or employees is or for the last three years has been formally debarred or formally suspended from participation in the award of contracts with any Governmental Entity or has been declared ineligible for contracting with any Governmental Entity.

(e) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect, neither Acquiror nor any of its Subsidiaries has received an adverse or negative government past performance evaluation or rating that could adversely affect the evaluation by the Government, prime contractor, or higher tier subcontractor, as applicable, of any quotation, bid or proposals for an award of a new Government Contract or the renewal of an existing Government Contract.

(f) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect, Acquiror and each of its Subsidiaries are in compliance with all applicable national security obligations and security measures required by their Government Contracts or applicable Law, and there are no facts or circumstances that would, or would be reasonably likely to, result in the suspension or termination of Government security clearances or that would be reasonably likely to render Acquiror or any of its Subsidiaries ineligible for such security clearances in the future.

Section 4.11    Ownership of Company Common Stock.    Neither Acquiror, or any of its Subsidiaries (including Acquisition Sub) is, and at no time during the last five years has Acquiror or any of its Subsidiaries (including Acquisition Sub) been, an “interested shareholder” of the Company as defined in Section 12:132 of the LBCL. Except as set forth in Section 4.11 of the Acquiror Disclosure Letter, neither Acquiror or any of its Subsidiaries (including Acquisition Sub) owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 4.12    Information in Disclosure Documents.    None of the information supplied or to be supplied by or on behalf of Acquiror or Acquisition Sub for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Acquiror, at the time of the Company Special Meeting and the Acquiror Special Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Acquiror or Acquisition Sub is responsible for filing with the SEC in connection with the Transactions contemplated herein, to the extent relating to Acquiror, Acquisition Sub or any of their respective subsidiaries or other information supplied by or on behalf of Acquiror or Acquisition Sub for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 4.12 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Acquiror or Acquisition Sub in writing by or on behalf of the Company.

Section 4.13    Availability of Funds.    Without limiting the effect of Section 9.12, as of the Closing Date, Acquiror shall have, or have immediately available to it, sufficient funds to pay the Cash Consideration in respect of all of the then outstanding Shares and to pay all other cash amounts payable to the holders of Shares pursuant to Article II upon consummation of the Merger in accordance with its terms. Without limiting the effect of Section 9.12, Acquiror expressly acknowledges and agrees that the obligations of Acquiror and Acquisition Sub hereunder, including the obligation to consummate the Merger, are not subject to, or conditioned on, receipt of financing.

Section 4.14    No Prior Activities.    Except in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions, Acquisition Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.15    Litigation.    There are no Actions pending or, to the Knowledge of Acquiror, threatened against or affecting Acquiror or Acquisition Sub or any of their respective Subsidiaries or any of their respective properties or assets or any officer, director or employee of Acquiror or Acquisition Sub or any of their respective Subsidiaries in such capacity before any Governmental Entity, which have had or would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Neither Acquiror and Acquisition Sub nor any of their respective Subsidiaries or any of their respective properties or assets is a party or subject to, or in default under, any material Order which default has had or would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.16    Opinion of Financial Advisor.    The Acquiror Boards have received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated dated as of the date the Acquiror Boards approved this Agreement, to the effect that, as of such date and subject to certain assumptions, qualifications, limitations and other matters set forth in such opinion, the Merger Consideration is fair to Acquiror from a financial point of view.

Section 4.17    Financing.

(a) Acquiror has delivered to the Company a true and complete copy of the executed debt commitment letter, dated as of the date of this Agreement, by and among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Agricole Corporate and Investment Bank (collectively, the “Financing Sources”) and the Acquiror providing for debt financing as described by such commitment letter (such commitment letter, including all exhibits, schedules, annexes and amendments thereto and each such fee letter (redacted for confidential terms), collectively, the “Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, certain of the Financing Sources have agreed to lend the amounts set forth therein (the “Financing”) for the purpose of funding the Transactions.

(b) As of the date of this Agreement, the Commitment Letters are in full force and effect and are valid and binding obligations of Acquiror and, to the Knowledge of Acquiror, the other parties thereto enforceable in accordance with their respective terms, and are not subject to any conditions precedent related to the funding of the net proceeds of the Financing that are not set forth in the copies of the Commitment Letter provided to the Company.

(c) The Commitment Letter has not been amended or modified prior to the date of this Agreement and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded prior to the date of this Agreement.

(d) As of the date of this Agreement, none of the Financing Sources has notified Acquiror of its intention to terminate the Commitment Letter or not to provide the Financing.

(e) As of the date of this Agreement, Acquiror is not in default or breach under any term or condition of the Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach by Acquiror under any term or condition of the Commitment Letter. As of the date of this Agreement, Acquiror has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any of the conditions to the Financing to be satisfied pursuant to the Commitment Letter on the Closing Date.

(f) As of the date of this Agreement, there are no side letters, understandings or other agreements or arrangements relating to the Financing to which Acquiror or any of its Affiliates is a party that impose conditions to the funding of the Financing, other than those set forth in the Commitment Letter.

(g) Acquiror or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Commitment Letter to be paid by the date of this Agreement.

Section 4.18    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article IV, in the Acquiror Disclosure Letter or in the certificate referenced in Section 7.3(c), neither Acquiror, Acquisition Sub nor any other Person makes any other express or implied representation or warranty, and Acquiror hereby disclaims any other representation or warranty, on behalf of or relating to

Acquiror or any of its Affiliates, its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects. Acquiror acknowledges that neither the Company nor its Affiliates and/or other Persons on behalf of the Company are making any representation or warranty regarding financial projections or other financial forecasts of the Company; it being agreed that the foregoing is not intended to limit or modify in any respect any representation or warranty made by the Company in Article III in the Company Disclosure Letter or in the certificate referenced in Section 7.2(c).

ARTICLE V

COVENANTS

Section 5.1    Interim Operations of the Company.    Except (a) as expressly required by this Agreement, (b) as set forth on Section 5.1 of the Company Disclosure Letter, (c) as required by applicable Law, or (d) as consented to in writing by Acquiror (provided that Acquiror’s response to any written request for a consent shall not be unreasonably delayed), after the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Company agrees that:

(i) Without limiting the effect of clauses (ii)-(xx) of this Section 5.1, the Company and its Subsidiaries will conduct business only in the ordinary course of business consistent with past practice and use their reasonable best efforts to (A) preserve intact their business organizations, assets and lines of business, (B) maintain in effect all of their material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (C) keep available the services of their present officers and key employees, (D) maintain or replace all material leases and all material personal property used by the Company and its Subsidiaries and necessary to conduct its business in the ordinary course of business consistent with past practice (but with no obligation to renew or extend any lease or to otherwise exercise any rights or options it may have under any lease, including but not limited to rights to purchase or increase or decrease its current properties), and (E) preserve intact their relationships with third parties, including customers and suppliers, to the extent the preservation of such relationships is in the best interest of the Company;

(ii) the Company will not amend its Restated Articles of Incorporation or Amended and Restated By-Laws and the Company’s Subsidiaries will not amend their certificates of incorporation, bylaws or other comparable charter or organizational documents;

(iii) neither the Company nor any of its Subsidiaries will (A) declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to its capital stock, except for dividends by any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company, (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any additional shares of capital stock or other Rights of the Company or any of its Subsidiaries (including treasury stock), other than awards granted under the Company Stock Plans as provided in clause (iv) below and in respect of shares of Company Common Stock issued pursuant to the exercise or settlement of awards granted pursuant to the Company Stock Plans in accordance with their terms, (C) split, combine or reclassify the Shares or any other outstanding capital stock of the Company or any of the Subsidiaries of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor, (D) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company or any of its Subsidiaries, other than in connection with withholding to satisfy Tax obligations with respect to Company Equity Awards, acquisitions in connection with the forfeiture of Company Equity Awards, or provisions in connection with the net exercise of Options or SARs or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of the Company’s capital stock or other Rights of the Company or any of its Subsidiaries; provided that nothing contained herein shall prohibit dividends and distributions paid or made on a pro rata basis by wholly owned Subsidiaries of the Company in the ordinary course consistent with past practice;

(iv) except as required under the terms of any Company Plan, any collective bargaining agreement, or any Contract with a labor union, labor organization, or works council, the Company will not and will not permit its Subsidiaries to (A) increase or agree to increase the compensation or employee benefits payable or to become payable to any current or former officers, directors, employees or consultants of the Company or any of its Subsidiaries or pay any amount not required to be paid to any such individual, (B) grant, accelerate or modify the period of exercisability or vesting of equity compensation awards, (C) establish, adopt, enter into or amend any collective bargaining agreement, or any other contract or work rule or practice with any labor union, labor organization or works council, other than in the ordinary course of business consistent with past practice, (D) without complying fully with the notice requirements and other requirements of the WARN Act, effectuate (1) a plant closing as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Company, (2) a mass layoff as defined in the WARN Act affecting any site of employment of the Company, or (3) any similar action under the WARN Act requiring notice to employees in the event of an employment loss or layoff, (E) establish, adopt, enter into, materially amend or terminate any Company Plan or any plan, contract, policy or program that would be a Company Plan if in effect as of the date of this Agreement, or (F) fund (or agree to fund) any compensation or benefits under any Company Plan, including through a “rabbi” or similar trust;

(v) neither the Company nor any of its Subsidiaries will incur, assume, guarantee or otherwise become liable for, or modify in any material respect, the terms of any Indebtedness, including any Indebtedness under the existing revolving credit facilities of the Company, other than (A) guarantees by the Company of Indebtedness of its wholly owned Subsidiaries or guarantees by Company Subsidiaries of Indebtedness of the Company and (B) Indebtedness of a Company Subsidiary payable to the Company or a wholly owned Company Subsidiary; provided that nothing contained herein shall prohibit the Company and its Subsidiaries from (i) obtaining surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice in an aggregate principal amount not to exceed $50,000,000 individually or $150,000,000 in the aggregate, (ii) obtaining performance letters of credit for the benefit of commercial counterparties in the ordinary course of business consistent with past practice in an aggregate principal amount not to exceed $35,000,000 individually or $70,000,000 in the aggregate; provided that the Company may (x) issue letters of credit to replace performance letters of credit that are outstanding as of the date hereof or (y) issue letters of credit (whether performance or financial letters of credit) to replace cash deposits, with third party insurance carriers or otherwise, provided that the associated cash on deposit is returned to the Company, and such letters of credit shall not be subject to, or included in, the individual and aggregate limitations, or (iii) incurring other Indebtedness for borrowed money in the ordinary course of business consistent with past practice in an aggregate principal amount not to exceed $10,000,000 in the aggregate;

(vi) neither the Company nor any of its Subsidiaries will, except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned subsidiaries, make any loans, advances or capital contributions to, or investments in, any other Person in an aggregate principal amount greater than $5,000,000;

(vii) neither the Company nor any of its Subsidiaries will make, commit to make or authorize any capital expenditure or research and development expenditure, other than (i) capital expenditures associated with reimbursable commercial contracts where substantially all of the cost of such expenditures is billable to the customer and (ii) capital expenditures and research and development expenditures in the amounts and in accordance with the schedule set forth in the Company’s existing capital budgets for fiscal 2012 and 2013 (including for purposes of the 2013 budget any rollover amount from the 2012 budget), copies of which are set forth in Section 5.1(vii) of the Company Disclosure Letter;

(viii) neither the Company nor any of its Subsidiaries will (A) release, assign, compromise, pay, discharge, waive, settle, agree to settle, or satisfy any Action (including any Action relating to this Agreement or the Merger) or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the release, assignment, compromise, payment, discharge, waiver, settlement or satisfaction of claims, liabilities or obligations incurred in the ordinary course of business consistent with past practice that involve amounts not to exceed (in excess of third party insurance proceeds actually received or agreed in writing to be paid by third party insurance carriers) $10,000,000 individually or $50,000,000 in the aggregate that (x) do not require any actions or impose any restrictions on the business or operations of the Company or any of its Subsidiaries or impose any other injunctive or equitable relief, (y) provide for the complete release of the Company and its Subsidiaries of all claims and (z) do not provide for any admission of liability by the Company or any of its Subsidiaries, or (B) waive any claims of substantial value;

(ix) neither the Company nor any of its Subsidiaries will, except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets (including stock or other ownership interests of its Subsidiaries or of any other Person and including transfers of project equipment) (collectively, “Company Transfers”), other than sales of property and/or assets in the ordinary course of business consistent with past practice at not less than fair market value for consideration not greater than $17,500,000 individually and $62,500,000 in the aggregate;

(x) neither the Company nor any of its Subsidiaries will change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or Law;

(xi) neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), (B) except for tax-free transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned subsidiaries, acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or acquire any capital stock or assets of any Person, except for acquisitions, purchases, mergers or consolidations at or below fair market value for consideration not exceeding $25,000,000 in the aggregate, (C) take or omit to take any action that would cause any material Intellectual Property Rights, including with respect to any registrations or applications for registration, to lapse, be abandoned or canceled, or fall into the public domain, other than actions or omissions in the ordinary course of business consistent with past practice and not otherwise in violation of this Section 5.1 or (D) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned subsidiaries, enter into a joint venture or partnership or similar third-party business enterprise;

(xii) except as is required to effectuate any transaction that is otherwise expressly permitted by this Section 5.1 or Section 5.1 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries will enter into any Contract which would be a Material Contract, or amend or terminate any Material Contract in any material respect, or waive or grant any release or relinquishment of any material rights under, or renew, any such Material Contract, except that (A) the Company and its Subsidiaries may enter into reimbursable or unit price customer Contracts in the ordinary course of business consistent with past practice, (B) the Company and its Subsidiaries may enter into fixed price customer Contracts under which the Company and its Subsidiaries may receive payments in excess of $300,000,000 during the life of the Contract in the ordinary course of business consistent with past practice and (C) the Company and its Subsidiaries may enter into Contracts that are described in clause (v) of Section 3.10(a) in the ordinary course of business consistent with past practice; provided that nothing in this Section 5.1 shall prevent the Company or any of its Subsidiaries from entering into, amending, terminating, waiving or granting any release or relinquishment of any material rights under, or renewing any Contract where the Company has determined that seeking Acquiror’s consent to take such action or the communications related thereto would be reasonably likely to be a violation of any applicable Law;

(xiii) except to the extent that such actions do not result in additional material taxation payable by the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries will make, change or revoke any material Tax election; settle or compromise any material Tax liability or refund; enter into any closing agreement within the meaning of Section 7121 of the Code (or any comparable provision of state, local or foreign Law) with respect to any material Tax Matter; agree to any adjustment of any material Tax attribute; change any method of Tax accounting or Tax period; execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes; file any material amended Tax Return; or request any material Tax ruling;

(xiv) neither the Company nor any of its Subsidiaries will make any Person (other than Acquiror) or action (other than the Transactions) not subject to, or exempt such Person or action from, the provision of Sections 12:132–12:134 of the LBCL or any other potentially applicable anti-takeover or similar statute or regulation, or the provisions of Article VIII of the Company’s Restated Articles of Incorporation;

(xv) neither the Company nor any of its Subsidiaries will enter into any new line of business, it being understood that organic growth of an existing line of business shall not constitute entry into a new line of business;

(xvi) neither the Company nor any of its Subsidiaries will fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Entities and other authorities (including the New York Stock Exchange), subject to extensions permitted by applicable Law;

(xvii) neither the Company nor any of its Subsidiaries will permit any material insurance policy to terminate or lapse without replacing such policy with comparable coverage, or amend or cancel any material insurance policy;

(xviii) neither the Company nor any of its Subsidiaries will take, or knowingly omit to take, any action (including but not limited to any acquisition or entering into any business combination) which is intended to or which could reasonably be expected to adversely affect the ability of any of the parties hereto to perform its covenants and agreements under this Agreement or otherwise prohibit or materially delay satisfaction of the conditions to this Agreement or consummation of the Merger or other Transactions; and

(xix) neither the Company nor any of its Subsidiaries will enter into an agreement, Contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2    Interim Operations of Acquiror.    Except (a) as expressly required by this Agreement, (b) as set forth on Section 5.2 of the Acquiror Disclosure Letter, (c) as required by applicable Law, or (d) as consented to in writing by the Company after the date of this Agreement and prior to the Effective Time, Acquiror agrees that:

(i) Acquiror and its Subsidiaries will conduct business only in the ordinary course of business consistent with past practice and use their reasonable best efforts to (A) preserve intact their business organizations, assets and lines of business, (B) maintain in effect all of their material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (C) keep available the services of their present officers and key employees, (D) maintain all material leases and all material personal property used by Acquiror and its Subsidiaries and necessary to conduct its business in the ordinary course of business consistent with past practice (but with no obligation to renew or extend any lease or to otherwise exercise any rights or options it may have under any lease, including but not limited to rights to purchase or increase or decrease its current properties), and (E) preserve intact their relationships with third parties, including customers and suppliers;

(ii) Acquiror will not amend its charter or organizational documents and Acquiror’s Subsidiaries will not amend their certificates of incorporation, bylaws or other comparable charter or organizational documents in any manner that would adversely affect or delay the consummation of the Transactions or adversely affect the holders of Company Common Stock relative to the holders of Acquiror Common Stock;

(iii) neither Acquiror nor any of its Subsidiaries will declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to its capital stock; provided that nothing contained herein shall prohibit (x) dividends and distributions paid or made on a pro rata basis by Subsidiaries of Acquiror in the ordinary course consistent with past practice and (y) payment by Acquiror of regular quarterly cash dividends on shares of Acquiror Common Stock of not more than $0.05 per share per quarter, consistent with past practice as to timing of declaration, record date and payment date;

(iv) neither Acquiror nor any of its Subsidiaries will split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor, except for any such transaction by a wholly owned Subsidiary of Acquiror which remains a wholly owned Subsidiary of Acquiror after consummation of such transaction;

(v) neither Acquiror nor any of its Subsidiaries will take, or knowingly omit to take, any action (including but not limited to any acquisition or entering into any business combination) which is intended to or which could reasonably be expected to adversely affect the ability of any of the parties hereto to perform its covenants and agreements under this Agreement or otherwise prohibit or materially delay satisfaction of the conditions to this Agreement or consummation of the Merger or other Transactions;

(vi) Acquiror will not adopt, enter into or publicly disclose a plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization;

(vii) neither Acquiror nor any of its Subsidiaries will take or omit to take any action to cause the Acquiror Common Stock to cease to be eligible for listing on the New York Stock Exchange; and

(viii) neither Acquiror nor any of its Subsidiaries will enter into an agreement, Contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.3    No Solicitation by the Company.

(a) Except as expressly permitted by this Section 5.3, the Company shall, shall cause each of its Affiliates and its and their respective officers, directors and employees to, and shall use reasonable best efforts to cause any agents, financial advisors, investment bankers, attorneys, accountants and other representatives of the Company or any of its Affiliates (collectively, “Representatives”) to: (i) immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Company Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement or otherwise request, any Person that has executed a confidentiality or non-disclosure agreement within the 36-month period prior to the date of this Agreement in connection with any actual or potential Company Takeover Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such Person or its Representatives and (ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this

Section 5.3 and to limit its conversation or other communication exclusively to such referral), or (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal. Except to the extent necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to this Section 5.3 (and in such case only in accordance with the terms hereof), (i) the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (y) any confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party other than, with respect to this clause (y), any waiver, amendment, modification or permission under a confidentiality provision that does not, and would not be reasonably likely to, facilitate, encourage or relate in any way to a Company Takeover Proposal or a potential Company Takeover Proposal and (ii) the Company shall, and shall cause its Subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement, and the Company shall, and shall cause its Subsidiaries to, immediately take all steps within their power necessary to terminate any waiver that may have been heretofore granted, to any Person other than Acquiror or any of Acquiror’s Affiliates, under any such provisions.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time from and after the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company, directly or indirectly receives a bona fide, unsolicited written Company Takeover Proposal from any Person that did not result from a breach of Section 5.3 and if the Company Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, then the Company may, directly or indirectly, (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of the Company and its Subsidiaries, to the Person who has made such Company Takeover Proposal and its Representatives and potential sources of financing; provided, that the Company shall substantially concurrently with the delivery to such Person provide to Acquiror any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided or made available to Acquiror in the electronic “Intralinks” data room and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives and potential sources of financing regarding such Company Takeover Proposal. For purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality and Non-Disclosure Agreement, dated May 23, 2012, between the Company and Acquiror (the “Confidentiality Agreement”) (including standstill restrictions), provided that such confidentiality agreement (x) shall not prohibit compliance by the Company with any of the provisions of this Section 5.3 and (y) may contain a less restrictive standstill restriction or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.

(c) The Company shall promptly (and in no event later than 24 hours after receipt) notify, orally and in writing, Acquiror after receipt by the Company or any of its Representatives of any Company Takeover Proposal, including of the identity of the Person making the Company Takeover Proposal and the material terms and conditions thereof, and shall promptly (and in no event later than 24 hours after receipt) provide copies to Acquiror of any written proposals, indications of interest, and/or draft agreements relating to such Company Takeover Proposal. The Company shall keep Acquiror reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Company Takeover Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Acquiror copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such Company Takeover Proposal). The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Acquiror in accordance with this Section 5.3.

(d) Except as expressly permitted by this Section 5.3(d), the Company Board shall not (i) (A) fail to include the Company Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Acquiror, the Company Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the Company Recommendation) (it being understood that the Company Board may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Company Adverse Recommendation Change) or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to shareholders of the Company a Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Shareholder Approval is obtained, the Company Board may (x) make a Company Adverse Recommendation Change or (y) terminate this Agreement in accordance with Section 8.1(e) in order to enter into a binding written agreement with respect to such Company Superior Proposal, in each case if, after receiving a bona fide, unsolicited Company Takeover Proposal that did not result from a breach of Section 5.3, the Company Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (I) such Company Takeover Proposal constitutes a Company Superior Proposal and (II) in light of such Company Takeover Proposal, the failure to take such action would be reasonably likely to constitute a violation of the Company Board’s fiduciary duties under applicable Law; provided, however, that, prior to taking the action set forth in clause (x) or (y) above, as applicable, (1) the Company has given Acquiror at least four Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal) and has contemporaneously provided to Acquiror a copy of the Company Superior Proposal, a copy of any proposed transaction agreements with the Person making such Company Superior Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to the Company, a written summary of the material terms thereof), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Acquiror during such notice period, to the extent Acquiror wishes to negotiate, to enable Acquiror to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Acquiror, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Acquiror were to be given effect, and (4) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Acquiror an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence (except that the four Business Day period notice period referred to in clause (1) above of this proviso shall instead be equal to the longer of (I) two Business Days and (II) the period remaining under the notice period under clause (1) of this proviso immediately prior to the delivery of such additional notice under this clause (4)) during which time the Company shall be required to comply with the requirements of this Section 5.3(d) anew with respect to such additional notice, including clauses (1) through (4) above of this proviso; and provided, further, that the Company has complied in all material respect with its obligations under this Section 5.3.

(e) Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, the Company Board may change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Acquiror, the

Company Recommendation (“Intervening Event Recommendation Change”), if, in response to an Intervening Event, the Company Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to make such Intervening Event Recommendation Change would reasonably be likely to constitute a violation of the Company Board’s fiduciary duties under applicable Law; provided, however, that such action shall not be in response to a Company Takeover Proposal or a Company Superior Proposal (which is addressed under Section 5.3(d)) and prior to taking such action, (i) the Company Board has given Acquiror at least four Business Days’ prior written notice of its intention to make such Intervening Event Recommendation Change and a reasonable description of the Intervening Event that serves as the basis of such Intervening Event Recommendation Change, (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Acquiror during such notice period after giving any such notice, to the extent Acquiror wishes to negotiate, to enable Acquiror to propose revisions to the terms of this Agreement in such a manner that would obviate the need for making such Intervening Event Recommendation Change, (iii) at the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Acquiror, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to make an Intervening Event Recommendation Change would nevertheless reasonably be likely to constitute a violation of the Company Board’s fiduciary duties under applicable Law if the revisions proposed were to be given effect and (iv) in the event of each and every change to the material facts and circumstances relating to such Intervening Event, the Company shall, in each case, have delivered to Acquiror an additional notice consistent with that described in clause (i) above of this proviso and a new notice period under clause (i) of this proviso shall commence (except that the four Business Day notice period referred to in clause (i) above of this proviso shall instead be equal to the longer of (I) two Business Days and (II) the period remaining under the notice period under clause (i) of this proviso immediately prior to the delivery of such additional notice under this clause (iv)), during which time the Company shall be required to comply with the requirements of this Section 5.3(e) anew with respect to such additional notice, including clauses (i) through (iv) above of this proviso.

(f) Nothing contained in this Section 5.3 or in Section 6.6 shall prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the Company’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act if, in the Company Board’s determination in good faith after consultation with outside counsel, the failure so to disclose would reasonably be likely to constitute a violation of the Company Board’s fiduciary duties under applicable Law or its obligations under applicable federal securities Law; provided, that any such position or disclosure (other than any stop, look and listen communication that includes a reaffirmation of the Company Recommendation) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly and concurrently reaffirms the Company Recommendation.

Section 5.4    Acquiror Recommendation.    Except as expressly permitted by this Section 5.4, the Acquiror Boards shall not (i) fail to include the Acquiror Recommendation in the Joint Proxy Statement or (ii) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to the Company, the Acquiror Recommendation (any action described in clause (i) or (ii) being referred to as a “Acquiror Adverse Recommendation Change”). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Acquiror Shareholder Approval is obtained, the Acquiror Boards may make an Acquiror Adverse Recommendation Change if the Acquiror Boards have determined in good faith, after consultation with their outside financial advisors and based on the advice of outside legal counsel, that the failure to so make an Acquiror Adverse Recommendation Change would (i) constitute a violation of the Acquiror Boards’ fiduciary duties to Acquiror’s shareholders or of other legal duties applicable to the Acquiror Boards and their members under Dutch Law or (ii) otherwise create a significant risk under Dutch Law of material personal liability for the members of either of the Acquiror Boards.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1    Preparation of Joint Proxy Statement; Form S-4.

(a) As soon as reasonably practicable after the date of this Agreement, (i) the Company and Acquiror shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement and (ii) Acquiror shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. The Company and Acquiror shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as soon as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other Transactions. The Company and Acquiror will cause the Joint Proxy Statement to be disseminated to the holders of the Shares and shares of Acquiror Common Stock, respectively, as promptly as reasonably practicable after the Form S-4 is declared effective, as and to the extent required by applicable federal securities Laws. Subject to Section 5.3(d) and Section 5.3(e), the Joint Proxy Statement will contain the Company Recommendation and the Company shall use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and to take all other actions necessary or advisable to obtain the Company Shareholder Approval. Subject to Section 5.4, the Joint Proxy Statement will contain the Acquiror Recommendation and Acquiror shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the consummation of the Transactions and to take all other actions necessary or advisable to obtain the Acquiror Shareholder Approval. Notwithstanding the foregoing, prior to filing the Form S-4 and the Joint Proxy Statement, or any amendment or supplement thereto, each of the Company and Acquiror (i) shall provide the other and/or its counsel an opportunity to review and comment on such document (including the proposed final version of such document) and (ii) shall consider in good faith all comments reasonably proposed by the other or their respective counsels.

(b) The Company and Acquiror will provide for inclusion or incorporation by reference in the Form S-4 and Joint Proxy Statement of all reasonably required information relating to the Company, Acquiror or Acquisition Sub or their respective Affiliates. Each of the Company and Acquiror will provide the other and its outside legal counsel, in writing, any comments or other communications, whether written or oral, that it or its outside legal counsel may receive from time to time from the SEC or its staff with respect to the Form S-4 or the Joint Proxy Statement promptly after the receipt of such comments or other communications, and the opportunity to review and comment on such comments. The Company and Acquiror will respond promptly to any such comments from the SEC or its staff, and will use its reasonable best efforts to incorporate any reasonable comments of the other and/or its counsel prior to such response. Acquiror shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Acquiror shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Acquiror shall also take any other action (other than qualifying to do business in any jurisdiction in which Acquiror is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of Acquiror Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of its capital stock as may be reasonably requested in connection with any such actions.

(c) Each of the Company and Acquiror agrees to promptly (i) correct any information provided by it specifically for use in the Form S-4 or Joint Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Form S-4 or Joint Proxy Statement to include any information that shall become necessary in order to make the statements in the Form S-4 or Joint Proxy Statement, in light of the circumstances under which they were made, not misleading. Each of the Company and Acquiror further agrees to cause the Form S-4 and the Joint Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of the Shares and Acquiror Common Stock, respectively (and will use its reasonable efforts to incorporate any reasonable comments of the other party and/or its counsel prior to such filing and dissemination), in each case as and to the extent required by applicable Laws.

Section 6.2    Shareholder Meetings.

(a) The Company shall take all actions in accordance with applicable Law, its constituent documents and the rules of the New York Stock Exchange to duly call, set a record date for, give notice of, convene and hold a special meeting of the Company’s shareholders (including any adjournment or postponement thereof, the “Company Special Meeting”) on a date mutually agreed between the Company and Acquiror which date shall be as promptly as practicable and in no event later than 45 calendar days following the date upon which the Form S-4 is declared effective for the purpose of considering and taking action upon the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Special Meeting without Acquiror’s consent; provided that without Acquiror’s consent, the Company may adjourn or postpone the Company Special Meeting (i) after consultation with Acquiror, to the extent necessary to ensure that any required supplement or amendment to the Form S-4 or Joint Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Special Meeting or (ii) if as of the time for which the Company Special Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Special Meeting; further provided that no adjournment may be made to a date on or after three Business Days prior to the Outside Date. Notwithstanding any Company Adverse Recommendation Change or Intervening Event Recommendation Change, unless this Agreement shall have been terminated in accordance with its terms, the Company shall (x) submit this Agreement to the shareholders of the Company as promptly as practicable for the purpose of obtaining the Company Shareholder Approval at the Company Special Meeting and (y) not submit any Company Takeover Proposal for approval by the shareholders of the Company.

(b) At the Company Special Meeting or any postponement or adjournment thereof, Acquiror and Acquisition Sub shall vote, or cause to be voted, all of the Shares then beneficially owned by either of them or any of their Subsidiaries and controlled Affiliates in favor of the adoption of this Agreement.

(c) Acquiror shall take all actions in accordance with applicable Law, its constituent documents and the rules of the New York Stock Exchange to duly call, set a record date for, give notice of, convene and hold a general meeting of Acquiror’s shareholders (including any adjournment or postponement thereof, the “Acquiror Special Meeting”) on a date mutually agreed between the Company and Acquiror which date shall be as promptly as practicable and in no event later than 45 calendar days following the date upon which the Form S-4 is declared effective for the purpose of considering and taking action upon the approval of the consummation of the Transactions. Acquiror shall take all actions necessary to cause the convocation of the Acquiror Special Meeting (the “Convocation”) to be given by the Management Board of Acquiror no later than on the fifteenth (15th) calendar day prior to the date of the Acquiror Special Meeting. The Convocation shall specify the subjects to be discussed at the Acquiror Special Meeting and shall be accompanied by the Joint Proxy Statement, which shall contain all information required to be delivered to the shareholders of Acquiror under the applicable Laws of the Netherlands. Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not adjourn or postpone the Acquiror Special Meeting without the consent of the Company; provided that without such consent, Acquiror may adjourn or postpone the Acquiror Special Meeting after consultation with the Company, to the extent necessary to ensure that any required supplement or amendment to the Form S-4 or Joint Proxy Statement is provided to the shareholders of Acquiror within a reasonable amount of time in advance of the Acquiror Special Meeting; further provided that no adjournment may be made to a date on or after three Business Days prior to the Outside Date. Unless this Agreement shall have been terminated in accordance with its terms, Acquiror shall submit this Agreement to the shareholders of Acquiror as promptly as practicable for the purpose of obtaining the Acquiror Shareholder Approval at the Acquiror Special Meeting.

(d) At the Acquiror Special Meeting or any postponement or adjournment thereof, the Company shall vote, or cause to be voted, all of the Acquiror Common Stock then beneficially owned by it or any of its Subsidiaries or controlled Affiliates in favor of the approval of the consummation of the Transactions.

Section 6.3    Efforts to Obtain Approvals.

(a) Prior to the Closing, Acquiror, Acquisition Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and to cooperate with the other parties hereto in doing all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions by the Outside Date including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information required by any Antitrust Authority) required to be obtained or made by Acquiror, Acquisition Sub, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Acquiror, Acquisition Sub and the Company shall use reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained prior to Closing. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the parties hereto shall use reasonable best efforts to effect such transfers.

(b) Acquiror and the Company shall each keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining CFIUS Approval and all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 6.3. In that regard, prior to the Closing, each party shall promptly consult with the other parties hereto with respect to and provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of) all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement or the Transactions. Each party hereto shall promptly inform the other parties to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication from any Governmental Entity regarding this Agreement or any of the Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed communication with any such Governmental Entity. If any party to this Agreement or any Representative of such parties receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or the Transactions, then such party shall make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. Neither party hereto shall participate in any meeting or teleconference with any Governmental Entity where material issues would likely be discussed in connection with this Agreement and the Transactions unless it consults with the other party in advance and to the extent permitted by such Governmental Entity gives the other party a reasonable opportunity to attend and participate thereat. Each party hereto shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 6.3(b) may be redacted (i) to remove references concerning the valuation of the Company and the Merger or other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns. Acquiror and the Company may each designate certain materials provided pursuant to this Section 6.3(b) as outside legal counsel only as reasonably necessary and pursuant to a mutually acceptable joint defense agreement.

(c) The Company and Acquiror shall file, as promptly as practicable, but in any event no later than fifteen Business Days after the date of this Agreement, notifications under the HSR Act, and the Company and Acquiror shall file, as promptly as practicable any other filings and/or notifications under other applicable Antitrust Laws. In the event that the parties receive a request for information or documentary material following the HSR Act filing (a “Second Request”) and/or the Transactions are subject to “second phase” review following any filing, notice, petition, statement, registration, submission of information, application or similar filing required by any other Antitrust Law or by any Antitrust Authority (a “Second Phase Information Request”), the parties shall use their respective reasonable best efforts to respond to such Second Request and/or Second Phase Information Request, as applicable, as promptly as possible or as otherwise instructed by Acquiror pursuant to Section 6.3(i), and counsel for both parties will closely cooperate during the entirety of any such Second Request review process and/or Second Phase Information Request process, as the case may be.

(d) In furtherance, and not in limitation of the foregoing, Acquiror shall take any and all action necessary to obtain expiration or early termination of the waiting period under the HSR Act, including but not limited to: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Acquiror or their respective Subsidiaries; (ii) terminating, entering into or modifying existing relationships, contractual rights or obligations of the Company or Acquiror or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Acquiror or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Acquiror or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing) (each a “Divestiture Action”) in an effort to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger. The Acquiror may condition the entry of a Divestiture Action on consummation of the Merger. In the event an Antitrust Authority institutes (or threatens to institute) any action challenging the Transaction as violative of any U.S. Antitrust Law, Acquiror and the Company shall cooperate and use reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other Transactions, including by pursuing administrative or judicial appeal, and Acquiror shall take all action necessary, including but not limited to any Divestiture Action, in an effort to resolve such action so as to permit such consummation prior to the Outside Date. To assist Acquiror in complying with its obligations set forth in this Section 6.3, at Acquiror’s request the Company shall, and shall cause its Subsidiaries to, enter into one or more agreements prior to the Closing with respect to any Divestiture Action; provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Closing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.3 or elsewhere shall require, or be deemed to require, Acquiror to take or agree to take any Divestiture Action if doing so would, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

(e) Within one Business Day of the date of this Agreement, Acquiror and the Company shall notify CFIUS that this Agreement has been executed and shall request to meet informally with CFIUS within ten (10) Business Days of the date of this Agreement. Acquiror and Company shall submit a draft joint voluntary notice to CFIUS with regard to this Agreement and other related information pursuant to Section 721 of the Defense Production Act of 1950, as amended, within ten (10) Business Days of the date of this Agreement and submit a final joint voluntary notice to CFIUS with regard to this Agreement and other related information pursuant to Section 721 of the Defense Production Act of 1950, as amended, within twenty (20) Business Days of this Agreement. Each of Acquiror and the Company shall respond to any request for information from CFIUS in the time frame set forth in the CFIUS regulations, 31 C.F.R. Part 800. Acquiror shall take, or cause to be taken, all actions that are customarily undertaken to obtain CFIUS Approval so as to enable the Closing by the Outside Date, including, but not limited to, (i) proposing, negotiating, committing to and effecting, by mitigation agreement, security control agreement, special security arrangement, voting trust agreement or proxy agreement, restrictions or actions that after the Closing Date would limit Acquiror’s freedom of action, ownership, control, influence, management or access over the acquired or Acquiror’s businesses or any asset and (ii) the transfer or sale of contracts or associated joint venture interests involving access to classified information or facilities or which are issued under programs or authorizations that do not allow participation by non-U.S. persons. The Company shall cooperate and take reasonable best efforts to assist Acquiror in obtaining the CFIUS Approval.

(f) The Company and its Subsidiaries and Acquiror shall cooperate to make all necessary filings and submit all necessary information to Defense Security Service (“DSS”), the DOE and, to the extent applicable, any other United States Governmental Agency, concerning the notification of the Transactions pursuant to the National Industrial Security Program Operating Manual (“NISPOM”), applicable DOE orders, directives and policies and any other applicable national or industrial security regulations or policies. For purposes of such filings and information, the Acquiror shall, with cooperation from the Company as needed, develop, and as necessary refine upon receiving feedback from DSS, DOE or any other United States Governmental Agency, a mitigation proposal to address foreign ownership control and influence (“FOCI”) that is acceptable to DSS, DOE or such other United States Governmental Agency to include in such filings and submissions. The Company and its Subsidiaries shall cooperate with Acquiror in requesting from DSS, DOE and any other relevant United States Governmental Agency approval to operate the business pursuant to any FOCI mitigation proposal submitted in relation to this Agreement or the Transactions. The Acquiror’s obligations pursuant to this Section 6.3(f) shall include but not be limited to (i) proposing, negotiating, committing to and effecting, by mitigation agreement, security control agreement, special security arrangement, voting trust agreement or proxy agreement, restrictions or actions that after executing this Agreement and after the Closing Date would limit Acquiror’s freedom of action, ownership, control, influence, management or access over the acquired or Acquiror’s businesses or any asset and (ii) the transfer or sale of contracts involving access to classified information or facilities or which are issued under programs or authorizations that do not allow participation by non-U.S. persons.

(g) Notwithstanding anything in this Agreement to the contrary, nothing in Sections 6.3(e) and 6.3(f) shall require, or be deemed to require, Acquiror to take any action or agree to any term, condition or consequence if doing so would, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect or an Acquiror Material Adverse Effect. A requirement that Acquiror take customary mitigation steps as noted in Sections 6.3(e) and 6.3(f), such as entering into a voting trust, mitigation agreement, proxy agreement, special security agreement, or arranging for the sale or transfer of contracts or associated joint venture interests involving classified work or access to classified facilities or which are issued under programs or authorizations that do not allow participation by non-U.S. persons shall not be considered a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

(h) Without limiting any of the obligations of any party to this Agreement set forth in this Section 6.3, each of Acquiror and the Company shall use its reasonable best efforts to obtain the approval and consent of, and the issuances of licenses and license amendments by, the Nuclear Regulatory Agencies under the Atomic Energy Act and the applicable laws and regulations of all Nuclear Regulatory Agencies having jurisdiction over the Company necessary to consummate the Transactions (the “Nuclear Regulatory Approvals”).

(i) The parties hereto agree that Acquiror shall be entitled to direct the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing subject to this Section 6.3, subject to consultation and cooperation with the Company as provided in this Section 6.3.

Section 6.4    Notification of Certain Matters.    Subject to applicable Law, (a) the Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of the occurrence or non-occurrence of any event or circumstance whose occurrence or non-occurrence would be reasonably likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (ii) any condition to the Merger to be unsatisfied at the Effective Time and (b) the Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any failure of the Company, Acquiror, Acquisition Sub or any officer, director, employee, agent or representative of the Company, Ac quiror or Acquisition Sub, as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, which failure would be reasonably likely to cause any condition to the Merger to be unsatisfied at the Effective Time and (c) the Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any substantive communication from any Governmental Entity regarding any material Action commenced or, to the Knowledge of the Company or Acquiror, as applicable, threatened, with respect to the Transactions against Acquiror, the Company or any of their respective Subsidiaries, properties or assets, officers, directors or employees, and each of Acquiror and the Company shall permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, and a reasonable opportunity to participate in any proposed communication with any Governmental Entity with respect to such an Action; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice. The Company and Acquiror shall each promptly notify the other of any written notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions. The Company and Acquiror shall each promptly notify the other of any Actions commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the Transactions.

Section 6.5    Access; Confidentiality.    The Company agrees to (a) provide, and shall cause its Subsidiaries to provide, Acquiror and its Representatives, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, reasonable access during normal business hours and upon reasonable prior notice from Acquiror, in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any of its Subsidiaries to (i) the Company’s and its Subsidiaries’ respective properties, books, Contracts, commitments, personnel and records and (ii) such other information as Acquiror shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations; and (b) request its and its Subsidiaries’ respective Representatives to cooperate with Acquiror with respect to the foregoing; provided that nothing in this Agreement shall require the Company or any of its Subsidiaries to disclose any information to Acquiror or its Representatives that would cause a violation of or otherwise contravene any material Contract to which the Company or any of its Subsidiaries is a party, would be reasonably expected to cause a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of applicable Law; and provided, further, that (x) no investigation of the Company’s business shall affect any representation or warranty given by the Company hereunder, in the Company Disclosure Letter or in the certificate referenced in Section 7.2(c), or otherwise limit or affect the remedies available under this Agreement to Acquiror, (y) competitively sensitive material (reasonably designated by the Company as such) may be provided in accordance with the procedures set forth in Section 6.3(b) if applicable and to the extent permitted by applicable Law and (z) Acquiror shall not be entitled to perform any invasive or destructive sampling or testing of any kind at any location without the prior written approval of the Company, such approval not to be unreasonably withheld by the Company. Acquiror shall and shall cause Acquiror’s controlled Affiliates and Representatives to keep confidential any non-public information received from the Company, its Affiliates or Representatives, directly or indirectly, pursuant to this Section 6.5 in accordance with the Confidentiality Agreement.

Section 6.6    Publicity.    Neither the Company, Acquiror nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) or without giving such other party the opportunity to review and comment on such press release or other announcement, except such publication or announcement as such party reasonably believes, after receiving the advice of outside counsel and after informing the other party, is required by Law or by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, in which event, such party shall provide, on a basis reasonable under the circumstances, a meaningful opportunity to the other party to review and comment upon such press release or other announcement; provided, however, that each party may make oral or written public announcements, releases or statements without complying with the foregoing procedures if the substance of such announcement, release or statement was publicly disclosed and previously subject to the foregoing requirements.

Section 6.7    Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, to the fullest extent permitted under the LBCL, honor the Company’s obligations existing immediately prior to the date of this Agreement to indemnify (including any obligations to advance funds for expenses) and hold harmless each present and former director and officer of the Company and its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise other than the Company or a Subsidiary thereof (collectively, the “Indemnified Parties”), in accordance with the terms of the Company’s Restated Articles of Incorporation and Amended and Restated By-laws, any indemnification agreements and applicable Law, in each case in effect immediately prior to the date of this Agreement. The articles of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation and advancement of expenses than are set forth in the Restated Articles of Incorporation and the Amended and Restated By-Laws of the Company and set forth in any indemnification agreement currently in effect between the Company and any Indemnified Party, which provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights of the Indemnified Parties thereunder.

(b) Prior to the Closing, the Company shall purchase a six-year “tail” prepaid officers’ and directors’ liability insurance policy, providing, for a period of six years after the Effective Time, the Company’s current and former directors and officers (as defined to mean those persons insured under the Company’s existing officers’ and directors’ liability insurance policy) with insurance and indemnification policy coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy (including that such purchase does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time); provided, however, that the Company shall not pay an aggregate amount for the D&O Insurance in excess of 300 percent of the current aggregate annual premium paid by the Company for the existing policy, but in such case shall purchase such coverage under a six-year “tail” prepaid policy as shall then be available at an aggregate cost no greater than 300 percent of such rate. From and after the Effective Time, the Surviving Company shall continue to honor its obligations under the D&O Insurance and shall not cancel nor take any action or omit to take any action that would result in the cancellation thereof.

(c) The rights of each Indemnified Party under this Section 6.7 shall be in addition to any rights such individual may have under the Restated Articles of Incorporation and Amended and Restated By-Laws (or other governing documents) of the Company and any of its Subsidiaries, under the LBCL or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

(d) In the event that Acquiror or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

Section 6.8    Employee Matters.

(a) From and after the Effective Time, Acquiror and its Subsidiaries (including the Surviving Corporation) shall honor all Company Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately prior to the date of this Agreement, it being understood that the foregoing shall not be construed to limit the right of the Acquiror and its Subsidiaries (including the Surviving Corporation) to amend any Company Plan and compensation arrangements and agreements. For a period of six months following the Effective Time, Acquiror shall provide, or shall cause one of its Subsidiaries (including the Surviving Corporation) to provide, to (i) each employee of the Company and its Subsidiaries as of the Effective Time who is not subject to a collective bargaining agreement (together, the “Company Non-Union Employees”), for so long as the applicable employee remains employed by Acquiror or one of its Subsidiaries (including the Surviving Corporation) during such six-month period, base salary or wages that are no less than those provided to such Company Non-Union Employee immediately prior to the Effective Time and (ii) the Company Non-Union Employees who continue employment with Acquiror and its Subsidiaries, as a group, employee benefits (excluding incentive compensation) which, in the aggregate, are no less favorable than the employee benefits (excluding incentive compensation), in the aggregate, provided to the Company Non-Union Employees, as a group, immediately prior to the Effective Time.

(b) For purposes of vesting, eligibility to participate and benefit accrual (other than for purposes of retiree medical plans and for purposes of benefit accruals under any defined benefit pension plans) under the employee benefit plans of Acquiror and its Subsidiaries (including the Surviving Corporation) providing benefits to any Company Non-Union Employees after the Effective Time (the “New Plans”), Acquiror shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, credit each Company Non-Union Employee with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such Company Non-Union Employee was entitled, before the Effective Time, to credit for such service under any corresponding employee benefit plan of the Company or its Subsidiaries in which such Company Non-Union Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or where prior service is not credited for similarly situated employees of Acquiror and its Subsidiaries or with respect to frozen or grandfathered plans of Acquiror and its Subsidiaries. In addition, Acquiror shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, provide that: (i) each Company Non-Union Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans that are welfare benefit plans to the extent such New Plan provides benefits of the same type as a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) other than limitations or waiting periods that would have been in effect with respect to such Company Employee under such Old Plan immediately prior to the Effective Time, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Acquiror shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the corresponding Old Plan in which such employee participated immediately prior to the Effective Time. Acquiror shall use reasonable best efforts to cause any eligible expenses incurred by a Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Prior to the Closing, the Company and its Subsidiaries, as applicable, shall fully comply with all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees of the Company and its Subsidiaries in connection with the Transactions.

(d) On or before the Closing Date, the Company shall provide a list of the name and site of employment of any and all employees of the Company who have experienced, or will experience, an employment loss or layoff as defined by the WARN Act or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff within ninety (90) days prior to the Closing Date. The Company shall update this list up to and including the Closing Date.

(e) From and after the Effective Time, the Surviving Corporation shall, to the extent required by applicable Law or the terms of the Union Agreements (as defined below), assume responsibility for and comply with all collective bargaining agreements, memorandums of understanding, or other labor agreements which govern the terms and conditions of any Covered Employees (the “Union Agreements”) and will maintain the compensation and benefits of those Covered Employees whose employment is subject to the Union Agreements (the “Company Union Employees”) to the extent required by the terms of the Union Agreements, it being understood that this paragraph shall not be construed as a limitation on the rights of the parties to a Union Agreement to amend such agreement in a manner permitted by its terms.

(f) Nothing in this Section 6.8 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan or (ii) prohibit Acquiror or any of its Affiliates, including the Surviving Corporation, from amending or terminating any employee benefit plan in a manner that is not inconsistent with this Section 6.8. The provisions of this Section 6.8 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.8, express or implied, shall confer upon any Covered Employee, or legal representative or beneficiary thereof or other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary of such employee or other Person under a Company Plan that such employee or beneficiary or other Person would not otherwise have under the terms of that Company Plan.

Section 6.9    Financing and Financing Cooperation.

(a) Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter or terms not less favorable (taken as a whole) to Acquiror by the Closing, including using reasonable best efforts to (i) maintain in effect and comply in all material respects with its obligations under the Commitment Letter, (ii) satisfy on a timely basis (including using reasonable best efforts to cause the Marketing Period to be completed prior to February 8, 2013, subject to the receipt of the Required Information) all conditions to the funding of the Financing set forth in the Commitment Letter or the definitive financing agreements and (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter (including after giving effect to any “market flex” provisions in connection with the Financing), or terms and conditions not less favorable (taken as a whole) to Acquiror. Acquiror shall keep the Company informed on a regular basis and in reasonable detail of the status of its efforts to arrange the Financing. Without limiting the effect of the foregoing, Acquiror shall give the Company prompt notice of (i) any material breach or default by any other party to the Commitment Letter of which Acquiror becomes aware, (ii) the receipt of any written notice with respect to any actual or potential breach, default, termination or repudiation by any party to the Commitment Letter or any provision thereof or any material dispute or disagreement between or among any parties to the Commitment Letter with respect to the obligations to fund the Financing or the amount of the Financing to be funded at the Closing, and (iii) the expiration or termination for any reason of the Commitment Letter.

(b) Acquiror shall not, and shall not permit Acquisition Sub to, agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its material rights under, the Commitment Letter without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Acquiror and Acquisition Sub may, without the Company’s prior written consent (x) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter that does not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the

Transactions; and (y) amend the Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement so long as any such addition would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Transactions. For the avoidance of doubt, each of Acquiror or Acquisition Sub may, if it so determines in its discretion, arrange for alternative financing for the Transactions from a third party or parties (and thereafter the “Commitment Letter” and “Financing” as defined herein shall refer to such financing commitment) on terms and conditions not less favorable to the Acquiror (taken as a whole), if such alternative financing does not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions.

(c) In the event any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Commitment Letter (including after giving effect to any “market flex” provisions in connection with the Financing) for any reason, Acquiror shall use its reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient and on terms and conditions not less favorable (taken as a whole) than those described in the Commitment Letter to enable Acquiror to fund the payment of the cash component of the aggregate Merger Consideration. If an Alternative Financing is required in accordance with this Section 6.9(c), Acquiror shall provide the Company with a copy of any new financing commitment (redacted for confidential terms) that provides for such Alternative Financing, and thereafter the “Commitment Letter” as defined herein shall refer to such financing commitment in respect of the Alternative Financing.

(d) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, at the sole expense of Acquiror, provide such reasonable cooperation in connection with any financing by Acquiror or any of its Affiliates in connection with the Transactions as may be reasonably requested by Acquiror or its Representatives. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, use their reasonable best efforts upon request of Acquiror to on a timely basis (taking into account the expected timing of the commencement of the Marketing Period) (i) furnish the report of the Company’s auditor on the most recently available audited consolidated financial statements of the Company and its Subsidiaries and use its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and use reasonable best efforts to cause such auditor to provide customary comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with any such financing; (ii) furnish any financial statements, schedules or other financial data or information relating to the Company and its Subsidiaries reasonably requested by Acquiror or its Representatives as may be reasonably necessary to consummate the Financing or the Alternative Financing, including financial statements, financial data, pro forma financial statements, projections, audit reports and other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering, to consummate the offering(s) of debt securities and convertible debt contemplated by the Commitment Letter, or as otherwise reasonably required in connection with the Financing or Alternative Financing and the Transactions or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Commitment Letter (all such information in these clauses (i) and (ii), the “Required Information”); (iii) facilitate contact between (x) senior management and advisors, including auditors, of the Company and (y) the proposed lenders, underwriters, initial purchasers or placement agents, as applicable, and/or Acquiror’s or any of its Affiliate’s auditors in connection with, the financing, at reasonable times and upon reasonable advance notice; (iv) make available, at reasonable times and upon reasonable advance notice, the necessary employees and advisors of the Company and its Subsidiaries to provide reasonable assistance with the preparation of business projections, financing documents and offer materials by Acquiror and its Affiliates; (v) obtain the reasonable cooperation and assistance of counsel to the Company and its Subsidiaries in providing customary legal opinions; (vi) provide customary information, documents, authorization letters, opinions and certificates, enter into agreements (including supplemental indentures) and take other actions that are or may be customary in connection with the financing or necessary or desirable to permit Acquiror or any of its Affiliates to fulfill conditions or obligations under the financing documents; (vii) provide reasonable assistance in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by Acquiror or any of its Affiliates; (viii) use commercially reasonable efforts to assist Acquiror in ensuring that the syndication efforts benefit from the existing banking relationships of the Company and its Subsidiaries; (ix) permit the reasonable use by Acquiror and its Affiliates of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, of financing (subject to advance review of and consultation with respect to such use); (x) reasonably participate as necessary in meetings, presentations and road shows with prospective lenders and investors and in drafting sessions and due diligence sessions, as applicable (including the reasonable participation in such meetings by the Company’s senior management); (xi) use commercially reasonable efforts to assist in procuring any necessary rating agency ratings or approvals and participating in a reasonable number of sessions with rating agencies; (xii) taking all actions reasonably necessary to (A) permit prospective financing providers to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lockbox arrangements in connection with the foregoing; (xiii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Acquiror (including a certificate of the chief financial officer of the Company or one or more of its Subsidiaries with respect to solvency matters) and otherwise facilitating the pledging of, and granting, recording and perfection of security interests in share certificates, securities and other collateral, and obtaining surveys and title insurance as reasonably requested by Acquiror; and (xiv) not commence or effect any offering, placement or arrangement of any debt securities or bank financing competing with the proposed financing of Acquiror and its Affiliates (and not permit any such offering, placement or arrangements to occur on its behalf); provided that (x) none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Financing or any Alternative Financing or to take any action that would be prohibited by any applicable Law or cause a default of, or breach under, or otherwise violate any Material Contract, in each case except for any payment, incurrence or action that is conditioned upon, and shall not take effect until, the Effective Time, and (y) no obligations of the Company or any of its Subsidiaries under any certificate, document or instrument delivered pursuant to this Section 6.9(d) shall be effective until the Effective Time. All material non-public information regarding the Company and its Subsidiaries provided to Acquiror, Acquisition Sub and their Representatives and Affiliates pursuant to this Section 6.9(d) shall be kept confidential in accordance with the Confidentiality Agreement.

(e) The Company shall use reasonable best efforts to (i) obtain customary payoff letters from third-party lenders and trustees with respect to the Indebtedness of the Company and its Subsidiaries specified in Section 6.9(e) of the Company Disclosure Letter no later than ten Business Days prior to the Effective Time and (ii) deliver or cause to be delivered such payoff letters to Acquiror at the Effective Time. At the Effective Time, subject to Acquiror making available necessary funds to do so, the Company shall use all reasonable best efforts to, and to cause its Subsidiaries to, permanently (x) terminate the credit facilities specified in Section 6.9(e) of the Company Disclosure Letter and all related contracts to which the Company or any of its Subsidiaries is a party and (y) cause to be released any Encumbrances on its assets relating to such terminated credit facilities.

(f) Notwithstanding anything in this Section 6.9 to the contrary, in fulfilling its obligations pursuant to Section 6.9(d) and Section 6.9(e), (i) none of the Company, its Subsidiaries or its Representatives or Affiliates shall be required to pay any commitment or other fee, provide any security or incur any other liability in connection with any financing prior to the Effective Time, (ii) any cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (iii) Acquiror shall reimburse the Company or cause the Company to be reimbursed for all reasonable and documented out-of-pocket costs and expenses (including the reasonable attorneys’ fees of outside counsel) incurred by the Company or any of its Subsidiaries in connection with the actions and cooperation pursuant to this Section 6.9. Acquiror shall indemnify and hold harmless the Company, its Subsidiaries and their Representatives from and against any and all losses or damages actually suffered or incurred by them in connection with the arrangement of any such financing (other than to the extent related to information provided by the Company, its Subsidiaries or their Representatives).

(g) Notwithstanding anything contained in this Agreement to the contrary but without limiting the effect of Section 9.12, Acquiror expressly acknowledges and agrees that Acquiror’s and Acquisition Sub’s obligations hereunder are not conditioned in any manner upon Acquiror’s or Acquisition Sub’s obtaining any financing.

(h) If (i) all of the conditions set forth in Section 7.1 and Section 7.2 (other than any condition that by its nature cannot be satisfied until the Closing but that is expected to be satisfied at the Closing) have been satisfied or waived and (ii) the Marketing Period shall have ended, then Acquiror shall draw down on (A) the Term Facility (as such term is defined in the Commitment Letter) and (B) the Additional Revolver (as such term is defined in the Commitment Letter), in each case to the extent such funds are available pursuant to the terms of the Commitment Letter. In the event that (x) all or any portion of the Financing contemplated to be raised in lieu of the Bridge Facility (as such term is defined in the Commitment Letter) has not been consummated at the end of the Marketing Period and (y) all of the conditions set forth in Section 7.1 and Section 7.2 (other than any condition that by its nature cannot be satisfied until the Closing but that is expected to be satisfied at the Closing) have been satisfied or waived, then Acquiror shall draw down on the Bridge Commitment to the extent such funds are available pursuant to the terms of the Commitment Letter. In the event that (1) the Revolver Amendment (as such term is defined in the Commitment Letter) has not been obtained at the end of the Marketing Period and (2) all of the conditions set forth in Section 7.1 and Section 7.2 (other than any condition that by its nature cannot be satisfied until the Closing but that is expected to be satisfied at the Closing) have been satisfied or waived, then Acquiror shall enter into the Backstop Revolver (as such term is defined in the Commitment Letter) and draw down on the Backstop Revolver to the extent such funds are available pursuant to the terms of the Commitment Letter an amount sufficient and necessary, when combined with cash on hand and any additional borrowings, to consummate the Merger and the other transactions contemplated by this Agreement at Closing.

Section 6.10    2006 Bonds; Put Rights.    The Company shall cause NEH to validly exercise its Put Rights with respect to all of the Holdco Shares in accordance with the terms of the UK Put Option Agreement and the US Put Option Agreement on or prior to October 6, 2012. The Company shall cause NEH to take all actions within NEH’s control necessary to effect the sale of all of the Holdco Shares by NEH to Toshiba following the exercise of the Put Rights in accordance with the terms and conditions of the Put Option Agreements and the Transaction Documents.

Section 6.11    Stockholder Litigation.    The Company shall give Acquiror the opportunity to participate (at Acquiror’s expense and subject to a customary joint defense agreement) in the defense or settlement of any Action against the Company and/or its directors or officers relating to the Transactions. Without limitation to Section 5.1, the Company agrees that it shall not settle or offer to settle any Action against the Company and/or any of its directors or officers relating to the Transactions, without first consulting with Acquiror.

Section 6.12    Takeover Statutes.    If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, the Company and the Company Board shall grant such approvals and take all such actions as are legally permissible under such statute or regulation and permitted pursuant to Section 5.1 so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act under such statute or regulation to eliminate or minimize the effects of any such statute or regulation on the Transactions.

Section 6.13     Obligations of Acquiror and Acquisition Sub.    Acquiror shall take all action necessary to cause Acquisition Sub to perform its obligations under or related to this Agreement in accordance with and subject to the terms and conditions set forth in this Agreement.

Section 6.14    Listing of Shares of Acquiror Common Stock.    Acquiror shall, to the extent possible, cause the shares of Acquiror Common Stock to be issued in the Merger or reserved for issuance in connection with the Merger to be approved for listing on the New York Stock Exchange, subject, if applicable, to official notice of issuance, prior to the Closing.

Section 6.15    Section 16 Matters.    Assuming that the Company delivers to Acquiror, in a timely fashion prior to the Effective Time, all requisite information necessary for Acquiror to take the actions contemplated by this Section 6.15, the Company and Acquiror each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Merger and the other Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions of Acquiror Common Stock (including derivative securities related to such stock) resulting from the Merger and the other Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16    Control of Operations.    Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Acquiror or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (ii) prior to the Effective Time, each of the Company and Acquiror shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.17    Acquiror Board of Directors.    Acquiror shall, subject to the fiduciary and other legal duties of the Supervisory Board of Acquiror under Dutch Law, nominate one of the current independent, non-management members of the Company Board and who is selected by Acquiror for election to the Supervisory Board of Acquiror at the first annual meeting of shareholders of Acquiror held after the Effective Time (or at the first special meeting of shareholders of Acquiror held after the Effective Time provided that Acquiror shall have no obligation to call such a special meeting for the sole purpose of electing a new member of the Supervisory Board as set forth herein).

Section 6.18    Certain Agreements.    Acquiror hereby acknowledges and agrees, from and after the closing of the Merger, to comply with the provisions contained in Section 7.15(iv)(A) of the E&C Agreement to the extent applicable.

ARTICLE VII

CONDITIONS

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company and Acquiror to the extent permitted by applicable Law:

(a) Company Shareholder Approval.    The Company Shareholder Approval shall have been obtained in accordance with Louisiana Law.

(b) Acquiror Shareholder Approval.    The Acquiror Shareholder Approval shall have been obtained in accordance with Dutch Law.

(c) Governmental Approvals.    (i) The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and (ii) all required clearances or approvals applicable to the consummation of the Merger under any applicable Antitrust Law of the People’s Republic of China shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

(d) No Injunctions or Restraints.    No Order or Law, entered, enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction, shall be in effect restraining, preventing or prohibiting the consummation of the Merger (collectively, “Restraints”).

(e) Form S-4.    The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC that have not been withdrawn.

(f) Listing.    The shares of Acquiror Common Stock to be issued in the Merger or to be reserved for issuance upon the exercise of any Adjusted Option or Adjusted SAR issued in accordance with Section 2.3 shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

Section 7.2    Conditions to Obligations of Acquiror and Acquisition Sub.    The obligations of Acquiror and Acquisition Sub to effect the Merger are further subject to the satisfaction, or waiver by Acquiror, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.    (i) The representations and warranties of the Company contained in Section 3.1(a), Section 3.2, the first sentence, third sentence and subclauses (i), (ii), (v) and (vi) of the second sentence of Section 3.4(a) and Section 3.6(b)(i) shall be true and correct in all respects (except for any de minimis inaccuracy) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in the first sentence of Section 3.4(b) shall be true and correct in all respects except for immaterial inaccuracies both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company contained in Section 3.10(d) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time and (iv) each of the other representations and warranties of the Company set forth herein shall be true and correct in all respects (without giving effect to any materiality or “Company Material Adverse Effect” qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this subclause (iii), where the failure of such representations and warranties to be so true and correct would not be reasonably likely to have or result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company.    The Company shall have performed or complied with, in all material respects, the obligations contained in this Agreement and required to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate.    The Company shall have furnished Acquiror with a certificate dated the Closing Date signed on its behalf by its chief executive officer and its chief financial officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) No Company Material Adverse Effect.    Since the date of this Agreement, there shall not have been any event, occurrence, state of facts, circumstance, condition, effect or change that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) CFIUS Approval.    The CFIUS Approval shall have been obtained.

(f) Nuclear Regulatory Approvals.    The Nuclear Regulatory Approvals shall have been obtained.

(g) E&C Sale.    The E&C Sale shall have been consummated in accordance with the terms and conditions of the E&C Agreement.

(h) Put Rights.    NEH shall have validly exercised its Put Right with respect to all of the Holdco Shares under the Put Option Agreements on or prior to October 6, 2012.

(i) Unrestricted Cash.    The Company shall have Unrestricted Cash of at least $800,000,000.

(j) Minimum EBITDA.    Company EBITDA (as defined in Exhibit 1(A) hereto) for the four (4) consecutive fiscal quarter periods ending prior to the Closing Date for which quarterly financial information shall then be available (it being understood and agreed that the Company shall make available such financial information no more than 40 days after the end of the applicable quarter) shall not be less than $200,000,000, and the Company shall have furnished Acquiror with a certificate dated the Closing Date, signed on its behalf by its chief executive officer and its chief financial officer, certifying that the condition set forth in this Section 7.2(j) has been satisfied and setting forth the Company’s calculation of Company EBITDA, which calculation shall be presented in the form of Exhibit 1(B) hereto.

(k) Net Indebtedness for Borrowed Money.    The Company shall have Net Indebtedness for Borrowed Money of not more than $100,000,000.

Section 7.3    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.    (i) The representations and warranties of Acquiror contained in Section 4.1(a), Section 4.2, the first sentence, third sentence and subclauses (i), (iv) and (v) of the second sentence of Section 4.4(a), and Section 4.6(b) shall be true and correct in all respects (except for any de minimis inaccuracy) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of Acquiror contained in the first sentence of Section 4.4(b) shall be true and correct in all respects except for immaterial inaccuracies both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iii) each of the other representations and warranties of Acquiror set forth herein shall be true and correct in all respects (without giving effect to any materiality or Acquiror Material Adverse Effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this subclause (iii), where the failure of such representations and warranties to be so true and correct would not be reasonably likely to have or result in, individually or in the aggregate, an Acquiror Material Adverse Effect.

(b) Performance of Obligations of Acquiror.    Acquiror and Acquisition Sub shall have performed or complied with, in all material respects, their obligations contained in this Agreement and required to be performed or complied with by either of them prior to or on the Closing Date.

(c) Officer’s Certificate.    Each of Acquiror and Acquisition Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by their respective chief executive officers and chief financial officers (or equivalent) to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) No Acquiror Material Adverse Effect.    Since the date of this Agreement, there shall not have been any event, occurrence, state of facts, circumstance, condition, effect or change that has had or would be reasonably likely to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

ARTICLE VIII

TERMINATION

Section 8.1    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Company Shareholder Approval or Acquiror Shareholder Approval):

(a) by mutual written consent of Acquiror and the Company;

(b) by either Acquiror or the Company if:

(i) the Merger has not been consummated on or before April 30, 2013 (the “Outside Date”); provided, however, that if, on the Outside Date, (A) one or more of the conditions to the Closing set forth in Section 7.1(c), Section 7.1(d) (to the extent any such Restraint is in respect of an Antitrust Law), Section 7.2(e) and Section 7.2(f) shall not have been fulfilled but all other conditions to the Closing shall have been satisfied (other than any condition that by its nature cannot be satisfied until the Closing but that is expected to be satisfied at the Closing) and (B) the failure of any such condition to be satisfied is not the result of Acquiror’s material breach of Section 6.3, then the Outside Date shall, without any action on the part of the parties hereto, be extended to June 30, 2013, and such date shall become the Outside Date for purposes of this Agreement; provided, further, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

(ii) (A) any Governmental Entity that must grant a permit, authorization, consent, approval, expiration or termination required by Section 7.1(c) shall have denied such grant and such denial has become final and non-appealable or (B) a permanent injunction or other Order which is final and nonappealable shall have been issued or taken preventing or prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to a party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, such action or event;

(iii) the Company Special Meeting (including any adjournments and postponements thereof in accordance with Section 6.2) shall have concluded without the Company Shareholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of Shares; or

(iv) the Acquiror Special Meeting (including any adjournments and postponements thereof in accordance with Section 6.2) shall have concluded without the Acquiror Shareholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of Acquiror Common Stock;

(c) by Acquiror, at any time prior to the obtaining of Company Shareholder Approval, if a Company Adverse Recommendation Change or Intervening Event Recommendation Change occurs;

(d) by the Company at any time prior to the obtaining of Acquiror Shareholder Approval, if either of the Acquiror Boards shall have made an Acquiror Adverse Recommendation Change;

(e) by the Company, at any time prior to the Company Special Meeting, in order to enter into a binding written agreement with respect to a Company Superior Proposal, provided that the Company shall have complied with Section 5.3 and shall have paid all amounts due pursuant to Section 8.2(b) in accordance with the terms, and at the times, specified therein;

(f) by Acquiror, if the Company breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) cannot be cured by the Outside Date, or, if capable of being cured by the Outside Date, shall not have been cured within 30 calendar days after written notice thereof shall have been received by the Company from the Acquiror; provided that Acquiror and Acquisition Sub are not then in breach of any representation, warranty, agreement or covenant contained in this Agreement such that a condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied; or

(g) by the Company, if Acquiror or Acquisition Sub breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) cannot be cured by the Outside Date, or, if capable of being cured by the Outside Date, shall not have been cured within 30 calendar days after written notice thereof shall have been received by the Acquiror from the Company; provided that the Company is not then in breach of any representation, warranty, agreement or covenant contained in this Agreement such that a condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied.

A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination and the Section or Sections of this Agreement under which such termination is being made. If more than one provision of this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and/or all available provisions in this Section 8.1 for any such termination.

Section 8.2    Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability or obligation on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that (i) if such termination shall result from a willful and material breach of this Agreement by any party, such party shall not be relieved of any liability to the other parties as a result of such willful and material breach (it being understood that the measure of damages shall be as determined by the courts referred to in Section 9.10); and (ii) this Section 8.2, Article IX, Article X, the provisions of the last sentence of Section 6.5, and the provisions of the Confidentiality Agreement shall survive such termination. For purposes of this Agreement, “willful and material breach” shall mean (i) a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of or failure to take such act would cause a material breach of this Agreement, and, in the case of any failure to act, a reasonable person would likely agree with such conclusion, (ii) the failure of Acquiror to consummate the Merger in accordance with the terms of this Agreement if (A) the Company has Unrestricted Cash of at least $800,000,000 and all of the other conditions set forth in Section 7.1 and Section 7.2 (other than any condition that by its nature cannot be satisfied until the Closing but that is expected to be satisfied at the Closing) have been satisfied or waived and (B) the full proceeds to be provided to Acquiror by the Financing or Alternative Financing shall be available to Acquiror to complete the Merger or (iii) the failure of the Company to consummate the Merger in accordance with the terms of this Agreement if (A) the conditions set forth in Section 7.1 and Section 7.3 (other than any condition that by its nature cannot be satisfied until the Closing but that is expected to be satisfied at the Closing) have been satisfied or waived.

(b) If this Agreement is terminated (i) by Acquiror pursuant to the provisions of Section 8.1(c), (ii) by the Company pursuant to the provisions of Section 8.1(e), (iii) by the Company pursuant to the provisions of Section 8.1(b)(i) and, at the time of such termination, (A) the Company Shareholder Approval shall not have been obtained and (B) Acquiror would have been permitted to terminate this Agreement pursuant to Section 8.1(c) or (iv) by either Acquiror or the Company pursuant to the provisions of Section 8.1(b)(i) or Section 8.1(b)(iii) and, in the case of this clause (iv), (x) prior to such termination a Company Takeover Proposal shall have been publicly announced or shall have become publicly known, and not withdrawn at least fifteen (15) Business Days prior to, the Company Special Meeting and (y) at any time on or prior to the twelve month anniversary of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Company Takeover Proposal or the transactions contemplated by any Company Takeover Proposal are consummated (provided that solely for purposes of this Section 8.2(b)(iv)(y), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal except that all references to 15% shall be deemed references to 50%), the Company shall pay Acquiror the Termination Fee, less any amount previously paid by the Company to Acquiror pursuant to Section 8.2(e), by wire transfer (to an account designated by Acquiror) in immediately available funds (1) in the case of clause (i) of this Section 8.2(b), within two Business Days after such termination, (2) in the case of clause (ii) or clause (iii) of this Section 8.2(b), prior to or concurrently with such termination, and (3) in the case of clause (iv) of this Section 8.2(b), upon the earlier of entering into such definitive agreement with respect to a Company Takeover

Proposal or the consummation of the transactions contemplated by a Company Takeover Proposal. “Termination Fee” shall mean a cash amount equal to $104,000,000. Notwithstanding anything to the contrary in this Agreement, if the Termination Fee shall become due and payable in accordance with this Section 8.2(b), from and after such termination and payment of the Termination Fee pursuant to and in accordance with this Section 8.2(b) (and any amounts payable under Section 8.2(f)), the Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 8.2(b), except in the case of fraud or a willful and material breach by the Company of this Agreement. Each of the parties hereto acknowledges that the Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Acquiror in the circumstances in which such Termination Fee is due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall Acquiror be entitled to the Termination Fee on more than one occasion.

(c) If this Agreement is terminated by either Acquiror or the Company pursuant to the provisions of Section 8.1(b)(iv) or by the Company pursuant to Section 8.1(d), Acquiror shall pay the Company the Reverse Termination Fee by wire transfer (to an account designated by the Company) in immediately available funds (1) in the case of termination by the Company, within two Business Days after such termination and (2) in the case of termination by Acquiror, prior to or concurrently with such termination. “Reverse Termination Fee” shall mean a cash amount equal to $64,000,000. Notwithstanding anything to the contrary in this Agreement, if the Reverse Termination Fee shall become due and payable in accordance with this Section 8.2(c), from and after such termination and payment of the Reverse Termination Fee pursuant to and in accordance with this Section 8.2(c) (and any amounts payable under Section 8.2(f)), Acquiror shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 8.2(c), except in the case of fraud or a willful and intentional breach by Acquiror of this Agreement. Each of the parties hereto acknowledges that the Reverse Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such Reverse Termination Fee is due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be entitled to the Reverse Termination Fee on more than one occasion.

(d) If the Company has Unrestricted Cash of at least $800,000,000 and all of the other conditions set forth in Section 7.1 and Section 7.3 (other than any condition that by its nature cannot be satisfied until the Closing but that is expected to be satisfied at the Closing) have been satisfied or waived, the full proceeds to be provided to Acquiror by the Financing or Alternative Financing are not available to Acquiror to complete the Merger, Acquiror fails to effect the Closing pursuant to Section 1.2 and this Agreement is subsequently terminated pursuant to the provisions of Section 8.1(b)(i) or Section 8.1(g), Acquiror shall pay the Company the Financing Failure Termination Fee by wire transfer (to an account designated by the Company) in immediately available funds within two Business Days after such termination. “Financing Failure Termination Fee” shall mean a cash amount equal to $208,000,000. Notwithstanding anything to the contrary in this Agreement, if the Financing Failure Termination Fee shall become due and payable in accordance with this Section 8.2(d), from and after such termination and payment of the Financing Failure Termination Fee pursuant to and in accordance with this Section 8.2(d)), Acquiror shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 8.2(d) (and any amounts payable under Section 8.2(e)), except in the case of fraud or a willful and intentional breach by Acquiror of this Agreement. Each of the parties hereto acknowledges that the Financing Failure Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such Financing Failure Termination Fee is due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be entitled to the Financing Failure Termination Fee on more than one occasion.

(e) If this Agreement is terminated by either Acquiror or the Company pursuant to the provisions of Section 8.1(b)(iii), the Company shall pay Acquiror the Partial Termination Fee by wire transfer (to an account designated by the Company) in immediately available funds (1) in the case of termination by Acquiror, within two Business Days after such termination and (2) in the case of termination by the Company, prior to or concurrently with such termination. “Partial Termination Fee” shall mean a cash amount equal to $32,000,000. Notwithstanding anything to the contrary in this Agreement, if the Partial Termination Fee shall become due and payable in accordance with this Section 8.2(e), from and after such termination and payment of the Partial Termination Fee pursuant to and in accordance with this Section 8.2(e) (and any amounts payable under Section 8.2(f)), the Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 8.2(e), except in the case of fraud or a willful and intentional breach by the Company of this Agreement. Each of the parties hereto acknowledges that the Partial Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Acquiror in the circumstances in which such Partial Termination Fee is due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall Acquiror be entitled to the Partial Termination Fee on more than one occasion (but without limiting Acquiror’s right to receive a Termination Fee pursuant to Section 8.2(b) as well, but in that event the total amount to be received by Acquiror pursuant to this Section 8.2(e) and Section 8.2(b) shall not exceed an aggregate amount equal to the Termination Fee plus any amounts payable under Section 8.2(f)).

(f) Each of the Company and Acquiror acknowledges that the agreements contained in Section 8.2 are an integral part of the Transactions, and that, without these agreements, the Company, Acquiror and Acquisition Sub would not enter into this Agreement. Accordingly, if the Company or Acquiror fails to pay in a timely manner any amount due pursuant to Sections 8.2(b)–(e), then (i) the Company or Acquiror, as applicable, shall reimburse the other for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced and (ii) the Company or Acquiror, as applicable, shall pay to the other interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 2%.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Amendment and Waivers.    Subject to applicable Law, and in accordance with the immediately following sentence, this Agreement may be amended by the parties hereto by action taken or authorized by or on behalf of the Company Board and the Acquiror Boards, at any time prior to the Closing, whether before or after adoption of this Agreement by the shareholders of the Company and/or approval of the consummation of the Transactions by the general meeting of shareholders of Acquiror. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by the other party contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.2    Non-survival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive after the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3    Expenses.    All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.

Section 9.4    Notices.    Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by facsimile, by electronic mail, by nationally recognized overnight courier service or by registered mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9.4 or facsimile at the facsimile telephone number specified in this Section 9.4, in either case, prior to 5:00 p.m. (New York City time) on a Business Day and, in each case, a copy is sent on such Business Day by nationally recognized overnight courier service, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9.4 or facsimile at the facsimile telephone number specified in this Section 9.4, in each case, later than 5:00 p.m. (New York City time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (i) and (ii) above), or (iv) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications shall be as follows:

(a)	if to Acquiror or Acquisition Sub, to:

One CB&I Plaza
2103 Research Forest Drive
The Woodlands, TX 77380
Telephone No.: (832) 513-1040
Fax No.: (832) 513-1791
Email: rchandler@cbi.com
Attention:        Richard E. Chandler, Executive Vice President,
Chief Legal Officer and Secretary

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street
New York, NY 10019
Telephone No.: (212) 403-1000
Facsimile No.: (212) 403-2000
Email: daneff@wlrk.com; deshapiro@wlrk.com
Attention:        Daniel A. Neff, Esq.
David E. Shapiro, Esq.

(b)	if to the Company, to:

The Shaw Group Inc
. 4171 Essen Lane
Baton Rouge, LA 70809
Telephone No.: (225) 932-2500
Facsimile No.: (225) 932-2661
Email: john.donofrio@shawgrp.com
Attention:          John Donofrio, Executive Vice President,
General Counsel and Secretary

with a copy to:

Vinson & Elkins L.L.P.
1001 Fannin Street
Houston, TX 77002
Telephone No.: (713) 758-2222
Facsimile No.: (713) 758-2346
Email: kfullenweider@velaw.com; jfloyd@velaw.com
Attention:          Keith R. Fullenweider, Esq.
Jeffery B. Floyd, Esq.

Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.
8555 United Plaza Blvd.
Baton Rouge, LA 70809
Telephone No.: (225) 248-2116
Facsimile No.: (225) 248-3016
Email: schenevert@joneswalker.com
Attention: Scott Chenevert, Esq.

Section 9.5    Counterparts.    This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.6    Entire Agreement; No Third-Party Beneficiaries.    This Agreement (including the Company Disclosure Letter and the Acquiror Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) except for the provisions in Section 6.7 (which provisions may be enforced directly by Indemnified Parties), is not intended to and shall not confer upon any Person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever, other than the right of the holders of Shares to receive the Cash Consideration, and the shares of the Acquiror Common Stock issuable to them pursuant to Section 2.1(d), and the holders of Options, SARs and Post-Signing Share Units to receive the Adjusted Options, Adjusted SARs and Adjusted Share Units, as applicable, issuable to them pursuant to Section 2.3 and the holders of Pre-Signing Share Units to receive the amounts payable to them pursuant to Section 2.3, after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred, and only in accordance with Article II). Notwithstanding the foregoing, each Financing Source shall be an express third party beneficiary of and shall be entitled to rely upon Section 9.8, Section 9.10, Section 9.11 and Section 9.12, and each Financing Party may enforce such provisions. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7    Severability.    Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.8    Governing Law.    This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of law principles of the State of Delaware (except that (i) the procedures of the Merger and matters relating to the fiduciary duties of the Company Board shall be subject to the internal laws of the State of Louisiana and (ii) matters relating to the issuance of shares of Acquiror Common Stock, and to the legal duties of the Acquiror Boards and their members, shall be governed by the internal laws of the Netherlands).

Section 9.9    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that each of Acquiror and Acquisition Sub may transfer or assign, in whole or from time to time in part, to one or more of Acquiror’s wholly owned Subsidiaries, its rights under this Agreement, but any such transfer or assignment will not relieve Acquiror or Acquisition Sub, as applicable, of its obligations hereunder. Any attempted assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10    Consent to Jurisdiction; Enforcement.    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Federal Court sitting in the State of Delaware, or, if (and only if) such court lacks subject matter jurisdiction, the Delaware Court of Chancery, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 9.10, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such action or proceeding. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 9.4. The consents to jurisdiction set forth in this Section 9.10 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.10 and shall not be deemed to confer rights on any Person other than the parties. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. In addition, each of the parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and irrevocably waives any and all right to trial by jury with respect to any action related to or arising out of this Agreement or the Transactions.

Section 9.11    Specific Performance.    The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, might occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other Transactions) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that no party shall be entitled to enforce specifically the obligations of Acquiror or Acquisition Sub to consummate the Merger unless (i) the Company has Unrestricted Cash of at least $800,000,000 and all of the other conditions set forth in Section 7.1 and Section 7.2 (other than any condition that by its nature cannot be satisfied until the Closing but that is expected to be satisfied at the Closing) have been satisfied or waived and (ii) the full proceeds to be provided to Acquiror by the Financing or Alternative Financing shall be available to Acquiror to complete the Merger. Notwithstanding the foregoing, it is agreed that the Company shall be entitled to enforce specifically Acquiror’s and Acquisition Sub’s obligation to draw upon the Financing or Alternative Financing if and only if the Company has Unrestricted Cash of at least $800,000,000 and all of the other conditions set forth in Section 7.1 and Section 7.2 (other than any condition that by its nature cannot be satisfied until the Closing but that is expected to be satisfied at the Closing) have been satisfied and the full proceeds to be provided to Acquiror by the Financing or Alternative Financing shall be available to Acquiror to complete the Merger.

Section 9.12    Certain Lender Agreements.    The Company agrees, on behalf of itself and its Affiliates, stockholders and Representatives (collectively, the “Company Related Parties”), that the Financing Sources under the Commitment Letter and their Affiliates, stockholders and Representatives and each of their successors and assigns (collectively, the “Financing Parties”)(i) shall be subject to no liability or claims (whether legal or equitable, arising under contract, tort or otherwise) by the Company Related Parties arising out of or relating to this Agreement, the Financing or the transactions contemplated hereby or in connection with the Financing, or the performance of services by such Financing Parties with respect to the foregoing and (ii) are express third party beneficiaries of this Section (which may not be changed as to any Financing Source without its prior written consent). Without limiting the foregoing, the Company agrees on behalf of the Company Related Parties that any action brought against any Financing Party shall be brought exclusively in a Federal Court or a New York State court sitting in the City of New York, Borough of Manhattan.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1    Certain Terms Defined.    The following terms shall have the meanings set forth below for purposes of this Agreement:

“2006 Bonds” means the bonds issued pursuant to the 2006 Bond Trust Deed.

“2006 Bond Trust Deed” means that certain Bond Trust Deed made on October 13, 2006 between Nuclear Energy Holdings, L.L.C. and The Bank of New York.

“Acquiror Material Adverse Effect” means any event, occurrence, state of facts, circumstance, condition, effect, change or combination of the foregoing that (i) has a material adverse effect on the ability of Acquiror or Acquisition Sub to consummate the Merger and the other Transactions, or (ii) is material and adverse to the business, results of operations or condition (financial or otherwise) of Acquiror and its Subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (ii) results from or is attributable to (A) any changes in general United States or global economic conditions (including securities, credit, financial or other capital markets conditions), except to the extent such changes in conditions have a disproportionate effect on Acquiror and its Subsidiaries, taken as a whole, relative to others in the industries in which Acquiror and its Subsidiaries operate, (B) any changes in conditions generally affecting any of the industries in which Acquiror and its Subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on Acquiror and its Subsidiaries, taken as a whole, relative to others in any such industry, (C) any decline in the market price of Acquiror Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such decline may be deemed to constitute, and be taken into account in determining whether there has been or would be likely to be, an Acquiror Material Adverse Effect), (D) any failure, in and of itself, by Acquiror to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and be taken into account in determining whether there has been or would be reasonably likely to be, an Acquiror Material Adverse Effect), (E) any change in Law or GAAP (or authoritative interpretations thereof), except to the extent such changes have a disproportionate effect on Acquiror and its Subsidiaries, taken as a whole, relative to others in any industry in which Acquiror and any of its Subsidiaries operate, (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such conditions or events have a disproportionate effect on Acquiror and its Subsidiaries, taken as a whole, relative to others in any industry in which Acquiror and any of its Subsidiaries operate, (G) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such events have a disproportionate effect on Acquiror and its Subsidiaries, taken as a whole, relative to others in any industry in which Acquiror and any of its Subsidiaries operate and (H) the announcement or pendency of the Transactions (including any resulting contract cancellations or restructurings, delays in contract awards or failure to receive pending contract awards).

“Acquiror Stock Plans” means the 1997 Long-Term Incentive Plan, as amended, the Acquiror 1999 Long Term-Term Incentive Plan, as amended, and the Acquiror 2008 Long-Term Incentive Plan, as amended.

“Acquiror Stock Price” means the volume weighted average price of Acquiror Common Stock for the five (5) trading days immediately prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the last trading day prior to the Closing Date, as reported by Bloomberg.

“Action” means any claim, action, suit, proceeding, audit, review, inquiry, examination or investigation.

“Affiliates” of a specified Person means a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Antitrust Authority” means the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, any attorney general of any state of the United States, the Ministry of Commerce of the People’s Republic of China or any other Governmental Entity of any jurisdiction with responsibility for enforcing any Antitrust Laws.

“Antitrust Laws” means any statute, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition, restraining trade or abusing a dominant position, including but not limited to, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any law, rule, or regulation requiring parties to submit any notification or filing to an Antitrust Authority regarding any transaction, merger, acquisition or joint venture.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or Order to close.

“CFIUS” means the Committee on Foreign Investment in the United States and any CFIUS member agency.

“CFIUS Approval” means the Acquiror and the Company shall have received (a) written notice from CFIUS that review under Section 721 of the U.S. Defense Production Act of 1950, as amended, of the transaction contemplated by this Agreement has been concluded; and CFIUS shall have determined that there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement, and advised that action under said Section 721, and any investigation related thereto, has been concluded with respect to such transaction; or (b) CFIUS has concluded that the transaction is not a covered transaction and not subject to review under applicable Law; or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Acquiror and Company and either (1) the period under the Defense Production Act of 1950, as amended, during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired without any such action being threatened, announced or taken or (2) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any event, occurrence, state of facts, circumstance, condition, effect, change or combination of the foregoing that (i) has a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions, or (ii) is material and adverse to the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (ii) results from or is attributable to (A) any changes in general United States or global economic conditions (including securities, credit, financial or other capital markets conditions), except to the extent such changes in conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate, (B) any changes in conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in any such industry, (C) any decline in the market price of the Company Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such decline may be deemed to constitute, and be taken into account in determining whether there has been or would be reasonably likely to be, a Material Adverse Effect), (D) any failure, in and of itself, by the Company to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and be taken into account in determining whether there has been or would be reasonably likely to be, a Material Adverse Effect), (E) any change in Law or GAAP (or authoritative interpretations thereof), except to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in any industry in which the Company and any of its Subsidiaries operate, (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such conditions or events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in any industry in which the Company and any of its Subsidiaries operate, (G) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in any industry in which the Company and any of its Subsidiaries operate and (H) the announcement or pendency of the Transactions (including any resulting contract cancellations or restructurings, delays in contract awards or failure to receive pending contract awards).

“Company Stock Plans” means the Company’s 2008 Omnibus Incentive Plan, the Company’s 2005 Non-Employee Director Stock Incentive Plan, the Company’s 2001 Employee Incentive Compensation Plan, the Stone & Webster Acquisition Stock Option Plan, the Company’s 1996 Non-Employee Director Stock Option Plan and the Company’s 1993 Employee Stock Option Plan (effective April 19, 1999), each as may be amended from time to time.

“Company Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, more than 75% of the outstanding Company Common Stock or more than 75% of the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (ii) that the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Company Takeover Proposal and (iii) that the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by Acquiror in response to such Company Takeover Proposal, and all financial, legal, regulatory and other aspects of such Company Takeover Proposal, including all conditions contained therein and the Person making such proposal, and this Agreement), is more favorable to the shareholders of the Company from a financial point of view than the Merger.

“Company Takeover Proposal” means (i) any inquiry, proposal or offer for or with respect to (or expression by any Person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries whose assets, taken together, constitute 15% or more of the Company’s consolidated assets, (ii) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any Person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company or (iii) any inquiry, proposal or offer to (or expression by any Person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, in one or more transactions, assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of the Company, in each case, other than the Merger and the Transactions.

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written.

“Deed of Charge” means that certain Deed of Charge, dated October 13, 2006, between NEH, The Bank of New York and Morgan Stanley Capital Services Inc.

“E&C Agreement” means that certain Agreement of Purchase and Sale by and between the Company and Technip S.A., dated May 21, 2012, as it may be amended or replaced from time to time in accordance with the terms of this Agreement.

“E&C Sale” means the purchase and sale of the Company’s energy & chemicals segment pursuant to the terms and conditions of the E&C Agreement.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Environmental Laws” means all Laws, including common law, relating to pollution or the protection of the environment, including the ambient air, soil, surface water or groundwater, or natural resources, or relating to the protection of human health, including from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, approvals and other authorizations under applicable Environmental Laws.

“Equity Award Consideration” means the sum of (i) the Per Share Cash Amount plus (ii) the product of (1) the closing price of Acquiror Common Stock on the final trading day immediately prior to the Closing Date, as reported by Bloomberg multiplied by (2) the Exchange Ratio.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Holdco Shares” means the shares of the Holdcos subject to the Put Rights under the Put Option Agreements.

“Holdcos” means each of Topaz Nuclear Energy Holdings (US) Inc. and Topaz Nuclear Energy Holdings (UK) Limited.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money and (b) any other indebtedness which is evidenced by a note, bond, indenture, debenture or similar Contract, (c) all reimbursement obligations with respect to (i) letters of credit, bank guarantee or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than, in the case of this clause (ii), those entered into in the ordinary course of business consistent with past practice and (d) all guarantees for obligations of any other Person constituting Indebtedness of such other Person.

“Intellectual Property Rights” means United States or foreign intellectual property, including (i) patents and patent applications, together with all applications, registrations, reissues, continuations, continuations-in-part, revisions, divisionals, provisionals, extensions, reexaminations and renewals thereof, (ii) trademarks, service marks, logos, trade names, corporate names, trade dress, designs, slogans and general intangibles of like nature, including all goodwill associated therewith, and all applications, registrations, reissues, continuations, continuations-in-part, revisions, divisionals, provisionals, extensions, reexaminations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications, registrations, reissues, continuations, continuations-in-part, revisions, divisionals, provisionals, extensions, reexaminations in connection with any of the foregoing, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including source and object codes, databases and related documentation), (vi) technology, trade secrets, confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, standards, guidelines, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals, technical data, financial, marketing and business data and pricing and cost information), (vii) uniform resource locators, web site addresses and Internet domain names, and registrations and applications therefor, (viii) moral and economic rights of authors and inventors and (ix) all other proprietary rights whether now known or hereafter recognized in any jurisdiction (in whatever form or medium).

“Intervening Event” means a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable to the Company Board, on the date of this Agreement, which event, development, occurrence, state of facts or change becomes known to the Company Board before the Company Shareholder Approval; provided, that (i) in no event shall any action taken by either party pursuant to and in compliance with the affirmative covenants set forth in Section 6.3, and the consequences of any such action, constitute an Intervening Event, (ii) in no event shall any event, development, occurrence, state of facts or change that has had or would reasonably be expected to have an adverse effect on the business, financial condition or operations of, or the market price of the securities of, Acquiror or any of its Subsidiaries constitute an Intervening Event with respect to the Company unless such event, development, occurrence, state of facts or change has had or would be reasonably likely to have an Acquiror Material Adverse Effect and (iii) in no event shall the receipt, existence of or terms of a Company Takeover Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to Acquiror, the actual knowledge, after due inquiry, of Philip Asherman, Ronald Ballschmiede, Chip Ray, Beth Bailey and Richard Chandler and (ii) with respect to the Company, the actual knowledge, after due inquiry, of J.M. Bernhard, Jr., Brian K. Ferraioli, John Donofrio, Scott Trezise and Craig Pierce.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.

“Leased Real Property” means all material real property leased or subleased (whether as a tenant or subtenant) by the Company or any Subsidiary of the Company.

“Marketing Period” means the first period of twenty (20) consecutive Business Days after the date of this Agreement and following the written request by Acquiror for the Required Information and ending before February 8, 2013 throughout which Acquiror shall have received from the Company (and its Financing Sources shall have access to) all of the Required Information and during which period such information shall be accurate and complete, shall not be “stale” and shall comport with the requirements for a registration statement on Form S-1 for an offering registered under the Securities Act; provided, that the Marketing Period shall end on any earlier date that is the date on which the full proceeds to be provided to Acquiror by the Financing or Alternative Financing are made available to Acquiror to complete the Merger; and provided, further, that such period shall (x) end on or prior to August 17, 2012, or begin on or after September 4, 2012, (y) end on or prior to December 18, 2012 or begin on or after January 7, 2013 and (z) exclude the dates November 21-23, 2012 (and such dates shall not constitute Business Days for purposes of this definition).

“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, or other substances that are hazardous, acutely hazardous, explosive, dangerous, flammable, radioactive or toxic and that are defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act, and including (i) petroleum or petroleum products, asbestos or asbestos-containing materials, lead or lead-based materials, polychlorinated biphenyls or greenhouse gases, and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

“Maturity Date” has the meaning assigned to such term in that certain Bond Deed of Trust, dated as of October 13, 2006, by and between NEH, as issuer, and The Bank of New York, as trustee.

“NEH” means Nuclear Energy Holdings, L.L.C., a Delaware limited liability company and wholly owned subsidiary of the Company.

“Net Indebtedness for Borrowed Money” of the Company means, as of any date, (i) all Indebtedness for borrowed money which the Company or any of its Subsidiaries is obligated or which is binding on the Company or any of its Subsidiaries or any of their respective property, calculated on a consolidated basis without duplication in accordance with GAAP less (ii) any cash or letters of credit that have been posted with the trustee or any similar third party for the purposes of redeeming or repaying any such Indebtedness for borrowed money.

“Order” means any order, judgment, judicial decision, ruling, injunction (preliminary or permanent), assessment, award, decree or writ of any Governmental Entity.

“Owned Real Property” means all real property owned by the Company or any Subsidiary of the Company.

“Permitted Encumbrances” means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves have been established on the most recent financial statements included in the Company SEC Documents filed prior to the date of this Agreement, (ii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure obligations to local or state Governmental Entities in connection with the receipt of funds or other benefits from such Governmental Entity relating to capital projects, (iii) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business, (iv) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (v) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (vi) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, and (vii) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided, however, that in the case of clauses (iv) through (vii), none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, and (viii) as to any Leased Real Property, any Encumbrance on the fee interest of such Leased Real Property.

“Person”means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, a “group” (as defined under Section 13(d)(3) of the Exchange Act), joint venture, Governmental Entity or other legal entity or organization.

“Put Option Agreements” means, collectively, the US Put Option Agreement and the UK Put Option Agreement.

“Put Price” means, in aggregate, the aggregate “Put Price” (as defined in the US Put Option Agreement) payable pursuant to Section 2.4 of the US Put Option Agreement and the aggregate “Put Price” (as defined in the UK Put Option Agreement) payable pursuant to Section 2.4 of the UK Put Option Agreement; provided that for purposes of this Agreement, the “Put Price” shall be calculated assuming that no Toshiba Event (as defined in the applicable Put Option Agreement) has occurred.

“Put Right” means a “Put Right” as defined in the US Put Option Agreement or UK Put Option Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Share Units” means the Pre-Signing Share Units and the Post-Signing Share Units.

“Site“ means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Subsidiary” means, with respect to any party, any foreign or domestic Person, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner or (b) at least a majority of the voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all taxes, charges, fees, duties, levies, or other like assessments, including all net income, gross income, gross receipts, franchise, excise, stamp, property, ad valorem, payroll, withholding, social security (or similar), employment, unemployment, occupation, sales, use, service, license, net worth, severance, transfer, recording, premium, customs duties, capital stock, value added, estimated or other taxes, imposed by any Governmental Entity, together with any interest, penalties, additional amounts or additions to tax imposed with respect thereto.

“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns, claims for refund, election or similar statement filed or required to be filed with respect to any Tax.

“Toshiba” means Toshiba Corporation, a Japanese corporation.

“Transaction Documents” has the meaning assigned to such term in that certain Bond Deed of Trust, dated as of October 13, 2006, by and between NEH, as issuer, and The Bank of New York, as trustee.

“Trustee” has the meaning set forth for such term in the 2006 Bond Trust Deed.

“UK Put Option Agreement” means that certain put Option Agreement, dated October 13, 2006, between NEH and Toshiba related to shares in the capital of Toshiba Nuclear Energy Holdings (UK) Limited.

“Unrestricted Cash” means cash or cash equivalents of the Company that (i) would not appear as “restricted” on the Company’s consolidated balance sheet and (ii) will be available to Acquiror on the Closing Date to pay as part of the Cash Consideration.

“US Put Option Agreement” means that certain put Option Agreement, dated October 13, 2006, between NEH and Toshiba related to shares of Class A Stock of Toshiba Nuclear Energy Holdings (US) Inc.

Section 10.2    Other Definitional and Interpretative Provisions.    The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning as the word “shall.” The term “or” is not exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Acquiror, Acquisition Sub and the Company have caused this Transaction Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CHICAGO BRIDGE & IRON COMPANY N.V. By: CHICAGO BRIDGE & IRON COMPANY B.V.

By:
Name:	Philip K. Asherman
Title:	President and Chief Executive Officer

CRYSTAL ACQUISITION SUBSIDIARY INC

By:
Name:	Richard E. Chandler
Title:	Authorized Person

THE SHAW GROUP INC.

By:
Name:	J. M. Bernhard
Title:	President - CEO

Exhibit 1

EBITDA

Capitalized terms used but not defined in this Exhibit shall have the meanings assigned thereto in the Transaction Agreement to which this Exhibit is attached.

(A)

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Company EBITDA” means, for any period, on a consolidated basis for the Company and its EBITDA Subsidiaries, the sum of the amounts for such period, without duplication, calculated in each case in accordance with GAAP, of (i) EBIT plus (ii) depreciation expense to the extent deducted in computing Consolidated Net Income, plus (iii) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Consolidated Net Income, plus (iv) non-cash compensation expenses for management or employees to the extent deducted in computing Consolidated Net Income, plus (v) extraordinary, unusual or non-recurring charges otherwise deducted in arriving at Consolidated Net Income for such period arising from (A) the GenOn AQC Project, in an aggregate amount not to exceed $20.1 million and incurred prior to May 31, 2012 and (B) the Dominion project in an aggregate amount not to exceed $88 million and incurred prior to May 31, 2012, plus (vi) to the extent not already included in Consolidated Net Income dividends and distributions actually received in cash during such period from Persons that are not Subsidiaries of the Company (other than NEH), plus (vii) any charges, fees and expenses incurred in connection with the Transactions, plus (viii) charges, expenses and losses incurred in connection with restructuring and integration activities in connection with the Transactions, including in connection with closures of certain facilities and termination of leases, plus (ix) expenses incurred in connection with the Transactions and relating to termination and severance as to, or relocation of, officers, directors and employees. In addition, EBITDA will exclude the part of the E&C Business that is being sold as if such sale had occurred on the first day of the relevant measurement period.

“Consolidated Net Income” means, for any period, the net income (or deficit) of the Company and its EBITDA Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding in any event (a) any extraordinary gain or loss (net of any tax effect) and (b) net earnings of any Person (other than a Subsidiary) in which the Company or any EBITDA Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such EBITDA Subsidiary in the form of cash distributions.

“EBIT” means, for any period, on a consolidated basis for the Company and its EBITDA Subsidiaries, the sum of the amounts for such period, without duplication, calculated in each case in accordance with GAAP, of (i) Consolidated Net Income, plus (ii) Interest Expense to the extent deducted in computing Consolidated Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Consolidated Net Income, plus (iv) any other non-recurring non-cash charges (excluding any such non-cash charges to the extent any such non-cash charge becomes, or is expected to become, a cash charge in a later period) to the extent deducted in computing Consolidated Net Income, plus (v) extraordinary losses incurred other than in the ordinary course of business to the extent deducted in computing Consolidated Net Income, minus (vi) any non-recurring non-cash credits to the extent added in computing Consolidated Net Income, minus (vii) extraordinary gains realized other than in the ordinary course of business to the extent added in computing Consolidated Net Income.

“EBITDA Subsidiary” means any Subsidiary of the Company, other than NEH and any Subsidiary of NEH.

“GAAP” means United States generally accepted accounting principles, calculated in a manner consistent with the accounting policies specified in the notes to the Company Financial Statements

“Hedging Arrangements” is defined in the definition of Hedging Obligations below.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions (“Hedging Arrangements”), and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Interest Expense” means, for any period, the total gross interest expense of the Company and its consolidated EBITDA Subsidiaries, whether paid or accrued, including, without duplication, the interest component of Capitalized Leases, commitment and letter of credit fees, the discount or implied interest component of Off-Balance Sheet Liabilities, capitalized interest expense, pay-in-kind interest expense, amortization of debt documents and net payments (if any) pursuant to Hedging Arrangements relating to interest rate protection, all as determined in conformity with GAAP.

“Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability of such Person or any of its Subsidiaries under any financing lease or so-called “synthetic lease” or “tax ownership operating lease” transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Receivable(s)” means and includes all of the Company’s and its consolidated EBITDA Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Company or its EBITDA Subsidiaries, as applicable, to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

(B)

1.	Consolidated Net Income	+ $
2.	Interest Expense	+ $
3.	taxes	+ $
4.	non-recurring non-cash charges (excluding any such charge to the extent it becomes a cash charge)	+ $
5.	extraordinary losses incurred other than in the ordinary course of business	+ $
6.	non-recurring non-cash credits	- $
7.	extraordinary gains realized other than in the ordinary course of business	- $
8.	EBIT	= $
9.	depreciation expense	+ $
10.	amortization expense	+ $
11.	non-cash compensation expense	+ $
12.	GenOn AQC Project expense	+ $
13.	Dominion project expense	+ $
14.	dividends and distributions received in cash	+ $

15.	charges, fees and expenses in connection with the Transactions	+$
16.	charges, expenses and losses incurred in connection with restructuring and integration activities in connection with the Transactions	+$
17.	expenses incurred in connection with the Transactions and relating to termination, severance or relocation	+$
18.	EBITDA	=$

ANNEX B

July 29, 2012

Board of Directors

The Shaw Group Inc.

4171 Essen Lane

Baton Rouge, Louisiana 70809

Members of the Board:

We understand that The Shaw Group Inc. (“Shaw” or the “Company”), Chicago Bridge & Iron Company N.V. (the “Buyer”) and Crystal Acquisition Subsidiary Inc, a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into a Transaction Agreement, substantially in the form of the draft dated July 29, 2012 (the “Transaction Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, no par value (the “Company Common Stock”) of the Company, other than shares held in treasury, owned by the Buyer or Acquisition Sub or a subsidiary of the Company, or as to which dissenters’ rights have been properly exercised, will be converted into the right to receive $41.00 per share in cash (the “Cash Consideration”) and 0.12883 shares (the “Stock Consideration”) of common stock, par value EUR 0.01 per share, of the Buyer (the “Buyer Common Stock”). The Cash Consideration and the Stock Consideration are referred to herein as the “Consideration”, The terms and conditions of the Merger are more fully set forth in the Transaction Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Transaction Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the managements of the Company and the Buyer;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Discussed the past and current operations and financial condition and the prospects of the Buyer with senior executives of the Buyer;

6)	Reviewed the pro forma impact of the Merger on the Buyer’s earnings per share and financial ratios;

7)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

8)	Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer and their securities;

9)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

10)	Reviewed the Transaction Agreement, the draft commitment letter from certain lenders substantially in the form of the draft dated July 29, 2012 (the “Commitment Letter”) and certain related documents; and

11)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, which formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. We have relied upon, without independent verification, the assessment by the managements of the Company and the Buyer of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and the Buyer; (iii) their ability to retain key employees of the Company and the Buyer, respectively and (iv) the validity of, and risks associated with, the Company and the Buyer’s existing and future technologies, intellectual property, products, services and business models. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Transaction Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letter. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties, other than the Buyer, which expressed interest to Morgan Stanley in the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent; provided, however, that a copy of this opinion in its entirety, as well as a summary discussion of our underlying analyses and role as financial advisor to the Company in a form approved by us, may be included in a proxy statement used to solicit approval of the Merger and the registration statement which is partly comprised of such proxy statement. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Transaction Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Lyle Ayes
LYLE AYES EXECUTIVE DIRECTOR

ANNEX C

BANK OF AMERICA MERRILL LYNCH
GLOBAL CORPORATE &
Merrill Lynch, Pierce, Fenner & Smith Incorporated	INVESTMENT BANKING

July 29, 2012

Supervisory Board

Chicago Bridge & Iron Company N.V.

Oostduinlaan 75

2596 JJ The Hague

The Netherlands

Members of the Supervisory Board:

We understand that Chicago Bridge & Iron Company N.V. (“CB&I”) proposes to enter into a Transaction Agreement (the “Agreement”), by and among CB&I, Crystal Acquisition Subsidiary Inc, a wholly owned subsidiary of CB&I (“Acquisition Sub”), and The Shaw Group Inc. (“Company”), pursuant to which, among other things, Acquisition Sub will merge with and into the Company (the “Transaction”) and each outstanding share of the common stock, no par value, of the Company (“Company Common Stock”), other than any shares of Company Common Stock to be cancelled or converted in accordance with the terms of the Agreement or as to which dissenters’ rights have been exercised, will be converted into the right to receive (i) $41.00 in cash, without interest (the “Cash Consideration”), and (ii) 0.12883 of a share (such number of shares, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”) of the common stock, par value EUR 0.01 per share, of CB&I (“CB&I Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to CB&I of the Consideration to be paid by CB&I in the Transaction.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and CB&I;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with us by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (such forecasts, the “Company Forecasts”);

(iii)	reviewed certain financial forecasts relating to the Company prepared by the management of CB&I (the “CB&I-Company Forecasts”) and discussed with the management of CB&I its assessments as to the relative likelihood of achieving the future financial results reflected in the Company Forecasts and the CB&I-Company Forecasts;

(iv)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of CB&I furnished to or discussed with us by the management of CB&I, including certain financial forecasts relating to CB&I prepared by the management of CB&I (such forecasts, the “CB&I Forecasts”);

(v)	reviewed certain estimates as to the amount and timing of cost savings (the “Synergies”) anticipated by the management of CB&I to result from the Transaction;

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation
Merrill Lynch, Pierce, Fenner and Smith Incorporated One Bryant Park, New York, NY 10036

The Supervisory Board

Chicago Bridge & Iron Company N.V.

(vi)	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior managements of the Company and CB&I, and discussed the past and current business, operations, financial condition and prospects of CB&I with members of senior management of CB&I;

(vii)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of CB&I, including the potential effect on CB&I’s estimated earnings per share;

(viii)	reviewed the trading histories for Company Common Stock and CB&I Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(ix)	compared certain financial and stock market information of the Company and CB&I with similar information of other companies we deemed relevant;

(x)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(xi)	reviewed a draft, dated July 27, 2012, of the Agreement (the “Draft Agreement”); and

(xii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of CB&I and the Company that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company Forecasts, we have been advised by the Company, and have assumed, with the consent of CB&I, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. With respect to the CB&I-Company Forecasts, the CB&I Forecasts and the Synergies, we have assumed, at the direction of CB&I, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of CB&I as to the future financial performance of the Company and CB&I and the other matters covered thereby and, based on the assessments of the management of CB&I as to the relative likelihood of achieving the future financial results reflected in the Company Forecasts and the CB&I-Company Forecasts, we have relied, at the direction of CB&I, on the CB&I-Company Forecasts for purposes of our opinion. We have further relied, at the direction of CB&I, on the assessments of CB&I incorporated within the CB&I-Company Forecasts regarding the Company’s ability to perform under certain of its fixed price contracts. We have relied, at the direction of CB&I, on the assessments of the management of CB&I as to CB&I’s ability to achieve the Synergies and have been advised by CB&I, and have assumed, that the Synergies will be realized in the amounts and at the times projected.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or CB&I, nor have we made any physical inspection of the properties or assets of the Company or CB&I. We have not evaluated the solvency or fair value of the Company or CB&I under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of CB&I, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, including that the Company shall have consummated its divestiture of its Energy and Chemicals division (the “E&C Sale”) and that a subsidiary of the Company shall have validly exercised its right to cause Toshiba Corporation to purchase all of the Company’s

The Supervisory Board

Chicago Bridge & Iron Company N.V.

indirect interest in Westinghouse Electric Company (the “Put Transaction”, and together with the E&C Sale, the “Contemplated Transactions”), in each case prior to the consummation of the Transaction. We have further assumed, at the direction of CB&I, that in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction and the Contemplated Transactions, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on the Company, CB&I or the contemplated benefits of the Transaction. We also have assumed, at the direction of CB&I, that in connection with the Put Transaction, the amounts paid to the trustee of the bondholders pursuant thereto shall be available to redeem in full certain Company bonds issued in 2006. We also have assumed, at the direction of CB&I, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein) or the Contemplated Transactions, including, without limitation, the form or structure of the Transaction. We were not requested to, and we did not, participate in the negotiation of the amount or form of the Consideration. Our opinion is limited to the fairness, from a financial point of view, to CB&I of the Consideration to be paid in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to CB&I or in which CB&I might engage or as to the underlying business decision of CB&I to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of CB&I Common Stock actually will be when issued or the prices at which CB&I Common Stock or Company Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any shareholders should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to CB&I in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. We and certain of our affiliates also are participating in the financing for the Transaction, for which services we and our affiliates will receive significant compensation, including acting as lead left arranger and joint bookrunner in connection with certain bridge financing and credit facilities and, to the extent such financing is required, lead left bookrunner in connection with bond or equity-linked (other than straight common equity) transactions. In addition, CB&I has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of CB&I, the Company and certain of their respective affiliates.

The Supervisory Board

Chicago Bridge & Iron Company N.V.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to CB&I and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, lead arranger, and bookrunner for, and letter of credit lender under, CB&I’s $125 million unsecured letter of credit and term loan due 2014, and as a joint lead arranger and joint bookrunner for, and a lender under, CB&I’s $200 million term loan due 2012 and $1,100 million revolving credit facility due 2014 and (ii) having provided or providing certain treasury management services and products to CB&I.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead arranger for, and a lender (including letter of credit lender) under, the Company’s $1,450 million revolving credit facility due 2016 and (ii) having managed or managing certain of the Company’s 401K, deferred compensation and equity compensation plans.

It is understood that this letter is for the benefit and use of the Supervisory Board of CB&I (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be paid in the Transaction by CB&I is fair, from a financial point of view, to CB&I.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER &

      SMITH INCORPORATED

ANNEX D

SECTION 131 OF THE LOUISIANA BUSINESS CORPORATION LAW

§ 131. Rights of a shareholder dissenting from certain corporate actions.

A.	Except as provided in Subsection B of this Section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(G), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

B.	The right to dissent provided by this Section shall not exist in the case of:

(1)	A sale pursuant to an order of a court having jurisdiction in the premises.

(2)	A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

(3)	Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, unless the articles of the corporation issuing such stock provide otherwise or, except in the case of shareholders of a corporation surviving the merger or consolidation in which each share of such corporation outstanding immediately prior to the effective date of the merger or consolidation is an identical outstanding or treasury share of such corporation after the effective date of the merger or consolidation, the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

C. (1)(a)	Except as provided in Paragraph (4) of this Subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder’s last address on the corporation’s records.

(b)	An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(2)

Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock.

(3)	Unless the objection, demand, and acknowledgment are made and delivered by the shareholder within the period limited in Paragraphs (1) and (2), he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken.

(4)	In the case of a merger pursuant to R.S. 12:112(G), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation’s reply may be sent, deposit the certificates representing his shares in escrow as provided in Paragraph (2), and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as prescribed in Paragraph (2).

D.	If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

E.	In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation’s disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder’s shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation’s statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

F.	When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation’s disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

G.

If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

H.	Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter’s rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

Acts 1968, No. 105, §1. Amended by Acts 1970, No. 50, §12, emerg. eff. June 18, 1970, at 5:05 P.M; Acts 1975, No. 433, §1; Acts 1993, No. 983, §1, eff. June 25, 1993; Acts 1997, No. 914, §1.

THE SHAW GROUP INC. 4171 ESSEN LANE

BATON ROUGE, LOUISIANA 70809

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VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M50782-TBD KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

THE SHAW GROUP INC.

The Board of Directors recommends you vote FOR the following proposals: For Against Abstain

1. Proposal to approve the Transaction Agreement (as such agreement may be amended from time to time, the “Transaction Agreement”), ! ! !

dated as of July 30, 2012, between Shaw, Chicago Bridge & Iron Company N.V. (“CB&I”) and Crystal Acquisition Subsidiary Inc.,

a wholly owned subsidiary of CB&I (“Acquisition Sub”), pursuant to which Acquisition Sub will merge with and into Shaw

(the “Transaction”).

2. Proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Shaw’s named ! ! !

executive of?cers in connection with the Transaction.

3. Proposal to approve the adjournment of the special meeting, if necessary, to enable the Board of Directors of Shaw to solicit additional ! ! !

proxies to approve the Transaction Agreement.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. !

(see reverse for instructions)

Please indicate if you plan to attend this special meeting ! !

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED ON THE REVERSE SIDE.

Address change/comments:

(If you noted any address changes and/or comments above, please mark corresponding box on the reverse side.)

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE SHAW GROUP INC.

FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 21, 2012

The undersigned hereby appoints Brian Ferraioli and Regina Hamilton, and each of them individually, as proxies, with full power of substitution, to represent and to vote, as designated herein, all shares of common stock of The Shaw Group Inc. (“Shaw”), at the Special Meeting of Shareholders of Shaw, to be held on December 21, 2012 at 9:00 a.m., Central time, at Shaw’s headquarters, located at 4171 Essen Lane, Baton Rouge, Louisiana 70809, and at all adjournments thereof, at which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement for the Special Meeting of Shareholders. The undersigned hereby revokes any other proxy to vote at the Special Meeting of Shareholders. This Proxy may be revoked at any time prior to its exercise by (i) giving written notice of revocation to the Secretary of Shaw, (ii) appearing and voting in person at the Special Meeting of Shareholders, or (iii) properly completing and executing a later dated proxy and delivering it to the Secretary of Shaw at or before the Special Meeting of Shareholders. The undersigned, by signing on the reverse side, hereby certifies that either the undersigned (i) together with its affiliates, on November 30, 2012, the record date for the Special Meeting of Shareholders, did not or will not beneficially own 5% or more of the outstanding shares of Shaw common stock and is not a “Related Person” as defined in the Restated Articles of Incorporation, as amended, of Shaw, or (ii) the undersigned is a “Related Person” and has separately delivered or will separately deliver written notice to the Corporate Secretary of Shaw, at 4171 Essen Lane, Baton Rouge, Louisiana 70809, (a) indicating that the undersigned is a “Related Person,” (b) identifying any affiliates that own Shaw common stock, (c) indicating the number of shares beneficially owned by such “Related Person” and such affiliates and (d) indicating the number of such shares to be voted by the “Related Person” and any such affiliates and the manner in which they will be voted. For additional information in determining whether or not you are a “Related Person,” please carefully read the joint proxy statement/prospectus.

The shares represented by this Proxy will be voted in the manner set forth on the reverse side. If signed and no direction is given for any item, the shares represented by this Proxy will be voted “FOR” Proposals 1, 2 and 3. The shares represented by this Proxy will be voted in the discretion of the proxies with respect to such other business as may properly come before the meeting and any adjournments or Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com. Continued and to be signed on reverse side. M50783-TBD